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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on September 21, 2006

Registration No. 333-134049

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BreitBurn Energy Partners L.P.
(Exact Name of Registrant as specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	74-3169953 (I.R.S. Employer Identification Number)
515 South Flower Street, Suite 4800 Los Angeles, California 90071 (213) 225-5900 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Halbert S. Washburn
515 South Flower Street, Suite 4800
Los Angeles, California 90071
(213) 225-5900
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Alan P. Baden Shelley A. Barber Vinson & Elkins L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 237-0000	Joshua Davidson Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                       , 2006

PRELIMINARY PROSPECTUS

BreitBurn Energy Partners L.P.
6,000,000 Common Units
Representing Limited Partner Interests
$                  per common unit

We are a limited partnership recently formed by a subsidiary of Provident Energy Trust. This is the initial public offering of our common units. We expect the initial public offering price to be between $19.00 and $21.00 per common unit. Our common units have been approved for listing on the NASDAQ Global Select Market under the symbol "BBEP."

Investing in our common units involves risks. Please read "Risk Factors" beginning on page 18.

These risks include the following:

  •
  We may not have sufficient cash flow from operations to pay the initial quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner.

  •
  We would not have generated sufficient available cash on a pro forma basis to have paid the initial quarterly distribution on all our units for the year ended December 31, 2005 or the twelve months ended June 30, 2006. Our pro forma available cash for these periods would have been insufficient by approximately $23.1 million and $17.5 million, respectively, to have paid the initial quarterly distribution on all our common units and general partner interests.

  •
  We are unlikely to be able to sustain our current level of distributions without making accretive acquisitions or capital expenditures that maintain or grow our asset base.

  •
  If we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

  •
  Oil and gas prices are very volatile and currently are at historically high levels. A decline in commodity prices will cause a decline in our cash flow from operations, which may force us to reduce our distributions or cease paying distributions altogether.

  •
  We may incur substantial additional debt to enable us to pay our quarterly distributions, which may negatively affect our ability to execute on our business plan.

  •
  Our general partner and its affiliates own a controlling interest in us and may have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment. Our partnership agreement limits the remedies available to you in the event you have a claim relating to conflicts of interest.

  •
  You will experience immediate and substantial dilution of $13.86 per common unit.

  •
  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

In order to comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, we require an owner of our units to be an "Eligible Holder." If you are not an Eligible Holder, you will not be entitled to receive distributions or allocations of income or loss on your common units and your common units will be subject to redemption. See "The Partnership Agreement—Non-Eligible Holders; Redemption."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to BreitBurn Energy Partners L.P.	$	$

(1)
Excludes structuring fee of $400,000.

The underwriters expect to deliver the common units on or about                        , 2006. We have granted the underwriters a 30-day option to purchase up to an additional 900,000 common units on the same terms and conditions as set forth above if the underwriters sell more than 6,000,000 common units in this offering.

RBC CAPITAL MARKETS	CITIGROUP

CREDIT SUISSE

A.G. EDWARDS DEUTSCHE BANK SECURITIES	WACHOVIA SECURITIES CANACCORD ADAMS

                        , 2006

Major Properties
Headquarters
WY
CA
Los Angeles
Big Horn Basin
Hidden Dome
North Sunshine
Gebo
Black Mountain
Wind River Basin
Santa Fe Springs
Rosecrans
Brea Olinda
Los Angeles Basin

BreitBurn Energy Partners L.P.
Proved Reserves Breakdown

Wyoming
43%
California
57%

Estimated Proved Reserves (MMBoe)
As of December 31, 2005

California	Wyoming	Total
16.8	12.9	29.7

Average Daily Production (Boe/d)
Six Months Ended June 30, 2006

California	Wyoming	Total
2,518	1,930	4,448

TABLE OF CONTENTS

PROSPECTUS SUMMARY
BreitBurn Energy Partners L.P.
Business Strategy
Competitive Strengths
Summary of Risk Factors
Other Information
Our Structure
Summary of Conflicts of Interest and Fiduciary Duties
Restrictions on Ownership of Common Units
The Offering
Summary Historical and Pro Forma Consolidated Financial and Operating Data
Summary Reserve and Operating Data
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Structure
Tax Risks to Unitholders
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
General
Our Initial Distribution Rate
Pro Forma Available Cash to Pay Distributions for the Year Ended December 31, 2005 and the Twelve Months Ended June 30, 2006
Estimated Cash Available for Distributions
Assumptions and Considerations
How We Make Cash Distributions
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
How We Evaluate our Operations
Outlook
Results of Operations
Liquidity and Capital Resources
Critical Accounting Policies and Estimates
Derivative Instruments and Hedging Activities
New Accounting Pronouncements
Legal Matters
Quantitative and Qualitative Disclosure About Market Risk
BUSINESS
Overview
Partnership Properties
California
Wyoming
Our Relationship with Provident Energy Trust
Business Strategy
Competitive Strengths
Development and Exploitation Activities
Crude Oil Prices
Oil and Gas Data
Operations
MANAGEMENT
Management of BreitBurn Energy Partners L.P.
Directors and Executive Officers of BreitBurn GP LLC
Key Employees of BreitBurn Management
Reimbursement of Expenses
Executive Compensation
Compensation of Directors
Long-Term Incentive Plan
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

i

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Distributions and Payments to Our General Partner and Its Affiliates
Contribution, Conveyance and Assumption Agreement
Administrative Services Agreement
Omnibus Agreement
CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
Conflicts of Interest
DESCRIPTION OF THE COMMON UNITS
The Units
Transfer Agent and Registrar
Transfer of Common Units
THE PARTNERSHIP AGREEMENT
Organization and Duration
Purpose
Power of Attorney
Capital Contributions
Limited Liability
Voting Rights
Issuance of Additional Securities
Amendments to Our Partnership Agreement
Prohibited Amendments
No Unitholder Approval
Opinion of Counsel and Unitholder Approval
Merger, Sale or Other Disposition of Assets
Termination or Dissolution
Liquidation and Distribution of Proceeds
Withdrawal or Removal of Our General Partner
Transfer of General Partner Interest
Transfer of Ownership Interests in Our General Partner
Change of Management Provisions
Limited Call Right
Meetings; Voting
Status as Limited Partner
Non-Eligible Holders; Redemption
Indemnification
Reimbursement of Expenses
Books and Reports
Right to Inspect Our Books and Records
Registration Rights
UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL TAX CONSEQUENCES
Partnership Status
Limited Partner Status
Tax Consequences of Unit Ownership
Tax Treatment of Operations
Disposition of Common Units
Uniformity of Units
Tax-Exempt Organizations and Other Investors
Administrative Matters
State, Local, Foreign and Other Tax Considerations
INVESTMENT IN OUR COMPANY BY EMPLOYEE BENEFIT PLANS
UNDERWRITING
VALIDITY OF THE COMMON UNITS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

APPENDIX A—FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BREITBURN ENERGY PARTNERS L.P.
APPENDIX B—GLOSSARY OF OIL AND GAS TERMS
APPENDIX C—APPLICATION FOR TRANSFER OF COMMON UNITS

ii

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

iii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma consolidated financial statements and the notes to those financial statements. The information presented in this prospectus assumes an initial public offering price of $20.00 per common unit and that the underwriters' option to purchase additional common units is not exercised. You should read "Risk Factors" beginning on page 18 for information about important factors that you should consider carefully before buying our common units. We include a glossary of some of the oil and gas terms used in this prospectus in Appendix B.

        References in this prospectus to "BreitBurn Partners," "the partnership," "we," "our," "us" or like terms refer to BreitBurn Energy Partners L.P. and its subsidiaries. References in this prospectus to "BreitBurn Energy" refer to BreitBurn Energy Company LP, our predecessor, and its predecessors and subsidiaries. References in this prospectus to "BreitBurn GP" or "our general partner" refer to BreitBurn GP, LLC, our general partner. References in this prospectus to "Provident" refer to Provident Energy Trust, the ultimate parent company of the majority owner of our general partner, and its wholly owned subsidiaries. References in this prospectus to "BreitBurn Corporation" refer to BreitBurn Energy Corporation, a corporation owned by Randall Breitenbach and Halbert Washburn, the co-Chief Executive Officers of our general partner. References in this prospectus to "BreitBurn Management" refer to BreitBurn Management Company LLC. References in this prospectus to the "Partnership Properties" or "our properties" refer to the oil and gas properties to be contributed to us by BreitBurn Energy in connection with this offering.

BreitBurn Energy Partners L.P.

        We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties. Our objective is to manage our oil and gas producing properties for the purpose of generating cash flow and making distributions to our unitholders. Our assets consist primarily of producing and non-producing crude oil reserves located in the Los Angeles Basin in California and the Wind River and Big Horn Basins in central Wyoming. As of December 31, 2005, our total estimated proved reserves were 29.7 MMBoe, of which approximately 98% were oil and 91% were classified as proved developed reserves, and we had estimated future net revenues discounted at 10% ("standardized measure") of $320.5 million. Of our total estimated proved reserves, 16.8 MMBoe, or 57%, are located in California and 12.9 MMBoe, or 43%, are located in Wyoming. Our major properties are characterized by long-lived reserves with stable production profiles. Based on our production of 1.7 MMBoe on a pro forma basis for the year ended December 31, 2005 and our proved reserves as of that date, our average reserve life, or reserves-to-production ratio, was approximately 17 years. We generally own a working interest of close to 100% in our oil and gas properties, and our average net revenue interest is in excess of 83%. We operate approximately 99% of the total wells in which we have interests.

        A predecessor to BreitBurn Energy was formed in May 1988 by Randall Breitenbach and Halbert Washburn. Messrs. Breitenbach and Washburn are the co-CEOs of our general partner. In June 2004, Provident, a publicly traded Canadian energy trust, acquired an approximate 92% indirect interest in BreitBurn Energy. Currently, Provident owns a 95.55% indirect interest in BreitBurn Energy, and BreitBurn Corporation owns the remaining interest in BreitBurn Energy. In connection with this offering, BreitBurn Energy will contribute certain oil and gas properties to us. Upon completion of this offering, Provident and BreitBurn Corporation will indirectly own our general partner, with its 2% general partner interest in us, and in the aggregate a 71.24% limited partner interest in us.

    Partnership Properties

        Substantially all of our properties are located in the Los Angeles Basin of California and the Wind River and Big Horn Basins of Wyoming, which are mature producing regions with well known geologic characteristics. These properties are located within fields that exhibit long-lived production. Most of our properties have been producing for more than 70 years, and one field has been producing continuously for more than 100 years.

        Our Los Angeles Basin properties are located in several large, complex oil fields. Our three largest fields in California were acquired by our predecessor from Texaco in 1999. Our principal properties in the Wind River and Big Horn Basins in Wyoming were acquired in conjunction with our predecessor's acquisition of Nautilus Resources, LLC ("Nautilus") in March 2005.

        The following table summarizes our principal properties within our operating regions:

	As of December 31, 2005
Field Name	Estimated Net Proved Reserves(1)	Percent of Total	Estimated Proved Developed Reserves	Average Daily Production(2)
	(MMBoe)		(MMBoe)	(Boe/d)
California—Los Angeles Basin
Santa Fe Springs	11.6	40%	11.4	1,725
Rosecrans	2.3	8%	2.3	402
Brea Olinda	1.9	6%	1.9	234
Other	1.0	3%	1.0	157
Wyoming—Wind River and Big Horn Basins
Black Mountain	4.6	16%	3.6	485
Gebo	3.3	11%	2.7	666
North Sunshine	2.7	9%	1.8	282
Hidden Dome	1.0	3%	1.0	185
Other(3)	1.3	4%	1.3	312
Total	29.7	100%	27.0	4,448

(1)
Our estimated net proved reserves as of December 31, 2005 were determined using $57.75 per barrel of oil for California and $34.14 per barrel of oil for Wyoming and $10.08 per MMBtu of natural gas. Our reserve estimates are based on a reserve report prepared by our independent petroleum engineers. See "Business—Oil and Gas Data—Estimated Proved Reserves."

(2)
Average for the six months ended June 30, 2006.

(3)
Includes additional Wyoming properties, one of which is outside the Wind River and Big Horn Basins.

    Our Relationship with Provident Energy Trust

        One of our principal attributes is our relationship with Provident, a publicly traded Canadian energy trust (TSX: PVE.UN; NYSE: PVX) that owns, acquires and manages oil and gas production properties and midstream infrastructure assets for the purpose of generating cash flow and distributions to its unitholders. Upon completion of this offering, Provident and BreitBurn Corporation will have a significant interest in us through their ownership in the aggregate of 15,975,758 common units, representing an approximate 71.24% limited partner interest in us, and a 2% general partner interest in us.

        Provident intends to utilize us as the primary acquisition vehicle for its upstream operations in the United States. We expect to pursue strategic acquisitions independently and to have the opportunity to participate jointly with Provident and its subsidiaries in reviewing potential U.S. acquisitions, including transactions that we would be unable to pursue on our own. Moreover, Provident has agreed that we will have a right of first offer with respect to the sale by Provident and its affiliates of any of their upstream oil and gas properties in the United States, and that we will have a preferential right over Provident to acquire any third party upstream oil and gas properties in the United States. We have agreed that Provident will have a preferential right to acquire any third party midstream or downstream assets located in the United States and any third party upstream oil and gas properties or midstream or downstream assets outside the United States, and Provident may offer us the right to participate in any such acquisition. These obligations will run until such time as Provident and its affiliates no longer control our general partner. Please read "Certain Relationships and Related Party Transactions."

        We intend to enter into an Administrative Services Agreement with BreitBurn Management, which will be owned 95.55% by Provident and 4.45% by BreitBurn Corporation, pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering.

        While our relationship with Provident and its affiliates is a significant attribute, it is also a potential source of conflicts. We intend to enter into an Omnibus Agreement with Provident and BreitBurn Energy, which will set forth certain agreements with respect to conflicts of interest. Please read "Conflicts of Interest and Fiduciary Duties."

Business Strategy

        Our goal is to provide stability and growth in cash distributions to our unitholders. In order to meet this objective, we plan to continue to follow our core investment strategy, which includes the following principles:

  •
  Acquire long-lived assets with low-risk exploitation and development opportunities;

  •
  Use our technical expertise and state of the art technologies to identify and implement successful exploitation techniques to maximize reserve recovery;

  •
  Utilize the benefits of our relationship with Provident to pursue acquisitions; and

  •
  Reduce cash flow volatility through commodity price hedging.

Competitive Strengths

        We believe the following competitive strengths will allow us to achieve our goals of generating and growing cash available for distribution:

  •
  Our high-quality asset base is characterized by stable, long-lived production;

  •
  Our experienced management, operating and technical teams share a long working history at BreitBurn Energy and in the basins in which we operate;

  •
  Our affiliation with Provident enhances our ability to pursue attractive acquisition opportunities;

  •
  Our management has proven acquisition, development and integration expertise;

  •
  Our cost of capital should provide us with a competitive advantage in pursuing acquisitions; and

  •
  In connection with this offering, we are entering into a revolving credit facility with a borrowing base that, combined with our ability to issue additional units, will give us significant financial flexibility.

Summary of Risk Factors

        An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. The following list of risk factors is not exhaustive. Please read carefully these and the other risks under the caption "Risk Factors" beginning on page 18.

    Risks Related to Our Business

  •
  We may not have sufficient cash flow from operations to pay the initial quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner.

  •
  We would not have generated sufficient available cash on a pro forma basis to have paid the initial quarterly distribution on all our units for the year ended December 31, 2005 or the twelve months ended June 30, 2006. Our pro forma available cash for these periods would have been insufficient by approximately $23.1 million and $17.5 million, respectively, to have paid the initial quarterly distribution on all our common units and general partner interests.

  •
  We are unlikely to be able to sustain our current level of distributions without making accretive acquisitions or capital expenditures that maintain or grow our asset base.

  •
  If we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

  •
  Oil and gas prices are very volatile and currently are at historically high levels. A decline in commodity prices will cause a decline in our cash flow from operations, which may force us to reduce our distributions or cease paying distributions altogether.

  •
  Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

  •
  Drilling for and producing oil and gas are costly and high-risk activities with many uncertainties that could adversely affect our financial condition or results of operations and, as a result, our ability to pay distributions to our unitholders.

  •
  We may incur substantial additional debt to enable us to pay our quarterly distributions, which may negatively affect our ability to execute on our business plan.

  •
  Our operations expose us to significant costs and liabilities with respect to environmental and operational safety matters.

    Risks Related to Our Structure

  •
  Our general partner and its affiliates own a controlling interest in us and may have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment. Our partnership agreement limits the remedies available to you in the event you have a claim relating to conflicts of interest.

  •
  You will experience immediate and substantial dilution of $13.86 per common unit.

  •
  We may issue additional common units without your approval, which would dilute your existing ownership interests.

  •
  Unitholders have limited voting rights and are not entitled to elect our general partner or its directors or initially to remove our general partner without its consent, which could lower the trading price of our units.

  •
  Unitholders who are not Eligible Holders will not be entitled to receive distributions or allocations of income or loss on their common units and their common units will be subject to redemption.

    Tax Risks to Unitholders

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to entity-level taxation for state tax purposes, taxes paid, if any, would reduce the amount of cash available for distribution.

  •
  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

  •
  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted, and the costs of any contest will reduce our cash available for distribution to you.

  •
  Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

  •
  We will treat each purchaser of our units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

  •
  Tax gain or loss on the disposition of our common units could be more or less than expected because prior distributions in excess of allocations of income will decrease your tax basis in your common units.

  •
  The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

  •
  You may be subject to state and local taxes and return filing requirements.

Other Information

        Our principal executive offices are located at 515 South Flower Street, Suite 4800, Los Angeles, California 90071, and our telephone number is (213) 225-5900. Our internet address is www.breitburn.com. We expect to make our periodic reports and other information filed or furnished to the Securities and Exchange Commission (the "SEC") available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Our Structure

        We are a Delaware limited partnership formed on March 23, 2006. The board of directors of our general partner, BreitBurn GP LLC, has sole responsibility for conducting our business and managing our operations. Our operations will be conducted through, and our operating assets will be owned by, our operating subsidiaries. We own, directly or indirectly, all of the ownership interests in our operating subsidiaries. We, our subsidiaries and our general partner do not have employees. We intend to enter into an Administrative Services Agreement with BreitBurn Management, pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us.

        Upon the completion of our initial public offering:

  •
  Provident and BreitBurn Corporation together will own 15,975,758 common units, representing an aggregate 71.24% limited partner interest in us, and a 2% general partner interest in us; and

  •
  the public unitholders will own 6,000,000 common units, representing an aggregate 26.76% limited partner interest in us.

        We will use any net proceeds from the exercise of the underwriters' option to purchase additional common units to redeem pro rata the number of common units from Provident and BreitBurn Corporation equal to the number of common units issued upon the exercise of the underwriters' option. If the underwriters' option is exercised in full, Provident's and BreitBurn Corporation's ownership of common units will be reduced pro rata from 15,975,758 common units to 15,075,758 common units, representing an aggregate 67.23% limited partner interest in us, and the ownership interest of the public unitholders will increase to 6,900,000 common units, representing an aggregate 30.77% limited partner interest in us.

    Organizational Chart

        The following diagram depicts our organizational structure after giving effect to this offering and the related transactions:

Ownership of BreitBurn Energy Partners L.P.

Public Common Units	26.76%
Provident and BreitBurn Corporation:
Common Units	71.24%
General Partner Interest	2.00%

100.00%

(1)
Provident intends to own its interests in us, our general partner and BreitBurn Management through a wholly-owned subsidiary.

(2)
Following the offering, Provident and BreitBurn Corporation will continue to own 95.55% and 4.45%, respectively, of our predecessor BreitBurn Energy, which will continue to own oil and gas properties in California and other assets that are not being contributed to us.

(3)
BreitBurn Corporation is owned by Messrs. Breitenbach and Washburn, the co-CEOs of our general partner.

Summary of Conflicts of Interest and Fiduciary Duties

        BreitBurn GP, our general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary duty." However, because our general partner is indirectly owned by Provident and its affiliates and BreitBurn Corporation, the officers and directors of BreitBurn GP have fiduciary duties to manage the business of BreitBurn GP in a manner beneficial to Provident and its affiliates and BreitBurn Corporation. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read "Risk Factors—Risks Inherent in an Investment in Us" and "Conflicts of Interest and Fiduciary Duties."

        Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duties owed to unitholders. By purchasing a common unit, you are treated as having consented to various actions contemplated in our partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable law. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties" for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

        For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

Restrictions on Ownership of Common Units

        In order to comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, we have adopted requirements regarding our owners. Our partnership agreement requires that a transferee of common units, including the underwriters and those who purchase common units from the underwriters, properly complete and deliver to us a transfer application containing a certification as to a number of matters, including the status of the transferee, or all its owners, as being an Eligible Holder. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. If a transferee or a unitholder, as the case may be, does not properly complete the transfer application or recertification, for any reason, the transferee or unitholder will have no right to receive any distributions or allocations of income or loss on its common units or to vote its units on any matter and we have the right to redeem such units at a price which is equal to the lower of the transferee's or unitholder's purchase price or the then-current market price of such units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read "Description of the Common Units—Transfer of Common Units" and "The Partnership Agreement—Non-Eligible Holders; Redemption."

The Offering

Common units offered by us	6,000,000 common units.
6,900,000 common units if the underwriters exercise their option to purchase additional common units in full.
Common units outstanding after this offering	21,975,758 common units.
Use of proceeds	We intend to use the estimated net proceeds of $108.1 million from this offering, after deducting the underwriting discount of approximately $8.4 million and estimated offering expenses of approximately $3.5 million, to repay $36.5 million of indebtedness and to make a distribution of $71.6 million to Provident and BreitBurn Corporation. Please read "Use of Proceeds."
We will use any net proceeds from the exercise of the underwriters' option to purchase additional common units to redeem pro rata the number of common units from Provident and BreitBurn Corporation equal to the number of common units issued upon the exercise of the underwriters' option.
Cash distributions	We expect to make an initial quarterly distribution of $0.4125 per common unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. Our ability to pay distributions at this initial distribution rate is subject to various restrictions and other factors described in more detail under the caption "Cash Distribution Policy and Restrictions on Distributions." Our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner, or "available cash," 98% to our unitholders and 2% to our general partner. We do not have any subordinated units and our general partner is not entitled to any incentive distributions. Please read "Description of the Common Units" and "The Partnership Agreement."
We expect to pay you a prorated distribution for the first quarter during which we are a publicly traded partnership. Assuming that we become a publicly traded partnership before December 31, 2006, we will pay you a prorated distribution for the period from the first day our common units are publicly traded to and including December 31, 2006. We expect to pay this cash distribution on or before February 15, 2007.

If we had completed the transactions contemplated in this prospectus on January 1, 2005, pro forma available cash generated during the year ended December 31, 2005 and the twelve months ended June 30, 2006 would have been approximately $13.9 million and $19.5 million, respectively. This amount of pro forma cash available for distribution would have been sufficient to allow us to pay approximately 38% and 53%, respectively, of the initial quarterly distributions on our common units during these periods. For a calculation of our ability to make distributions to you based on our pro forma results for the year ended December 31, 2005 and the twelve months ended June 30, 2006, please read "Cash Distribution Policy and Restrictions on Distributions" included elsewhere in this prospectus.
We believe that we will have sufficient cash available for distribution to pay the full quarterly distributions at the initial distribution rate of $0.4125 per unit on all the outstanding common units and general partner interests for each quarter for the twelve months ending September 30, 2007. Please read "Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations."
Issuance of additional common units	We can issue an unlimited number of additional common units on the terms and conditions determined by our general partner without the approval of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Securities."
Voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Provident and BreitBurn Corporation will own an aggregate of 72.70% of our common units (68.60% if the underwriters exercise their option to purchase additional common units in full). This will give Provident and BreitBurn Corporation the practical ability to prevent removal of our general partner. Please read "The Partnership Agreement—Voting Rights."

Eligible Holders and redemption	Only Eligible Holders will be entitled to receive distributions or be allocated income or loss from us. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. If a transferee or a unitholder, as the case may be, does not properly complete the transfer application or recertification, for any reason, the transferee or unitholder will have no right to receive any distributions or allocations of income or loss on its common units or to vote its units on any matter and we have the right to redeem such units at a price which is equal to the lower of the transferee's or unitholder's purchase price or the then-current market price of such units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read "Description of the Common Units—Transfer of Common Units" and "The Partnership Agreement—Non-Eligible Holders; Redemption."
Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a purchase price not less than the current market price of the common units. Please read "The Partnership Agreement—Limited Call Right."
Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2007, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 50% or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.65 per common unit, we estimate that your average allocated federal taxable income per year will be no more than $0.83 per unit. Please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" for the basis of this estimate.
Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Consequences."
Agreement to be bound by the Partnership Agreement	By purchasing a common unit in us, you will be admitted as a unitholder of our company and will be deemed to have agreed to be bound by all of the terms of our partnership agreement.
Listing and trading symbol	Our common units have been approved for listing on the NASDAQ Global Select Market under the symbol "BBEP."

Summary Historical and Pro Forma Consolidated Financial and Operating Data

        Set forth below is summary historical consolidated financial data for BreitBurn Energy Company LP and BreitBurn Energy Company LLC, the predecessors of BreitBurn Energy Partners L.P., and pro forma consolidated financial and operating data of BreitBurn Energy Partners L.P., as of the dates and for the periods indicated.

        The summary historical consolidated financial data presented as of and for the year ended December 31, 2003, the period from January 1, 2004 to June 15, 2004, the period from June 16, 2004 (date of inception) to December 31, 2004 and the year ended December 31, 2005 is derived from the audited consolidated financial statements of BreitBurn Energy and its predecessors included elsewhere in this prospectus. The summary historical consolidated financial data presented as of and for the six months ended June 30, 2005 and June 30, 2006 is derived from the unaudited consolidated financial statements of BreitBurn Energy included elsewhere in this prospectus. This financial data includes the results of all of BreitBurn Energy's oil and gas operations. In connection with this offering, BreitBurn Energy will contribute to the Partnership certain of its oil and gas assets, liabilities and operations located in the Los Angeles Basin, which include its interests in the Santa Fe Springs, Rosecrans and Brea Olinda fields, substantially all of its oil and gas assets, liabilities and operations located in Wyoming and certain other assets and liabilities. The assets, liabilities and operations to be contributed to the Partnership are referred to as the Partnership Properties. BreitBurn Energy's historical results of operations and period-to-period comparisons of its results and certain financial data, which include combined information for the properties to be contributed to the Partnership and the properties to be retained by BreitBurn Energy and BreitBurn Energy Company LLC's 2004 acquisition by Provident and subsequent growth through acquisition and development of its properties, may not be indicative of the Partnership's future results.

        The summary pro forma financial data presented as of and for the year ended December 31, 2005 and as of and for the six months ended June 30, 2006 is derived from the unaudited pro forma consolidated financial statements of BreitBurn Partners included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements of BreitBurn Partners give pro forma effect to (1) the acquisition of Nautilus in March 2005, (2) the contribution by BreitBurn Energy to the Partnership of the Partnership Properties and (3) the completion of this offering and the use of proceeds from this offering as described in "Use of Proceeds." The unaudited pro forma balance sheet as of June 30, 2006 assumes items (2) and (3) listed above occurred as of June 30, 2006. The unaudited pro forma statement of operations data for the year ended December 31, 2005 assumes the items listed above occurred as of January 1, 2005 and the unaudited pro forma statement of operations data for the six months ended June 30, 2006 assumes items (2) and (3) listed above occurred as of January 1, 2005. We have given pro forma effect to the $2.3 million of incremental selling, general and administrative expenses that we expect to incur on an annual basis as a result of being a public company.

        You should read the following table in conjunction with "—Our Structure," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of BreitBurn Energy and the unaudited pro forma consolidated financial statements of BreitBurn Partners included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

        The following table presents a non-GAAP financial measure, Adjusted EBITDA, which we use in our business. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to the most directly comparable financial measures calculated and presented in accordance with GAAP.

	BreitBurn Energy Company LLC Historical		BreitBurn Energy Company LP Historical					BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
			Period from June 16, 2004 to December 31, 2004 (As Restated)
		Period from January 1, 2004 to June 15, 2004				Six Months Ended June 30,				Six Months Ended June 30, 2006
				Non-GAAP Combined Year Ended December 31, 2004
	Year Ended December 31, 2003				Year Ended December 31, 2005			Year Ended December 31, 2005
						2005	2006
				(unaudited)		(unaudited)		(unaudited)		(unaudited)
	(in thousands)
Statement of Operations Data:
Revenues and other income items	$42,181	$12,213	$29,033	$41,246	$101,865	$37,206	$50,308	$67,006		$28,237
Operating costs	15,704	6,700	10,394	17,094	32,960	14,036	22,212 (a)	22,714		12,943
Depletion, depreciation and amortization	3,618	1,388	4,305	5,693	11,862	4,664	7,007	8,591		4,631
General and administrative expenses	4,171	5,309	4,310	9,619	16,111	6,102	12,187	12,979		8,778

Operating income (loss)	$18,688	$(1,184)	$10,024	$8,840	$40,932	$12,404	$8,902	$22,722		$1,885

Interest and other financing costs, net	5,503	4,711	143	4,854	1,631	521	1,696	300	(b)	150
Other (income) expense, net	268	501	203	704	294	162	96	281		86
Minority interest						—	(1,258)	—		—
Cumulative effect of accounting change (income)	(1,653)	—	—	—	—	—	(577)	—		(361)

Net income (loss)	$14,570	$(6,396)	$9,678	$3,282	$39,007	11,721	8,945	$22,141		$2,010

Cash Flow Data:
Net cash (used in) provided by operating activities	$6,626	$1,697	$111	$1,808	$45,926	$13,787	$32,280
Net cash (used in) provided by investing activities	20,620	(8,531)	(60,490)	(69,021)	(93,439)	(98,434)	(24,804)
Net cash (used in) provided by financing activities	(26,854)	6,302	60,698	67,000	49,617	86,435	(9,635)
Capital expenditures (excluding property acquisitions) for oil and gas properties	(12,809)	(8,522)	(11,314)	(19,836)	(39,945)	(25,103)	(26,477)
Capital expenditures for property acquisitions	—	—	(47,508)	(47,508)	—	—	—
Acquisition of Nautilus	—	—	—	—	(72,700)	(72,700)	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$715	$183	$636	$636	$2,740		$581			$—
Net property, plant and equipment	96,846	104,018	212,324	212,324	310,741		327,828			173,780
Total assets	105,353	114,479	223,615	223,615	333,526		353,592			186,510
Long-term debt	—	—	10,500	10,500	36,500		45,500			—
Partners' capital (deficit)	5,373	(8,172)	184,014	184,014	240,025		226,564			137,577
Total liabilities and partners' capital	105,353	114,479	223,615	223,615	333,526		353,592			186,510

	BreitBurn Energy Company LLC Historical		BreitBurn Energy Company LP Historical						BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
			Period from June 16, 2004 to December 31, 2004 (As Restated)
		Period from January 1, 2004 to June 15, 2004				Six Months Ended June 30,				Six Months Ended June 30, 2006
				Non-GAAP Combined Year Ended December 31, 2004
	Year Ended December 31, 2003				Year Ended December 31, 2005				Year Ended December 31, 2005
						2005	2006
				(unaudited)		(unaudited)			(unaudited)	(unaudited)
	(in thousands)
Other Financial Data (unaudited):
Adjusted EBITDA(c)	$11,214	$(297)	$16,736	$16,439	$52,345	$23,967	$34,791		$32,510	$23,305
Average Unit Costs per Boe:
Operating costs	$11.50	$12.88	$13.59	$13.30	$13.75	$12.48	$16.55	(a)	$13.56	$16.08
General and administrative expenses	3.05	10.21	5.63	7.49	6.72	5.42	9.77		7.75	10.90
Depletion, depreciation and amortization	2.65	2.67	5.63	4.43	4.95	4.15	5.62		5.13	5.75

(a)
Operating costs include $1,570,000 in due diligence costs related to a real estate transaction, which is not related to oil operations, and is therefore excluded from the unit cost calculation.

(b)
We will incur a commitment fee of approximately $300,000 under our new credit facility.

(c)
We include in this prospectus the non-GAAP financial measure Adjusted EBITDA and provide reconciliations of Adjusted EBITDA to net income (loss) and net cash from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP. We define Adjusted EBITDA as net income (loss) plus:

•
Exploration expense;

•
Interest expense;

•
Depletion, depreciation and amortization;

•
Unrealized loss (gain) on hedging;

•
Loss (gain) on sale of assets;

•
Cumulative effects of changes in accounting principles; and

•
Income tax provision.

  We will be required to report Adjusted EBITDA to our lenders under our new credit facility, and to use Adjusted EBITDA to determine our compliance with the consolidated leverage test thereunder.

  Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

  Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents a reconciliation of Adjusted EBITDA to net income (loss) and net cash from operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

	BreitBurn Energy Company LLC Historical		BreitBurn Energy Company LP Historical					BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
			Period from June 16, 2004 to December 31, 2004 (As Restated)
		Period from January 1, 2004 to June 15, 2004				Six Months Ended June 30,			Six Months Ended June 30, 2006
				Non-GAAP Combined Year Ended December 31, 2004
	Year Ended December 31, 2003				Year Ended December 31, 2005			Year Ended December 31, 2005
						2005	2006
				(unaudited)		(unaudited)		(unaudited)	(unaudited)
	(in thousands)
Reconciliation of consolidated net income to Adjusted EBITDA:
Net income (loss)	$14,570	$(6,396)	$9,678	$3,282	$39,007	$11,721	$8,945	$22,141	$2,010
Unrealized loss (gain) on derivatives	—	—	2,610	2,610	(155)	7,061	17,720	1,478	16,875
Depletion, depreciation and amortization	3,618	1,388	4,305	5,693	11,862	4,664	7,007	8,591	4,631
Interest and other financing costs, net	5,503	4,711	143	4,854	1,631	521	1,696	300	150
Loss (gain) on sale of assets	(10,824)	—	—	—	—	—	—	—	—
Cumulative effect of accounting change	(1,653)	—	—	—	—	—	(577)	—	(361)

Adjusted EBITDA	$11,214	$(297)	$16,736	$16,439	$52,345	$23,967	$34,791	$32,510	$23,305

Reconciliation of net cash from operating activities to Adjusted EBITDA:
Net cash from operating activities	$6,626	$1,697	$111	$1,808	$45,926	$13,787	$32,280
Add:
Increase (decrease) in current assets and current liabilities relating to operating activities	1,974	(2,107)	15,973	13,866	10,510	3,776	(8,197)
Unrealized (gain) loss on financial derivative instruments	—	—	2,610	2,610	(155)	7,061	17,720
Cash interest expense and other financing costs, net	3,281	1,760	143	1,903	1,631	521	1,696
Equity in earnings from affiliates, net	(81)	(28)	(35)	(63)	1	71	21
Stock based compensation paid	—	—	—	—	1,970	1,975	3,343
Deferred stock based compensation	—	—	(1,874)	(1,874)	(7,213)	(2,205)	(6,152)
Other	(586)	(1,619)	(192)	(1,811)	(325)	(245)	(302)
Increase in long-term non-hedging liability	—	—	—	—	—	(774)	(6,876)
Minority interest	—	—	—	—	—	—	1,258

Adjusted EBITDA	$11,214	$(297)	$16,736	$16,439	$52,345	$23,967	$34,791

Summary Reserve and Operating Data

        The following tables show estimated net proved reserves for the Partnership Properties, based on reserve reports prepared by our independent petroleum engineers and certain summary unaudited information with respect to production and sales of oil and natural gas with respect to such properties. You should refer to "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business—Oil and Gas Data—Proved Reserves and Production and Price History" in evaluating the material presented below.

	Partnership Properties As of December 31,
	2003	2004	2005(1)
Reserve Data:
Estimated net proved reserves:
Oil (MBbls)	20,394	18,504	29,183
Natural gas (MMcf)	2,361	2,537	3,114
Total (MBoe)	20,787	18,927	29,702
Proved developed (MBoe)	20,054	18,225	27,000
Proved undeveloped (MBoe)	733	702	2,702
Proved developed reserves as % of total proved reserves	96%	96%	91%
Standardized Measure (in millions)(2)	$126.8	$156.6	$320.5
Representative Oil and Gas Prices(3):
Oil—NYMEX per Bbl	$32.52	$43.45	$61.04
Natural gas—NYMEX per MMBtu	$6.19	$6.15	$11.23
Net Production(4):
Total production (MBoe)	925	866	1,558
Average daily production (Boe per day)	2,536	2,368	4,269
Average Sales Prices per Boe(5)	$27.51	$37.90	$47.07

(1)
Includes reserve and operating data for Nautilus, which was acquired by BreitBurn Energy in March 2005.

(2)
Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to income taxes. Standardized measure does not give effect to derivative transactions. For a description of our derivative transactions, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk."

(3)
The NYMEX prices above are representative of market prices at the as-of date of the respective reports. Our estimated net proved reserves as of December 31, 2005 were determined using $57.75 per barrel of oil for California and $34.14 per barrel of oil for Wyoming and $10.08 per MMBtu of natural gas. As of December 31, 2005, our California and Wyoming properties' average realized oil prices represented a $3.74 per Bbl and a $17.48 per Bbl discount to NYMEX oil prices, respectively. As of December 31, 2005, our average overall realized oil prices represented a $9.24 per Bbl discount to NYMEX oil prices.

(4)
On a pro forma basis for the year ended December 31, 2005, total production was 1,675 MBoe and average daily production was 4,590 Boe per day. On an actual and pro forma basis for the six months ended June 30, 2006, total production was 805 MBoe and average daily production was 4,448 Boe per day.

(5)
Excludes losses on derivative transactions. The Partnership Properties' average sales prices per barrel including realized losses on derivative transactions were $22.12, $32.29 and $41.55 for the years ended December 31, 2003, 2004 and 2005, respectively. On a pro forma basis for the year ended December 31, 2005, average sales prices (including realized losses on derivative transactions) were $40.27 and average sales prices (excluding realized losses on derivative transactions) were $45.90. For the six months ended June 30, 2005, the average sales prices (including realized losses on derivative transactions) were $38.53 per Boe and average sales prices (excluding realized losses on derivative transactions) were $42.51 per Boe. For the six months ended June 30, 2006, average sales prices were $55.36 per Boe. There were no realized derivative losses in the first six months of 2006.

RISK FACTORS

        Limited partner interests are inherently different from capital stock of a corporation. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay the distributions on our common units, the trading price of our common units could decline and you could lose part or all of your investment.

Risks Related to Our Business

    We may not have sufficient cash flow from operations to pay the initial quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner.

        We may not have sufficient available cash each quarter to pay the initial quarterly distribution of $0.4125 per unit or any other amount.

        Under the terms of our partnership agreement, the amount of cash otherwise available for distribution will be reduced by our operating expenses and the amount of any cash reserve amounts that our general partner establishes to provide for future operations, future capital expenditures, future debt service requirements and future cash distributions to our unitholders. We intend to reserve a substantial portion of our cash generated from operations to develop our oil and gas properties and to acquire additional oil and gas properties in order to maintain and grow our level of oil and gas reserves.

        The amount of cash we actually generate will depend upon numerous factors related to our business that may be beyond our control, including among other things:

  •
  the amount of oil and natural gas we produce;

  •
  demand for and price of our oil and natural gas;

  •
  continued development of oil and gas wells and proved undeveloped properties;

  •
  the level of our operating costs, including reimbursement of expenses to our general partner;

  •
  prevailing economic conditions;

  •
  the level of competition we face;

  •
  fuel conservation measures;

  •
  alternate fuel requirements;

  •
  government regulation and taxation; and

  •
  technical advances in fuel economy and energy generation devices.

        In addition, the actual amount of cash that we will have available for distribution will depend on other factors, including:

  •
  the level of our capital expenditures;

  •
  our ability to make borrowings under our new credit facility to pay distributions;

  •
  sources of cash used to fund acquisitions;

  •
  debt service requirements and restrictions on distributions contained in our new credit facility or future debt agreements;

  •
  fluctuations in our working capital needs;

  •
  general and administrative expenses, including expenses we will incur as a result of being a public company;

  •
  cash settlement of hedging positions;

  •
  timing and collectibility of receivables; and

  •
  the amount of cash reserves, which we expect to be substantial, established by our general partner for the proper conduct of our business.

        For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read "Cash Distribution Policy and Restrictions on Distributions."

    We would not have generated sufficient available cash on a pro forma basis to have paid the initial quarterly distribution on all our units for the year ended December 31, 2005 or the twelve months ended June 30, 2006.

        The amount of available cash we will need to pay the initial quarterly distribution for four quarters on the common units and the 2% general partner interest to be outstanding immediately after this offering is $37.0 million. If we had completed the transactions contemplated in this prospectus on January 1, 2005, pro forma available cash generated during the year ended December 31, 2005 and the twelve months ended June 30, 2006 would have been approximately $13.9 million and $19.5 million, respectively. This amount of pro forma cash available for distribution would have been sufficient to allow us to pay only 38% and 53%, respectively, of the initial quarterly distribution on the common units and the general partner interest during these periods. For a calculation of our ability to have made distributions to unitholders based on our pro forma results of operations for the year ended December 31, 2005 and the twelve months ended June 30, 2006, please read "Cash Distribution Policy and Restrictions on Distributions."

    Our estimate of the minimum Adjusted EBITDA necessary for us to make a distribution on all units at the initial distribution rate for each of the four quarters ending September 30, 2007 is based on assumptions that are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated.

        Our estimate of the minimum Adjusted EBITDA necessary for us to make a distribution on all units at the initial distribution rate for each of the four quarters ending September 30, 2007, as set forth in "Cash Distribution Policy and Restrictions on Distributions," is based on our management's calculations, and we have not received an opinion or report on it from any independent accountants. This estimate is based on assumptions about drilling, production, oil and gas prices, hedging activities, capital expenditures, expenses, borrowings and other matters that are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. If any of these assumptions proves to have been inaccurate, our actual results may differ materially from those set forth in our estimates, and we may be unable to pay all or part of the initial quarterly distribution on our common units.

    None of the proceeds of this offering will be used to maintain or grow our asset base.

        None of the proceeds of this offering will be used to maintain or grow our asset base, which may be necessary to cover future distributions. The proceeds of the offering will be used to repay debt with the remainder being distributed to Provident and BreitBurn Corporation.

    We are unlikely to be able to sustain our current level of distributions without making accretive acquisitions or capital expenditures that maintain or grow our asset base. If we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

        Producing oil and gas reservoirs are characterized by declining production rates that vary based on reservoir characteristics and other factors. The rate of decline of our reserves and production included in our reserve report at December 31, 2005, will change if production from our existing wells declines in a different manner than we have estimated and may change when we drill additional wells, make acquisitions and under other circumstances. Our future oil and gas reserves and production and our cash flow and ability to make distributions depend on our success in developing and exploiting our current reserves efficiently and finding or acquiring additional recoverable reserves economically. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations and reduce cash available for distribution.

        We are unlikely to be able to sustain our current level of distributions without making accretive acquisitions or capital expenditures that maintain or grow our asset base. We will need to make substantial capital expenditures to maintain and grow our asset base, which will reduce our cash available for distribution. Because the timing and amount of these capital expenditures fluctuate each quarter, we expect to reserve substantial amounts of cash each quarter to finance these expenditures over time. We may use the reserved cash to reduce indebtedness until we make the capital expenditures. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. If we do not make sufficient growth capital expenditures, we will be unable to sustain our business operations and therefore will be unable to maintain our proposed or current level of distributions.

        If our reserves decrease and we do not reduce our distribution, then a portion of the distribution may be considered a return of part of your investment in us as opposed to a return on your investment. Also, if we do not make sufficient growth capital expenditures, we will be unable to expand our business operations and will therefore be unable to raise the level of future distributions.

    To fund our growth capital expenditures, we will be required to use cash generated from our operations, additional borrowings or the issuance of additional partnership interests, or some combination thereof.

        Use of cash generated from operations will reduce cash available for distribution to our unitholders. Our ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures could have a material adverse effect on our business, results of operations, financial condition and ability to pay distributions. Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional partnership interests may result in significant unitholder dilution thereby increasing the aggregate amount of cash required to maintain the then-current distribution rate, which could have a material adverse effect on our ability to pay distributions at the then-current distribution rate.

    The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

        The amount of cash we have available for distribution depends primarily on our cash flow, including cash from financial reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

    Oil and gas prices are very volatile and currently are at historically high levels. A decline in commodity prices will cause a decline in our cash flow from operations, which may force us to reduce our distributions or cease paying distributions altogether.

        The oil and gas markets are very volatile, and we cannot predict future oil and gas prices. Prices for oil and gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, such as:

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  domestic and foreign supply of and demand for oil and gas;

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  market prices of oil and gas;

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  level of consumer product demand;

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  weather conditions;

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  overall domestic and global economic conditions;

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  political and economic conditions in oil and gas producing countries, including those in the Middle East and South America;

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  actions of the Organization of Petroleum Exporting Countries and other state-controlled oil companies relating to oil price and production controls;

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  impact of the U.S. dollar exchange rates on oil and gas prices;

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  technological advances affecting energy consumption;

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  domestic and foreign governmental regulations and taxation;

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  the impact of energy conservation efforts;

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  the proximity, capacity, cost and availability of oil and gas pipelines and other transportation facilities; and

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  the price and availability of alternative fuels.

        In the past, prices of oil and gas have been extremely volatile, and we expect this volatility to continue. For example, during the year ended December 31, 2005, the NYMEX WTI oil price ranged from a high of $70.50 per barrel to a low of $41.60 per barrel, while the NYMEX Henry Hub natural gas price ranged from a high of $15.52 per MMBtu to a low of $5.17 per MMBtu. For the three years ended December 31, 2005, the NYMEX WTI oil price ranged from a high of $70.50 per barrel to a low of $25.22 per barrel, while the Henry Hub natural gas price ranged from a high of $19.38 per MMBtu to a low of $3.97 per MMBtu. For the six months ended June 30, 2006, the NYMEX WTI oil price ranged from a high of $74.70 per barrel to a low of $57.35 per barrel, while the Henry Hub natural gas price ranged from a high of $9.92 per MMBtu to a low of $5.68 per MMBtu.

        Our revenue, profitability and cash flow depend upon the prices and demand for oil and gas, and a drop in prices can significantly affect our financial results and impede our growth. In particular, declines in commodity prices will:

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  negatively impact the value of our reserves, because declines in oil and gas prices would reduce the amount of oil and gas that we can produce economically;

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  reduce the amount of cash flow available for capital expenditures;

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  limit our ability to borrow money or raise additional capital; and

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  impair our ability to pay distributions.

        If we raise our distribution levels in response to increased cash flow during periods of relatively high commodity prices, we may not be able to sustain those distribution levels during subsequent periods of lower commodity prices.

    Future price declines may result in a write-down of our asset carrying values.

        Declines in oil and gas prices may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs, or if our estimates of development costs increase, production data factors change or drilling results deteriorate, accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and gas properties for impairments. We are required to perform impairment tests on our assets periodically and whenever events or changes in circumstances warrant a review of our assets. To the extent such tests indicate a reduction of the estimated useful life or estimated future cash flows of our assets, the carrying value may not be recoverable and therefore require a write-down. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period incurred and on our ability to borrow funds under our new credit facility, which in turn may adversely affect our ability to make cash distributions to our unitholders.

    Our derivative activities could result in financial losses or could reduce our income, which may adversely affect our ability to pay distributions to our unitholders.

        To achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and gas, we currently and may in the future enter into derivative arrangements for a significant portion of our oil and gas production that could result in both realized and unrealized hedging losses. For example, during 2004 and 2005, our average unhedged sales price per Boe was $37.90 and $47.07, respectively, and our average realized price per Boe was $32.29 and $41.55, respectively, resulting in realized derivative losses of $4.9 million in 2004 and $8.6 million in 2005. For the six months ended June 30, 2006, our average realized unhedged sales price per Boe was $55.36. We had no realized derivative losses in the first six months of 2006.

        The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. For example, the derivative instruments we utilize are based on posted market prices, which may differ significantly from the actual crude oil prices we realize in our operations. Furthermore, we have adopted a policy that requires, and our new credit facility will also mandate, that we enter into derivative transactions related to only a portion of our expected production volumes and, as a result, we will continue to have direct commodity price exposure on the unhedged portion of our production volumes. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk."

        Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the nominal amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our derivative activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our derivative activities are subject to the following risks:

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  a counterparty may not perform its obligation under the applicable derivative instrument;

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  there may be a change in the expected differential between the underlying commodity price in the derivative instrument and the actual price received; and

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  the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

    Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

        It is not possible to measure underground accumulations of oil or natural gas in an exact way. Oil and gas reserve engineering requires subjective estimates of underground accumulations of oil and gas and assumptions concerning future oil and gas prices, production levels, and operating and development costs. In estimating our level of oil and gas reserves, we and our independent reserve engineers make certain assumptions that may prove to be incorrect, including assumptions relating to:

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  a constant level of future oil and gas prices;

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  production levels;

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  capital expenditures;

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  operating and development costs;

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  the effects of regulation; and

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  availability of funds.

        If these assumptions prove to be incorrect, our estimates of reserves, the economically recoverable quantities of oil and gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and our estimates of the future net cash flows from our reserves could change significantly. For example, if oil prices at December 31, 2005 had been $5.00 less, then the standardized measure of our proved reserves as of December 31, 2005 would have decreased by $57.2 million, from $320.5 million to $263.3 million.

        Our standardized measure is calculated using unhedged oil prices and is determined in accordance with the rules and regulations of the SEC. Over time, we may make material changes to reserve estimates to take into account changes in our assumptions and the results of actual drilling and production.

        The reserve estimates we make for fields that do not have a lengthy production history are less reliable than estimates for fields with lengthy production histories. A lack of production history may contribute to inaccuracy in our estimates of proved reserves, future production rates and the timing of development expenditures.

        The present value of future net cash flows from our estimated proved reserves is not necessarily the same as the current market value of our estimated proved oil and gas reserves. We base the estimated discounted future net cash flows from our estimated proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from our oil and gas properties also will be affected by factors such as:

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  the actual prices we receive for oil and gas;

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  our actual operating costs in producing oil and gas;

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  the amount and timing of actual production;

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  the amount and timing of our capital expenditures;

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  supply of and demand for oil and gas; and

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  changes in governmental regulations or taxation.

        The timing of both our production and our incurrence of expenses in connection with the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows in compliance with the Financial

Accounting Standards Board's Statement of Financial Accounting Standards No. 69 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

    Drilling for and producing oil and gas are costly and high-risk activities with many uncertainties that could adversely affect our financial condition or results of operations and, as a result, our ability to pay distributions to our unitholders.

        The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a well. Our efforts will be uneconomical if we drill dry holes or wells that are productive but do not produce enough oil and gas to be commercially viable after drilling, operating and other costs. Furthermore, our drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

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  high costs, shortages or delivery delays of drilling rigs, equipment, labor or other services;

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  unexpected operational events and drilling conditions;

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  reductions in oil and gas prices;

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  limitations in the market for oil and gas;

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  adverse weather conditions;

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  facility or equipment malfunctions;

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  equipment failures or accidents;

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  title problems;

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  pipe or cement failures;

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  casing collapses;

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  compliance with environmental and other governmental requirements;

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  environmental hazards, such as gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

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  lost or damaged oilfield drilling and service tools;

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  unusual or unexpected geological formations;

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  loss of drilling fluid circulation;

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  pressure or irregularities in formations;

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  fires;

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  natural disasters;

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  blowouts, surface craterings and explosions; and

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  uncontrollable flows of oil, gas or well fluids.

        If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

    If we do not make acquisitions on economically acceptable terms, our future growth and ability to pay or increase distributions will be limited.

        Our ability to grow and to increase distributions to unitholders depends in part on our ability to make acquisitions that result in an increase in pro forma available cash per unit. We may be unable to make such acquisitions because we are:

  •
  unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

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  unable to obtain financing for these acquisitions on economically acceptable terms; or

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  outbid by competitors.

        If we are unable to acquire properties containing proved reserves, our total level of proved reserves will decline as a result of our production, and we will be limited in our ability to increase or possibly even to maintain our level of cash distributions.

    Any acquisitions we complete are subject to substantial risks that could reduce our ability to make distributions to unitholders.

        Even if we do make acquisitions that we believe will increase pro forma available cash per unit, these acquisitions may nevertheless result in a decrease in pro forma available cash per unit. Any acquisition involves potential risks, including, among other things:

  •
  the validity of our assumptions about reserves, future production, revenues and costs, including synergies;

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  an inability to integrate successfully the businesses we acquire;

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  a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

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  a significant increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;

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  the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which our indemnity is inadequate;

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  the diversion of management's attention from other business concerns;

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  an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

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  the incurrences of other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges;

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  unforeseen difficulties encountered in operating in new geographic areas; and

  •
  customer or key employee losses at the acquired businesses.

        Our decision to acquire a property will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations.

        Also, our reviews of acquired properties are inherently incomplete because it generally is not feasible to perform an in-depth review of the individual properties involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.

        If our acquisitions do not generate expected increases in pro forma available cash per unit, we will be less able to make distributions to our unitholders.

    Many of our leases are in mature fields that have produced large quantities of oil and gas to date.

        Our assets are located in established fields in the Los Angeles Basin in California and in the Wind River and Big Horn Basins in Wyoming. As a result, many of our leases are in, or directly offset, areas that have produced large quantities of oil and gas to date. As such, the primary risk to infill development drilling is partial depletion by offsetting wells. For example, in our North Sunshine Field in Wyoming, each proved undeveloped location is projected to have ultimate recoveries of 36% less than the cumulative oil production projected from each of the currently proved developed producing wells.

    Due to our lack of asset and geographic diversification, adverse developments in our operating areas would reduce our ability to make distributions to our unitholders.

        We rely exclusively on sales of oil and gas that we produce. Furthermore, all of our assets are located in California and Wyoming. Due to our lack of diversification in asset type and location, an adverse development in the oil and gas business of these geographic areas would have a significantly greater impact on our results of operations and cash available for distribution to our unitholders than if we maintained more diverse assets and locations.

    We depend on two customers for a substantial amount of our sales. If these customers reduce the volumes of oil and gas they purchase from us, our revenue and cash available for distribution will decline to the extent we are not able to find new customers for our production.

        For the year ended December 31, 2005, ConocoPhillips accounted for approximately 50% of our total sales volumes, and Marathon Oil accounted for approximately 38% of our total sales volumes. For the six months ended June 30, 2006, ConocoPhillips accounted for approximately 40% of our total sales volumes, and Marathon Oil accounted for approximately 42% of our total sales volumes. If either of these customers were to reduce the volume of oil it purchases from us, our revenue and cash available for distribution will decline to the extent we are not able to find new customers for our production.

    We may be unable to compete effectively with larger companies, which may adversely affect our ability to generate sufficient revenue to allow us to pay distributions to our unitholders.

        The oil and gas industry is intensely competitive with respect to acquiring prospects and productive properties, marketing oil and gas and securing equipment and trained personnel, and we compete with other companies that have greater resources. Many of our competitors are major and large independent oil and gas companies, and possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Many of our larger competitors not only drill for and produce oil and gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for oil and gas properties and evaluate, bid for and purchase a greater number of properties than our financial or human resources permit. In addition, there is substantial competition for investment capital in the oil and gas industry. These larger companies may have a greater ability to continue drilling activities during periods of low oil and gas prices and to absorb the burden of present and future federal, state, local and other laws and regulations. Our inability to compete effectively with larger companies could have a material adverse impact on our business activities, financial condition and results of operations.

    We may incur substantial additional debt to enable us to pay our quarterly distributions, which may negatively affect our ability to execute on our business plan.

        Our business requires a significant amount of capital expenditures to maintain and grow production levels. In addition, volatility in commodity prices or other factors may reduce the amount of cash we actually generate in any particular quarter. As a consequence, we may be unable to pay a distribution at the initial distribution rate or the then-current distribution rate without borrowing under our new credit facility.

        When we borrow to pay distributions, we are distributing more cash than we are generating from our operations on a current basis. This means that we are using a portion of our borrowing capacity under our new credit facility to pay distributions rather than to maintain or expand our operations. If we use borrowings under our new credit facility to pay distributions for an extended period of time rather than toward funding capital expenditures and other matters relating to our operations, we may be unable to support or grow our business. Such a curtailment of our business activities, combined with our payment of principal and interest on our future indebtedness to pay these distributions, will reduce our cash available for distribution on our units and will have a material adverse effect on our business, financial condition and results of operations. If we borrow to pay distributions during periods of low commodity prices and commodity prices remain low, we may have to reduce our distribution in order to avoid excessive leverage.

    Our future debt levels may limit our flexibility to obtain additional financing and pursue other business opportunities.

        After giving effect to this offering and the related transactions, we estimate that we will have no debt as of the close of this offering. Following this offering, we estimate we will have the ability to incur debt, including under our new credit facility, subject to borrowing base limitations in our new credit facility. Our future indebtedness could have important consequences to us, including:

  •
  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisition or other purposes may be impaired or such financing may not be available on favorable terms;

  •
  covenants contained in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

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  we will need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders; and

  •
  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

        Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all.

    Our new credit facility will have substantial restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions.

        The operating and financial restrictions and covenants in our new credit facility and any future financing agreements may restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities or to pay distributions. Our new credit facility and any future credit facility may restrict our ability to:

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  incur indebtedness;

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  grant liens;

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  make certain acquisitions and investments;

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  lease equipment;

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  make capital expenditures above specified amounts;

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  redeem or prepay other debt;

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  make distributions to unitholders or repurchase units;

  •
  enter into transactions with affiliates; and

  •
  enter into a merger, consolidation or sale of assets.

        We also will be required to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our credit agreement, a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions will be inhibited and our lenders' commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our new credit agreement will be secured by substantially all of our assets, and if we are unable to repay our indebtedness under our credit agreement, the lenders could seek to foreclose on our assets.

        Our new credit facility will limit the amounts we can borrow to a borrowing base amount, determined by the lenders in their sole discretion. Outstanding borrowings in excess of the borrowing base will be required to be repaid immediately, or we will be required to pledge other oil and gas properties as additional collateral.

    Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

        There are a variety of operating risks inherent in our wells, gathering systems, pipelines and other facilities, such as leaks, explosions, mechanical problems and natural disasters including earthquakes and tsunamis, all of which could cause substantial financial losses. Any of these or other similar occurrences could result in the disruption of our operations, substantial repair costs, personal injury or loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial revenue losses. The location of our wells, gathering systems, pipelines and other facilities near populated areas, including residential areas, commercial business centers and industrial sites, could significantly increase the level of damages resulting from these risks.

        We currently possess property, business interruption and general liability insurance at levels we believe are appropriate; however, insurance against all operational risk is not available to us. We are not fully insured against all risks, including drilling and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Moreover, insurance may not be available in the future at commercially reasonable costs and on commercially reasonable terms. Changes in the insurance markets subsequent to the terrorist attacks on September 11, 2001 and the hurricanes in 2005 have made it more difficult for us to obtain certain types of coverage. There can be no assurance that we will be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes or that the insurance coverage we do obtain will not contain large deductibles or fail to cover certain hazards or cover all potential losses. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to you.

    We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

        Our oil and natural gas exploration and production operations are subject to complex and stringent laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations. For instance, a proposal will be included on the November 2006 ballot in California which, if approved, will impose a severance tax on oil produced in the state. We cannot predict the effect of this potential tax on our results of operations. As a result, we may be at a competitive disadvantage to larger companies in our industry that can spread the additional costs over a greater number of wells and larger operating staff.

        Our business is subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, and production of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to you. Please read "Business—Operations—Environmental Matters and Regulation" and "Business—Operations—Other Regulation of the Oil and Gas Industry" for a description of the laws and regulations that affect us.

    Our operations expose us to significant costs and liabilities with respect to environmental and operational safety matters.

        We may incur significant costs and liabilities as a result of environmental and safety requirements applicable to our oil and natural gas exploration and production activities. These costs and liabilities could arise under a wide range of federal, state and local environmental and safety laws and regulations, including regulations and enforcement policies, which have tended to become increasingly strict over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens, and to a lesser extent, issuance of injunctions to limit or cease operations. In addition, claims for damages to persons or property may result from environmental and other impacts of our operations.

        Strict, joint and several liability may be imposed under certain environmental laws, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. New laws, regulations or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. If we are not able to recover the resulting costs through insurance or increased revenues, our ability to make distributions to you could be adversely affected. Please read "Business—Operations—Environmental Matters and Regulation" for more information.

    We depend on our general partner's Co-Chief Executive Officers, who would be difficult to replace.

        We depend on the performance of our general partner's Co-Chief Executive Officers, Randall Breitenbach and Halbert Washburn. We maintain no key person insurance for Mr. Breitenbach or Mr. Washburn. The loss of either or both of our general partner's Co-Chief Executive Officers could negatively impact our ability to execute our strategy and our results of operations.

    If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common units.

        Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. We have in the past discovered and may in the future discover areas of our internal control over financial reporting that need improvement including items considered a material weakness. During 2005, we identified a material error relating to our 2004 annual consolidated financial statements that required a restatement of our financial statements for the period from June 16 to December 31, 2004. Specifically, we had:

  •
  improperly capitalized stock compensation expense as a direct cost of the business combination in conjunction with the acquisition of BreitBurn Energy by Provident in June 2004;

  •
  improperly classified cash flows relating to the payment of acquisition costs and debt financing costs; and

  •
  improperly classified accrued partner distributions in cash flow from financing activities rather that in non-cash activities.

        Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls also could cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common units.

    The amount of cash distributions that we will be able to distribute to you will be reduced by the costs associated with being a public company, other general and administrative expenses, and reserves that our general partner believes prudent to maintain for the proper conduct of our business and for future distributions.

        Before we can pay distributions to our unitholders, we must first pay or reserve cash for our expenses, including capital expenditures and the costs of being a public company and other operating expenses, and we may reserve cash for future distributions during periods of limited cash flows. Prior to this offering, we have been a private partnership and have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended. The amount of cash we have available for distribution to our unitholders will be affected by our level of reserves and expenses, including the costs associated with being a public company.

Risks Related to Our Structure

    Our general partner and its affiliates own a controlling interest in us and may have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment. Our partnership agreement limits the remedies available to you in the event you have a claim relating to conflicts of interest.

        Following the offering, affiliates of Provident and BreitBurn Corporation will own 72.70% of our common units and will own and control our general partner, which controls us. The directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Provident. Furthermore, certain directors and officers of our general partner may be directors or officers of affiliates of our general partner, including Provident. Conflicts of interest may arise between Provident and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. Please read "—Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty." These potential conflicts include, among others, the following situations:

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  We have agreed that Provident and its affiliates will have a preferential right to acquire any third party midstream or downstream assets located in the United States and any third party upstream oil and gas properties or midstream or downstream assets outside the United States.

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  Neither our partnership agreement nor any other agreement requires Provident or its affiliates (other than our general partner) to pursue a business strategy that favors us. Directors and officers of Provident and its affiliates have a fiduciary duty to make decisions in the best interest of its unitholders, which may be contrary to our interests.

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  Our general partner is allowed to take into account the interests of parties other than us, such as Provident and its affiliates, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

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  Some officers of our general partner who will provide services to us will devote time to affiliates of our general partner and may be compensated for services rendered to such affiliates.

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  Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. By purchasing common units, unitholders will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

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  Our general partner determines the amount and timing of expenses, asset purchases and sales, capital expenditures, borrowings, repayments of indebtedness, issuances of additional partnership securities and cash reserves, each of which can affect the amount of cash that is available for distribution to our unitholders.

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  In some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions.

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  Our general partner determines which costs, including allocated overhead, incurred by it and its affiliates are reimbursable by us. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

  We intend to enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering. We will reimburse BreitBurn Management for its costs in performing these services, plus related expenses.

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  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf, and provides for reimbursement to our general partner for such amounts as are deemed fair and reasonable to us.

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  Our general partner intends to limit its liability regarding our contractual obligations and has an incentive to make any of our debt or other contractual obligations non- recourse to it.

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  Our general partner may exercise its rights to call and purchase all of our common units if at any time it and its affiliates own more than 80% of the outstanding common units.

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  Our general partner controls the enforcement of obligations owed to us by it and its affiliates.

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  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        Please read "Certain Relationships and Related Party Transactions" and "Conflicts of Interest and Fiduciary Duties."

    A subsidiary of Provident, as our controlling unitholder and the controlling owner of our general partner, will have the power to appoint and remove our directors and management.

        Since a subsidiary of Provident owns a controlling interest in our general partner, it will have the ability to elect all the members of the board of directors of our general partner. Our general partner will have control over all decisions related to our operations. Since a subsidiary of Provident also holds a majority of our common units, the public unitholders will not have an ability to influence any operating decisions and will not be able to prevent us from entering into any transactions. Furthermore, the goals and objectives of Provident and its subsidiary relating to us may not be consistent with those of a majority of the public unitholders.

    You will experience immediate and substantial dilution of $13.86 per common unit.

        At an assumed initial public offering price of $20.00 per common unit, our common unit price would exceed our pro forma net tangible book value of $6.14 per common unit. Based on the assumed initial public offering price, you would incur immediate and substantial dilution of $13.86 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with GAAP. Please read "Dilution."

    We do not have any officers or employees and rely solely on officers of our general partner and employees of BreitBurn Management and Provident and its affiliates.

        None of the officers of our general partner are employees of our general partner. We intend to enter into an Administrative Services Agreement with BreitBurn Management, pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering. Affiliates of our general partner and BreitBurn Management conduct businesses and activities of their own in which we have no economic interest, including businesses and activities relating to BreitBurn Energy. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner, BreitBurn Management and their affiliates. If the officers of our general partner and the employees of BreitBurn Management and their affiliates do not devote sufficient attention to the management and operation of our business, our financial results may suffer and our ability to make distributions to our unitholders may be reduced.

    We may issue additional common units without your approval, which would dilute your existing ownership interests.

        We may issue an unlimited number of limited partner interests of any type, including common units, without the approval of our unitholders.

        The issuance of additional common units or other equity securities may have the following effects:

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  your proportionate ownership interest in us may decrease;

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  the amount of cash distributed on each common unit may decrease;

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  the relative voting strength of each previously outstanding common unit may be diminished;

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  the market price of the common units may decline; and

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  the ratio of taxable income to distributions may increase.

    Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Decisions made by our general partner in its individual capacity will be made by a majority of the owners of our general partner, and not by the board of directors of our general partner. Examples include the exercise of its limited call rights, its rights to vote and transfer the units it owns and its registration rights and the determination of whether to consent to any merger or consolidation of the partnership;

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  provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were in the best interests of the partnership;

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  generally provides that affiliate transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally provided to or available from unrelated third parties or be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

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  provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

        By purchasing a common unit, a unitholder will become bound by the provisions of our partnership agreement, including the provisions described above. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties" and "Description of the Common Units—Transfer of Common Units."

    Unitholders have limited voting rights and are not entitled to elect our general partner or its directors or initially to remove our general partner without its consent, which could lower the trading price of our common units.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen entirely by Provident and BreitBurn Corporation and not by the unitholders. Furthermore, even if our unitholders are dissatisfied with the performance of our general partner, they will, practically speaking, have no ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a control premium in the trading price.

        Our unitholders will be unable to remove our general partner without Provident's consent because Provident will own a sufficient number of units upon completion of this offering to prevent removal of our general partner. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove our general partner. Following the closing of this offering, Provident and BreitBurn Corporation will own 72.70% of our common units (approximately 68.60% if the underwriters exercise their option to purchase additional common units in full).

    Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting unitholders' ability to influence the manner or direction of management.

    Unitholders who are not Eligible Holders will not be entitled to receive distributions on or allocations of income or loss on their common units and their common units will be subject to redemption.

        In order to comply with U.S. laws with respect to the ownership of interests in oil and gas leases on federal lands, we have adopted certain requirements regarding those investors who may own our common units. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. Unitholders who are not persons or entities who meet the requirements to be an Eligible Holder, will not receive distributions or allocations of income and loss on their units and they run the risk of having their units redeemed by us at the lower of their purchase price cost or the then-current market price. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read "Description of the Common Units—Transfer of Common Units" and "The Partnership Agreement—Non-Eligible Holders; Redemption."

    We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make distributions to you.

        We are a partnership holding company and our operating subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

    Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

        The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the states in which we do business. You could have unlimited liability for our obligations if a court or government agency determined that:

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  we were conducting business in a state but had not complied with that particular state's partnership statute; or

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  your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constituted "control" of our business.

        Please read "The Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations of liability on a unitholder.

    Unitholders may have liability to repay distributions.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

    Our general partner's interest in us and the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of Provident to transfer its equity interest in our general partner to a third party. The new equity owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to influence the decisions taken by the board of directors and officers of our general partner.

    Unitholders may have limited liquidity for their common units, a trading market may not develop for the common units and you may not be able to resell your common units at the initial public offering price.

        Prior to the offering, there has been no public market for the common units. After the offering, there will be 6,000,000 publicly traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

    The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public markets, including sales by our existing unitholders.

        After this offering, we will have 21,975,758 common units outstanding, which includes the 6,000,000 common units we are selling in this offering that may be resold in the public market immediately. All of our common units that were outstanding prior to our initial public offering will be subject to resale restrictions under 180-day lock-up agreements with our underwriters. Each of the lock-up arrangements with the underwriters may be waived in the discretion of RBC Capital Markets Corporation and Citigroup Global Markets Inc. Sales by any of our existing unitholders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, our general partner has agreed to provide registration rights to these holders, subject to certain limitations. Under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any common units that they hold, subject to certain limitations. Please read "Units Eligible for Future Sale."

    If our common unit price declines after the initial public offering, you could lose a significant part of your investment.

        The market price of our common units could be subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

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  changes in securities analysts' recommendations and their estimates of our financial performance;

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  public reaction to our press releases, announcements and our filings with the SEC;

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  fluctuations in broader securities market prices and volumes, particularly among securities of oil and gas companies and securities of publicly traded limited partnerships and limited liability companies;

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  changes in market valuations of similar companies;

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  departures of key personnel;

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  commencement of or involvement in litigation;

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  variations in our quarterly results of operations or those of other oil and gas companies;

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  variations in the amount of our quarterly cash distributions;

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  future issuances and sales of our common units; and

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  changes in general conditions in the U.S. economy, financial markets or the oil and gas industry.

        In recent years, the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of our common units.

    An increase in interest rates may cause the market price of our common units to decline.

        Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly-traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

Tax Risks to Unitholders

        Please read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

    Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to entity-level taxation for state tax purposes, taxes paid, if any, would reduce the amount of cash available for distribution.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on us being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter that affects us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rates, currently at a maximum rate of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gain, loss, deduction or credit would flow through to you. Because a tax would be imposed on us as a corporation, our cash available for distribution to our unitholders could be reduced. Therefore, treatment of us as a corporation could result in a material reduction in the anticipated cash flow and after-tax return to our unitholders and, therefore, result in a substantial reduction in the value of our units.

        Current law or our business may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships and limited liability companies to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced.

    You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

        You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

    If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

    Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to such a unitholder. Our partnership agreement generally prohibits non-U.S. persons from owning our units. However, if non-U.S. persons own our units, distributions to such non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and such non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

    We will treat each purchaser of our units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders' tax returns. Please read "Material Tax Consequences—Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

    Tax gain or loss on the disposition of our common units could be more or less than expected because prior distributions in excess of allocations of income will decrease your tax basis in your common units.

        If you sell any of your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

    The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read "Material Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

    You may be subject to state and local taxes and return filing requirements.

        In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if you do not reside in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We will initially do business and own assets in California and Wyoming. As we make acquisitions or expand our business, we may do business or own assets in other states in the future. It is the responsibility of each unitholder to file all United States federal, foreign, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

Other Risks

    If a publication by one of the underwriters of this offering were held to have violated the Securities Act of 1933, we may be liable for rescission of the securities being sold in this offering or monetary damages.

        In August 2006, one of the underwriters of this offering published an advertisement highlighting its involvement in 12 capital markets or acquisition transactions, including this offering. The advertisement appeared in an oil and gas industry trade publication and was distributed by the underwriter at several oil and gas industry conferences. The advertisement disclosed only the name of the underwriter, our name, the aggregate proposed offering amount and the words "in registration"; all of that information was contained in the registration statement on file with the SEC at the time of publication of the advertisement.

        Although we did not authorize the advertisement or have knowledge of the advertisement prior to its publication or distribution, there is a possibility that a court might find that the advertisement constituted an offer of a security that violated the Securities Act of 1933. If that occurred, purchasers who received the advertisement, and potentially all purchasers in this offering, would be entitled to rescission rights or damages resulting from such purchase for a period of one year following the date of the violation. We would contest vigorously any claim that a violation of the Securities Act occurred. If we were nonetheless held liable for violating the Securities Act, we might not have sufficient funds to pay the resulting damages or to finance a repurchase of our units.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about:

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  the volatility of oil and natural gas prices;

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  discovery, estimation, development and replacement of oil and natural gas reserves;

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  cash flow, liquidity and financial position;

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  business and financial strategy;

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  amount, nature and timing of capital expenditures, including future development costs;

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  availability and terms of capital;

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  timing and amount of future production of oil and natural gas;

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  availability of drilling and production equipment;

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  operating costs and other expenses;

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  prospect development and property acquisitions;

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  marketing of oil and natural gas;

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  competition in the oil and natural gas industry;

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  the impact of weather and the occurrence of natural disasters such as fires, floods, earthquakes and other catastrophic events and natural disasters;

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  governmental regulation of the oil and natural gas industry;

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  developments in oil-producing and natural gas-producing countries; and

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  strategic plans, expectations and objectives for future operations.

        All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. These forward-looking statements may be found in the "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "continue," the negative of such terms or other comparable terminology.

        The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

        We intend to use the estimated net proceeds of $108.1 million from this offering, after deducting the underwriting discount of $8.4 million and estimated offering expenses of approximately $3.5 million, to repay certain indebtedness described below and to make a distribution of $71.6 million to Provident and BreitBurn Corporation. An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting the underwriting discount and estimated offering expenses payable by us, to increase or decrease by approximately $5.58 million.

        In connection with this offering and the contribution of the Partnership Properties to us, we intend to assume approximately $36.5 million in outstanding indebtedness under BreitBurn Energy's existing credit facility and to repay this indebtedness with a portion of the net proceeds from this offering. The interest rate under BreitBurn Energy's existing credit facility is determined with reference to the Prime Rate, the Federal Funds Rate and LIBOR. At June 30, 2006, the interest rate on the Prime Rate-based portion of the facility was 8.75% and the interest rate on the LIBOR-based portion of the facility was 6.85%. The maturity date of the facility is July 11, 2009.

        We will use any net proceeds from the exercise of the underwriters' option to purchase additional common units to redeem pro rata the number of common units from Provident and BreitBurn Corporation equal to the number of common units issued upon the exercise of the underwriters' option.

        An affiliate of Citigroup Global Markets Inc., an underwriter for this offering, is a lender under BreitBurn Energy's credit facility, which will be repaid with a portion of the net proceeds from this offering, and will be a lender under our new credit facility. Please read "Underwriting."

CAPITALIZATION

        The following table shows:

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  the historical cash and capitalization of our predecessor, BreitBurn Energy Company L.P., as of June 30, 2006;

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  our pro forma cash and capitalization as of June 30, 2006, adjusted to reflect the contribution of the Partnership Properties to us; and

  •
  our pro forma, as adjusted cash and capitalization as of June 30, 2006, adjusted to reflect this offering and the application of the net proceeds we expect to receive as described under "Use of Proceeds."

        We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus, including the pro forma adjustments described in note 2 to the pro forma financial statements. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2006
		BreitBurn Energy Partners L.P.
	BreitBurn Energy Company L.P. Historical	Pro Forma	Pro Forma, As Adjusted
	(in thousands)
Cash and cash equivalents	$581	$—	$—

Long-term debt:
Credit facility	$45,500	$36,500	$—
Total partners' capital	226,564	101,077	137,577

Total capitalization	$272,064	$137,577	$137,577

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of units sold in this offering will exceed the net tangible book value per common unit after the offering. Net tangible book value is our total tangible assets less total liabilities. Assuming an initial public offering price of $20.00 per common unit, on a pro forma basis as of June 30, 2006, after giving effect to the offering of common units and the application of the related net proceeds, our net tangible book value was $137.6 million, or $6.14 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per common unit before the offering(1)	$6.15
Decrease in net tangible book value per common unit attributable to purchasers in the offering	(0.01)

Less: Pro forma net tangible book value per common unit after the offering(2)		6.14

Immediate dilution in net tangible book value per common unit to new investors(3)		$13.86

(1)
Determined by dividing the net tangible book value of the Partnership Properties by the number of units (15,975,758 common units and 448,485 general partner unit equivalents) to be issued to our general partner and its affiliates for their contribution of the Partnership Properties to us.

(2)
Determined by dividing the total number of units to be outstanding after this offering (21,975,758 common units and 448,485 general partner unit equivalents) into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of this offering.

(3)
If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $14.86 or $12.86, respectively.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
			(in millions)
General partner and its affiliates(1)(2)	16,424,243	73.24%	$101.1	45.72%
New investors	6,000,000	26.76%	120.0	54.28%

Total	22,424,243	100%	$221.1	100.0%

(1)
Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 15,975,758 common units and a 2% general partner interest represented by 448,485 general partner unit equivalents.

(2)
The assets contributed by affiliates of the general partner were recorded at historical cost in accordance with GAAP. Total consideration provided by affiliates of the general partner is equal to the net tangible book value of such assets as of June 30, 2006.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please see "—Assumptions and Considerations" below. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business. All information in this section refers to BreitBurn Partners and the Partnership Properties.

        For additional information regarding our historical and pro forma operating results, you should refer to the audited historical consolidated financial statements of BreitBurn Energy for the years ended December 31, 2003, 2004 and 2005, the unaudited historical consolidated financial statements of BreitBurn Energy for the six months ended June 30, 2006 and the unaudited pro forma consolidated financial statements of BreitBurn Partners for the year ended December 31, 2005 and the six months ended June 30, 2006 included elsewhere in this prospectus.

General

    Rationale for Our Cash Distribution Policy

        Our partnership agreement requires us to distribute all of our available cash quarterly. Our available cash is our cash on hand, including cash from borrowings, at the end of a quarter after the payment of our expenses and the establishment of reserves for future capital expenditures and operational needs. We intend to fund a portion of our capital expenditures with additional borrowings or issuances of additional units. We may also borrow to make distributions to unitholders, for example, in circumstances where we believe that the distribution level is sustainable over the long term, but short-term factors have caused available cash from operations to be insufficient to pay the distribution at the current level. Our partnership agreement will not restrict our ability to borrow to pay distributions. It is the current policy of the board of directors of our general partner, however, that we should maintain or increase our level of quarterly cash distributions only when, in its judgment, we can sustain such distribution levels over a long-term period. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by us distributing our available cash, after expenses and reserves, rather than retaining it. Also, because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case if we were subject to federal income tax.

    Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

  •
  Our cash distribution policy will be subject to restrictions on distributions under our new credit facility. Specifically, our new credit facility will contain certain material financial tests, such as a leverage ratio, a current ratio and an interest coverage ratio, and covenants that we must satisfy. Should we be unable to satisfy these restrictions under our new credit facility, or if we otherwise default under our new credit facility, we would be prohibited from making a distribution to you notwithstanding our stated cash distribution policy. These financial tests and covenants are described in the prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility."

  •
  Our general partner will have the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy. Any determination to establish reserves made by our general partner in good faith will be binding on the unitholders. We intend to reserve a substantial portion of our cash generated from operations to fund our exploitation and development capital expenditures and to acquire additional oil and natural gas properties. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. We are unlikely to be able to sustain our current level of distributions without making accretive acquisitions or capital expenditures that maintain or grow our asset base. Decreases in commodity prices from current levels will adversely affect our ability to pay distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including our cash distribution policy contained therein, may be amended by a vote of the holders of a majority of our common units. Following completion of this offering, Provident and BreitBurn Corporation together will own approximately 72.70% of our outstanding common units and will have the ability to amend our partnership agreement without the approval of any other unitholders.

  •
  Even if our cash distribution policy is not amended, modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to our partners if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including reduced production from our wells, lower prices for the oil and natural gas we sell, increases in operating or general and administrative expenses, principal and interest payments on any current or future debt, tax expenses, capital expenditures and working capital requirements. Please read "Risk Factors" for a discussion of these factors.

    Our Ability to Grow Depends on Our Ability to Access External Growth Capital

        Our partnership agreement requires us to distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisition capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or other capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement or our new credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the amount of available cash that we have to distribute to our unitholders.

Our Initial Distribution Rate

        Upon completion of this offering, the board of directors of our general partner will adopt a cash distribution policy pursuant to which we will declare an initial distribution of $0.4125 per unit per quarter, or $1.65 per unit per year, to be paid no later than 45 days after the end of each fiscal quarter. This equates to an aggregate cash distribution of $9.25 million per quarter, or $37.0 million per year, based on the common units outstanding immediately after completion of this offering. If the underwriters exercise their option to purchase additional common units, an equivalent number of common units will be redeemed. Accordingly, the exercise of the underwriters' option will not affect the total amount of units outstanding or the amount of cash needed to pay the initial distribution rate on all units. Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under the caption "—Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy."

        As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. The general partner's initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2% general partner interest. Our general partner is not obligated to contribute a proportionate amount of capital to us to maintain its current general partner interest.

        The following table sets forth the estimated aggregate distribution amounts payable on our common units and general partner interests during the year following the closing of this offering at our initial distribution rate of $0.4125 per common unit per quarter (or $1.65 per common unit on an annualized basis):

	Initial Quarterly Distribution
	One Quarter	Four Quarters
Common units	$9,065,000	$36,260,000
General partner interests	185,000	740,000

Total	$9,250,000	$37,000,000

        These distributions will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter at the initial distribution rate, our unitholders will not be entitled to receive such payments in the future. We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. On or before February 15, 2007, we expect to pay a distribution to our unitholders equal to the initial quarterly distribution prorated for the portion of the quarter ending December 31, 2006 that we are public.

        We do not have a legal obligation to pay distributions at our initial distribution rate or at any other rate except as provided in our partnership agreement. Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of the amount of reserves our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. Our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or at equity. Holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including these related to requirements to make cash distributions as described above; however, our partnership agreement provides that our general partner is entitled to make the determinations described above without regard to any standard other than the requirements to act in good faith. Our partnership agreement provides that, in order for a determination by our general partner to be made in "good faith," our general partner must believe that the determination is in our best interests.

        In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial distribution rate of $0.4125 per common unit per quarter for the twelve months ending September 30, 2007. In those sections we present two tables, including:

  •
  Our "Unaudited Pro Forma Consolidated Available Cash to Pay Distributions," in which we present the amount of pro forma available cash that we would have had available for distribution to our unitholders with respect to the year ended December 31, 2005 and the twelve months ended June 30, 2006. Our calculation of pro forma available cash in this table should only be viewed as a general indication of the amount of available cash that we might have generated had we been formed in an earlier period.

  •
  Our "Estimated Cash Available to Pay Distributions" in which we present our estimate of the minimum Adjusted EBITDA necessary for us to have sufficient cash available for distribution to pay distributions at the initial distribution rate on all the outstanding common units and general partner interests for the twelve months ending September 30, 2007.

Pro Forma Available Cash to Pay Distributions for the Year Ended December 31, 2005 and the Twelve Months Ended June 30, 2006

        If we had completed the transactions contemplated in this prospectus on January 1, 2005, our pro forma available cash for the year ended December 31, 2005 and the twelve months ended June 30, 2006 would have been approximately $13.9 million and $19.5 million, respectively. This amount would have been insufficient by approximately $23.1 million and $17.5 million, respectively, to pay the full initial distribution amount on all our common units and general partner interests.

        We believe that we will have sufficient cash available for distribution to pay the full quarterly distributions at the initial distribution rate of $0.4125 per unit on all the outstanding common units and general partner interests for each quarter for the twelve months ending September 30,

2007. See "Assumptions and Considerations" below for the specific assumptions underlying this belief.

        The pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should be viewed as only a general indication of the amount of cash available for distribution that we might have generated had we been formed in earlier periods.

        The following table illustrates, on a pro forma basis, for the year ended December 31, 2005, and for the twelve months ended June 30, 2006, the amount of available cash that would have been available for distributions to our unitholders, assuming that this offering had been consummated at the beginning of such period. The pro forma information for the year ended December 31, 2005 in the table below gives effect to the Nautilus acquisition and the contribution to us of the Partnership Properties as if they had occurred on January 1, 2005. The pro forma information for the twelve months ended June 30, 2006 in the table below gives effect to the contribution of the Partnership Properties as if it had occurred on July 1, 2005.

BreitBurn Energy Partners L.P.
Unaudited Pro Forma Consolidated Available Cash to Pay Distributions

	Pro Forma Year Ended December 31, 2005	Pro Forma Twelve Months Ended June 30, 2006
	(in thousands, except per unit data)
Net Income(a)	$22,141	$17,038
Plus:
Unrealized loss (gain) on hedging	1,478	12,442
Depletion, depreciation and amortization expense	8,591	10,033
Interest expense(b)	300	300

Adjusted EBITDA(c)	$32,510	$39,813
Less:
Cash interest expense(b)	$300	$300
Capital expenditures(d)	18,265	20,037

Pro Forma Consolidated Available Cash of BreitBurn Energy Partners L.P.	$13,945	$19,476

Expected Cash Distributions:
Expected distribution per unit	$1.65	$1.65

Distributions to our general partner	$740	$740
Distributions to public common unitholders	9,900	9,900
Distributions to common units held by our general partner and its affiliates	26,360	26,360

Total distributions	$37,000	$37,000

(Shortfall)	$(23,055)	$(17,524)

(a)
Includes the pro forma effect of incremental general and administrative expenses that we expect to incur as a result of becoming a publicly traded entity. These costs include costs associated with annual and quarterly reports to unitholders, our annual meeting of unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, incremental insurance costs, fees of independent directors, accounting fees and legal fees. We estimate that these incremental general and administrative expenses will be approximately $2.3 million annually.

(b)
We will incur a commitment fee of approximately $300,000 under our new credit facility.

(c)
Please read note "(c)" to the summary historical consolidated financial data on page 14 for a definition of Adjusted EBITDA.

(d)
Represents pro forma capital expenditures for the Partnership Properties for the year ended December 31, 2005 and the twelve months ended June 30, 2006, respectively.

Estimated Cash Available for Distributions

        In order for us to pay the quarterly distribution to our common unitholders at our initial distribution rate of $0.4125 per unit per quarter for each quarter in the twelve months ending September 30, 2007, we estimate that during that period, we must generate at least $51.4 million in Adjusted EBITDA during that period which we refer to as "Estimated Minimum Adjusted EBITDA." The Estimated Minimum Adjusted EBITDA should not be viewed as management's projection of the actual Adjusted EBITDA that we will generate during the twelve months ending September 30, 2007.

        Estimated Minimum Adjusted EBITDA of $51.4 million exceeds pro forma Adjusted EBITDA for the year ended December 31, 2005 and the twelve months ended June 30, 2006 by approximately $18.9 million and approximately $11.6 million, respectively. We believe that we will be able to generate the Estimated Minimum Adjusted EBITDA and pay distributions at the initial distribution rate for the twelve months ending September 30, 2007. In "Assumptions and Considerations" below, we discuss the major assumptions underlying this belief. We can give you no assurance that our assumptions will be realized or that we will generate the Estimated Minimum Adjusted EBITDA or the expected level of available cash, in which event we will not be able to pay the initial quarterly distribution on our common units. When considering how we calculate estimated cash available for distribution, please keep in mind all the risk factors and other cautionary statements under the heading "Risk Factors" and elsewhere in the prospectus, which discuss factors that could cause cash available for distribution to vary significantly from our estimates.

        We do not as a matter of course make public projections as to future sales, earnings, or other results. However, we have prepared the prospective financial information set forth below to present the table entitled "Estimated Cash Available to Pay Distributions." The accompanying prospective financial information, which is the responsibility of the Partnership's management, was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that we can generate the minimum Adjusted EBITDA necessary for us to have sufficient cash available for distribution to pay a distribution on the common units at the initial distribution rate. However, this information is not factual and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Accordingly, they assume no responsibility for the prospective financial information. The auditors' reports included in this offering document related to our historical financial information. They do not extend to the prospective financial information and should not be read to do so.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date in this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

BreitBurn Energy Partners L.P.
Estimated Cash Available to Pay Distributions

Twelve Months Ending September 30, 2007
(in thousands, except per unit amounts)
Estimated Adjusted EBITDA	$54,066
Less:
Cash reserve(a)	2,667

Estimated Minimum Adjusted EBITDA	$51,399
Less:
Cash interest expense(b)	300
Capital expenditures(c)	14,099

Estimated Cash Available to Pay Distributions	$37,000

Estimated Cash Distributions
Annualized initial quarterly distributions per common unit	$1.65

Distributions to our general partner	$740
Distributions to our public common unitholders	9,900
Distributions to common units held by our general partner and its affiliates	26,360

Total estimated cash distributions	$37,000

(a)
Based on our estimated Adjusted EBITDA, this amount represents an estimate of our discretionary cash reserve to be used for reinvestment and other general partnership purposes.

(b)
We will incur a commitment fee of approximately $300,000 under our new credit facility.

(c)
For purposes of this table, we are assuming that we will fund all of our capital expenditures for the twelve months ending September 30, 2007 with cash flow from operations. We may, however, borrow under our new revolving credit facility to fund certain of our capital expenditure needs, particularly acquisitions. Borrowings to fund capital expenditures would result in increased interest expense.

        Our new credit facility will require us to maintain a leverage ratio (defined as the ratio of total debt to EBITDA) as of the last day of each quarter, on a last twelve month basis, of not more than 3.50 to 1.00. In addition, our new credit facility will require us to maintain a current ratio as of the last day of each quarter of not less than 1.10 to 1.00. Furthermore, we will be required to maintain an interest coverage ratio (defined as the ratio of EBITDA to consolidated interest expense as of the last day of each quarter), of not less than 2.75 to 1.00. Our new credit facility defines EBITDA in the same manner as Adjusted EBITDA is defined in this prospectus.

Assumptions and Considerations

        Based upon the specific assumptions outlined below with respect to the twelve months ending September 30, 2007, we expect to generate cash flow from operations in an amount sufficient to fund our budgeted capital expenditures, establish cash reserves and pay the initial quarterly distribution on all units through September 30, 2007.

        While we believe that these assumptions are reasonable in light of management's current expectations concerning future events, the estimates underlying these assumptions are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions do not materialize, the amount of actual cash available to pay distributions could be substantially less than the amount we currently estimate and could, therefore, be insufficient to permit us to pay the full initial quarterly distribution (absent borrowings under our new credit facility), or any amount, on all units, in which event the market price of our units may decline substantially. We are unlikely to be able to sustain our current level of distributions without making accretive acquisitions or capital expenditures that maintain or grow our asset base. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. Decreases in commodity prices from current levels will adversely affect our ability to pay distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distribution may be considered a return of part of your investment in us as opposed to a return on your investment. When reading this section, you should keep in mind the risk factors and other cautionary statements under the headings "Risk Factors," and "Forward-Looking Statements." Any of the risks discussed in this prospectus could cause our actual results to vary significantly from our estimates.

Operations and Revenue

  •
  Based on the production estimates in our reserve report as of December 31, 2005, we estimate that our total net production will be 1,719 MBoe for the twelve months ending September 30, 2007, of which 919 MBoe will be produced in California and 800 MBoe will be produced in Wyoming. Total pro forma net production for the year ended December 31, 2005, giving effect to the Nautilus acquisition as if it had occurred on January 1, 2005, was 1,675 MBoe. The production for the twelve months ending September 30, 2007 will benefit from 5 gross (5 net) additional wells that have commenced production to date in 2006 and 12 gross (12 net) additional wells that are expected to commence production by September 30, 2007. Three of the five wells drilled and completed to date in 2006 are producing in paying quantities and two wells have encountered large volumes of water and will be reworked to shut off the excessive water production. We assume that we will be successful in producing crude oil and natural gas in commercial quantities for all 12 additional wells based on our past drilling performance in these fields. In 2005, we drilled 7 gross (7 net) wells on the Partnership Properties, six of which are producing in commercial quantities. One well did not reach the projected target and was neither cased or completed. In addition, we expect to realize increased production from our wells as a result of various improved recovery techniques we use. We expect that the increased production (approximately 44 MBoe) for the twelve months ended September 30, 2007 as compared to the pro forma net production for the year ended December 31, 2005 will be attributable to increased production (approximately 281 MBoe) from new wells and other capital projects, offset by natural decline in production (approximately 237 MBoe) of our existing wells.

  •
  We have hedged 1,245 MBoe, or approximately 72%, of our estimated total production of 1,719 MBoe for the twelve months ending September 30, 2007, using swap agreements at a weighted average NYMEX crude oil price of $67.89 per barrel. Based on the two year average NYMEX crude oil price (as of August 8, 2006), we have assumed a crude oil price of $58.19 per barrel for the portion of our forecasted production volumes which are unhedged (approximately 28%). As a result, we estimate that we will realize a weighted average crude oil sales price of $54.36 for the twelve months ending September 30, 2007. Our estimated weighted average crude oil sales price also includes an assumed average deduction of approximately $5.24 and $17.46 per barrel, which accounts for our estimate of a negative average basis differential for California and Wyoming relative to NYMEX prices, respectively. These price differentials (discounts) are equal to 9% and 30% of NYMEX WTI for our California and Wyoming production, respectively. Our expected natural gas production accounts for less than 10% of our total production estimate. We have assumed a net realized natural gas sales price of $5.37, based on the two-year average NYMEX Henry Hub natural gas price (as of August 8, 2006) of $7.73. We do not currently have any hedges in place, and have not assumed any hedges, with respect to our estimated natural gas production for the twelve months ending September 30, 2007.

  •
  We estimate that we will generate oil and gas sales of approximately $93 million for the twelve months ending September 30, 2007, which we have calculated by multiplying the total estimated net crude oil and natural gas production by the weighted average crude oil and natural gas sales price estimates described above. On a pro forma basis, for the year ended December 31, 2005, the Partnership Properties generated oil and gas sales of $76.9 million. The estimated increase in revenue for the 12 months ending September 30, 2007 compared to the pro forma year ended December 31, 2005 is attributable to increases in the average sales price of crude oil and natural gas, as well as estimated increases in production from new wells drilled and optimization projects completed during 2005 and year-to-date 2006, in addition to those estimated to be completed through the remainder of 2006 and in the first nine months of 2007. Based on our assumption that the average NYMEX price during the period ($58.19 per barrel) will be lower than the average NYMEX reference price under our derivative instruments' average NYMEX swaps ($67.89 per barrel), we have assumed that we will not incur derivative losses in the twelve months ending September 30, 2007.

        The following table shows estimated Adjusted EBITDA under various assumed NYMEX WTI prices for the twelve months ending September 30, 2007. For the twelve months ending September 30, 2007, we have hedged 1,245 MBoe, or approximately 72% of our estimated total production, at a fixed price of $67.89. In addition, the estimated Adjusted EBITDA amounts shown below are based on realized oil prices that take into account our average NYMEX WTI price differential (discount) assumptions of 9% and 30% for our California and Wyoming production, respectively. We have assumed no changes in our production based on changes in prices.

NYMEX WTI ($/Bbl)	Estimated Adjusted EBITDA
(in thousands)
$30.00	$50,400
$40.00	$51,701
$50.00	$53,001
$60.00	$54,301

Capital Expenditures and Expenses

  •
  Based on our reserve report dated December 31, 2005, we estimate that our capital expenditures for the twelve months ending September 30, 2007 will be approximately $14.1 million. These capital expenditures include approximately $8.2 million for the drilling of 10 gross (10 net) wells, approximately $2.1 million for recovery improvement projects and approximately $3.8 million for equipment and facilities. We assume that we will finance these capital expenditures with cash flow from operations. On a pro forma basis, for the year ended December 31, 2005, capital expenditures by BreitBurn Energy on the Partnership Properties totaled approximately $18.3 million. The decrease in estimated capital expenditures for the twelve months ending September 30, 2007 as compared to the pro forma results for the year ended December 31, 2005 is attributable to the shift in drilling emphasis from California to Wyoming where our average capital expenditures per well are expected to be less.

  •
  We estimate that our operating expenses for the twelve months ending September 30, 2007 will be approximately $27.3 million. On a pro forma basis, for the year ended December 31, 2005, operating expenses were $22.7 million with respect to the Partnership Properties. The increase in estimated operating expenses is attributable to an increase in the overall cost of goods and services associated with our production activities as well as our estimated increase in production. These expenses reflect estimated increases of $2.2 million for utilities, $0.9 million for labor, $0.5 million for well work, $0.6 million for production taxes and $0.4 million for other production expenses.

  •
  We estimate that our general and administrative expenses for the twelve months ending September 30, 2007 will be approximately $12.5 million, which includes $2.3 million of additional general and administrative expenses that we expect to incur as a result of being a public company. We expect our incremental general and administrative expenses will include costs associated with annual and quarterly reports to unitholders, our annual meeting of unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, incremental insurance costs, fees of independent directors, accounting fees and legal fees. We intend to enter into an Administrative Services Agreement with BreitBurn Management, a majority-owned subsidiary of Provident, pursuant to which such subsidiary will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering. Future employee bonuses and unit-based compensation may adversely impact our cash available for distribution. On a pro forma basis, for the year ended December 31, 2005, general and administrative expenses were approximately $13.0 million with respect to the Partnership Properties. The decrease in estimated general and administrative expenses is attributable to an expected decrease in equity-based compensation expenses, which were higher than usual in 2005 due to an increase in equity-based compensation associated with the increase in asset value from accretive acquisitions and higher oil prices. The Partnership will reimburse BreitBurn Management for certain costs associated with its long-term incentive plans, which will be amended in connection with this offering. We have assumed that these amendments will not cause our aggregate general and administrative expenses to increase. See "Management—Reimbursement of Expenses," "—Executive Compensation" and "—Long-term Incentive Plan."

  •
  Because we do not assume any borrowings during the twelve months ending September 30, 2007, we do not assume that we will incur any interest expense during the period. We will incur a commitment fee of approximately $300,000 under our new credit facility.

  •
  Our forecast for the twelve months ending September 30, 2007 is based on the following significant assumptions related to regulatory, industry and economic factors:

•
There will not be any new federal, state or local regulation of portions of the energy industry in which we operate, or an interpretation of existing regulation, that will be materially adverse to our business;

•
There will not be any major adverse change in the portions of the energy industry or in general economic conditions; and

•
Market, insurance and overall economic conditions will not change substantially.

•
Distributions on our common units and general partner interests for the twelve months ending September 30, 2007 are forecast to be $37.0 million in the aggregate. Quarterly distributions will be paid within 45 days after the close of each quarter.

        The following table sets forth, on a quarterly basis, BreitBurn Partners' forecast for the three months ended September 30, 2006 and the four quarters ending September 30, 2007. Our forecasted levels of net production are based on:

  •
  quarterly production estimates contained in our December 31, 2005 reserve report;

  •
  weighted average crude oil sales prices based on:

  •
  hedged volumes for the respective quarter multiplied by the hedged sales prices;

  •
  unhedged volumes expected for such quarter at an assumed sales price of $58.19 per barrel; and

  •
  an assumed average deduction of $10.97 per barrel, which accounts for our estimate of a negative average basis differential for California and Wyoming relative to NYMEX prices.

        As a result we anticipate being able to make distributions of $0.4125 per unit for each of the four quarters ending September 30, 2007.

BreitBurn Energy Partners L.P.
Quarterly Forecast Information

	Forecast
	Three Months Ending
						Twelve Months Ending September 30, 2007
	September 30,* 2006	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007
Net Production (MBoe):
California production	225	235	229	228	228	919
Wyoming production	184	181	195	212	212	800

Total net production (MBoe)	409	416	424	439	440	1,719
Average Daily Production	4,446	4,520	4,708	4,829	4,781	4,709
Capital Expenditures	$6,819	$2,776	$4,798	$5,205	$1,321	$14,099
Average Crude Oil Sales Price ($/Bbl):
Average NYMEX sales price (hedged volumes)	$67.84	$67.84	$67.84	$67.84	$68.05	$67.89
Average NYMEX sales price (unhedged volumes)	$69.96	$58.19	$58.19	$58.19	$58.19	$58.19
Percent of total production hedged	76%	77%	74%	72%	66%	72%
Weighted average NYMEX price	$68.35	$65.78	$65.47	$65.28	$64.77	$65.32
NYMEX price differential	$(9.50)	$(10.60)	$(10.89)	$(11.17)	$(11.17)	$(10.97)
Weighted average net sales price	$58.85	$55.18	$54.58	$54.11	$53.60	$54.36
Adjusted EBITDA:
Oil and gas sales	$24,069	$22,800	$22,990	$23,648	$23,450	$92,887
Other revenue	341	247	231	231	231	940

Total revenue	24,410	23,047	23,221	23,879	23,681	93,827
Operating expenses	7,152	6,776	6,674	6,922	6,928	27,300
General and administrative expenses	2,965	3,015	3,072	3,186	3,189	12,462

Adjusted EBITDA	$14,293	$13,256	$13,475	$13,771	$13,563	$54,066

Adjusted EBITDA	$14,293	$13,256	$13,475	$13,771	$13,563	$54,066
Less:
Cash interest expense	—	75	75	75	75	300
Capital expenditures	6,819	2,776	4,798	5,205	1,321	14,099
Cash reserve—excess (withdrawal)	*	1,155	(647)	(759)	2,918	2,667

Cash available to pay distributions	*	$9,250	$9,250	$9,250	$9,250	$37,000

Estimated Cash Distributions:
Distribution per unit	*	$0.4125	$0.4125	$0.4125	$0.4125	$1.65
Distributions to:
General partner	*	$185	$185	$185	$185	$740
Public unitholders	*	2,475	2,475	2,475	2,475	9,900
Common units held by general partner and affiliates	*	6,590	6,590	6,590	6,590	26,360

Total estimated cash distributions	*	$9,250	$9,250	$9,250	$9,250	$37,000

*
We have assumed that the offering will be completed late in this quarter and that cash available for distribution from this quarter will be minimal.

How We Make Cash Distributions

Distributions of Available Cash

        Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2006, we distribute all of our available cash to unitholders of record on the applicable record date and to our general partner. We will distribute

98% of our available cash to our common unitholders, pro rata, and 2% of our available cash to our general partner.

        Available cash, for each fiscal quarter, means all cash on hand at the date of determination of available cash for such quarter, less the amount of cash reserves established by our general partner to:

•
provide for the proper conduct of our business (including reserves for future capital expenditures and for acquisitions of additional oil and natural gas properties);

•
comply with applicable law, any of our debt instruments or other agreements; or

•
provide funds for distribution to our unitholders for any one or more of the next four quarters.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Adjustments to Capital Accounts

        We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        Set forth below is summary historical consolidated financial data for BreitBurn Energy Company LP and BreitBurn Energy Company LLC, the predecessors of BreitBurn Energy Partners L.P., and pro forma consolidated financial and operating data of BreitBurn Energy Partners L.P., as of the dates and for the periods indicated.

        The selected historical consolidated financial data presented as of and for each of the years ended December 31, 2001, 2002 and 2003, the period from January 1, 2004 to June 15, 2004, the period from June 16, 2004 (date of inception) to December 31, 2004 and the year ended December 31, 2005 is derived from the audited consolidated financial statements of BreitBurn Energy and its predecessors included elsewhere in this prospectus. The selected historical consolidated financial data presented as of and for the six months ended June 30, 2005 and June 30, 2006 is derived from the unaudited consolidated financial statements of BreitBurn Energy included elsewhere in this prospectus. This financial data includes the results of all of BreitBurn Energy's oil and gas operations. In connection with this offering, BreitBurn Energy will contribute to the Partnership certain of its oil and gas assets, liabilities and operations located in the Los Angeles Basin, which include its interests in the Santa Fe Springs, Rosecrans and Brea Olinda fields, substantially all of its oil and gas assets, liabilities and operations located in Wyoming and certain other assets and liabilities. The assets, liabilities and operations to be contributed to the Partnership are referred to as the Partnership Properties. BreitBurn Energy's historical results of operations and period-to-period comparisons of its results and certain financial data, which include combined information for the properties to be contributed to the Partnership and the properties to be retained by BreitBurn Energy and BreitBurn Energy Company LLC's 2004 acquisition by Provident and subsequent growth through acquisition and development of its properties, may not be indicative of the Partnership's future results.

        The selected pro forma financial data presented as of and for the year ended December 31, 2005 and as of and for the six months ended June 30, 2006 is derived from the unaudited pro forma consolidated financial statements of BreitBurn Partners included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements of BreitBurn Partners give pro forma effect to (1) the acquisition of Nautilus in March 2005, (2) the contribution by BreitBurn Energy to the Partnership of the Partnership Properties and (3) the completion of this offering and the use of proceeds from this offering as described in "Use of Proceeds." The unaudited pro forma balance sheet as of June 30, 2006 assumes items (2) and (3) listed above occurred as of June 30, 2006. The unaudited pro forma statement of operations data for the year ended December 31, 2005 assumes the items listed above occurred as of January 1, 2005, and the unaudited pro forma statement of operations data for the six months ended June 30, 2006 assumes items (2) and (3) listed above occurred as of January 1, 2005. We have given pro forma effect to the $2.3 million of incremental selling, general and administrative expenses that we expect to incur on an annual basis as a result of being a public company.

        You should read the following table in conjunction with "Prospectus Summary—Our Structure," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of BreitBurn Energy and the unaudited pro forma consolidated financial statements of BreitBurn Partners included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

        The following table presents a non-GAAP financial measure, Adjusted EBITDA, which we use in our business. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to the most directly comparable financial measures calculated and presented in accordance with GAAP.

								Six Months Ended June 30,
	BreitBurn Energy Company LLC Historical				BreitBurn Energy Company LP Historical					BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
				Period from January 1, 2004 to June 15, 2004	Period from June 16, 2004 to December 31, 2004 (As Restated)
						Non-GAAP Combined Year Ended December 31, 2004
	Year Ended December 31,
							Year Ended December 31, 2005			Year Ended December 31, 2005		Six Months Ended June 30, 2006
	2001	2002	2003					2005	2006
						(unaudited)		(unaudited)		(unaudited)		(unaudited)
	(in thousands)
Statement of Operations Data:
Revenues and other income items	$44,173	$38,002	$42,181	$12,213	$29,033	$41,246	$101,865	$37,206	$50,308	$67,006		$28,237
Operating costs	19,503	16,469	15,704	6,700	10,394	17,094	32,960	14,036	22,212 (a)	22,714		12,943
Depletion, depreciation and amortization	5,278	4,523	3,618	1,388	4,305	5,693	11,862	4,664	7,007	8,591		4,631
General and administrative expenses	2,811	3,302	4,171	5,309	4,310	9,619	16,111	6,102	12,187	12,979		8,778

Operating income (loss)	$16,581	$13,708	$18,688	$(1,184)	$10,024	$8,840	$40,932	$12,404	$8,902	$22,722		$1,885

Interest and other financing costs, net	3,192	3,476	5,503	4,711	143	4,854	1,631	521	1,696	300	(b)	150
Other (income) expense, net	581	(1,159)	268	501	203	704	294	162	96	281		86
Loss from discontinued operations	2,549	6,609	—	—	—	—	—	—	—	—		—
Minority interest	—	—	—	—	—	—	—	—	(1,258)	—		—
Cumulative effect of accounting change (income)	—	—	(1,653)	—	—	—	—	—	(577)	—		(361)

Net income (loss)	$10,259	$4,782	$14,570	$(6,396)	$9,678	$3,282	$39,007	$11,721	$8,945	$22,141		$2,010

Cash Flow Data:
Net cash (used in) provided by operating activities	$24,811	$10,205	$6,626	$1,697	$111	$1,808	$45,926	$13,787	$32,280
Net cash (used in) provided by investing activities	(18,116)	(19,261)	20,620	(8,531)	(60,490)	(69,021)	(93,439)	(98,434)	(24,804)
Net cash (used in) provided by financing activities	(6,440)	8,553	(26,854)	6,302	60,698	67,000	49,617	86,435	(9,635)
Capital expenditures (excluding property acquisitions) for oil and gas properties	(21,068)	(20,619)	(12,809)	(8,522)	(11,314)	(19,836)	(39,945)	(25,103)	(26,477)
Capital expenditures for property acquisitions	—	—	—	—	(47,508)	(47,508)	—	—	—
Acquisition of Nautilus	—	—	—	—	—	—	(72,700)	(72,700)	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$826	$323	$715	$183	$636	$636	$2,740		$581			$—
Other current assets	10,510	6,356	6,467	9,527	9,839	9,839	18,933		23,248			12,175
Net property, plant and equipment	100,833	110,555	96,846	104,018	212,324	212,324	310,741		327,828			173,780
Other assets	1,966	1,309	1,325	751	816	816	1,112		1,935			555

Total assets	$114,135	$118,543	$105,353	$114,479	$223,615	$223,615	$333,526		$353,592			$186,510

Current liabilities	$14,505	$14,149	$55,735	$79,381	$25,025	$25,025	$40,980		$54,901			$30,918
Long-term debt	50,200	62,400	—	—	10,500	10,500	36,500		45,500			—
Other long term liabilities	9,592	9,453	6,460	2,534	4,076	4,076	16,021		25,485			18,015
Redeemable preferred shares	34,287	34,925	37,785	40,736	—	—	—		—			—
Minority interest	—	—	—	—	—	—	—		1,142
Partners' capital (deficit)	5,551	(2,384)	5,373	(8,172)	184,014	184,014	240,025		226,564			137,577

Total liabilities and partners' capital	$114,135	$118,543	$105,353	$114,479	$223,615	$223,615	$333,526		$353,592			$186,510

Other Financial Data (unaudited):
Adjusted EBITDA(c)	$17,173	$10,515	$11,214	$(297)	$16,736	$16,439	$52,345	$23,967	$34,791	$32,510		$23,305

(a)
Operating costs include $1,570,000 in due diligence costs related to a real estate transaction, which is not related to oil operations.

(b)
We will incur a commitment fee of approximately $300,000 under our new credit facility.

(c)
We include in this prospectus the non-GAAP financial measure Adjusted EBITDA and provide reconciliations of Adjusted EBITDA to net income (loss) and net cash from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP. We define Adjusted EBITDA as net income (loss) plus:

•
Exploration expense;

•
Interest expense;

•
Depletion, depreciation and amortization;

•
Unrealized loss (gain) on hedging;

•
Loss (gain) on sale of assets;

•
Cumulative effects of changes in accounting principles; and

•
Income tax provision.

We will be required to report Adjusted EBITDA to our lenders under our new credit facility, and to use Adjusted EBITDA to determine our compliance with the consolidated leverage test thereunder.

Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents a reconciliation of Adjusted EBITDA to net income (loss) and net cash from operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

								Six Months Ended June 30,
	BreitBurn Energy Company LLC Historical				BreitBurn Energy Company LP Historical					BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
					Period from June 16, 2004 to December 31, 2004 (As Restated)
				Period from January 1, 2004 to June 15, 2004		Non-GAAP Combined Year Ended December 31, 2004
	Year Ended December 31,
							Year Ended December 31, 2005			Year Ended December 31, 2005	Six Months Ended June 30, 2006
	2001	2002	2003					2005	2006
						(unaudited)		(unaudited)		(unaudited)	(unaudited)
	(in thousands)
Reconciliation of consolidated net income to Adjusted EBITDA:
Net income (loss)	$10,259	$4,782	$14,570	$(6,396)	$9,678	$3,282	$39,007	$11,721	$8,945	$22,141	$2,010
Unrealized loss (gain) on derivatives	—	—	—	—	2,610	2,610	(155)	7,061	17,720	1,478	16,875
Depletion, depreciation and amortization	5,278	4,523	3,618	1,388	4,305	5,693	11,862	4,664	7,007	8,591	4,631
Interest expense and other financing costs	3,192	3,476	5,503	4,711	143	4,854	1,631	521	1,696	300	150
Loss (gain) on sale of assets	(1,556)	3,937	(10,824)	—	—	—	—	—	—	—	—
Cumulative effect of accounting change (income)	—	—	(1,653)	—	—	—	—	—	(577)	—	(361)

Adjusted EBITDA	$17,173	$16,718	$11,214	$(297)	$16,736	$16,439	$52,345	$23,967	$34,791	$32,510	$23,305

Reconciliation of net cash from operating activities to Adjusted EBITDA:
Net cash from operating activities	$24,811	$10,205	$6,626	$1,697	$111	$1,808	$45,926	$13,787	$32,280
Add:
Increase (decrease) in current assets and current liabilities relating to operating activities	(10,392)	2,671	1,974	(2,107)	15,973	13,866	10,510	3,776	(8,197)
Unrealized (gain) loss on financial derivative instruments	—	—	—	—	2,610	2,610	(155)	7,061	17,720
Cash interest expense and other financing costs, net	3,192	3,476	3,281	1,760	143	1,903	1,631	521	1,696
Equity in earnings from affilliates, net	(227)	7	(81)	(28)	(35)	(63)	1	71	21
Stock based compensation paid	—	—	—	—	—	—	1,970	1,975	3,343
Deferred stock based compensation	—	—	—	—	(1,874)	(1,874)	(7,213)	(2,205)	(6,152)
Other	(211)	359	(586)	(1,619)	(192)	(1,811)	(325)	(245)	(302)
Increase in long-term non-hedging derivative liability	—	—	—	—	—	—	—	(774)	(6,876)
Minority interest	—	—	—	—	—	—	—	—	1,258

Adjusted EBITDA	$17,173	$16,718	$11,214	$(297)	$16,736	$16,439	$52,345	$23,967	$34,791

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Historical and Pro Forma Consolidated Financial Data" and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil and gas, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements," all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

        We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties. Our objective is to manage our oil and gas producing properties for the purpose of generating cash flow and making distributions to our unitholders. Our assets consist primarily of producing and non-producing crude oil reserves located in the Los Angeles Basin in California and the Wind River and Big Horn Basins in central Wyoming.

        BreitBurn Energy Company, L.P. ("BreitBurn Energy") is a 95.55% owned indirect subsidiary of Provident Energy Trust ("Provident"), a publicly traded Canadian energy trust. Provident acquired its interest in BreitBurn Energy in June 2004 with the intent to use BreitBurn Energy as the primary acquisition vehicle to grow its upstream energy business in the United States. In October 2004, BreitBurn Energy acquired the Orcutt Hills Oil Field in California. In March 2005, BreitBurn Energy acquired Nautilus Resources, LLC ("Nautilus"), a privately held company with assets in the Wind River and Big Horn Basins in central Wyoming. Upon completion of this offering, Provident and BreitBurn Corporation will own in the aggregate approximately 72.70% of our common units.

    Partnership Properties

        BreitBurn Energy Partners L.P. was formed on March 23, 2006 by BreitBurn Energy. In connection with this offering, BreitBurn Energy will contribute to us the Partnership Properties, which include certain fields in the Los Angeles Basin in California, including its interests in the Santa Fe Springs, Rosecrans and Brea Olinda Fields, and the Wind River and Big Horn Basins in central Wyoming. As of December 31, 2005, the total estimated proved reserves of the Partnership Properties were 29.7 MMBoe, of which approximately 98% were oil and 91% were classified as proved developed reserves, and the Partnership Properties had estimated future net revenues discounted at 10% ("standardized measure") of $320.5 million. Of these total estimated proved reserves, 16.8 MMBoe, or 57%, are located in California and 12.9 MMBoe, or 43%, are located in Wyoming. We operate approximately 99% of the total wells in which we have interests. For the six months ended June 30, 2006, the net production from the Partnership Properties averaged 4,448 Boe per day.

        The Partnership Properties accounted for approximately 51%, 67% and 65%, of BreitBurn Energy's revenue for the years ended December 31, 2003, 2004 and 2005, respectively. In addition, the Partnership Properties accounted for 46% of BreitBurn Energy's standardized measure as of December 31, 2005 and 65% of BreitBurn Energy's production for the year ended December 31, 2005.

        The Partnership will conduct its operations through, and its operating assets are owned by, its subsidiaries. The Partnership will own, directly or indirectly, all of the ownership interests in its operating subsidiaries. The Partnership will have no employees. The Partnership intends to enter into an Administrative Services Agreement with BreitBurn Management, a majority owned subsidiary of Provident, pursuant to which such subsidiary will operate the Partnership's assets and perform other administrative services for the Partnership such as accounting, corporate development, finance, land, legal and engineering. BreitBurn Management will also manage the assets retained by BreitBurn Energy. In addition, the Partnership will enter into an Omnibus Agreement with Provident, which will detail certain agreements with respect to conflicts of interest. Please read "Conflicts of Interest and Fiduciary Duties."

    Retained Properties

        BreitBurn Energy will retain certain oil and gas properties and other assets after the offering (the "Retained Properties"). These assets will include oil and gas assets with a standardized measure of $381.6 million and estimated proved reserves of 31.3 MMBoe as of December 31, 2005. The Retained Properties include the West Pico Unit of the Beverly Hills East Oil Field in the Los Angeles Basin in California, the Orcutt Hills Oil Field in Santa Barbara County, California, which was acquired by BreitBurn Energy in October 2004, and two oilfields being developed in partnership with GE Capital, a subsidiary of General Electric Corporation, in the Los Angeles Basin. The Retained Properties are not being contributed to the Partnership at this time due primarily to the relatively significant levels of capital expenditures required to further develop the properties and realize meaningful production.

How We Evaluate our Operations

        We use a variety of financial and operational measures to assess our performance. Among these measures are the following:

  •
  Volumes of oil and natural gas produced;

  •
  Realized prices;

  •
  Operating and general and administrative expenses; and

  •
  Adjusted EBITDA.

    Volumes of oil and natural gas produced—the Partnership Properties

        The following table presents production volumes for the Partnership Properties for the years ended December 31, 2003, 2004 and 2005 and for the six months ended June 30, 2005 and 2006 and on a pro forma basis for the year ended December 31, 2005 and the six months ended June 30, 2005 and 2006:

	Partnership Properties
	Historical					Pro Forma(a)
	Year Ended December 31,			Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2003	2004	2005	2005	2006	2005	2005	2006
Total production (MBoe)	925	866	1,558	709	805	1,675	826	805
Average daily production (Boe per day)	2,536	2,368	4,269	3,917	4,448	4,590	4,563	4,448

(a)
Pro forma results as if Nautilus had been acquired January 1, 2005.

        From 2003 to 2004, the production volumes for the Partnership Properties declined by approximately 6% due primarily to natural production declines, which were partially offset by increased production from two wells drilled in the Santa Fe Springs Field in 2004. In 2005, production volumes increased by approximately 80% as a result of our acquisition of Nautilus in March 2005 and approximately 93% on a pro forma basis, including Nautilus volumes for all of 2005. Nautilus actual and pro forma production was 593 MBoe and 710 MBoe, respectively.

        For the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, production volumes increased by 14% as a result of a full six months of Nautilus volumes being recorded in 2006 versus four months of volumes in 2005. On a pro forma basis to reflect a full six months of Nautilus volumes in 2005, production volumes decreased by 3% primarily as a result of natural production declines.

    Realized prices—the Partnership Properties

        We analyze our realized prices and the impact on those prices resulting from differentials from market-based index prices and the effects of our derivative activities. We market our oil and natural gas production to a variety of purchasers based on regional pricing.

        Crude oil produced in the Los Angeles Basin of California and Wind River and Big Horn Basins of central Wyoming typically sells at a discount to NYMEX WTI crude oil due to, among other factors, its relatively heavier grade and relative distance to market. Our Los Angeles Basin crude oil is generally medium gravity crude. Because of its proximity to the extensive Los Angeles refinery market, it trades at only a minor discount to NYMEX WTI. Our Wyoming crude oil, while generally of similar quality to our Los Angeles Basin crude oil, trades at a significant discount to NYMEX WTI because of its distance from a major refining market and the fact that it is priced relative to the Bow River benchmark for Canadian heavy sour crude oil, which has historically traded on average at an approximate 30% discount to NYMEX WTI.

        For the years ended December 31, 2003, 2004 and 2005, the average price differential (discount) on the Partnership's Wyoming production was approximately $7.98, $11.01 and $17.48, respectively. For the six months ended June 30, 2005 and 2006, the average price differential (discount) on the Partnership's Wyoming production was approximately $16.94 and $21.03, respectively. The current differential (discount) related to our Wyoming production is significantly higher than its historical average due in part to the higher price of crude oil. We are unable to predict when, or if, the difference will revert back to historical levels. With respect to the Partnership's California production for the years ended December 31, 2003, 2004 and 2005, its average price differential (discount) was approximately $3.39, $3.32 and $3.74, respectively. For the six months ended June 30, 2005 and 2006, its average price differential (discount) was approximately $4.03 and $3.77, respectively. Please read "Business—Crude Oil Prices" for a more detailed discussion regarding our crude oil prices. For the six months ended June 2006, the difference between the NYMEX WTI oil price and the Partnership's realized oil price was approximately $11.36 per Bbl. Our revenues and net income are sensitive to oil and natural gas prices. Please read "Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distributions" for a sensitivity analysis showing the impact of commodity prices on our estimated Adjusted EBITDA.

        We enter into various derivative contracts in order to achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas. We currently maintain derivative arrangements for a significant portion of our oil and gas production. Please read "—Derivative Instruments and Hedging Activities" below for more detail on our hedging activities. For the years ended December 31, 2003, 2004 and 2005, derivative transactions decreased the average price realized for the Partnership's oil production by $5.39, $5.61 and $5.52 per Boe, respectively. For the six months ended June 30, 2005 and 2006, derivative transactions decreased the average price realized for the Partnership's oil production by $3.97 and nil per Boe, respectively. The Partnership had no derivatives in place for gas production in the years ended 2003, 2004, 2005 or the six months ended June 30, 2006.

    Operating and general and administrative expenses

        In evaluating our production operations, we frequently monitor and assess our operating and general and administrative expenses per Boe produced. This measure allows us to better evaluate our operating efficiency and is used by us in reviewing the economic feasibility of a potential acquisition or development project.

        Operating expenses are the costs incurred in the operation of producing properties. Expenses for utilities, direct labor, water injection and disposal, production taxes and materials and supplies comprise the most significant portion of our operating expenses. Operating expenses do not include general and administrative costs. A majority of our operating cost components are variable and increase or decrease along with our levels of production. For example, we incur power costs in connection with various production related activities such as pumping to recover oil and gas, separation and treatment of water produced in connection with our oil and gas production, and re-injection of water produced into the oil producing formation to maintain reservoir pressure. Although these costs typically vary with production volumes, they are driven not only by volumes of oil produced but also volumes of water produced. Consequently, fields that have a high percentage of water production relative to oil production, also known as a high water cut, will experience higher levels of power costs for each barrel of oil produced. Certain items, however, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to our pumping equipment or surface facilities result in increased expenses in periods during which they are performed.

        Production taxes vary by state. Both California and Wyoming impose ad valorem taxes on oil and gas properties. The various states regulate the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. Wyoming currently imposes a severance tax on oil and gas producers at the rate of 6% of the value of the gross product extracted. Reduced rates may apply to certain types of wells and production methods, such as new wells, renewed wells, stripper production and tertiary production. The November 2006 ballot in California will include a proposal that would impose a similar severance tax, effective January 1, 2007. If approved, the California severance tax would be assessed on the gross value of oil produced at the rates of 1.5% for oil at $10.00 to $25.00 per barrel, 3% for oil at $25.01 to $40.00 per barrel, 4.5% for oil at $40.01 to $60.00 per barrel, and 6% for oil over $60.00 per barrel. Reduced rates would apply to wells that are incapable of producing an average of more than ten barrels of oil per day during a taxable month.

        The following table presents BreitBurn Energy's operating and general and administrative expenses per Boe produced for each of the three years ended December 31, 2005 and for the six months ended June 30, 2005 and 2006, in addition to the Partnership's operating and general and administrative expenses per Boe on a pro forma basis for the year ended December 31, 2005 and for the six months ended June 30, 2006:

	BreitBurn Energy Company LLC Historical		BreitBurn Energy Company LP Historical					BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
			Period from June 16, 2004 to December 31, 2004 (As Restated)			Six Months Ended June 30,
		Period from January 1, 2004 to June 15, 2004		Non-GAAP Combined Year Ended December 31, 2004					Six Months Ended June 30, 2006
	Year Ended December 31, 2003				Year Ended December 31, 2005			Year Ended December 31, 2005
						2005	2006
	(in thousands, except per Boe data)
Operating costs	$15,704	$6,700	$10,394	$17,094	$32,960	$14,036	$20,642	$22,714	$12,943
Real estate due diligence expenses	$—	$—	$—	$—	$—	$—	$1,570	$—	$—
General and administrative expenses	$4,171	$5,309	$4,310	$9,619	$16,111	$6,102	$12,187	$12,979	$8,778
Production (MBoe)	1,366	520	765	1,285	2,397	1,125	1,247	1,675	805
Operating costs ($/Boe)	$11.50	$12.88	$13.59	$13.30	$13.75	$12.48	$16.55	$13.56	$16.08
General and administrative expenses ($/Boe)	$3.05	$10.21	$5.63	$7.49	$6.72	$5.42	$9.77	$7.75	$10.90

        BreitBurn Energy's unit operating expense increased in 2004 and 2005 as a result of several factors, including general increases in utility, labor and service costs.

        For the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, operating expense increased primarily due to overall increases in labor, service, insurance, and production and property tax costs. Of the increase, $0.88 per Boe is due to a supplemental property tax bill for the period July 1, 2004 to June 30, 2005. See note 14 of the BreitBurn Energy Company L.P. historical consolidated financial statements.

        The Partnership expects to incur $2.3 million of additional general and administrative expenses as a result of being a public company. The Partnership intends to enter into an Administrative Services Agreement with BreitBurn Management, a majority owned subsidiary of Provident, pursuant to which such subsidiary will operate the Partnership's assets and perform other administrative services for the Partnership such as accounting, corporate development, finance, land, legal and engineering. BreitBurn Management will be reimbursed by the Partnership for its expenses incurred on behalf of the Partnership. BreitBurn Management will also manage the operations of BreitBurn Energy and will be reimbursed by the Partnership and BreitBurn Energy for its general and administrative expenses incurred on their behalf.

    Adjusted EBITDA

        We define Adjusted EBITDA as net income plus:

  •
  Exploration expense;

  •
  Interest expense;

  •
  Depletion, depreciation and amortization;

  •
  Unrealized loss (gain) on hedging;

  •
  Loss (gain) on sale of assets;

  •
  Cumulative effects of changes in accounting principles; and

  •
  Income tax provision.

        We use Adjusted EBITDA to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

        We expect to be required to report Adjusted EBITDA to our lenders under our new credit facility, and to use Adjusted EBITDA to determine our compliance with the consolidated leverage test thereunder.

        Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

Outlook

        Oil and natural gas prices have increased significantly since the beginning of 2004. Rising prices contributed to an increase in our oil and natural gas sales in both 2005 compared to 2004 and 2004 compared to 2003. The Partnership anticipates a continued favorable commodity price environment in 2006 and into 2007. Significant factors that will impact near-term commodity prices include political developments in Iraq, Iran and other oil producing countries, the extent to which members of the OPEC and other oil exporting nations are able to manage oil supply through export quotas and variations in key North American natural gas and refined products supply and demand indicators. A substantial portion of the Partnership's estimated production is currently hedged through June 30, 2008, and the Partnership intends to continue to enter into commodity derivative transactions to mitigate the impact of price volatility on its oil and gas revenues.

        The increase in commodity prices has resulted in increased drilling activity and demand for drilling and operating services and equipment in North America. Due to the expected continued high commodity price environment and related demand pressures, the Partnership anticipates drilling service and labor costs, as well as costs of equipment and raw materials, to remain at or exceed the levels experienced in 2005.

        The Partnership expects to fund its 2006 and 2007 capital expenditures with cash flow from operations. The Partnership also estimates that it will have sufficient cash flow from operations after funding its capital expenditures to enable it to make its initial quarterly distribution to unitholders through September 30, 2007. See "—Liquidity and Capital Reserves" below and "Cash Distribution Policy and Restrictions on Distributions."

        The Partnership expects to continue to pursue asset acquisition opportunities in 2006 and 2007, but expects to confront intense competition for these assets. The Partnership believes that its structure as a pass-through vehicle for tax purposes will allow it to have a lower cost of capital for acquisition opportunities than many of its taxable competitors.

Results of Operations

        The discussion of the results of operations and period-to-period comparisons presented below covers the historical results of BreitBurn Energy. As the historical results of BreitBurn Energy include combined information for both the Partnership Properties and the Retained Properties, BreitBurn Energy's historical results of operations and period-to-period comparisons of its results may not be indicative of the Partnership's future results. Please see "Selected Historical and Pro Forma Consolidated Financial and Operating Data" for financial information relating to BreitBurn Energy Partners L.P., and its predecessors, BreitBurn Energy Company LP and BreitBurn Energy Company LLC, as of the dates and for the periods indicated.

    Comparison of Results of BreitBurn Energy for the Three Years Ended December 31, 2005 and the Six Months Ended June 30, 2005 and 2006

        The following table sets forth certain operating information for BreitBurn Energy for the periods indicated.

        We believe that BreitBurn Energy's results of operations are comparable between 2003 and 2004 and between 2004 and 2005 except as follows:

  •
  Provident's acquisition of BreitBurn Energy in June 2004 was accounted for using the purchase method of accounting, which caused a step up in the basis of BreitBurn Energy's assets and an increase of $1.78 per Boe in BreitBurn Energy's depletion, depreciation and amortization expense in that year; and

  •
  Subsequent to Provident's acquisition of BreitBurn Energy, BreitBurn Energy discontinued accounting for its derivative instruments as cash flow hedges under SFAS No. 133. Accordingly, the changes in the fair value of its derivative instruments are currently reflected in earnings.

        Neither of these events impacts the comparability of the six months ended June 30, 2005 and 2006.

        Our presentation of BreitBurn Energy Company LLC and BreitBurn Energy Company LP on a combined basis for 2004 is not made in accordance with GAAP, but we believe this presentation provides a useful basis for understanding our predecessor's financial condition and results of operations for that year.

								BreitBurn Energy Company LP
	BreitBurn Energy Company LLC	BreitBurn Energy Company LLC	BreitBurn Energy Company LP		BreitBurn Energy Company LP
								Six Months Ended June 30,
	Predecessor		Successor		Successor			Successor
	Year Ended December 31, 2003	Period from January 1, 2004 to June 15, 2004	Period from June 16, 2004 to December 31, 2004 (As Restated)	Non-GAAP Combined 2004	Year Ended December 31, 2005	Increase/ (Decrease) % 2003-2004(a)	Increase/ (Decrease) % 2004-2005(a)	2005	2006	Increase/ (Decrease) % 2005-2006
				(unaudited)
	(in thousands, except per unit information)
Revenues:
Oil and natural gas sales	$37,751	$17,400	$31,626	$49,026	$114,405	30%	133%	48,382	69,429	44%
Realized derivative gain (loss)	(7,290)	(5,721)	(528)	(6,249)	(13,563)	(14)%	117%	(4,590)	(1,937)	(58)%
Unrealized derivative gain (loss)	—	—	(2,610)	(2,610)	155	—	(106)%	(7,061)	(17,720)	151%
Gain (loss) on sales of assets	$10,824	—	—	—	—	—	—	—	—	—
Other revenue	896	534	545	1,079	868	20%	(20)%	475	536	13%

Total revenues	$42,181	$12,213	$29,033	$41,246	$101,865	(2)%	147%	$37,206	$50,308	35%
Expenses:
Operating costs	$15,704	$6,700	$10,394	$17,094	$32,960	9%	93%	14,036	22,212 (b)	58%
General and administrative expenses	4,171	5,309	4,310	9,619	16,111	131%	67%	6,102	12,187	100%
Depletion, depreciation, and amortization	3,618	1,388	4,305	5,693	11,862	57%	108%	4,664	7,007	50%

Total expenses	$23,493	$13,397	$19,009	$32,406	$60,933	38%	88%	24,802	41,406	67%
Other Income and (Expenses):
Interest and other financing costs, net	$5,503	$4,711	$143	$4,854	$1,631	(12)%	(66)%	521	1,696	226%
Other (income) expense	268	501	203	704	294	163%	(58)%	162	96	(41)%

Total other income and expenses	5,771	5,212	346	5,558	1,925	(4)%	(65)%	683	1,792	162%

Minority interest	—	—	—	—	—	—	—	—	(1,258)	N/A
Income (loss) before change in accounting principle	12,917	(6,396)	9,678	3,282	39,007	(75)%	1,089%	11,721	8,368	(29)%
Cumulative effect of accounting change	1,653	—	—	—	—	—	—	—	(577)	N/A

Net income (loss)	$14,570	$(6,396)	$9,678	$3,282	$39,007	(77)%	1,089%	11,721	8,945	(24)%

(a)
Percentage changes relative to 2004 are calculated using the non-GAAP combined 2004 totals.

(b)
Operating costs include $1,570,000 in due diligence costs related to a real estate transaction, which is not related to oil operations.

        The variance in results for BreitBurn Energy for the three years ended December 31, 2005 and for the six months ended June 30, 2006 was due to the following components:

    Production—BreitBurn Energy

        The decrease in net production of 81 MBoe from 2003 to 2004 was due to the sale of two properties accounting for 150 MBoe to the GE Partnership in May 2003 and natural production declines of 50 MBoe, offset by 119 MBoe from the Orcutt acquisition in October 2004.

        The increase in net production of 1,112 MBoe from 2004 to 2005 resulted from increases of 593 MBoe from the acquisition of Nautilus in March 2005, 367 MBoe from a full year of results from the Orcutt Hills Field in 2005, as compared to three months in 2004, and 171 MBoe from drilling and optimization programs. These increases in net production were offset in part by natural production declines.

        For the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, production increased 122 MBoe. Of the increase, 97 MBoe resulted from reporting a full six months of production for Nautilus in 2006 as compared to four months in 2005. The remaining 25 MBoe increase was due to successful drilling and optimization projects partially offset by natural production declines.

    Revenues—BreitBurn Energy

        The decrease in total revenues of $0.9 million from 2003 to 2004 was the result of a $10.8 million gain from the sale of properties to the GE Partnership in 2003 with a corresponding reduction in oil and gas sales in 2004 of $4.2 million from the sold production, losses of $1.6 million from derivative instruments and a $1.3 million decrease in oil and gas sales (approximately 150 MBoe) due to natural production declines. These decreases were almost fully offset by higher prices and the inclusion of three months of production from the Orcutt Hills Field which, increased oil and gas sales by $13.5 million and $3.3 million, respectively.

        The increase in total revenues of $60.6 million from 2004 to 2005 was due to increases of $65.4 million from oil and gas sales, which includes $22.6 million from higher Nautilus production that was acquired in March 2005, $22.9 million from higher prices, $14.0 million from a full year of Orcutt production, as compared to three months in 2004, $6.5 million in higher production from drilling and optimization programs and a decrease of $0.7 million from natural production declines. The increase in oil and gas sales was partially offset by $4.5 million in higher losses from derivative instruments and a decrease of $0.2 million from other revenues.

        For the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, total revenues increased $13.1 million. Of the increase, $4.2 million was attributable to including a full six months of Nautilus production in 2006 as compared to four months in 2005, $1.1 million was attributable to increased production from drilling and optimization projects, $15.8 million was the result of price increases and $2.7 million was due to a decrease in realized derivative losses. These positive factors were partially offset by an increase in unrealized derivative losses of $10.7 million.

    Realized prices—BreitBurn Energy

        The average NYMEX WTI prices per barrel for 2003, 2004 and 2005 were $31.04, $41.40 and $56.55, respectively. On an oil equivalent basis, average prices realized by BreitBurn Energy before the effects of derivative instruments for 2003, 2004 and 2005 were $27.70, $38.18 and $47.73, respectively. BreitBurn Energy enters into various derivative transactions in order to manage its exposure to oil and gas prices. Derivative transactions decreased the average price received for oil in 2003, 2004 and 2005 by $5.35 per Boe, $4.87 per Boe and $5.66 per Boe, respectively. BreitBurn Energy had no derivatives in place for natural gas production in 2003, 2004 and 2005.

        The average NYMEX WTI prices per barrel for the six months ended June 30 and December 31, 2004 were $36.73 and $46.08, respectively. On an oil equivalent basis, average prices realized by BreitBurn Energy before the effects of derivative instruments for the periods from January 1 to June 15, 2004 and June 16 to December 31, 2004 were $33.46 and $41.34, respectively. Derivative transactions decreased the average price received for oil for the periods from January 1 to June 15, 2004 and June 16 to December 31, 2004 by $11.00 per Boe and $0.69 per Boe, respectively. BreitBurn Energy had no derivatives in place for natural gas production in 2003, 2004 and 2005.

        For the period from June 16 to December 31, 2004, the year ended December 31, 2005 and the six months ended June 30, 2006, BreitBurn Energy's derivative instruments were not designated as hedges under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and any gains and losses were recognized immediately in earnings. Please read "—Derivative Instruments and Hedging Activities."

        For the six months ended June 30, 2005 and 2006, NYMEX WTI crude oil prices per barrel averaged $51.51 and $66.84, respectively. On an oil equivalent basis, average prices realized by BreitBurn Energy before the effects of derivative instruments for the six months ended June 30, 2005 and 2006 were $43.01 and $55.68, respectively. Derivative instruments decreased the average price received for oil for the six months ended June 30, 2005 and 2006 by $4.08 per Boe and $1.55 per Boe, respectively.

    Operating expenses—BreitBurn Energy

        Operating expenses for BreitBurn Energy increased from 2003 to 2004 on a per Boe basis from $11.50 to $13.30, or 16%, and from 2004 to 2005 on a per Boe basis from $13.30 to $13.75, or 3%. These increases were primarily due to overall increases in utility, labor and service costs.

        For the six months ended June 30, 2006 as compared to the six months ended June 30, 2005, operating expenses increased from $12.48 to $16.55 per Boe, or 33%. These increases were primarily due to overall increases in labor, service, insurance and production and property tax costs. Of the increase, $0.88 per Boe is due to a supplemental property tax bill for the period July 1, 2004 to June 30, 2005. See note 14 of the BreitBurn Energy Company L.P. historical consolidated financial statements.

    General and administrative expenses—BreitBurn Energy

        General and administrative expenses increased from 2003 to 2004 by $5.4 million, of which $2.6 million was from increases in wages, $2.7 million was from costs associated with the Provident acquisition and $0.2 million was from increases in the cost of goods and services. From 2004 to 2005, general and administrative expenses increased by $6.5 million due to increases of $2.9 million relating to an increase in equity based compensation, $1.4 million payable under a services agreement with Provident, $1.4 million relating to salaries and wages, and $0.8 million relating to legal and other expenses, net of capitalized expenses.

        For the six months ended June 30, 2006 as compared to the six months ended June 30, 2005, general and administrative expenses increased by $6.1 million, of which $3.8 million was due to equity based compensation, $2.1 million was due to increased wages and $0.9 million was due to increased legal and accounting expenses. These factors were partially offset with higher capitalized expenses of $1.1 million.

    Depletion, depreciation and amortization—BreitBurn Energy

        Depletion, depreciation and amortization ("DD&A") expense on oil and gas properties for BreitBurn Energy increased from $2.65 per Boe to $2.67 per Boe for the period from January 1 to June 15, 2004 when compared to the year ended December 31, 2003. DD&A expense increased $2.96 per Boe to $5.63 per Boe for the period from June 16 to December 31, 2004 when compared to the period from January 1 to June 15, 2004. The increase was attributable to the step up in basis of our oil and gas properties upon the acquisition of BreitBurn Energy by Provident. For the year ended December 31, 2005, DD&A expense decreased $0.68 per Boe to $4.95 per Boe when compared to the period from June 16 to December 31, 2004. The decrease in DD&A expense per Boe is primarily attributable to increased production at properties with lower average DD&A rates.

        For the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, depletion, depreciation and amortization increased from $4.15 per Boe to $5.62 per Boe due to the result of changes in reserve estimates at December 31, 2005, which reflect higher future development costs and capital costs in 2005, for which there were no immediate reserve additions.

    Interest and financing costs—BreitBurn Energy

        On July 1, 2003, BreitBurn Energy adopted SFAS No. 150, which required that the value of the paid-in-kind units issued and cash paid to the redeemable preferred unitholders be recorded as interest expense, whereas before the adoption of SFAS No. 150, they were recorded as an increase in accumulated deficit. Interest expense and other financing costs for BreitBurn Energy in 2003 totaled $5.5 million, net of $0.7 million of capitalized interest, compared to interest expense and other financing costs of $4.9 million, net of no capitalized interest, during 2004. Interest expense and other financing costs for BreitBurn Energy decreased in 2004 due to the repayment of debt in connection with the Provident acquisition. Interest expense and other financing costs for BreitBurn Energy decreased by approximately $3.2 million in 2005.

        For the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, interest and financing costs increased by $1.2 million due to higher outstanding debt balances during the six month period ended June 30, 2006.

    Comparison of Results of the Partnership Properties for the Three Years Ended December 31, 2005 and the Six Months Ended June 30, 2005 and 2006

        The following table sets forth certain unaudited financial information for the Partnership Properties for the periods indicated.

	Partnership Properties
				Increase/ (Decrease) %		Six Months Ended June 30
	Year Ended
								Increase/ (Decrease) %
	2003	2004	2005	2003-2004	2004-2005	2005	2006
		(Non-GAAP combined)(a)				(unaudited)	(unaudited)
	(unaudited) (in thousands)
Revenues:
Oil and natural gas sales	25,460	32,845	73,334	29%	123%	30,139	44,575	48%
Realized derivative losses	(5,000)	(4,882)	(8,594)	(2)%	76%	(2,818)	—	(100)%
Unrealized derivative losses	—	(1,356)	98	N/A	(107)%	(4,335)	(16,875)	289%
Other revenue	874	968	964	11%	(16)%	504	537	7%

Total revenues	21,334	27,575	65,802	29%	139%	23,490	28,237	20%
Expenses:
Operating costs	10,554	11,561	21,388	10%	85%	8,652	12,943	50%

(a)
Percentage changes relative to 2004 are calculated using the non-GAAP combined 2004 totals. Our presentation of BreitBurn Energy Company LLC and BreitBurn Energy Company LP on a combined basis for 2004 is not made in accordance with GAAP, but we believe this presentation provides a useful basis for understanding our predecessor's financial condition and results of operations for that year.

        The variance in annual results for the Partnership Properties for the three years ended December 31, 2005 and for the six months ended June 30, 2006 was due to the following components:

    Production—the Partnership Properties

        The Partnership Properties accounted for approximately 68%, 67% and 65% of BreitBurn Energy's production for the years ended December 31, 2003, 2004 and 2005, respectively. In addition, the Partnership Properties accounted for 64% of BreitBurn Energy's production for the six months ended June 30, 2006.

        From 2003 to 2004, net production volumes for the Partnership Properties declined by approximately 59 MBoe due primarily to natural production declines, which were partially offset by increased production from two wells drilled in the Santa Fe Springs Field in 2004. From 2004 to 2005, the Partnership Properties' production volumes increased by approximately 692 MBoe as a result of the acquisition of Nautilus in March 2005 and approximately 809 MBoe on a pro forma basis, including Nautilus volumes for all of 2005. Nautilus actual and pro forma production for 2005 was 593 MBoe and 710 MBoe, respectively.

        For the six months ended June 30, 2006 as compared to the six months ended June 30, 2005, production volumes increased by 96 MBoe as a result of a full six months of Nautilus volumes being recorded in 2006 as compared to four months of volumes in 2005. On a pro forma basis to reflect a full six months of Nautilus volumes for the first six months of 2005, production volumes decreased by 21 MBoe primarily as a result of natural production declines.

    Revenues—the Partnership Properties

        The Partnership Properties accounted for approximately 51%, 67% and 65% of BreitBurn Energy's revenues for the years ended December 31, 2003, 2004 and 2005, respectively. In addition, the Partnership Properties accounted for 56% of BreitBurn Energy's revenues for the six months ended June 30, 2006.

        The increase in total revenues of $6.2 million from 2003 to 2004 was due to an increase of $7.4 million from oil and gas sales primarily as a result of price increases. This increase was offset by losses of $1.2 million from derivative instruments.

        The increase in total revenues of $38.2 million from 2004 to 2005 was due to an increase of $40.5 million from oil and gas sales, which included $22.6 million resulting from higher production attributable to the Nautilus acquisition in March 2005, $14.3 million from price increases, and $3.6 million from drilling and optimization programs. This increase was partially offset by higher losses of $2.3 million from derivative instruments.

        For the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, total revenues increased $4.7 million. Of the increase, $4.2 million was attributable to Nautilus' production for the full six months 2006 as compared to four months in 2005 and $10.4 million was from price increases. These increases in revenues were partially offset by $9.7 million in higher losses from derivative instruments.

    Operating expenses—the Partnership Properties

        The Partnership Properties accounted for approximately 67%, 68% and 65% of BreitBurn Energy's operating expenses for the years ended December 31, 2003, 2004 and 2005, respectively. In addition, the Partnership Properties accounted for 63% of BreitBurn Energy's operating expenses for the six months ended June 30, 2006.

        Operating expenses for the Partnership Properties increased from 2003 to 2004 on a per Boe basis from $11.41 to $13.35, or 17%, and from 2004 to 2005 on a per Boe basis from $13.35 to $13.73, or 3%. These increases were primarily due to overall increases in utility, labor and service costs.

        For the six months ended June 30, 2006 as compared to the six months ended June 30, 2005, operating expenses increased from $12.20 to $16.08 per Boe, or 32%. This increase was primarily due to overall increases in labor, service, insurance and production and property tax costs.

Liquidity and Capital Resources

        The Partnership's primary sources of liquidity are expected to be cash generated from its operations, amounts available under its new revolving credit facility described below and funds from future private and public equity and debt offerings.

        In connection with this offering, the Partnership intends to assume approximately $36.5 million in outstanding indebtedness under BreitBurn Energy's existing credit facility, which the Partnership intends to repay with a portion of the net proceeds from this offering. The Partnership intends to make a distribution of $71.6 million of the net proceeds from this offering to Provident and BreitBurn Corporation.

        The Partnership plans to make substantial capital expenditures in the future for the acquisition, exploitation and development of oil and natural gas properties. In estimating the minimum amount of Adjusted EBITDA that the Partnership must generate to pay its initial quarterly distribution to its unitholders for the twelve months ending September 30, 2007, the Partnership has assumed that its capital expenditure budget for the twelve months ending

September 30, 2007 will be approximately $15.1 million. The Partnership intends to finance these capital expenditures with cash flow from operations. The Partnership intends to finance its acquisition and future development and exploitation activities with a combination of cash flow from operations and issuances of debt and equity.

        If cash flow from operations does not meet the Partnership's expectations, it may reduce the expected level of capital expenditures and/or fund a portion of the expenditures using borrowings under its credit agreement, issuances of debt and equity securities or from other sources. Funding its capital program from sources other than cash flow from operations could limit the Partnership's ability to make acquisitions. In the event the Partnership makes one or more acquisitions and the amount of capital required is greater than the amount the Partnership has available for acquisitions at that time, the Partnership would reduce the expected level of capital expenditures and/or seek additional capital. If the Partnership seeks additional capital for that or other reasons, the Partnership may do so through traditional reserve base borrowings, joint venture partnerships, production payment financings, asset sales, offerings of debt or equity securities or other means. The Partnership cannot assure you that needed capital will be available on acceptable terms or at all. The Partnership's ability to raise funds through the incurrence of additional indebtedness will be limited by covenants in its credit agreement. If the Partnership is unable to obtain funds when needed or on acceptable terms, the Partnership may not be able to complete acquisitions that may be favorable to the Partnership or finance the capital expenditures necessary to replace its reserves.

    Credit Facility

        In connection with this offering, our wholly owned subsidiary, BreitBurn Operating LP, as borrower, and we and our operating subsidiaries, as guarantors, intend to enter into a $400.0 million revolving credit facility, with an initial borrowing base of $90.0 million, with Wells Fargo Bank, National Association, administrative agent, lead arranger, and issuing lender, and a syndicate of banks. The credit facility will mature in September 2010 and borrowings will bear interest, at a rate per annum equal to the lesser of (i) the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin (LIBOR, Base Rate and Applicable Margin are each defined in the credit facility), or (ii) the Highest Lawful Rate (as defined in the credit facility). Under the credit facility, borrowings may be used (i) to refinance a portion of BreitBurn Energy's indebtedness, (ii) for standby letters of credit to the sub-facility amount of $5.0 million, (iii) for working capital purposes, (iv) for general company purposes, and (v) for certain permitted acquisitions enumerated by the credit facility. Borrowings under the credit facility will be secured by a first-priority lien on and security interest in all of BreitBurn Operating LP's assets. The credit facility will contain customary covenants, including restrictions on our ability to incur additional indebtedness; make certain investments, loans or advances; make distributions to our unitholders if an event of default exists or would result from such distribution; make dispositions or enter into sales and leasebacks; or enter into a merger or sale of our property or assets, including the sale or transfer of interests in our subsidiaries.

        The events that constitute an Event of Default under the credit facility will be customary for loans of this size, including payment defaults; breaches of representations, warranties or covenants; adverse judgments against us in excess of a specified amount; changes in management or control; loss of permits; failure to perform under a material agreement; and occurrence of a Material Adverse Effect (as defined in the credit facility.)

        The credit facility will require us to maintain a leverage ratio (defined as the ratio of total debt to EBITDA) as of the last day of each quarter, on a last twelve month basis, of not more than 3.50 to 1.00. In addition, the credit facility will require us to maintain a current ratio as of the last day of each quarter, of not less than 1.10 to 1.00. Furthermore, we will be required to maintain an interest coverage ratio (defined as the ratio of EBITDA to consolidated interest expense) as of the last day of each quarter, of not less than 2.75 to 1.00. The credit facility defines EBITDA in the same manner as Adjusted EBITDA is defined in this prospectus. As of June 30, 2006, on a pro forma basis, we would have been in compliance with these covenants.

    Contractual Obligations

        In addition to the new credit facility described above, the Partnership will enter into an Administrative Services Agreement with BreitBurn Management upon completion of this offering, pursuant to which BreitBurn Management will operate the Partnership's assets and perform other administrative services for the Partnership such as accounting, corporate development, finance, land, legal and engineering. BreitBurn Management will be reimbursed by the Partnership for its direct expenses incurred on behalf of the Partnership. BreitBurn Management will also manage the operations of BreitBurn Energy and will be reimbursed by the Partnership and BreitBurn Energy for general and administrative expenses incurred on their behalf.

Critical Accounting Policies and Estimates

        The discussion and analysis of financial condition and results of operations for BreitBurn Energy and the Partnership Properties are based upon the consolidated financial statements of BreitBurn Energy, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires BreitBurn Energy and the Partnership to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. BreitBurn Energy and the Partnership evaluate their estimates and assumptions on a regular basis. BreitBurn Energy and the Partnership base their estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of the financial statements of BreitBurn Energy and the Partnership. Below, we have provided expanded discussion of the more significant accounting policies, estimates and judgments. After the Partnership's initial public offering, the development, selection and disclosure of each of these policies will be discussed with and reviewed by the Partnership's audit committee. The Partnership believes these accounting policies reflect the more significant estimates and assumptions used in preparation of the financial statements of BreitBurn Energy and the Partnership. Please read Note 3 of the Notes to the Consolidated Financial Statements of BreitBurn Energy for a discussion of additional accounting policies and estimates made by management.

    Successful Efforts Method of Accounting

        BreitBurn Energy and the Partnership account for oil and gas properties using the successful efforts method. Under this method of accounting, leasehold acquisition costs are capitalized.

Subsequently, if proved reserves are found on an undeveloped property, the leasehold costs are transferred to proved properties. Under this method of accounting, costs relating to the development of proved areas are capitalized when incurred.

        Depletion, depreciation and amortization of producing oil and gas properties is recorded based on units of production. Unit rates are computed for unamortized drilling and development costs using proved developed reserves and for unamortized leasehold costs using all proved reserves. Statement of Financial Accounting Standards (SFAS) No. 19—Financial Accounting and Reporting for Oil and Gas Producing Companies requires that acquisition costs of proved properties be amortized on the basis of all proved reserves, developed and undeveloped and that capitalized development costs (wells and related equipment and facilities) be amortized on the basis of proved developed reserves. As more fully described in Note 5 of the Notes to the Unaudited Pro Forma Consolidated Financial Statements of the Partnership, proved reserves with respect to the Partnership Properties are estimated by an independent petroleum engineer, Netherland, Sewell & Associates, Inc., and are subject to future revisions based on availability of additional information.

        Geological, geophysical and dry hole costs on oil and gas properties relating to unsuccessful exploratory wells are charged to expense as incurred.

        Oil and gas properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. BreitBurn Energy and the Partnership assess impairment of capitalized costs of proved oil and gas properties by comparing net capitalized costs to estimated undiscounted future net cash flows using expected prices. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, which would consider estimated future discounted cash flows.

        Unproven properties that are individually significant are assessed for impairment and if considered impaired are charged to expense when such impairment is deemed to have occurred.

        Property acquisition costs are capitalized when incurred.

    Oil and Gas Reserve Quantities

        The estimates of proved reserves of BreitBurn Energy and the Partnership are based on the quantities of oil and gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Netherland, Sewell & Associates, Inc. prepares a reserve and economic evaluation of all the properties of BreitBurn Energy and the Partnership on a well-by-well basis.

        Estimated proved reserves and their relation to estimated future net cash flows impact the depletion and impairment calculations of BreitBurn Energy and the Partnership. As a result, adjustments to depletion and impairment are made concurrently with changes to reserve estimates. BreitBurn Energy and the Partnership prepare their reserve estimates, and the projected cash flows derived from these reserve estimates, in accordance with SEC guidelines. The independent engineering firm described above adheres to the same guidelines when preparing their reserve reports. The accuracy of the reserve estimates is a function of many factors including the following: the quality and quantity of available data, the interpretation of that data, the accuracy of various mandated economic assumptions and the judgments of the individuals preparing the estimates.

        Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and natural gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify, positively or negatively, material revisions to the estimate of proved reserves.

        It should not be assumed that the standardized measure included in this prospectus as of December 31, 2005 is the current market value of the Partnership's estimated proved reserves. In accordance with SEC requirements, BreitBurn Energy and the Partnership based the standardized measure on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. See "Risk Factors—Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of the Partnership's reserves." for additional information regarding estimates of reserves and future net revenues.

        Our estimates of proved reserves materially impact depletion expense. If the estimates of proved reserves decline, the rate at which the Partnership records depletion expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of the Partnership's assessment of its oil and gas producing properties for impairment.

    Asset Retirement Obligations

        As described in Note 7 of the Notes to the Consolidated Financial Statements of BreitBurn Energy, BreitBurn Energy and the Partnership follow SFAS No. 143, Accounting for Asset Retirement Obligations. Under SFAS No. 143, estimated asset retirement costs are recognized when the asset is placed in service and are amortized over proved reserves using the units of production method. The engineers of BreitBurn Energy and the Partnership estimate asset retirement costs using existing regulatory requirements and anticipated future inflation rates.

    Environmental Expenditures

        BreitBurn Energy and the Partnership review, on an annual basis, their estimates of the cleanup costs of various sites. When it is probable that obligations have been incurred and where a reasonable estimate of the cost of compliance or remediation can be determined, the applicable amount is accrued. For other potential liabilities, the timing of accruals coincides with the related ongoing site assessments. BreitBurn Energy and the Partnership do not discount any of these liabilities.

Derivative Instruments and Hedging Activities

        BreitBurn Energy and the Partnership periodically use derivative financial instruments to achieve a more predictable cash flow from our oil and natural gas production by reducing their exposure to price fluctuations. Currently, these instruments include swaps and collars. Additionally, BreitBurn Energy and the Partnership may use derivative financial instruments in the form of interest rate swaps to mitigate their interest rate exposure. BreitBurn Energy and the Partnership account for these activities pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair market value and included in the balance sheet as assets or liabilities.

        The accounting for changes in the fair market value of a derivative instrument depends on the intended use of the derivative instrument and the resulting designation, which is established at the inception of a derivative instrument. SFAS No. 133 requires that a company formally document, at the inception of a hedge, the hedging relationship and the company's risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, the method that will be used to assess effectiveness and the method that will be used to measure hedge ineffectiveness of derivative instruments that receive hedge accounting treatment.

        For derivative instruments designated as cash flow hedges, changes in fair market value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is assessed at least quarterly based on the total changes in the derivative instrument's fair market value. Any ineffective portion of the derivative instrument's change in fair market value is recognized immediately in earnings.

        Subsequent to Provident's acquisition of BreitBurn Energy in June 2004, BreitBurn Energy discontinued accounting for its derivative instruments as cash flow hedges under SFAS No. 133 and began to recognize changes in the fair value of its derivative instruments immediately in earnings.

New Accounting Pronouncements

        In December 2004, SFAS No. 123(R), Share-Based Payment, was issued and established standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under Accounting Principles Board (APB) Opinion No. 25. In April 2005, the SEC ruled that SFAS No. 123(R) will be effective for annual reporting periods beginning on or after June 15, 2005. As a result, BreitBurn Energy adopted this statement on January 1, 2006.

        In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47"). FIN 47 clarifies the definition and treatment of conditional asset retirement obligations as discussed in FASB Statement No. 143, Accounting for Asset Retirement Obligations. A conditional asset retirement obligation is defined as an asset retirement activity in which the timing and/or method of settlement are dependent on future events that may be outside the control of the company. FIN 47 states that a company must record a liability incurred for conditional asset retirement obligations if the fair value of the obligation is reasonably estimable. FIN 47 is intended to provide more information about long-lived assets and future cash outflows for these obligations and more consistent recognition of these liabilities and is effective for the fiscal year end December 31, 2005. BreitBurn Energy's adoption of FIN 47 did not have an immediate effect on its financial statements.

        On April 4, 2005 the FASB adopted FASB Staff Position ("FSP") 19-1, Accounting for Suspended Well Costs, that amends SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, to permit the continued capitalization of exploratory well costs beyond one year if the well found a sufficient quantity of reserves to justify its completion as a producing well and the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project. In accordance with the guidance in the FSP, BreitBurn Energy applied the requirements prospectively in the second quarter of 2005. BreitBurn Energy's adoption of FSP 19-1 did not have an immediate effect on its financial statements. However, it could impact the timing of the recognition of expenses for exploratory well costs in future periods.

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior period financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS No. 154 will become effective for the fiscal years of BreitBurn Energy and the Partnership beginning January 1, 2006. The impact of SFAS No. 154 will depend on the nature and extent of any voluntary accounting changes and correction of errors after the effective date.

Legal Matters

        Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings. In addition, we are not aware of any material legal or governmental proceedings against us, or contemplated to be brought against us, under the various environmental protection statutes to which we are subject.

Quantitative and Qualitative Disclosure About Market Risk

        The primary objective of the following information is to provide forward-looking quantitative and qualitative information about the Partnership's potential exposure to market risks. The term "market risk" refers to the risk of loss arising from adverse changes in oil and gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how the Partnership views and manages its ongoing market risk exposures. All of the Partnership's market risk sensitive instruments were entered into for purposes other than speculative trading.

        Due to the historical volatility of crude oil and natural gas prices, the Partnership has entered into various derivative instruments to manage our exposure to volatility in the market price of crude oil. The Partnership intends to use options (including collars) and fixed price swaps for managing risk relating to commodity prices. All contracts are settled with cash and do not require the delivery of physical volumes to satisfy settlement. While this strategy may result in the Partnership having lower revenues than the Partnership would otherwise have if it had not utilized these instruments in times of higher oil and natural gas prices, management believes that the resulting reduced volatility of prices and cash flow is beneficial. On average, BreitBurn Energy had derivative contracts (excluding floors) in place for 57.0% of its oil production during the twelve months ended December 31, 2005.

    Cumulative Effect of Derivative Transactions

        Oil.    As of September 13, 2006, the Partnership had entered into swap agreements and collars with respect to the Partnership Properties to receive average NYMEX West Texas Intermediate prices as summarized below. Location and quality differentials attributable to the Partnership Properties are not reflected in the prices. The agreements provide for monthly settlement based on the differential between the agreement price and the actual NYMEX crude oil price.

	Minimum
	Bbls/d	Weighted Average Price
Oil derivative contracts at September 13, 2006 for production:
July 1, 2006 - June 30, 2007	3,500	$67.84
July 1, 2007 - June 30, 2008	3,150	$68.05

    Portfolio of Derivative Transactions

        The Partnership's portfolio of commodity derivative transactions as of September 13, 2006 is summarized below:

Type of Contract	Basis	Quantity (Bbl/d)	Oil Strike Price— Floor/Ceiling Prices ($/Bbl)	Term
Swap	NYMEX	500	$65.86	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$66.50	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$67.80	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$69.55	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$69.65	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$70.35	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$65.88	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$66.28	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$64.80	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$67.12	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$67.57	July 1, 2006 - June 30, 2007
Swap	NYMEX	500	$71.28	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$69.65	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$65.05	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$65.45	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$65.63	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$67.37	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$66.17	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$70.35	July 1, 2007 - June 30, 2008
Swap	NYMEX	500	$71.10	July 1, 2007 - June 30 2008
Swap	NYMEX	400	$71.00	July 1, 2007 - June 20, 2008
Collar	NYMEX	250	$66.00 (floor) / $69.25 (ceiling)	July 1, 2007 - June 30, 2008
Collar	NYMEX	250	$66.00 (floor) / $71.50 (ceiling)	July 1, 2007 - June 30, 2008

        The Partnership enters into derivative contracts, primarily collars, swaps and option contracts in order to mitigate the risk of market price fluctuations to achieve more predictable cash flows. While the Partnership's current use of these derivative instruments limits the downside risk of adverse price movements, it also limits future revenues from favorable price movements. The use of derivatives also involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts.

        In order to qualify for hedge accounting, the relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. We measure effectiveness on a quarterly basis. Hedge accounting is discontinued prospectively when a hedge instrument is no longer considered highly effective. The Partnership's derivative instruments do not currently qualify for hedge accounting under SFAS No. 133 due to the ineffectiveness created by variability in our price differentials. For instance, the Partnership's physical oil sales contracts for our Wyoming properties are tied to the price of Bow River crude oil, while its derivative contracts are tied to NYMEX WTI crude oil prices.

        All derivative instruments are recorded on the balance sheet at fair value. Fair value is generally determined based on the difference between the fixed contract price and the underlying market price at the determination date, and/or confirmed by the counterparty. Changes in the fair value of the effective portion of the cash flow hedges are recorded as a component of accumulated other comprehensive income (loss), which is later transferred to the statement of operations as a component of commodity derivative income (loss) when the hedged transaction occurs. Changes in the fair value of derivatives that do not qualify as a hedge or are not designated as a hedge, as well as the ineffective portion of hedge derivatives, are recorded in commodity derivative income (loss) on the statement of operations. The Partnership determines hedge ineffectiveness based on changes during the period in the price differentials between the index price of the derivative contracts and the contract price for the point of sale for the cash flow that is being hedged. Hedge ineffectiveness occurs only if the cumulative gain or loss on the derivative hedging instrument exceeds the cumulative change in the expected future cash flows on the hedged transaction. Ineffectiveness is recorded in earnings to the extent the cumulative changes in fair value of the actual derivative exceed the cumulative changes in fair value of the hypothetical derivative.

    Changes in Fair Value

        The fair value of the Partnership's outstanding oil commodity derivative instruments and the change in fair value that would be expected from a $5.00 per barrel increase in the price of oil is shown in the table below (in thousands):

	September 13, 2006
	Fair Value	Effect of $5.00/Bbl Increase
Derivatives not designated as hedging instruments	$(2,345)	$(17,451)

        The fair value of the swaps and option contracts are estimated based on quoted prices from independent reporting services compared to the contract price of the agreement, and approximate the cash gain or loss that would have been realized if the contracts had been closed out at period end. All derivative positions offset physical positions exposed to the cash market. None of these offsetting physical positions are included in the above table. Price risk sensitivities were calculated by assuming across-the-board increases in price of $5.00 per barrel for oil regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. In the event of actual changes in prompt month prices equal to the assumptions, the fair value of our derivative portfolio would typically change by less than the amount shown in the table due to lower volatility in out-month prices.

BUSINESS

Overview

        We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties. Our objective is to manage our oil and gas producing properties for the purpose of generating cash flow and making distributions to our unitholders. Our assets consist primarily of producing and non-producing crude oil reserves located in the Los Angeles Basin in California and the Wind River and Big Horn Basins in central Wyoming. As of December 31, 2005, our total estimated proved reserves were 29.7 MMBoe, of which approximately 98% were oil and 91% were classified as proved developed reserves, and we had estimated future net revenues discounted at 10%, or standardized measure, of $320.5 million. Of our total estimated proved reserves, 16.8 MMBoe, or 57%, are located in California and 12.9 MMBoe, or 43%, are located in Wyoming. Our major properties are characterized by long-lived reserves with stable production profiles. Based on our production of 1.7 MMBoe on a pro forma basis for the year ended December 31, 2005 and our proved reserves as of that date, our average reserve life, or reserves-to-production ratio, was approximately 17 years. We generally own a working interest of close to 100% in our oil and gas properties, and our average net revenue interest is in excess of 83%. We operate approximately 99% of the total wells in which we have interests.

        BreitBurn Corporation, a predecessor of BreitBurn Energy, was formed in May 1988 by Randall H. Breitenbach and Halbert S. Washburn. Messrs. Breitenbach and Washburn are the co-CEOs of our general partner. In June 2004, Provident, a publicly traded Canadian energy trust, acquired an approximate 92% indirect interest in BreitBurn Energy. Currently, Provident owns a 95.55% indirect interest in BreitBurn Energy, and BreitBurn Corporation owns the remaining interest in BreitBurn Energy. Please read "—Our Relationship with Provident Energy Trust." In connection with this offering, BreitBurn Energy will contribute the Partnership Properties to us. Upon completion of this offering, Provident and BreitBurn Corporation will own our general partner, with its 2% general partner interest in us, and in the aggregate a 71.24% limited partner interest in us.

Partnership Properties

        Substantially all of our properties are located in the Los Angeles Basin of California and the Wind River and Big Horn Basins of Wyoming, which are mature producing regions with well known geologic characteristics. These properties are located within fields that exhibit long-lived production. Most of our properties have been producing for more than 70 years, and one field has been producing continuously for more than 100 years.

        Our Los Angeles Basin properties are located in several large, complex oil fields. Our three largest fields in California were acquired by BreitBurn Energy from Texaco in 1999. Our principal properties in the Wind River and Big Horn Basins in Wyoming were acquired in conjunction with our predecessor's acquisition of Nautilus in March 2005.

        The following table summarizes our principal properties within our operating regions:

	As of December 31, 2005
Field Name	Estimated Net Proved Reserves(1)	Percent of Total	Estimated Proved Developed Reserves	Average Daily Production(2)
	(MMBoe)		(MMBoe)	(Boe/d)
California—Los Angeles Basin
Santa Fe Springs	11.6	40%	11.4	1,725
Rosecrans	2.3	8%	2.3	402
Brea Olinda	1.9	6%	1.9	234
Other	1.0	3%	1.0	157
Wyoming—Wind River and Big Horn Basins
Black Mountain	4.6	16%	3.6	485
Gebo	3.3	11%	2.7	666
North Sunshine	2.7	9%	1.8	282
Hidden Dome	1.0	3%	1.0	185
Other(3)	1.3	4%	1.3	312
Total	29.7	100%	27.0	4,448

(1)
Our estimated net proved reserves as of December 31, 2005 were determined using $57.75 per barrel of oil for California and $34.14 per barrel of oil for Wyoming and $10.08 per MMBtu of natural gas. Our reserve estimates are based on a reserve report prepared by our independent petroleum engineers. See "Business—Oil and Gas Data—Estimated Proved Reserves."

(2)
Average for the six months ended June 30, 2006.

(3)
Includes additional Wyoming properties, one of which is outside the Wind River and Big Horn Basins.

California

        The Los Angeles Basin is one of the most prolific oil-producing basins in the world, with over 7.4 billion barrels of oil having been produced since the late 1800s. For the year ended December 31, 2005, California ranked third among U.S. states in crude oil production, behind only Texas and Alaska, and accounted for approximately 12% of total production in the United States. As of December 31, 2004, California ranked third among U.S. states in crude oil reserves, behind only Texas and Alaska, and accounted for 16% of total reserves in the United States.

        As of December 31, 2004, there were approximately 47,000 producing oil wells in California. California's substantial oil production, which averaged approximately 630,000 barrels per day for the year ended December 31, 2005, is the result of several large sedimentary basins, complex geology creating significant traps, and more recently, the development of large offshore oil fields.

        In addition to oil and gas exploration activities, California is a major refining center for West Coast petroleum markets with over 20 refineries and a combined crude oil distillation capacity totaling more than 2 million barrels per day, ranking as the third highest state in the nation in crude oil refining capacity. Numerous companies, including Chevron, ExxonMobil and Shell maintain large networks of crude oil pipelines that connect producing areas with refineries located in the Los Angeles area, the San Francisco Bay area and the Central Valley.

    Los Angeles Basin, California

        Our operations in California are concentrated in several large, complex oil fields within the Los Angeles Basin. Exploration began in the basin in the 1880s and one of the first discoveries was the Brea-Olinda field, a portion of which we now own. In the 1920s and 1930s, reserves that have amounted to 1.3 billion, 1.1 billion and 3.2 billion Boe were discovered in the Huntington Beach, Long Beach and Wilmington fields, respectively. The Los Angeles Basin continues to be productive, producing over 89,000 Boe per day for the years ended December 31, 2003 and 2004.

        For the six months ended June 30, 2006, our California production was approximately 2,518 Boe per day and estimated proved reserves as of December 31, 2005 were 16.8 MMBoe. Our three largest fields were acquired by BreitBurn Energy from Texaco in 1999. These three fields make up 94% of our production and 93.5% of our estimated proved reserves in California and include the Santa Fe Springs Field, the Rosecrans Field and the Brea Olinda Field.

        Santa Fe Springs Field.    Our largest property in the Los Angeles Basin, measured both by current production as well as by proved reserves, is the Santa Fe Springs Field. We operate 96 wells in the Santa Fe Springs Field and own on average a 99.6% working interest and a 92.9% net revenue interest. Santa Fe Springs was discovered in 1919 and has produced more than 600 MMBoe to date from up to 10 productive sands ranging in depth from 3,000 feet to more than 9,000 feet. The five largest producing zones are the Bell, Meyer, O'Connell, Clark and Hathaway. Since acquiring the field, our predecessor has spent $9.5 million in development and exploitation activities consisting of nine infill wells and a number of behind pipe recompletions, reactivations of idle wells and waterflood expansions and enhancements. Our current production is approximately 1,725 Boe per day and our estimated proved reserves as of December 31, 2005 were 11.6 MMBoe.

        Rosecrans Field.    Our second largest property in the Los Angeles Basin is the Rosecrans Field. We operate 40 wells in the Rosecrans Field and own a 99.5% working interest and a 91.0% net revenue interest. Discovered in 1925, the Rosecrans Field has produced more than 84 MMBoe from several productive sands ranging in depth from 3,700 feet to 10,000 feet. The producing zones are the Padelford, Maxwell, Hoge, Zins and the O'dea. Since acquiring the field, we have spent $1.7 million in development and exploitation activities consisting of one infill well and a number of behind pipe recompletions, reactivations of idle wells and waterflood expansions and enhancements. Our current production is approximately 402 Boe per day and our estimated proved reserves as of December 31, 2005 were 2.3 MMBoe.

        Brea Olinda Field.    Our third largest property in the Los Angeles Basin is our interest in the Brea Olinda Field. We operate the Brea Olinda property. Discovered in approximately 1880, the Brea Olinda Field has produced more than 400 MMBoe from the shallow Pliocene formations at a depth of approximately 1,000 feet to the deeper Miocene formation at up to 6,000 feet. Our current production is approximately 234 Boe per day and our estimated proved reserves as of December 31, 2005 were 1.9 MMBoe. Since 1999, BreitBurn Energy has held beneficial title to the Brea Olinda Field, including the contractual right to all revenue from production. As a precautionary step and in order to avoid being in the chain of legal title with respect to a number of surface interests previously sold by the seller (Texaco) for development but not then yet conveyed out, BreitBurn Energy required that Texaco first assign out those surface fee property interests prior to finally assigning technical legal title to the remaining oil and gas interests to BreitBurn Energy. Those prerequisite assignments have now been made by Texaco and BreitBurn is negotiating the final conveyance language for the transfer of the remaining bare legal title to merge with its existing beneficial title. That assignment is expected to take place by December 31, 2006.

        Other California Fields.    Our other fields include the Alamitos lease of the Seal Beach Field, which has 9 wells producing approximately 91 Boe per day from the Mcgrath and Wasem formations at approximately 7,000 feet, and the Recreation Park lease of the Long Beach Field, which has eight wells producing approximately 49 Boe per day from the same zones as the Alamitos lease but approximately 1,000 feet deeper.

Wyoming

        The State of Wyoming has a long history of oil and gas production, and its producing basins remain some of the most active in terms of current drilling activity and production. Oil wells were first drilled in Wyoming during the late 1800's, beginning in 1884 at Dallas Dome in central Wyoming. For the year ended December 31, 2005, Wyoming ranked seventh among U.S. states in oil production, accounting for approximately 3% of U.S. production, and fifth among U.S. states in oil reserves as of December 31, 2004. The largest oil producing regions in Wyoming are the Powder River Basin, the Green River Basin, the Big Horn Basin, the Overthrust Belt, and the Wind River Basin.

        In addition to oil, the state is a major producer of natural gas and led the nation in coal production in 2004. For the year ended December 31, 2004, Wyoming ranked second and third in reserves and production, respectively, among U.S. states in natural gas. The Green River Basin leads Wyoming's geologic provinces in natural gas production followed by the Overthrust Belt, the Wind River Basin, and the Powder River Basin.

        The state's petroleum infrastructure is comprised of an extensive network of crude oil, refined product, and liquefied petroleum gas pipelines. Currently, there exists over 16,000 miles of pipelines in Wyoming carrying crude oil, natural gas and petroleum products. Additionally, five petroleum refineries operate throughout the state with a combined crude oil distillation capacity of 152,000 barrels per day.

    Wind River and Big Horn Basins, Wyoming

        Our properties in the Wind River and Big Horn Basins were acquired in March 2005, when our predecessor acquired Nautilus for $74.0 million. For the six months ended June 30, 2006, production was approximately 1,930 Boe per day and estimated proved reserves at December 31, 2005 totaled 12.9 MMBoe. Four fields, Gebo, Black Mountain, North Sunshine and Hidden Dome, make up 84% of our production and 90.6% of our estimated proved reserves in Wyoming.

        Black Mountain Field.    We operate 56 wells in the Black Mountain Field and hold a 98.39% working interest and 86.68% net revenue interest. The Black Mountain Field was discovered in 1924 and has produced 20 MMBoe to date. Production is from the Tensleep, Amsden and Madison formations with the producing zones as shallow as 2,000 feet and as deep as 4,500 feet. Current production is approximately 485 Boe per day and our estimated proved reserves as of December 31, 2005 were 4.6 MMBoe.

        Gebo Field.    We operate 70 wells in the Gebo Field and hold a 100% working interest and 85.83% net revenue interest. The Gebo Field was discovered in 1943 and has produced 33 MMBoe to date. Production is from the Tensleep formations from 3,000 to 5,000 feet deep. Current production is approximately 666 Boe per day and our estimated proved reserves as of December 31, 2005 were 3.3 MMBoe.

        North Sunshine Field.    We operate 23 wells in the North Sunshine Field and hold a 100% working interest and 87.43% net revenue interest. The North Sunshine Field was discovered in 1928 and has produced approximately 4 MMBoe to date. Production is from the Phosphoria at 3,000 feet and the Tensleep at about 3,500 feet. Current production is approximately 282 Boe per day and our estimated proved reserves as of December 31, 2005 were 2.7 MMBoe.

        Hidden Dome Field.    We operate 38 wells in the Hidden Dome Field and hold a 100% working interest and 90% net revenue interest. The Hidden Dome Field was discovered in 1918 and has produced approximately 9 MMBoe to date. Production is from the Frontier and Tensleep formations with the producing zones as shallow as 1,200 feet and as deep as 4,500 feet. Current production is approximately 185 Boe per day and our estimated proved reserves as of December 31, 2005 were 1.0 MMBoe.

        Other Wyoming Fields.    Our other fields include the Sheldon Dome Field and Rolf Lake Fields in Fremont County, with 25 wells producing from the Frontier to the Tensleep formations at depths up to 7,300 feet. Production from Sheldon Dome is approximately 132 Boe per day, and from Rolf Lake is approximately 63 Boe per day. The Lost Dome Field in Natrona County was discovered in 1998 by BreitBurn and has six wells producing from the Tensleep formation at approximately 5,000 feet. Production from the Lost Dome Field is approximately 66 Boe per day net to our investment. The other two fields we produce are the West Oregon Basin and Half Moon Fields in Park County, with four total wells and production of approximately 51 Boe per day between the two fields from the Phosphoria formation at approximately 4,000 feet.

Our Relationship with Provident Energy Trust

        One of our principal attributes is our relationship with Provident, a publicly traded Canadian energy trust that owns, acquires and manages oil and gas production properties and midstream infrastructure assets for the purpose of generating cash flow and distributions to its unitholders. Upon completion of this offering, Provident and BreitBurn Corporation will have a significant interest in us through their ownership in the aggregate of 15,975,758 common units, representing an approximate 71.24% limited partner interest in us, and a 2% general partner interest in us.

        Provident intends to utilize us as the primary acquisition vehicle for its upstream operations in the United States. We expect to pursue strategic acquisitions independently and to have the opportunity to participate jointly with Provident and its subsidiaries in reviewing potential U.S. acquisitions, including transactions that we would be unable to pursue on our own. Moreover, Provident has agreed that we will have a right of first offer with respect to the sale by Provident and its affiliates of any of their upstream oil and gas properties in the United States, and that we will have a preferential right over Provident to acquire any third party upstream oil and gas properties in the United States. We have agreed that Provident will have a preferential right to acquire any third party midstream or downstream assets located in the United States and any third party upstream oil and gas properties or midstream or downstream assets outside the United States, and Provident may offer us the right to participate in any such acquisition. This preferential right will not apply to midstream or downstream assets that are part of an acquisition consisting predominantly of oil and gas producing assets in the United States. These obligations will run until such time as Provident and its affiliates no longer control our general partner. Upon a change of control of Provident, the right of first offer granted to the Partnership will apply only to upstream oil and gas properties in the United States owned by Provident and its affiliates as of the closing date of this offering. The preferential rights may be terminated by Provident or our general partner upon a change of control of Provident or our general partner, respectively.

        We intend to enter into an Administrative Services Agreement with BreitBurn Management, which will be owned 95.55% by Provident and 4.45% by BreitBurn Corporation, pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering.

        While our relationship with Provident and its affiliates is a significant attribute, it is also a potential source of conflicts. We intend to enter into an Omnibus Agreement with Provident and BreitBurn Energy, which will set forth certain agreements with respect to conflicts of interest. Please read "Conflicts of Interest and Fiduciary Duties."

Business Strategy

        Our goal is to provide stability and growth in cash distributions to our unitholders. In order to meet this objective, we plan to continue to follow our core investment strategy, which includes the following principles:

  •
  Acquire long-lived assets with low-risk exploitation and development opportunities. We plan to implement a growth strategy of pursuing accretive acquisitions of oil and gas assets and businesses, and we intend to target assets with a blend of the following characteristics:

  •
  Large, mature and complex oil and gas accumulations. Large, mature and complex oil and gas fields offer the most potential for us to increase efficiency and add value. Properties of greater size and complexity increase the probability that previous owners failed to fully exploit reserve potential, as recent advances in computer visualization technology have dramatically improved the ability of scientists to visualize complex reservoirs and uncover bypassed oil and gas zones. In addition, larger accumulations possess the economies of scale that allow incremental improvements in oil and gas recovery to result in substantial increases in reserves. Larger accumulations also provide a greater opportunity to increase reserves as advances in technology and higher commodity prices improve the economics of extraction.

  •
  High percentage of proved developed producing reserves. Proved developed producing reserves tend to be the lowest risk category for oil and gas production. These reserves usually provide immediate cash flow, and future production from proved developed producing reserves is typically easier to predict due to the availability of historical data.

  •
  Longer-lived, low-decline reserves. Long-lived, low-decline reserves typically exhibit more sustainable production profiles, thereby better enabling us to grow reserves and production and increasing the likelihood that acquired assets will benefit from future advances in reservoir science and technology.

  •
  Geographic diversification. Although our current assets are located in California and Wyoming, we intend to extend our exploitation capabilities to properties in other producing basins within the United States.

  •
  Use our technical expertise and state of the art technologies to identify and implement successful exploitation techniques to maximize reserve recovery. We plan to balance our acquisition efforts with growth through internally generated drilling and production optimization projects. We believe our technical expertise and application of state of the art reservoir engineering and geoscience technologies are key attributes that differentiate us from many of our competitors, and we intend to utilize these resources in maximizing our production and ultimate reserve recovery.

  •
  Utilize the benefits of our relationship with Provident to pursue acquisitions. Provident has a long history of pursuing and consummating energy acquisitions in North America and intends to utilize us as the primary acquisition vehicle for its oil and gas upstream operations in the United States. Through our relationship with Provident, we will have access to a significant pool of management talent and strong industry relationships that we intend to utilize in implementing our strategies. We expect to have the opportunity to participate with Provident in pursuing transactions that we would not be able to pursue on our own. In the future, we may have the opportunity to make acquisitions directly from Provident and its affiliates.

  •
  Reduce cash flow volatility through commodity price hedging. When appropriate, we will enter into hedging transactions with unaffiliated third parties in order to reduce our exposure to fluctuations in commodity prices and achieve more predictable cash flows.

Competitive Strengths

        We believe the following competitive strengths will allow us to achieve our goals of generating and growing cash available for distribution:

  •
  Our high-quality asset base is characterized by stable, long-lived production. Our major properties are located in large, mature fields with long-lived reserves, low production decline rates and a high percentage of proved developed producing reserves. These properties have well-understood geologic features and relatively predictable production profiles that make them well-suited to our objective of making regular cash distributions to our unitholders.

  •
  Our experienced management, operating and technical teams share a long working history at BreitBurn Energy and in the basins in which we operate. The co-CEOs of our general partner, Randall H. Breitenbach and Halbert S. Washburn, founded our predecessor in May 1988 and have assembled highly experienced operating and technical teams. The executive officers and key employees of BreitBurn Management have on average over 20 years of experience in the oil and gas industry and have demonstrated a successful track record of acquiring, drilling and optimizing assets in the basins in which we operate. After giving effect to this offering, BreitBurn Corporation will own 3.17% of our outstanding common units and 4.45% of our general partner, which we believe aligns our co-CEO's interests with those of our unitholders. In addition and concurrently with this offering, our general partner intends to adopt a long-term incentive plan that will provide for the award of equity incentives to employees, consultants and directors of our general partner and affiliates who perform services for us.

  •
  Our affiliation with Provident enhances our ability to pursue attractive acquisition opportunities. Following this offering, Provident will own 69.46% of our outstanding common units and 95.55% of our general partner and intends to use us as its primary U.S. upstream acquisition vehicle. We believe that our relationship with Provident will provide us with a competitive advantage when we jointly pursue acquisition opportunities. As is frequently the case in the oil and gas industry, potential acquisition opportunities may include assets that are not suitable for us due to a number of factors, including, among other things, asset type and location, stage of development and capital requirements. Under these circumstances, Provident and its subsidiaries may find such assets more attractive, thus allowing them to separately acquire them alongside us. As a result of this affiliation, we expect to be able to pursue acquisition targets that would otherwise not be attractive acquisition candidates for us or other competing potential acquirers due to these factors.

  •
  Our management has proven acquisition, development and integration expertise. Our management team has demonstrated the ability to identify, evaluate, consummate and integrate strategic acquisitions and development projects as exemplified by BreitBurn Energy's recent acquisitions of the Orcutt Hills Field and Nautilus.

  •
  Our cost of capital should provide us with a competitive advantage in pursuing acquisitions. Unlike our corporate competitors, we are not subject to federal income taxation at the entity level. In addition, unlike in a traditional master limited partnership structure, neither our management nor any of our owners hold incentive distribution rights that entitle them to increasing percentages of cash distributions as higher per unit levels of cash distributions are received. We believe that, collectively, these attributes should provide us with a lower cost of capital, thereby enhancing our ability to compete for future acquisitions.

  •
  In connection with this offering, we expect to enter into a revolving credit facility with a borrowing base that, combined with our ability to issue additional units, will give us significant financial flexibility. At the closing of this offering, we do not expect to have any borrowings. The credit facility will be available to fund acquisitions, exploitation and development and working capital. We may also issue additional units, which, combined with our borrowing capacity, should provide us with the resources to finance future acquisitions and internal projects as they arise.

Development and Exploitation Activities

        Our current development and exploitation activities differ from those of many of our competitors in that we focus almost exclusively on enhancing the recovery of oil and gas from large, complex and mature fields. Our primary area of expertise is focused on applying integrated reservoir engineering and geoscience technologies that allow us to better understand these complex oil and gas accumulations. We believe that this better understanding allows us to design and implement development programs that optimize the amount of oil and gas reserves recovered. These development programs may include projects such as infill drilling (including horizontal drilling), behind pipe recompletions, fracture treatments and other stimulations, as well as the initiation, expansion and reconfiguration of waterfloods.

        Integrated reservoir engineering and geoscience technologies we currently employ include, among others:

  •
  3-D geologic mapping;

  •
  3-D reservoir modeling;

  •
  Advanced well logging; and

  •
  3-D seismic and down-hole seismic imaging.

        We believe that our focus on these technologies differentiates us from many of our competitors. Furthermore, through the application of these technologies, BreitBurn Energy has been successful in finding and adding substantial incremental reserves to properties it has acquired. We believe our current asset base provides us with the opportunity to continue to grow our reserves and production.

        After acquiring a property, our technical team conducts an extensive geologic and reservoir engineering study of the property to identify development opportunities such as those mentioned above. This study often involves assembling a 3-D geologic and reservoir model of the field, which guides our decision-making on these capital intensive investments.

        Once we become satisfied that our team has evaluated a field adequately using this integrated approach, we initiate our development efforts. These efforts focus mainly on:

  •
  Infill drilling, or downspacing, which involves the drilling of wells between established producing wells to increase production, including the drilling of horizontal infill wells to maximize recovery. Wells in the Los Angeles Basin are often drilled on relatively close spacing of less than 10-acres per well due to a number of factors, including the thick hydrocarbon bearing section, relatively low porosity and permeability, and extensive faulting and other reservoir heterogeneity;

  •
  Behind-pipe recompletions involving the modification of an existing well for the purpose of producing oil and gas from a different producing formation or horizon;

  •
  Fracture treatments and other stimulation techniques for existing and new reservoirs to increase productivity and ultimate recovery; and

  •
  Waterflood projects (new projects, expansions or reconfigurations), which involve the injection of water into the reservoir through either new or existing wells with the objective of maintaining reservoir pressure and displacing hydrocarbons toward the producing wellbores.

        In general, our producing wells have stable production profiles and long-lived production, often with projected remaining economic lives in excess of 30 years. Many of our projects require only modest up-front capital and have limited maintenance capital needs over the life of the well. In most cases, once wells are drilled and completed they are brought on line rapidly, as the producing infrastructure (such as separation facilities, tankage and pipelines) is already in place.

Crude Oil Prices

        The NYMEX West Texas Intermediate, or "WTI," price of crude oil is a widely used benchmark in the pricing of domestic and imported oil in the United States. The relative value of crude oil is determined by two main factors: quality and location. In the case of WTI pricing, the crude oil is light and sweet, meaning that it has a higher specific gravity (lightness) measured in degrees API (a scale devised by the American Petroleum Institute) and low sulfur content, and is priced for delivery at Cushing, Oklahoma. In general, higher quality crude oils (lighter and sweeter) with fewer transportation requirements result in higher realized pricing for producers. These factors are described in more detail below:

  •
  Crude Oil Quality. Crude oils differ from one another in a large number of chemical and physical properties, many of which play an important part in their refining and subsequent sale as petroleum products. Among other things, there are two characteristics that commonly impact crude oil quality differentials: (1) the API gravity and (2) the percentage of sulfur content by weight. In general, lighter crudes (with higher API) produce a larger number of lighter products, such as gasoline, which have higher resale value. Other qualities being equal, lighter crudes are expected to sell at a premium over heavier crude oil. By extension, if the prices of all petroleum products rise by the same percentage amount, the absolute price differential between a heavy crude and a light crude (the discount) can be expected to grow. In addition to volatility resulting from changes in the absolute price of oil, price differentials may also fluctuate due to more localized supply and demand factors or other unanticipated events.

  •
  Location of Production. Crude oil produced in close proximity to major consuming and refining markets will require less transportation and therefore will be more attractive and command a premium over oil produced farther from the market, which has to incur greater transportation costs to get to the market.

        Crude oil produced in the Los Angeles Basin of California and Wind River and Big Horn Basins of central Wyoming typically sells at a discount to NYMEX WTI crude oil due to, among other factors, its relatively heavier grade and greater distance to market.

        Our Los Angeles Basin crude is generally medium gravity crude. Because of its proximity to the extensive Los Angeles refinery market, it trades at only a minor discount to NYMEX. Our Wyoming crude, while generally of similar quality to our Los Angeles Basin crude oil, trades at a significant discount to NYMEX because of its distance from a major refining market and the fact that it is priced relative to the Bow River benchmark for Canadian heavy sour crude oil, which has historically traded on average at an approximate 30% discount to WTI.

        For the year ended December 31, 2005, the average discount to NYMEX for our California crude oil and our Wyoming crude oil was $3.74 per barrel and $17.48 per barrel, respectively.

        For the six months ended June 30, 2006, the average discount to NYMEX for our California crude oil and our Wyoming crude oil was $3.77 per barrel and $21.03 per barrel, respectively.

        We enter into derivative transactions to reduce the impact of crude oil price volatility on our cash flow from operations. Currently, we use a combination of fixed price swap and option arrangements to economically hedge NYMEX crude oil prices. By removing the price volatility from a significant portion of our crude oil production, we have mitigated, but not eliminated, the potential effects of changing crude oil prices on our cash flow from operations for those periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk."

Oil and Gas Data

    Estimated Proved Reserves

        The following table presents the estimated net proved oil and gas reserves and the present value of estimated proved reserves relating to the Partnership Properties at December 31, 2003, December 31, 2004 and December 31, 2005, based on reserve reports prepared by our independent petroleum engineers, Netherland, Sewell & Associates, Inc. The estimates of net proved reserves have not been filed with or included in reports to any federal authority or agency other than the SEC in connection with this offering. The standardized measure values shown in the table are not intended to represent the current market value of our estimated oil and gas reserves.

	Partnership Properties As of December 31,
	2003	2004	2005(1)
Reserve Data:
Estimated net proved reserves:
Oil (MBbls)	20,394	18,504	29,183
Natural gas (MMcf)	2,361	2,537	3,114
Total (MBoe)	20,787	18,927	29,702
Proved developed (MBoe)	20,054	18,225	27,000
Proved undeveloped (MBoe)	733	702	2,702
Proved developed reserves as % of total proved reserves	96%	96%	91%
Standardized Measure (in millions)(2)	$126.8	$156.6	$320.5
Representative Oil and Gas Prices(3):
Oil—NYMEX per Bbl	$32.52	$43.45	$61.04
Natural gas—NYMEX per MMBtu	$6.19	$6.15	$11.23

(1)
Includes reserve data for Nautilus, which was acquired by BreitBurn Energy in March 2005.

(2)
Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to income taxes. Standardized measure does not give effect to derivative transactions. For a description of our derivative transactions, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk."

(3)
The NYMEX prices above are representative of market prices at the as-of date of the respective reports. Our estimated net proved reserves as of December 31, 2005 were determined using $57.75 per barrel of oil for California and $34.14 per barrel of oil for Wyoming and $10.08 per MMBtu of natural gas. As of December 31, 2005, our California and Wyoming properties' average realized oil prices represented a $3.74 per Bbl and a $17.48 per Bbl discount to NYMEX oil prices, respectively. As of December 31, 2005, our average overall realized oil prices represented a $9.24 per Bbl discount to NYMEX oil prices.

        Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells on which a relatively major expenditure is required to establish production.

        The data in the above table represents estimates only. Oil and gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and gas that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserve estimates may vary from the quantities of oil and gas that are ultimately recovered. Please read "Risk Factors."

        Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The standardized measure shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is required by Financial Accounting Standards Board pronouncements, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

        From time to time, BreitBurn Energy and the Partnership engage Netherland, Sewell and Associates, Inc. to prepare a reserve and economic evaluation of properties that they are considering purchasing. Neither Netherland, Sewell & Associates, Inc. nor any of their respective employees has any interest in those properties and the compensation for these engagements is not contingent on their estimates of reserves and future net revenue for the subject properties.

    Production and Price History—the Partnership Properties

        The following table sets forth actual information for the Partnership Properties regarding net production of oil and gas and certain price and cost information for each of the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
Net Production(1):
Total production (MBoe)	925	866	1,558	709	805
Average daily production (Boe per day)	2,536	2,368	4,269	3,917	4,448
Average Sales Prices per Boe(2)	$27.51	$37.90	$47.07	$42.51	$55.36
Operating Expense per Boe	$11.41	$13.35	$13.73	$12.20	$16.08

(1)
On a pro forma basis for the year ended December 31, 2005, total production was 1,675 MBoe and average daily production was 4,590 Boe per day. On a pro forma basis for the six months ended June 30, 2005, total production was 826 MBoe and average daily production was 4,563 Boe per day.

(2)
Excludes losses on derivative transactions. The Partnership Properties' average sales prices per barrel including realized losses on derivative transactions were $22.12, $32.29 and $41.55 for the years ended December 31, 2003, 2004 and 2005, respectively. On a pro forma basis for the year ended December 31, 2005, average sales prices (including realized losses on derivative transactions) were $40.27 and average sales prices (excluding realized losses on derivative transactions) were $45.90. For the six months ended June 30, 2005, the average sales prices (including realized losses on derivative transactions) were $38.53 per Boe and average sales prices (excluding realized losses on derivative transactions) were $42.51 per Boe.

  For the six months ended June 30, 2006 average sales prices were $55.36 per Boe. There were no realized derivative losses in the first six months of 2006.

    Productive Wells and Acreage

        The following table sets forth information for the Partnership Properties at June 30, 2006, relating to the productive wells in which we owned a working interest as of that date. Productive wells consist of producing wells and wells capable of production. Gross wells are the total number of producing wells in which we have an interest, and net wells are the sum of our fractional working interests owned in the gross wells.

	Oil Wells
	Gross	Net
Operated	665	655
Non-operated	1	1

Total	666	656

    Developed and Undeveloped Acreage

        The following table sets forth information for the Partnership Properties as of December 31, 2005 relating to our leasehold acreage. There were no significant changes in our leasehold acreage as of June 30, 2006.

	Developed Acreage(1)		Undeveloped Acreage(2)		Total Acreage
	Gross(3)	Net(4)	Gross(3)	Net(4)	Gross	Net
Operated	15,660	12,139	0	0	15,660	12,139
Non-operated

Total	15,660	12,139	0	0	15,660	12,139

(1)
Developed acres are acres spaced or assigned to productive wells.

(2)
Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of gas or oil, regardless of whether such acreage contains proved reserves.

(3)
A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(4)
A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

    Drilling Activity

        We intend to concentrate our drilling activity and production optimization projects on lower risk, development properties. The number and types of wells we drill or projects we undertake will vary depending on the amount of funds we have available, the cost of those activities, the size of the fractional working interests we acquire in each well and the estimated recoverable reserves attributable to each well.

        The following table sets forth information for the Partnership Properties with respect to wells completed during the three years ended December 31, 2005 and the six months ended June 30, 2006. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of oil and gas, regardless of whether they produce a reasonable rate of return. No exploratory wells were drilled during the periods presented.

	At December 31,			At June 30,
	2003	2004	2005	2006
Gross wells:
Productive	0	2	6	5
Dry	0	0	1	0

Total	0	2	7	5

Net Development wells:
Productive	0	2	6	4
Dry	0	0	1	0

Total	0	2	7	4

    Current Activities

        The following table sets forth information for the Partnership Properties relating to wells in process.

	At December 31, 2005		At September 15, 2006
	Gross	Net	Gross	Net
Los Angeles Basin	0	0	0	0
Wyoming	3	2	2	2

Total	3	2	2	2

    Delivery Commitments

        We have no delivery commitments.

Operations

    General

        In general, we seek to be the operator of wells in which we have an interest. As operator, we design and manage the development of a well and supervise operation and maintenance activities on a day-to-day basis. We do not own drilling rigs or other oilfield services equipment used for drilling or maintaining wells on properties we operate. Independent contractors engaged by us provide all the equipment and personnel associated with these activities. Pursuant to the Administrative Services Agreement, BreitBurn Management will manage all of our properties. BreitBurn Management employs production and reservoir engineers, geologists and other specialists, as well as field personnel.

    Sales Contracts

        We have a diverse portfolio of crude oil sales contracts with large, established refiners. The following table sets forth our crude oil sales by purchaser for the six months ended June 30, 2006:

Purchaser	Source of Production	% of Our Total Volumes Purchased
California:
ConocoPhillips	Santa Fe Springs	40%
Paramount Petroleum	Rosecrans	9
Big West of California	Seal Beach (Alamitos), Brea Olinda, Recreation Park, Rosecrans, Santa Fe Springs	8
Wyoming:
Marathon Oil	Sheldon Dome, West Oregon Basin, West Halfmoon, Gebo, Hidden Dome, Black Mountain, North Sunshine, Rolff Lake	42
Shell Trading (US) Company	Lost Dome	2

Total		100%

        California.    We sell our California crude oil production pursuant to short-term (one to 12 month) contracts with automatic renewal provisions. The crude oil is priced using a basket of the monthly average refiner postings for the Buena Vista crude oil reference stream in southern California, corrected for actual quality delivered using the average of the quality scales in effect for the refiners to whom we sell. We receive a market premium above those postings ranging from $0.10 to $0.80 per barrel.

        Wyoming.    Marathon Oil purchases Wyoming crude oil from us under two contracts, one of which was entered into with Nautilus in 2003. The crude oil is priced using a basket of the monthly average refiner postings for the Canadian Bow River heavy oil reference stream at Hardisty, Alberta, corrected for actual gravity delivered against 22 API reference quality crude oil, using ConocoPhillips' sour gravity quality scales in effect. We receive a market premium above these postings ranging from $0.25 to $1.81 per barrel. Shell Trading (US) Company purchases Wyoming crude oil from us pursuant to a short-term contract with an automatic renewal provision. The crude oil is priced using a $2.80 premium above a basket of the monthly average refiner postings for the Canadian Bow River heavy oil reference stream at Hardisty, Alberta.

        Marathon Oil has a call option to purchase the oil we produce from our Black Mountain, Gebo, Hidden Dome and North Sunshine fields through May 31, 2010. Under the terms of the call option, we may seek bids from bona fide, arm's-length third-party purchasers on a cash basis with no location differential or trade or exchange basis. If Marathon Oil matches the third-party bid, we are obligated to sell our production to Marathon Oil.

    Derivative Activity

        We enter into derivative transactions with unaffiliated third parties with respect to crude oil and natural gas prices and may enter into interest rate derivative transactions in order to achieve more predictable cash flows and to reduce our exposure to short-term fluctuations in commodity prices and interest rates. For a more detailed discussion of our derivative activities, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" and "—Quantitative and Qualitative Disclosures About Market Risk."

    Competition

        The oil and gas industry is highly competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources and staffs substantially larger than ours. As a result, our competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit.

        We are also affected by competition for drilling rigs and the availability of related equipment. In the past, the oil and gas industry has experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant price increases. We are unable to predict when, or if, such shortages may occur or how they would affect our development and exploitation program.

        Competition is also strong for attractive oil and gas producing properties, undeveloped leases and drilling rights, and we cannot assure you that we will be able to compete satisfactorily when attempting to make further acquisitions.

    Title to Properties

        As is customary in the oil and gas industry, we initially conduct only a cursory review of the title to our properties on which we do not have proved reserves. Prior to the commencement of drilling operations on those properties, we conduct a thorough title examination and perform curative work with respect to significant defects. To the extent title opinions or other investigations reflect title defects on those properties, we are typically responsible for curing any title defects at our expense. We generally will not commence drilling operations on a property until we have cured any material title defects on such property. Prior to completing an acquisition of producing oil leases, we perform title reviews on the most significant leases and, depending on the materiality of properties, we may obtain a title opinion or review previously obtained title opinions. As a result, we believe that we have satisfactory title to our producing properties in accordance with standards generally accepted in the oil and gas industry. Our oil properties are subject to customary royalty and other interests, liens for current taxes and other burdens which we believe do not materially interfere with the use of or affect our carrying value of the properties.

        The title to the Brea Olinda Field that BreitBurn Energy acquired from Texaco in 1999 is to be conveyed to us upon the execution of an official deed. Since 1999, BreitBurn Energy has held beneficial title to the Brea Olinda Field, including the contractual right to all revenue from production. As a precautionary step and in order to avoid being in the chain of legal title with respect to a number of surface interests previously sold by the seller (Texaco) for development but not then yet conveyed out, BreitBurn Energy required that Texaco first assign out those surface fee property interests prior to finally assigning technical legal title to the remaining oil and gas interests to BreitBurn Energy. Those prerequisite assignments have now been made by Texaco and BreitBurn is negotiating the final conveyance language for the transfer of the remaining bare legal title to merge with its existing beneficial title. That assignment is expected to take place by December 31, 2006.

        Some of our oil and gas leases, easements, rights-of-way, permits, licenses and franchise ordinances require the consent of the current landowner to transfer these rights, which in some instances is a governmental entity. We believe that we have obtained or will obtain sufficient third-party consents, permits and authorizations for the transfer of the assets necessary for us to operate our business in all material respects as described in this prospectus. Record title to some of our assets will continue to be held by our affiliates until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that are not obtained prior to transfer. With respect to any consents, permits or authorizations that have not been obtained, we believe that these consents, permits or authorizations generally will be obtained after the closing of this offering, or that the failure to obtain these consents, permits or authorizations will have no material adverse effect on the operation of our business. In connection with this offering, we are entering into a Surface Operating Agreement to provide that BreitBurn Energy and BreitBurn Corporation will continue to be responsible for the surface operations of one property. Please see "Certain Relationships and Related Party Transactions—Contribution, Conveyance and Assumption Agreement."

    Seasonal Nature of Business

        Seasonal weather conditions and lease stipulations can limit our drilling activities and other operations in certain areas of Wyoming and, as a result, we seek to perform the majority of our drilling during the summer months. These seasonal anomalies can pose challenges for meeting our well drilling objectives and increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay our operations.

    Environmental Matters and Regulation

        General.    Our operations are subject to stringent and complex federal, state and local laws and regulations governing environmental protection as well as the discharge of materials into the environment. These laws and regulations may, among other things:

  •
  require the acquisition of various permits before drilling commences;

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  enjoin some or all of the operations of facilities deemed in non-compliance with permits;

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  restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling, production and transportation activities;

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  limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

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  require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

        These laws, rules and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and the clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. Any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and gas industry could have a significant impact on our operating costs.

        The following is a summary of some of the existing laws, rules and regulations to which our business operations are subject.

        Waste Handling.    The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of crude oil or natural gas are currently regulated under RCRA's non-hazardous waste provisions. However, it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position. Also, in the course of our operations, we generate some amounts of ordinary industrial wastes, such as paint wastes, waste solvents, and waste oils, that may be regulated as hazardous wastes.

        Comprehensive Environmental Response, Compensation and Liability Act.    The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current and past owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third-parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

        We currently own, lease, or operate numerous properties that have been used for oil and natural gas exploration and production for many years. Although we believe that we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or hydrocarbons may have been released on or under the properties owned or leased by us, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons was not under our control. In fact, there is evidence that petroleum spills or releases have occurred in the past at some of the properties owned or leased by us. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial plugging or pit closure operations to prevent future contamination.

        Water Discharges.    The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. Spill prevention, control, and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture, or leak. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

        The primary federal law for oil spill liability is the Oil Pollution Act, or OPA, which addresses three principal areas of oil pollution—prevention, containment, and cleanup. OPA applies to vessels, offshore facilities, and onshore facilities, including exploration and production facilities that may affect waters of the United States. Under OPA, responsible parties, including owners and operators of onshore facilities, may be subject to oil cleanup costs and natural resource damages as well as a variety of public and private damages that may result from oil spills.

        Air Emissions.    The Federal Clean Air Act, and comparable state laws, regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. States can impose air emissions limitations that are more stringent than the federal standards imposed by EPA, and California air quality laws and regulations are in many instances more stringent than comparable federal laws and regulations. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal Clean Air Act and associated state laws and regulations.

        National Environmental Policy Act.    Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects.

        Pipeline Safety.    Some of our pipelines are subject to regulation by the U.S. Department of Transportation, or the DOT, pursuant to the Hazardous Liquid Pipeline Safety Act. The DOT, through the Office of Pipeline Safety, recently promulgated a series of rules which require pipeline operators to develop pipeline integrity management programs for transportation pipelines located in "high consequence areas." "High consequence areas" are currently defined as areas with specified population densities, buildings containing populations of limited mobility, and areas where people gather that are located along the route of a pipeline. Integrity management program elements include requirements for baseline assessments to identify potential threats to each pipeline segment, reassessments, and reporting and recordkeeping. We currently operate pipelines located in high consequence areas and will begin conducting baseline assessments of these pipelines in 2006.

        OSHA and Other Laws and Regulation.    We are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, EPA community right-to-know regulations under the Title III of CERCLA and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in our operations. We believe that we are in substantial compliance with these applicable requirements and with other OSHA and comparable requirements.

        The Kyoto Protocol to the United Nations Framework Convention on Climate Change, or the Protocol, became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases, that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol, and Congress has not actively considered recent proposed legislation directed at reducing greenhouse gas emissions. However, the State of California recently adopted legislation, referred to as the California Global Warming Solutions Act of 2006, that requires a 25% reduction in greenhouse gas emissions by 2020. This legislation requires the California Air Resources Board to adopt regulations by 2012 that limit emissions of greenhouse gases that are not yet already restricted, and that provide for gradual reductions in emissions until an overall reduction of 25% from all emission sources in California is achieved by 2020. The legislation allows sources that are unable to reduce their emissions by 25% to purchase credits from sources that are able to do so. Other states have also adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The oil and natural gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact our future operations. It is not possible, at this time, to estimate accurately how regulations to be adopted by the California Air Resources Board by 2012 or that may be adopted by other states to address greenhouse gas emissions would impact our business.

        We believe that we are in substantial compliance with all existing environmental laws and regulations applicable to our current operations and that our continued compliance with existing requirements will not have a material adverse impact on our financial condition and results of operations. For instance, we did not incur any material capital expenditures for remediation or pollution control activities for the year ended December 31, 2005. Additionally, as of the date of this prospectus, we are not aware of any environmental issues or claims that will require material capital expenditures during 2006. However, accidental spills or releases may occur in the course of our operations, and we cannot assure you that we will not incur substantial costs and liabilities as a result of such spills or releases, including those relating to claims for damage to property and persons. Moreover, we cannot assure you that the passage of more stringent laws or regulations in the future will not have a negative impact on our business, financial condition, results of operations or ability to make distributions to you.

    Other Regulation of the Oil and Gas Industry

        The oil and gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

        Legislation continues to be introduced in Congress and development of regulations continues in the Department of Homeland Security and other agencies concerning the security of industrial facilities, including oil and gas facilities. Our operations may be subject to such laws and regulations. Presently, it is not possible to accurately estimate the costs we could incur to comply with any such facility security laws or regulations, but such expenditures could be substantial.

        Oil Regulation.    Our operations are subject to various types of regulation at federal, state and local levels. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. Most states, and some counties and municipalities, in which we operate also regulate one or more of the following:

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  the location of wells;

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  the method of drilling and casing wells;

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  the surface use and restoration of properties upon which wells are drilled;

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  the plugging and abandoning of wells; and

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  notice to surface owners and other third parties.

        State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

        Natural Gas Regulation.    The availability, terms and cost of transportation significantly affect sales of natural gas. The interstate transportation and sale for resale of natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission. Federal and state regulations govern the price and terms for access to natural gas pipeline transportation. The Federal Energy Regulatory Commission's regulations for interstate natural gas transmission in some circumstances may also affect the intrastate transportation of natural gas.

        Although natural gas prices are currently unregulated, Congress historically has been active in the area of natural gas regulation. We cannot predict whether new legislation to regulate natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on the operations of the underlying properties. Sales of condensate and natural gas liquids are not currently regulated and are made at market prices.

        State Regulation.    The various states regulate the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. Wyoming currently imposes a severance tax on oil and gas producers at the rate of 6% of the value of the gross product extracted. Reduced rates may apply to certain types of wells and production methods, such as new wells, renewed wells, stripper production and tertiary production. A ballot initiative has qualified and will appear on the November 2006 ballot in California (Proposition 87) that would impose a similar severance tax, effective January 1, 2007. As the ballot initiative is written, the California severance tax would be assessed on the gross value of oil produced at the rates of 1.5% for oil at $10.00 to $25.00 per barrel, 3% for oil at $25.01 to $40.00 per barrel, 4.5% for oil at $40.01 to $60.00 per barrel, and 6% for oil over $60.00 per barrel. Reduced rates would apply to wells that are incapable of producing an average of more than ten barrels of oil per day during a taxable month.

        States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from oil and gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amounts of oil and natural gas that may be produced from our wells, and to limit the number of wells or locations we can drill. Our Los Angeles basin properties are located in urbanized areas, and certain drilling and development activities within these fields require local zoning and land use permits obtained from individual cities or counties. These permits are discretionary and, when issued, usually include mitigation measures which may impose significant additional costs or otherwise limit development opportunities.

    Employees

        Neither we, our subsidiaries nor our general partner have employees, but upon the consummation of this offering, we will enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, finance, land, legal and engineering. As of June 30, 2006, BreitBurn Energy had 130 full time employees. None of these employees are represented by labor unions or covered by any collective bargaining agreement. We believe that relations with these employees are satisfactory.

    Offices

        BreitBurn Energy currently leases approximately 27,280 square feet of office space in California at 515 S. Flower St., Suite #4800, Los Angeles, California 90071, where our principal offices are located. The lease for the California office expires in February 2016. In addition to the office space in Los Angeles, BreitBurn Energy maintains offices in Cody, Wyoming and Houston, Texas. Following this offering, we expect to continue to use these offices under our Administrative Services Agreement with BreitBurn Management.

    Legal Proceedings

        Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings. In addition, we are not aware of any material legal or governmental proceedings against us, or contemplated to be brought against us, under the various environmental protection statutes to which we are subject.

MANAGEMENT

Management of BreitBurn Energy Partners L.P.

        BreitBurn GP LLC, our general partner, will manage our operations and activities on our behalf. BreitBurn GP is owned by Provident and BreitBurn Corporation. We intend to enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, finance, land and engineering. We will reimburse BreitBurn Management for its costs in performing these services, plus related expenses. The Administrative Services Agreement will provide that employees of BreitBurn Management (including the persons who are executive officers of our general partner) will devote such portion of their time as may be reasonable and necessary for the operation of the Partnership's business. It is anticipated that the executive officers of our general partner will devote a majority of their time to our business for the foreseeable future.

        Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to it. Whenever possible, our general partner intends to cause us to incur indebtedness or other obligations that are non-recourse to it. Except as described in "The Partnership—Voting Rights" and subject to its fiduciary duty to act in good faith, our general partner will have exclusive management power over our business and affairs.

        BreitBurn GP has a board of directors that oversees its management, operations and activities. We refer to the board of directors of BreitBurn GP as the "board of directors of our general partner." The board of directors of our general partner will have at least three members who are not officers or employees, and are otherwise independent, of Provident and its affiliates, including our general partner. These directors, to whom we refer as independent directors, must meet the independence standards established by the NASDAQ Global Select Market and SEC rules.

        As required by our partnership agreement, the board of directors of our general partner will maintain a conflicts committee, comprised of at least two independent directors, that will determine if the resolution of a conflict of interest with our general partner or its affiliates is fair and reasonable to us. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

        Upon consummation of this offering, Greg L. Armstrong, John R. Butler, Jr. and Charles S. Weiss will serve as the independent members of the board of directors of our general partner. These independent directors will serve as the initial members of our general partner's conflicts and audit committees.

        Even though most companies listed on the NASDAQ Global Select Market are required to have a majority of independent directors serving on the board of directors of the listed company the NASDAQ Global Select Market does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of its general partner.

        Whenever our general partner makes a determination or takes or declines to take an action in its individual, rather than representative, capacity, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee, and our general partner is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under the Delaware Act or any other law. Examples include the exercise of its limited call rights, its rights to vote and transfer respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

Directors and Executive Officers of BreitBurn GP LLC

        The following table sets forth certain information with respect to the members of the board of directors and the executive officers of our general partner. Executive officers and directors will serve until their successors are duly appointed or elected.

Name	Age	Position with BreitBurn GP LLC
Randall H. Breitenbach	46	Co-Chief Executive Officer, Director
Halbert S. Washburn	46	Co-Chief Executive Officer, Director
James G. Jackson	42	Chief Financial Officer
Bruce D. McFarland	49	Treasurer
Lawrence C. Smith	52	Controller
Chris E. Williamson	49	Vice President of Operations
Greg L. Armstrong	48	Director Nominee
Thomas W. Buchanan	51	Director
Randall J. Findlay	56	Chairman of the Board
Grant D. Billing	55	Director Nominee
John R. Butler, Jr.	67	Director Nominee
Gregory J. Moroney	55	Director Nominee
Charles S. Weiss	53	Director Nominee

        Randall H. Breitenbach has been the Co-Chief Executive Officer and a Director of our general partner since March 2006. Mr. Breitenbach also is the co-founder and has been the Co-Chief Executive Officer of BreitBurn Energy and its predecessors since 1988. Mr. Breitenbach also is a director of BreitBurn Energy. Mr. Breitenbach has been active in the petroleum industry for over 20 years. Mr. Breitenbach currently serves as Lead Trustee and a member of the Audit Committee for Hotchkis and Wiley Funds, which is a mutual funds company. Mr. Breitenbach holds both a B.S and M.S. degree in Petroleum Engineering from Stanford University and an M.B.A. from Harvard Business School.

        Halbert S. Washburn has been the Co-Chief Executive Officer and a Director of our general partner since March 2006. Mr. Washburn also is the co-founder and has been the Co-Chief Executive Officer of BreitBurn Energy and its predecessors since 1988. Mr. Washburn also is a director of BreitBurn Energy. Mr. Washburn currently serves as a member of the Board of Directors and Audit, Compensation and Nominating Committees of Rentech, Inc., which is an alternative fuels company. Mr. Washburn obtained a B.S. degree in Petroleum Engineering from Stanford University.

        James G. Jackson has been the Chief Financial Officer of our general partner since July 2006. Mr. Jackson also has served as the Chief Financial Officer of BreitBurn Energy since July 2006. Before joining our general partner and BreitBurn Energy, Mr. Jackson served as Managing Director of Merrill Lynch & Co.'s Global Markets and Investment Banking Group. Mr. Jackson joined Merrill Lynch in 1992 and was elected Managing Director in 2001. Previously, Mr. Jackson was a Financial Analyst with Morgan Stanley & Co. from 1986 to 1989 and was an Associate in the Mergers and Acquisitions Group of the Long-Term Credit Bank of Japan from 1989 to 1990. Mr. Jackson obtained a B.S. in Business Administration from Georgetown University and an M.B.A. from the Stanford Graduate School of Business.

        Bruce D. McFarland has been the Treasurer of our general partner since March 2006. Mr. McFarland served as the Chief Financial Officer from March 2006 through June 2006. Since joining BreitBurn Corporation, a predecessor of BreitBurn Energy, in 1994, Mr. McFarland served as Controller and has served as Treasurer for more than five years. Before joining BreitBurn Energy, Mr. McFarland served as Division Controller of IT Corporation and worked at Price Waterhouse as a certified public accountant. Mr. McFarland obtained a B.S. in Civil Engineering from the University of Florida and an M.B.A. from University of California, Los Angeles.

        Lawrence C. Smith has been the Controller of our general partner since June 2006. Mr. Smith also has served as the controller of BreitBurn Energy since June 2006. Before joining our general partner and BreitBurn Energy, Mr. Smith served as the Corporate Accounting Compliance and Implementation Manager of Unocal Corporation from 2000 through May 2006. Mr. Smith worked at Unocal from 1981 through May 2006 and held various managerial positions in Unocal's accounting and finance organizations. Mr. Smith obtained a B.B.A. in Accounting from the University of Houston, an M.B.A. from the University of California at Los Angeles, and is a certified public accountant.

        Chris E. Williamson has been Vice President of Operations of our general partner since March 2006. Since joining BreitBurn Corporation, a predecessor of BreitBurn Energy, in 1994, Mr. Williamson has served in a variety of capacities. Mr. Williamson has served as Vice President—Operations from April 2005 to the present and as Business Unit Manager from 1999 to April 2005. Before joining BreitBurn Energy, Mr. Williamson worked for five years as a petroleum engineer for Macpherson Oil Company. Prior to his position with Macpherson, Mr. Williamson worked at Shell Oil Company for 8 years holding various positions in Engineering and Operations. Mr. Williamson holds a B.S. in Chemical Engineering from Purdue University.

        Thomas W. Buchanan was appointed to be a member of the Board of Directors of our general partner in March 2006. Mr. Buchanan is currently a member of the board of directors of Provident, a position that he has held since March 2001. Mr. Buchanan served as the Chief Executive Officer of Provident from March 2001 through June 2006. Mr. Buchanan also has served as a director of the general partner of BreitBurn Energy since June 2004. Previously, Mr. Buchanan served as President and Chief Executive Officer of Founders Energy, Ltd., a predecessor to Provident. Mr. Buchanan is also a director of Churchill Energy Inc., which is an oil and gas company. Mr. Buchanan holds a B.S. in Commerce from the University of Calgary and is a Chartered Accountant.

        Randall J. Findlay was appointed to be Chairman of the Board of Directors of our general partner in March 2006. Mr. Findlay is currently a member of the board of directors of Provident, a position that he has held since March 2001. Mr. Findlay served as the President of Provident from March 2001 through June 2006. Mr. Findlay also has served as a director of the general partner of BreitBurn Energy since June 2004. Previously, Mr. Findlay served as Executive Vice President and Chief Operating Officer of Founders Energy, Ltd., a predecessor to Provident, and held executive positions with TransCanada Pipeline Ltd. and TransCanada Gas Processing, L.P. Mr. Findlay currently serves on the board of directors of TransAlta Power L.P. Mr. Findlay holds a B.S. in Chemical Engineering from the University of British Columbia.

        Greg L. Armstrong was appointed to be a member of the Board of Directors of our general partner in August 2006, effective upon the consummation of the offering. Mr. Armstrong is the Chairman of the Board of Directors and Chief Executive Officer of Plains All American GP LLC, a position he has held since 1998. Mr. Armstrong has been with Plains All American and its predecessor organizations since 1981. Mr. Armstrong has a B.S. degree in Accounting and Management from Southeastern Oklahoma State University and is a Certified Public Accountant.

        Grant D. Billing was appointed to be a member of the Board of Directors of our general partner in August 2006, effective upon the consummation of the offering. Mr. Billing is a director of Provident and BreitBurn Energy, positions he has held since 2003 and September 2006, respectively. In addition, Mr. Billing has served as the Chairman and a director of Superior Plus Inc. since 1994 and in July 2006 he was appointed to be the Chief Executive Officer. Mr. Billing is a prior President and Chief Executive Officer of Norcen Energy Resources Ltd. Mr. Billing is also currently a director of Capitol Energy Resources Ltd. Mr. Billing has a BSC in Computer Science from the University of Calgary and is a Chartered Accountant.

        John R. Butler, Jr. was appointed to be a member of the Board of Directors of our general partner in August 2006, effective upon the consummation of the offering. Mr. Butler has been Chairman of J.R. Butler and Company since 1976. Mr. Butler is currently a director of Anadarko Petroleum Corporation, a position he has held since 1996. In addition, Mr. Butler was Chairman and Chief Executive Officer of GeoQuest International Holdings, Inc., Senior Chairman of Petroleum Information Corp. and Vice Chairman of Petroleum Information/Dwights, L.L.C. until 1997. He was also Chairman of the Society of Exploration Geophysicists Foundation until December 2001. Mr. Butler has a B.S. in Chemical Engineering from Stanford University.

        Gregory J. Moroney was appointed to be a member of the Board of Directors of our general partner in August 2006, effective upon the consummation of the offering. Mr. Moroney is a director of BreitBurn Energy, a position he has held since June 2004. Currently, Mr. Moroney is the Managing Member and Owner of Energy Capital Advisors, LLC, a position he has held since January 2003. Mr. Moroney is also a Senior Financial Consultant for Ammonite Resources LLC, a position he has held since June 2005. Mr. Moroney served as Managing Director for Deutsche Bank Securities Inc. from 1993 to December 2002. Prior to this, Mr. Moroney was with Citicorp/Citibank from 1977 to 1993 in Calgary, Toronto and New York. Mr. Moroney has a B.A. from Yale University.

        Charles S. Weiss was appointed to be a member of the Board of Directors of our general partner in August 2006, effective upon the pricing of the offering. Mr. Weiss is a Founder and Managing Partner of JOG Capital Inc., a position that he has held since July 2002. In addition, Mr. Weiss served as Managing Director and Head of Royal Bank of Canada's Capital Markets Energy Group, a position he held from October 2002 through May 2006. From June 2001 to July 2002, Mr. Weiss pursued various investment opportunities, which included the establishment of JOG Capital Inc. Previously, Mr. Weiss was the Managing Director and Head of the Energy and Power Group with Bank of America Securities from 1998 to June 2001. Mr. Weiss obtained a B.A.

in Physics from Vanderbilt University and an M.B.A. from the University of Chicago School of Business.

Key Employees of BreitBurn Management

        Messrs. Breitenbach, Washburn, Jackson, McFarland and Smith also will be executive officers of BreitBurn Management. The following sets forth certain information with respect to certain other key employees of BreitBurn Management that we expect to perform services on behalf of the Partnership pursuant to its Administrative Services Agreement with BreitBurn Management. The Partnership and the general partner will have no employees.

        Thurmon Andress will be a Managing Director of BreitBurn Management. Mr. Andress has been a Managing Director of BreitBurn Energy's Houston office since joining BreitBurn Energy in October 1998 as a result of the merger of BreitBurn Energy with Andress Oil and Gas Company, a private company that he founded in 1990. Mr. Andress also serves as a director of BreitBurn Energy. Mr. Andress was the President and Chief Executive Officer of Andress Oil & Gas company prior to the merger with BreitBurn Energy. Mr. Andress has served on the Board of Directors of Edge Petroleum Corp. (EPEX), which is an independent oil and gas company, since 2002 and currently serves as a member of the Audit Committee and as Chairman of the Compensation Committee. Mr. Andress obtained a B.S. in Geology from Texas Tech University.

        Dr. Dennis Graue will be Manager, Exploitation of BreitBurn Management. Dr. Graue has been a Manager, Reservoir Engineering, of BreitBurn Energy since 2000. Before joining BreitBurn Energy, Dr. Graue founded and owned NITEC from 1995 to 2000. From 1978 to 1995, Dr. Graue was Senior Vice President and head of the Exploration and Producing Consulting Division. Dr. Graue obtained a B.S., an M.S. and a Ph.D. in Chemical Engineering from California Institute of Technology.

        Dr. William Fong will be an Engineer with BreitBurn Management. Dr. Fong has been Senior Reservoir Engineer with BreitBurn Energy since 2002. Before joining BreitBurn Energy, Dr. Fong served as Advisor, Reservoir Modeling and Simulation, at Chevron from 2000 to 2002, as a Senior Reservoir Engineer at Chevron USA from 1999 to 2000, and as a Senior Research Scientist at Chevron Petroleum Technology from 1988 to 1999. Dr. Fong holds a B.S. from Cal Tech and a Sc.D. from MIT, both in chemical engineering.

        Jonathan Kuespert will be Manager, Development and Senior Geologist of BreitBurn Management. Mr. Kuespert has been with BreitBurn Energy since January 2001 after spending more than 19 years working in the oil and gas industry. Mr. Kuespert began his career as a Development Geologist and then an Exploration Geologist/Geophysicist for Chevron USA, focusing on California basins. More recently Mr. Kuespert was a Geological Consultant for evaluation, exploration and development projects. Mr. Kuespert holds a B.S. in Geology from Duke University, an M.S. in Petroleum Geology from Stanford University and an M.B.A from UCLA, and is both a California and a Wyoming Registered Geologist.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all actual direct and indirect expenses it incurs or actual payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business including overhead allocated to our general partner by its affiliates, including Provident.

These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. These expenses will include amounts paid to employees of BreitBurn Management under certain of the stock compensation plans of BreitBurn Energy, which will be assumed by BreitBurn Management. Persons who will be employees of BreitBurn Management have been granted unit appreciation rights, restricted units and/or performance units. In connection with the assumption of BreitBurn Energy's incentive compensation plans by BreitBurn Management, these plans will be modified to provide that upon vesting, depending on the type of award, a participant may be eligible to receive a cash payment in relation to the performance of Provident, a cash payment or phantom units in relation to the performance of BreitBurn Energy, a cash payment or common units in relation to the performance of the Partnership, which common units would be purchased in the open market by BreitBurn Management or issued by the Partnership, or a combination of cash and common units. For a further description of these plans, please see Note 11 of the Notes to Consolidated Financial Statements of BreitBurn Energy. We do not expect to incur any additional fees or to make other payments to these entities in connection with operating our business. Our general partner is entitled to determine in good faith the expenses that are allocable to us. Our Administrative Services Agreement requires us to reimburse Breitburn Management for its expenses incurred on our behalf. See "Certain Relationships and Related Party Transactions—Administrative Services Agreement."

        We intend to enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering. We will reimburse BreitBurn Management for its costs in performing these services, plus related expenses.

Executive Compensation

        We and our general partner were formed on March 23, 2006. We have not paid or accrued any amounts for management or director compensation for the 2006 fiscal year. Messrs. Washburn and Breitenbach, the Co-Chief Executive Officers of our general partner, and James G. Jackson, the Chief Financial Officer of our general partner, have entered into employment contracts with BreitBurn Energy, which contracts will be assumed by BreitBurn Management. Under the employment agreements, each of Messrs. Washburn, Breitenbach and Jackson will receive an annual base salary of $275,000, $275,000 and $250,000, respectively. It is expected that each of Messrs. Washburn, Breitenbach and Jackson will receive cash bonuses, with respect to 2006, of up to 100% of their annual base salary. In addition, the employment agreements generally provide for, among other things, the payment of severance and the continuation of certain benefits following a termination as officers of our general partner.

        Pursuant to the Administrative Services Agreement, we will be required to reimburse BreitBurn Management for the expenses it determines, in good faith, are allocable to us, including a portion of the compensation and benefits paid to the executive officers of our general partner. We expect that we will reimburse BreitBurn Management for at least a majority of the compensation and benefits paid to the executive officers of our general partner.

        The employment agreements of Messrs. Washburn, Breitenbach and Jackson will be amended upon completion of this offering to provide for the conversion of existing phantom options and units into phantom options and units as described below. Messrs. Washburn, Breitenbach and

Jackson will receive phantom options based on the changes in value of both the assets retained by BreitBurn Energy and the assets contributed to the Partnership for the period prior to this offering. BreitBurn Energy will bear the cost of these phantom options. Messrs. Washburn and Breitenbach will also receive phantom options based on the change in the value of a common unit after this offering through December 31, 2006. The Partnership will bear the cost of these phantom options. Mr. Jackson will receive restricted phantom units in BreitBurn Energy which may be settled in cash or phantom units in BreitBurn Energy, at his election, and the cost of which will be borne by BreitBurn Energy. Mr. Jackson will also receive restricted phantom units in the Partnership which may be settled in cash or common units, at his election, and the cost of which will be borne by the Partnership. All of Mr. Jackson's phantom units and phantom options have three-year and five-year vesting schedules, respectively, each commencing July 7, 2006. Commencing in 2007, Messrs. Washburn and Breitenbach will each receive an annual grant of phantom options in an amount equal to 1.5% of the outstanding common units, subject to a ceiling if the combined value of the Partnership and BreitBurn Energy exceeds $1 billion. They will also receive a similar grant in BreitBurn Energy. The Partnership will bear the cost of the grant with respect to it, and BreitBurn Energy will bear the cost of the grant with respect to it. The 2007 phantom options will be granted on January 1, 2007 and an additional grant will be made each year thereafter that their employment agreements remain in effect. The amount paid in either cash or common units on these phantom options will be in an amount equal to the appreciation in value of the common units, if any, from the date of the grant until the determination date, plus cash distributions paid on the common units, less an 8% hurdle rate.

Compensation of Directors

        Officers or employees of our general partner or its affiliates who also serve as directors will not receive additional compensation for their service as a director of our general partner. Our general partner anticipates that each director who is not an officer or employee of our general partner or its affiliates will receive compensation for attending meetings of the board of directors, as well as committee meetings. The initial compensation of directors of our general partner who are not officers or employees of the general partner or BreitBurn Management will be (a) (1) a $35,000 cash retainer ($75,000 for the Chairman of the Board of Directors); (2) $1,500 for each meeting of the board of directors attended ($4,000 for the chairman of the board of directors); (3) $1,500 for each committee meeting attended; (4) a $5,000 corporate governance committee annual retainer ($7,500 for the committee chair); (5) a $5,000 reserves committee annual cash retainer ($7,500 for the committee chair); (6) a $5,000 audit committee annual retainer ($10,000 for the committee chair); and (7) a $5,000 conflicts committee annual cash retainer ($10,000 for the committee chair) and (b) grants of restricted phantom units of up to $100,000 with three-year vesting, which will be settled in cash or common units. In addition, each non-employee director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

Long-Term Incentive Plan

        Our general partner intends to adopt the BreitBurn Energy Partners L.P. 2006 Long-Term Incentive Plan for employees, consultants and directors of our general partner and affiliates who perform services for us. The long-term incentive plan will consist of the following components: options, restricted units, phantom units, unit appreciation rights, other unit-based awards and unit awards. The long-term incentive plan will limit the number of units that may be delivered pursuant to vested awards to 10% of the outstanding units on the effective date of the initial public offering of the common units. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The plan will be administered by the board of directors of our general partner or a committee thereof, which we refer to as the plan administrator. Our general partner may cause the Partnership to issue units under this plan to fulfill the Partnership's reimbursement obligation to BreitBurn Management under the stock compensation plans of BreitBurn Energy to be assumed by BreitBurn Management. See "Reimbursement of Expenses."

        The plan administrator may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. The plan administrator also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to the requirements of the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the rights or benefits of the participant without the consent of the participant. The plan will expire when units are no longer available under the plan for grants or, if earlier, its termination by the plan administrator.

    Restricted Units

        A restricted unit is a common unit that vests over a period of time and during that time is subject to forfeiture. The plan administrator may make grants of restricted units containing such terms as it shall determine, including the period over which restricted units will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a "change of control" of us or our general partner, as defined in the plan, unless provided otherwise by the plan administrator. Distributions made on restricted units may be subjected to the same or different vesting provisions as the restricted unit. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the plan administrator or the terms of the award agreement provide otherwise.

        Common units to be delivered as restricted units may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon the grant of the restricted units, the total number of common units outstanding will increase.

        We intend for the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

    Phantom Units

        A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equivalent to the value of a common unit. The plan administrator may make grants of phantom units under the plan containing such terms as the plan administrator shall determine, including the period over which phantom units granted will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives. In addition, the phantom units will vest upon a "change of control" of us or our general partner, unless provided otherwise by the plan administrator. If a grantee's employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee's phantom units will be automatically forfeited unless, and to the extent, the plan administrator or the terms of the award agreement provide otherwise.

        The plan administrator may, in its discretion, grant distribution equivalent rights ("DERs") with respect to phantom unit awards. DERs entitle the participant to receive cash or additional awards equal to the amount of any cash distributions made by us during the period the phantom unit is outstanding. Payment of a DER may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the plan administrator.

        Common units to be delivered upon the vesting of phantom units may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon vesting of the phantom units, the total number of common units outstanding will increase.

        We intend the issuance of any common units upon vesting of the phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

    Unit Options

        The long-term incentive plan will permit the grant of options covering common units. The plan administrator may make grants containing such terms as the plan administrator shall determine. Unit options must have an exercise price that is not less than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the plan administrator. In addition, the unit options will become exercisable upon a "change of control" of us or our general partner, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's unvested unit options will be automatically forfeited unless, and to the extent, the option agreement or the plan administrator provides otherwise.

        Upon exercise of a unit option, we may issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon exercise of the unit options (or a unit appreciation right settled in common units), the total number of common units outstanding will increase. The availability of unit options is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

    Unit Appreciation Rights

        The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in cash or common units. The plan administrator may make grants of unit appreciation rights containing such terms as the plan administrator shall determine. Unit appreciation rights must have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit appreciation rights granted will become exercisable over a period determined by the plan administrator. In addition, the unit appreciation rights will become exercisable upon a "change in control" of us or our general partner, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's unvested unit appreciation rights will be automatically forfeited unless, and to the extent, the grantee agreement or plan administrator provides otherwise.

        Upon exercise of a unit appreciation right, if it is paid in common units rather than in cash, we may issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon exercise of the unit appreciation right, the total number of common units outstanding will increase. The availability of unit appreciation rights is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

    Other Unit-Based Awards

        The long-term incentive plan will permit the grant of other unit-based awards, which are awards that are based, in whole or in part, on the value or performance of a common unit. Upon vesting, the award may be paid in common units, cash or a combination thereof, as provided in the grant agreement.

    Unit Awards

        The long-term incentive plan will permit the grant of units that are not subject to vesting restrictions. Unit awards may be in lieu of or in addition to other compensation payable to the individual. To grant unit awards, we may issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units as unit awards, the total number of common units outstanding will increase. The availability of unit awards is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

    U.S. Federal Income Tax Consequences of Awards Under the Long-Term Incentive Plan

        Generally, there are no income tax consequences for the participant or us when awards are granted under the plan, other than unit awards, which are taxable to the participant and deductible by us on grant. Upon the payment to the participant of common units and/or cash in respect of the vesting of restricted units or phantom units or the exercise of unit options or unit appreciation rights, the participant will recognize compensation income equal to the fair market value of the cash and/or units as of the payment date and we will be entitled to a corresponding deduction. Section 409A of the Internal Revenue Code imposes certain restrictions on awards that constitute "deferred compensation." As additional guidance is issued under Section 409A, we may alter the provisions of the plan and the terms of awards granted under the plan to comply with the requirements of Section 409A and the guidance issued thereunder.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common units that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the common units, by our general partner, by each director and named executive officer of our general partner and by all directors and executive officers of our general partner as a group. The table assumes that the underwriters' option to purchase additional common units is not exercised.

        The table does not include common units expected to be purchased through the directed unit program described under the caption "Underwriting."

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned
Provident Energy Trust(1)	15,264,916	69.46%
BreitBurn Corporation(2)	710,842	3.23%
BreitBurn GP LLC	—	—
Randall H. Breitenbach(2)(3)	710,842	3.23%
Halbert S. Washburn(2)(3)	710,842	3.23%
James G. Jackson	—	—
Bruce D. McFarland	—	—
Lawrence C. Smith	—	—
Chris E. Williamson	—	—
Thomas W. Buchanan	—	—
Randall J. Findlay	—	—
All directors and executive officers as a group (8 persons)	264,000	4.4%

*
Less than 1%.

(1)
Provident Energy Trust's ownership interest is held through Pro LP Corporation and Pro GP Corporation, which currently maintain a 95.15% and 0.4%, respectively, ownership interest in us. After the consummation of the offering, Pro LP Corporation and Pro GP Corporation will maintain a 69.17% and a 0.29%, respectively, ownership interest in us.

(2)
Messrs. Breitenbach and Washburn collectively own 100% of the outstanding shares of BreitBurn Corporation.

(3)
Includes units beneficially owned by BreitBurn Corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After this offering, Provident and BreitBurn Corporation, affiliates of our general partner, will own 15,975,758 common units, representing an approximately 72.70% of our common units (approximately 68.60% if the underwriters exercise their option to purchase additional common units in full). In addition, our general partner will own a 2% general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and liquidation of BreitBurn Energy Partners L.P.

Formation Stage
The consideration received by our general partner and its affiliates for their contribution in us	•	15,975,758 common units; and
	•	a 2% general partner interest in us.
Payments at or prior to closing	We intend to use the net proceeds from this offering:
	•	to repay $36.5 million of indebtedness of BreitBurn Energy assumed by us; and
	•	to distribute $71.6 million to Provident and BreitBurn Corporation.
Operational Stage
Distributions of available cash to our general partner and its affiliates	We will generally distribute 98% of our available cash to all unitholders, including affiliates of our general partner (as the holders of an aggregate of 15,975,758 common units), and 2% of our available cash to our general partner. Assuming we have sufficient available cash to pay the full initial quarterly distribution on all of our outstanding common units for four quarters, our general partner and its affiliates will receive an annual distribution of approximately $0.7 million on their 2% general partner interest and $26.4 million on their common units.
Payments to our general partner and its affiliates
Our partnership agreement requires us to reimburse our general partner for all actual direct and indirect expenses it incurs or actual payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business, including overhead allocated to our general partner by its affiliates. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. We do not expect to incur any additional fees or to make other payments to these entities in connection with operating our business. Our general partner is entitled to determine in good faith the expenses that are allocable to us. Our Administrative Services Agreement requires us to reimburse Breitburn Management for its expenses incurred on our behalf. See "—Administrative Services Agreement" below.

Withdrawal or removal of our general partner
If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."
Liquidation Stage
Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

        We have entered into or will enter into the various documents and agreements that will effect the transactions described in this prospectus, including the application of the proceeds of this offering. These agreements will not be the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid from the proceeds of this offering.

Contribution, Conveyance and Assumption Agreement

        We intend to enter into a Contribution, Conveyance and Assumption Agreement to effect, among other things, the transfer of the Partnership Properties from BreitBurn Energy to us at closing. Pending the receipt of certain governmental and third-party consents to the transfer of certain leases, BreitBurn Energy will continue to hold title to these leases and will enter into an Operations and Proceeds Agreement with our wholly-owned operating subsidiary related to these leases. Under the Operations and Proceeds Agreement, BreitBurn Energy will conduct the operations related to these leases. Any net profit relating to these leases will be payable by BreitBurn Energy to our operating subsidiary, and any net loss relating to these leases will be payable by our operating subsidiary to BreitBurn Energy. In addition, our operating subsidiary intends to enter into a Surface Operating Agreement with BreitBurn Energy and Breitburn Corporation, under which BreitBurn Energy and BreitBurn Corporation will conduct all surface operations with respect to a lease to be transferred to us at closing, pending the receipt of consent to the assignment of the related surface use agreement to us. Our operating subsidiary will reimburse BreitBurn Energy and BreitBurn Corporation for all costs incurred in conducting these surface operations.

        Under the Contribution Agreement, BreitBurn Energy will indemnify us for four years after the closing of this offering against certain potential environmental liabilities associated with the operation of the assets and occurring before the closing date of this offering and against claims for covered environmental liabilities made before the fourth anniversary of the closing of this offering. The obligation of the indemnitors will not exceed $5.0 million, and they will not have any indemnification obligation until our losses exceed $500,000 in the aggregate, and then only to the extent such aggregate losses exceed $500,000. BreitBurn Energy will have no indemnification obligations with respect to environmental matters for claims made as a result of changes in environmental laws promulgated after the closing date of this offering.

        Additionally, BreitBurn Energy will indemnify us for losses attributable to title defects for four years after the closing of this offering, and indefinitely for losses attributable to retained assets and liabilities and income taxes attributable to pre-closing operations and the formation transactions. Furthermore, we will indemnify BreitBurn Energy for all losses attributable to the post-closing operations of the assets contributed to us, to the extent not subject to their indemnification obligations.

Administrative Services Agreement

        We intend to enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering. BreitBurn Management will be reimbursed by us for its expenses incurred on behalf of us. BreitBurn Management will also manage the operations of BreitBurn Energy and will be reimbursed by us and BreitBurn Energy for general and administrative services incurred on its behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to Breitburn Management by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. BreitBurn Management will not be liable to us for its performance of, or failure to perform, services under the Administrative Services Agreement unless its acts or omissions constitute gross negligence or willful misconduct. See "Management—Reimbursement of Expenses of our General Partner."

Omnibus Agreement

        We intend to enter into an Omnibus Agreement with Provident and BreitBurn Energy, which will set forth certain agreements with respect to conflicts of interest. Provident has agreed that we will have a right of first offer with respect to the sale by Provident and its affiliates of any of their upstream oil and gas properties in the United States, and that we will have a preferential right over Provident to acquire any third party upstream oil and gas properties in the United States, which may include third party midstream or downstream assets provided that related upstream oil and gas properties located in the United States constitute the predominant part of the assets included in the business opportunity. We have agreed that Provident will have a preferential right to acquire any third party midstream or downstream assets located in the United States, which may include third party upstream oil and gas properties located in the United States, provided that related midstream or downstream assets located in the United States constitute the predominant portion of the assets included within the business opportunity, or upstream oil and gas properties or midstream or downstream assets outside the United States. Provident may offer us the right to participate in any such acquisition. In determining whether the Partnership will exercise any preferential right under the Omnibus Agreement, so long as Provident and its affiliates control our general partner, any decision to participate with Provident in an acquisition outside the United States or the exercise of any other preferential right under the Omnibus Agreement will be made with the approval of the conflicts committee of the board of directors of our general partner. See "Management — Management of BreitBurn Energy Partners L.P." These obligations will run until such time as Provident and its affiliates no longer control our general partner. Upon a change of control of Provident, the right of first offer granted to the Partnership will apply only to upstream oil and gas properties in the United States owned by Provident and its affiliates as of the closing date of this offering. The preferential rights may be terminated by Provident or our general partner upon a change of control of Provident or our general partner, respectively.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships among us and our general partner and affiliates. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to affiliates of Provident. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our limited partners. The board of directors or the conflicts committee of the board of directors of our general partner will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any of our other partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of our general partner's fiduciary duty to us.

        Our general partner is responsible for identifying any such conflict of interest and our general partner may choose to resolve the conflict of interest by any one of the methods described in the following sentence. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        As required by our partnership agreement, the board of directors of our general partner will maintain a conflicts committee, comprised of at least two independent directors. Our general partner may, but is not required to, seek approval from the conflicts committee of a resolution of a conflict of interest with our general partner or affiliates. If our general partner seeks approval from the conflicts committee, the conflicts committee will determine if the resolution of a conflict of interest with our general partner or its affiliates is fair and reasonable to us. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. If a matter is submitted to the conflicts committee and the conflicts committee does not approve the matter, we will not proceed with the matter unless and until the matter has been modified in such a manner that the conflicts committee determines is fair and reasonable to us. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to believe that he is acting in the best interests of the partnership.

        Conflicts of interest could arise in the situations described below, among others.

    Actions taken by our general partner may affect the amount of cash available for distribution to our common unitholders.

        The amount of cash that is available for distribution to our common unitholders is affected by decisions of our general partner regarding such matters as:

  •
  amount and time of cash expenditures;

  •
  asset sales or acquisitions;

  •
  borrowings;

  •
  the issuance of additional units;

  •
  the creation, reduction or increase of reserves in any quarter; and

  •
  corporate opportunities.

    We will reimburse our general partner and its affiliates for expenses.

        Our partnership agreement requires us to reimburse our general partner for all actual direct and indirect expenses it incurs or actual payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business, including overhead allocated to our general partner by its affiliates, including Provident. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. We intend to enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering. BreitBurn Management will charge us based on the actual time spent by its personnel performing these services, plus related expenses. Please read "Certain Relationships and Related Party Transactions."

    Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only against our assets and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

    Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

    Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

        Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

    Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price.

    We may not choose to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the conflicts committee, if established, and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

    Acquisitions of Competing Businesses; Potential Future Conflicts.

        From time to time, we or our affiliates may acquire entities whose businesses compete with us. In addition, future conflicts of interest may arise between us and any entities whose general partner interests we or our affiliates acquire. It is not possible to predict the nature or extent of these potential future conflicts of interest at this time, nor is it possible to determine how we will address and resolve any such future conflicts of interest. However, the resolution of these conflicts may not always be in our best interest or those of our unitholders.

    Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. The fiduciary duties our general partner owes to our unitholders are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that our general partner might otherwise owe. We have adopted these restrictions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. These modifications are detrimental to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the unitholders.

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. "Good faith" requires that the person or persons making such determination or taking or declining to take such other action believe that the determination or other action is in the best interests of the Partnership or the holders of the common units as the case may be. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our unitholders or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

Special provisions regarding affiliated transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally provided to or available from unrelated third parties; or
• "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming that presumption. These standards reduce the obligations to which our general partner would otherwise be held.
Our partnership agreement provides for the allocation of overhead costs to us by our general partner and its affiliates (including Provident) in such amounts deemed to be fair and reasonable to us.

Rights and remedies of unitholders
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of a partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        In order to become one of our limited partners, a unitholder is required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "Description of Our Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to unitholders under our partnership agreement. For a description of the rights and preferences of holders of common units in and to partnership distributions, please read this section and "Cash Distribution Policy." For a description of the rights and privileges of unitholders under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

    Duties

        American Stock Transfer and Trust Company will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a common unitholder; and

  •
  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

    Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

  •
  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering; and

  •
  certifies that the transferee is an Eligible Holder.

As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, an Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders' rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included as Appendix A in this prospectus. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy and Restrictions on Distributions";

  •
  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties";

  •
  with regard to rights of holders of units, please read "Description of the Common Units"; and

  •
  with regard to allocations of taxable income, taxable loss and other matters, please read "Material Tax Consequences."

Organization and Duration

        We were formed on March 23, 2006 and have a perpetual existence.

Purpose

        Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us, our affiliates and our subsidiaries to engage in activities other than the exploitation, development and production of oil and gas reserves, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business. For a further description of limits on our business, please read "Certain Relationships and Related Transactions."

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement. Please read "—Amendments to Our Partnership Agreement."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace the general partner;

  •
  to approve some amendments to the partnership agreement; or

  •
  to take other action under the partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional common units	No approval right. Please read "—Issuance of Additional Securities."
Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read "—Amendments to Our Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read "—Merger, Sale, or Other Disposition of Assets."
Dissolution of our partnership	A majority of our outstanding units. Please read "—Termination or Dissolution."
Continuation of our business upon dissolution	A majority of our outstanding units. Please read "—Termination or Dissolution."
Withdrawal of our general partner
Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2016 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."
Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of the general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another person (other than an individual) in connection with the merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2016. Please read "—Transfer of General Partner Interest."
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in Our General Partner."

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner without the approval of our unitholders.

        It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities that may effectively rank senior to our common units.

        If we issue additional units in the future, our general partner is not obligated to, but may, contribute a proportionate amount of capital to us to maintain its general partner interest. If our general partner does not contribute a proportionate additional amount of capital, our general partner's initial 2% interest would be reduced. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates that existed immediately prior to each issuance. Other than our general partner, the holders of common units will not have a preemptive right to acquire additional common units or other partnership securities.

Amendments to Our Partnership Agreement

    General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below under "—No Unitholder Approval," our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

        Generally, no amendment may be made that would:

  (1)
  have the effect of reducing the voting percentage of outstanding units required to take any action under the provisions of our partnership agreement;

  (2)
  enlarge the obligations of any limited partner without its consent; or

  (3)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) to (3) above can be amended upon the approval of the holders of at least 90% of the outstanding units. Upon completion of this offering, our general partner and its affiliates will own approximately 72.70% of our outstanding common units.

No Unitholder Approval

        Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

  (1)
  a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  (3)
  a change that our general partner determines to be necessary or advisable to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  (6)
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  (7)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  (8)
  any amendment that our general partner determines to be necessary or advisable for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

  (9)
  a change in our fiscal year or taxable year and related changes;

  (10)
  certain mergers or conveyances set forth in our partnership agreement; and

  (11)
  any other amendments substantially similar to any of the matters described in (1) through (10) above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines, at its option, that those amendments:

  (1)
  do not adversely affect our limited partner (or any particular class of limited partners) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  (5)
  are required to effect the intent expressed in this Registration Statement as amended or supplemented or of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under "—No Unitholder Approval." No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to our partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the units to be issued do not exceed 20% of our outstanding units immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding units;

  (2)
  there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act;

  (3)
  the entry of a decree of judicial dissolution of our partnership;

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of our outstanding units subject to receipt by us of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither our partnership, our operating company nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all the powers of our general partner that are necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

  •
  first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

  •
  then, to all partners in accordance with the positive balance in the respective capital accounts.

        Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2016 without obtaining the approval of a majority of our outstanding common units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days' notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders (See "Transfer of General Partner Interests").

        Upon the voluntary withdrawal of our general partner, other than as a result of its transfer of all or part of its general partner interest in us, the holders of a majority of our outstanding units, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

        Our general partner may not be removed unless that removal is approved by not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by a majority of our outstanding units, including those held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Upon completion of this offering, Provident and BreitBurn Corporation will own approximately 72.70% of the outstanding common units, assuming no exercise of its underwriters' option to purchase additional common units.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

  •
  an affiliate of the general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another entity prior to December 31, 2016 without the approval of a majority of the common units outstanding, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in Our General Partner

        At any time, Breitburn Management Company, as the sole member of our general partner, may sell or transfer all or part of its ownership interest in the general partner without the approval of our unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to purchase all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

  •
  the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read "Material Tax Consequences—Disposition of Units."

        Upon completion of this offering, our general partner and its affiliates will own 15,975,758 of our common units, representing approximately 72.70% of our outstanding common units.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by Non-Eligible Holders will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Special meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting was called (including outstanding units deemed owned by the general partner), represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes except such units may be considered to be outstanding for purposes of the withdrawal of our general partner. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Eligible Holders; Redemption

        To comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, transferees are required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify that the unitholder is an Eligible Holder. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. This certification can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

        If a transferee or unitholder, as the case may be, fails to furnish:

  •
  a transfer application containing the required certification;

  •
  a re-certification containing the required certification within 30 days after request; or

  •
  provides a false certification

then, as the case may be, such transfer will be void or we will have the right, which we may assign to any of our affiliates, to acquire all but not less than all of the units held by such unitholder. Further, the units held by such unitholder will not be entitled to any allocations of income or loss, distributions or voting rights.

        The purchase price will be paid in cash or delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 10% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was an affiliate of our general partner or any departing general partner;

  (4)
  any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

  (5)
  any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner or any affiliate of our general partner or any departing general partner provided that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodian services; and

  (6)
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        A limited partner can, for a purpose reasonably related to the limited partner's interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus, and assuming that the underwriters' option to purchase additional common units is not exercised, our general partner and its affiliates will hold, directly and indirectly, an aggregate of 15,975,758 common units. The sale of these common units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of the units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Our partnership agreement does not restrict our ability to issue equity securities ranking junior to the common units at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates have the right to cause us to register, under the Securities Act and applicable state securities laws, the offer and sale of any common units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units to require registration of any of these common units and to include any of these common units in a registration by us of other units, including common units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws.

        We, the officers and directors of our general partner, our general partner and its affiliates have agreed not to sell any common units for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES

        This section is a discussion of all material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion and as set forth in the fourth paragraph below, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to BreitBurn Energy Partners, LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described in greater detail later, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); (3) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read "—Tax Treatment of Operations—Depletion Deductions"); (4) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder

(please read "—Tax Treatment of Operations—Deduction for U.S. Production Activities"); and (5) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, storage and marketing of natural resources, including oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 1% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

  •
  neither we nor our operating subsidiaries have elected or will elect to be treated as a corporation; and

  •
  for each taxable year, 90% or more of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of BreitBurn Energy Partners L.P. will be treated as partners of BreitBurn Energy Partners L.P. for federal income tax purposes. Also:

  •
  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

  •
  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of BreitBurn Energy Partners L.P. for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in BreitBurn Energy Partners L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

    Flow-Through of Taxable Income

        We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

    Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be a gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "non-recourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our non-recourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including recapture of intangible drilling costs, depletion and depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

    Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2007, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 50% or less of the cash distributed with respect to that period. We anticipate that thereafter, the ratio of taxable income allocable to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the initial quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital, and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to make our expected quarterly distributions on all units, yet we only distribute the expected quarterly distribution on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

    Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our non-recourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our non-recourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the tax basis of the underlying producing properties, by any decreases in his share of our non-recourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our non-recourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

    Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our non-recourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our non-recourse liabilities. Moreover, a unitholder's at risk amount will decrease by the amount of the unitholder's depletion deductions and will increase to the extent of the amount by which the unitholder's percentage depletion deductions with respect to our property exceed the unitholder's share of the tax basis of that property.

        The at risk limitation applies on an activity-by-activity basis, and in the case of natural gas and oil properties, each property is treated as a separate activity. Thus, a taxpayer's interest in each oil or gas property is generally required to be treated separately so that a loss from any one property would be limited to the at risk amount for that property and not the at risk amount for all the taxpayer's natural gas and oil properties. It is uncertain how this rule is implemented in the case of multiple natural gas and oil properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a unitholder's at risk limitation with respect to us. If a unitholder must compute his at risk amount separately with respect to each oil or gas property we own, he may not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at risk amount with respect to his units as a whole.

        The passive loss limitation generally provides that individuals, estates, trusts, and some closely held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments, a unitholder's investments in other publicly traded partnerships, or a unitholder's salary or active business income. If we dispose of all or only a part of our interest in an oil or gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Notwithstanding whether a natural gas and oil property is a separate activity, passive losses that are not deductible because they exceed a unitholder's share of income we generate may only be deducted by the unitholder in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after certain other applicable limitations on deductions, including the at-risk rules and the tax basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

    Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

    Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

    Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

    Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Because there is no direct authority on the issue related to partnership interests, Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

    Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26.0% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28.0% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

    Tax Rates

        In general, the highest effective U.S. federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

    Section 754 Election

        We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we will adopt), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect judicial or regulatory authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial tax basis reduction. Generally a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

    Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

    Depletion Deductions

        Subject to the limitations on deductibility of taxable losses discussed above, unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our natural gas and oil interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes.

        Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder's gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder's daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between natural gas and oil production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

        In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder's total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder's total taxable income for that year. The carryover period resulting from the 65% net income limitation is indefinite.

        Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (1) dividing the unitholder's share of the tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (2) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder's share of the total tax basis in the property.

        All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our natural gas and oil interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

        The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership and because the availability of the depletion deduction depends upon the unitholder's own factual circumstances, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

    Deductions for Intangible Drilling and Development Costs

        We will elect to currently deduct intangible drilling and development costs (IDCs). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies, and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

        Although we will elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount will result for alternative minimum tax purposes.

        Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to natural gas and oil wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An "integrated oil company" is a taxpayer that has economic interests in crude oil deposits and also carries on substantial retailing or refining operations. An oil or gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an "independent producer" that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of natural gas and oil products exceeding $5 million per year in the aggregate.

        IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. See "—Disposition of Units—Recognition of Gain or Loss."

    Deduction for U.S. Production Activities

        Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder. The percentages are 3% for qualified production activities income generated in the year 2006; 6% for the years 2007, 2008, and 2009; and 9% thereafter.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown, or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder's qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder's share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Taxable Losses."

        The amount of a unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder's allocable share of our wages that are deducted in arriving at our qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders.

        This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder and its availability is dependent upon each unitholder's own factual circumstances, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

    Lease Acquisition Costs

        The cost of acquiring natural gas and oil leaseholder or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read "Tax Treatment of Operations—Depletion Deductions."

    Geophysical Costs

        The cost of geophysical exploration incurred in connection with the exploration and development of oil and gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred.

    Operating and Administrative Costs

        Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

    Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation, depletion and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and its affiliates. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

    Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

    Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our non-recourse liabilities. Because the amount realized includes a unitholder's share of our non-recourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depletion, IDC, and depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

    Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders because the issue has not been addressed by the courts or the IRS. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

    Notification Requirements

        A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transactions and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties.

    Constructive Termination

        We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in our filing two tax returns (and unitholders' receiving two Schedule K-1s) for one calendar year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income. Recent legislation also includes net income derived from the ownership of an interest in a "qualified publicly traded partnership" as qualified income to a regulated investment company. We expect that we will meet the definition of a qualified publicly traded partnership.

        Our partnership agreement generally prohibits non-resident aliens and foreign entities from owning our units. However, if non-resident aliens or foreign entities own our units, such non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States. trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

    Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names BreitBurn GP as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

    Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

  •
  a person that is not a U.S. person;

  •
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  •
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

    Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists relating to such a transaction, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

    Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any reportable transactions.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in California and Wyoming. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN OUR COMPANY BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (a)
  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  (b)
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  (c)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c) above.

        Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, the underwriters set forth below have agreed to purchase from us the number of common units set forth opposite its name.

Name	Number of Common Units
RBC Capital Markets Corporation
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
A.G. Edwards & Sons, Inc.
Wachovia Capital Markets, LLC
Deutsche Bank Securities Inc.
Canaccord Adams Inc.

Total	6,000,000

        The underwriting agreement provides that the underwriters' obligations to purchase the common units depend on the satisfaction of the conditions contained in the underwriting agreement and that if any of our common units are purchased by the underwriters, all of our common units must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

        The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. This underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us to purchase the common units. On a per common unit basis, the underwriting fee is 7% of the initial price to the public.

Paid by Us
	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        We will pay a structuring fee of $400,000 to RBC Capital Markets Corporation for evaluation, analysis and structuring of our partnership.

        We estimate that total remaining expenses of the offering, other than underwriting discounts and commissions, will be approximately $3.5 million.

        We have been advised by the underwriters that the underwriters propose to offer our common units directly to the public at the initial price to the public set forth on the cover page of this prospectus and to dealers (who may include the underwriters) at this price to the public less a concession not in excess of $            per common unit. The underwriters may allow, and the dealers may reallow, a concession not in excess of $            per common unit to certain brokers

and dealers. After the offering, the underwriters may change the offering price and other selling terms.

        We and BreitBurn Energy have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that may be required to be made with respect to these liabilities.

        RBC Capital Markets Corporation has agreed to indemnify us, our affiliates and the other underwriters for any losses that may arise as a result of RBC Capital Markets Corporation's publication and the subsequent distribution of an advertisement relating to this offering.

        We have granted to the underwriters an option to purchase up to an aggregate of 900,000 additional common units at the initial price to the public less the underwriting discount set forth on the cover page of this prospectus exercisable solely to cover over-allotments, if any. Such option may be exercised in whole or in part at any time until 30 days after the date of this prospectus. If this option is exercised, each underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional common units proportionate to the underwriter's initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these common units to the underwriters.

        We, our general partner and its affiliates, including the directors and executive officers of our general partner have agreed that we will not, directly or indirectly, sell, offer or otherwise dispose of any common units or enter into any derivative transaction with similar effect as a sale of common units for a period of 180 days after the date of this prospectus without the prior written consent of RBC Capital Markets Corporation and Citigroup Global Markets Inc. The restrictions described in this paragraph do not apply to:

  •
  The sale of common units to the underwriters;

  •
  Restricted common units issued by us under the long-term incentive plan or upon the exercise of options issued under the long-term incentive plan; or

  •
  The issuance of common units or securities convertible or exchangeable into common units as payment of any part of the purchase price for businesses that we acquire; provided, that any recipient of such common units must agree to be bound by the restrictions described in this paragraph for the remainder of the 180-day restricted period.

        The 180-day restricted period described in the preceding paragraphs will be extended if:

  •
  During the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  Prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        RBC Capital Markets Corporation and Citigroup Global Markets Inc., in their sole discretion, may release the common units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release common units from lock-up agreements, RBC Capital Markets Corporation and Citigroup Global Markets, Inc. will consider, among other factors, the unitholders' reasons for requesting the release, the number of common units for which the release is being requested and market conditions at the time. However, RBC Capital Markets Corporation and Citigroup Global Markets Inc. have informed us that, as of the date of this prospectus, there are no agreements between them and any party that would allow such party to transfer any common units, nor do they have any intention at this time of releasing any of the common units subject to the lock-up agreements, prior to the expiration of the lock-up period.

        At our request, the underwriters have reserved up to 10% of the total underwritten common units offered by this prospectus as part of our Directed Unit Program. These common units will be offered at the initial public offering price to certain of our officers, directors, employees and certain other persons associated with us. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby. The Directed Unit Program will be arranged through one of our underwriters. Any participants in the Directed Unit Program shall be subject to a 90-day lock up with respect to any units sold to them pursuant to that program. This lock up will have similar restrictions and an identical extension provision as the lock-up agreement described above. Any units sold in the Directed Unit Program to our directors or officers shall be subject to the lock-up agreement described above.

        Our partnership agreement requires that all common unitholders be Eligible Holders. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. The Application for Transfer of Common Units attached as Appendix C to this prospectus requires an assignee to certify that it is an Eligible Holder in order for it to be admitted as a limited partner in the Partnership.

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common units over-allotted by the underwriters is not greater than the number of common units they may purchase in their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in the underwriters' option to purchase additional common units. The underwriters may close out any short position by either exercising their option and/or purchasing common units in the open market.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option. If the underwriters sell more common units than could be covered by their option to purchase additional common units, which we refer to in this prospectus as a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

        Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

        Our common units have been approved for listing on the NASDAQ Global Select Market under the symbol "BBEP."

        Prior to this offering, there has been no public market for the common units. The initial public offering price was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price included the following:

  •
  the information set forth in this prospectus and otherwise available to the underwriters;

  •
  our history and prospects and the history and prospects for the industry in which we will compete;

  •
  the ability of our management;

  •
  our prospects for future cash flow;

  •
  the present state of our development and our current financial condition;

  •
  market conditions for initial public offerings and the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded units of generally comparable entities.

        Some of the underwriters and their affiliates may in the future perform various financial advisory, investment banking and other commercial banking services in the ordinary course of business for us for which they will receive customary compensation. An affiliate of RBC Capital Markets Corporation served as financial advisor to BreitBurn Energy Company LLC in connection with its sale to Provident in 2004. An affiliate of Citigroup Global Markets Inc., an underwriter for this offering, is a lender under BreitBurn Energy's credit facility, which will be repaid with a portion of the net proceeds from this offering, and will be a lender under our new credit facility.

        Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        No sales to accounts over which any underwriter exercises discretionary authority in excess of 5% of the units offered by them may be made without the prior written approval of the customer.

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any units. The underwriters and selling group members are not responsible for information contained in web sites that they do not maintain.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with the common units offered by us will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of BreitBurn Energy Company LLC for the year ended December 31, 2003 and the period from January 1, 2004 to June 15, 2004, and the consolidated financial statements of BreitBurn Energy Company LP for the period from June 16, 2004 to December 31, 2004 and the year ended December 31, 2005, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report with respect to BreitBurn Energy Company LP contains an explanatory paragraph relating to the Partnership's restatement of its financial statements as described in Note 2 to the financial statements.

        The statement of financial position of BreitBurn Energy Partners L.P. as of June 30, 2006, included in this prospectus, has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The statement of financial position of BreitBurn GP LLC as of June 30, 2006, included in this prospectus, has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Nautilus Resources LLC as of and for the year ended December 31, 2004 and as of March 1, 2005 and for the period from January 1, 2005 to March 1, 2005, included in this prospectus, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as set forth in their reports appearing herein, and are so included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The information appearing in this prospectus concerning estimates of our oil and gas reserves as of December 31, 2005 was prepared by Netherland, Sewell & Associates, Inc., an independent engineering firm, with respect to the Partnership Properties and has been included herein upon the authority of this firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-l regarding the units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site.

        We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

BREITBURN ENERGY PARTNERS L.P. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Introduction
BreitBurn Energy Partners LP Unaudited Pro Forma Consolidated Balance Sheet June 30, 2006
BreitBurn Energy Partners LP Unaudited Pro Forma Consolidated Statement of Operations For the Six Months Ended June 30, 2006
BreitBurn Energy Partners LP Unaudited Pro Forma Consolidated Statement of Operations For the Year Ended December 31, 2005
Notes to Unaudited Pro Forma Consolidated Financial Statements
BREITBURN ENERGY COMPANY L.P. HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
Reports of Independent Registered Public Accounting Firm
BreitBurn Energy Company LP and Subsidiaries Consolidated Balance Sheet
BreitBurn Energy Company LP and Subsidiaries Consolidated Statement of Operations
BreitBurn Energy Company LP and Subsidiaries Consolidated Statement of Comprehensive Income
BreitBurn Energy Company LP and Subsidiaries Consolidated Statement of Partners' Equity
BreitBurn Energy Company LP and Subsidiaries Consolidated Statement of Cash Flows
Notes to Consolidated Financial Statements
BREITBURN ENERGY PARTNERS L.P. HISTORICAL BALANCE SHEET
Report of Independent Registered Public Accounting Firm
Statement of Financial Position as of June 30, 2006
Note to the Statement of Financial Position
BREITBURN GP LLC HISTORICAL BALANCE SHEET
Report of Independent Registered Public Accounting Firm
Statement of Financial Position as of June 30, 2006
Note to the Statement of Financial Position
NAUTILUS RESOURCES LLC HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Nautilus Resources LLC Consolidated Balance Sheet as of December 31, 2004
Nautilus Resources LLC Consolidated Statement of Operations and Changes in Members' Equity for the Year Ended December 31, 2004
Nautilus Resources LLC Consolidated Statement of Cash Flows for the Year Ended December 31, 2004
Notes to the Financial Statements
Report of Independent Registered Public Accounting Firm
Nautilus Resources LLC Consolidated Balance Sheet as of March 1, 2005
Nautilus Resources LLC Consolidated Statement of Operations and Changes in Members' Equity for the period from January 1, 2005 to March 1, 2005
Nautilus Resources LLC Consolidated Statement of Cash Flows for the period from January 1, 2005 to March 1, 2005
Notes to the Financial Statements

INTRODUCTION

        Effective upon the closing of this offering, BreitBurn Energy Company LP (BEC LP) will contribute certain assets, liabilities and oil and natural gas operations to BreitBurn Energy Partners LP (Partnership), a newly formed Delaware limited partnership. The financial statements of BreitBurn Energy Company LP for periods prior to their actual contribution of these operations to BreitBurn Energy Partners LP are presented as the Predecessor.

        The accompanying unaudited pro forma consolidated financial statements of the Partnership should be read together with the historical consolidated financial statements of the Predecessor included elsewhere in this prospectus. The pro forma financial statements have been prepared on the basis that the Partnership will be treated as a partnership for federal income tax purposes. The accompanying unaudited pro forma consolidated financial statements of the Partnership were derived by making certain adjustments to the historical consolidated financial statements of the Predecessor. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma consolidated financial statements.

        The accompanying unaudited pro forma consolidated financial statements give effect to the contribution of certain oil and natural gas assets to the Partnership, the execution of the Omnibus Agreement, and the related transactions in connection with the closing of this offering. The unaudited pro forma consolidated balance sheet assumes that the contribution, offering, and related transactions occurred on June 30, 2006 and the unaudited pro forma consolidated statement of operations assumes that the contribution, offering, and related transactions occurred at the beginning of the periods presented. The assets and liabilities contributed to the Partnership will be recorded at historical cost in a manner similar to a reorganization of entities under common control.

        The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 gives effect to the acquisition of Nautilus Resources, LLC as if the transaction occurred on January 1, 2005. The Nautilus acquisition was completed on March 2, 2005 and accordingly the operating results related to the acquired properties are included in our historical results from that date.

BreitBurn Energy Partners LP

Unaudited Pro Forma Consolidated Balance Sheet

June 30, 2006

(in thousands)

Assets:	BEC LP Historical	BEC LP Retained Operations Pro Forma Adjustments(a)	Partnership Pro Forma	Offering Related Adjustments		Partnership Pro Forma, As Adjusted
Current assets:
Cash	$581	$(581)	$—	$120,000 (11,900 (71,600 (36,500	(b) )(c) )(d) )(e)	$—
Trade accounts receivable, net	17,087	(6,780)	10,307			10,307
Other receivables	1,884	(1,770)	114			114
Prepaid expenses	1,836	(171)	1,665			1,665
Deposits	241	(152)	89			89
Cost of uncompleted contract in excess of related billing	2,200	(2,200)	—			—

Total current assets	23,829	(11,654)	12,175	—		12,175
Property, plant and equipment
Oil and gas properties	338,834	(150,976)	187,858			187,858
Land	7,026	(6,973)	53			53
Buildings	2,062	(2,062)	—			—
Non-oil and gas assets	2,550	(2,550)	—			—

	350,472	(162,561)	187,911	—		187,911
Accumulated depletion and depreciation	(22,644)	8,513	(14,131)	—		(14,131)

Net property, plant and equipment	327,828	(154,048)	173,780	—		173,780
Other assets:
Investment in affiliates	539	(297)	242			242
Other long-term assets	1,396	(1,083)	313			313

Total assets	$353,592	$(167,082)	$186,510	—		$186,510

Liabilities and Partners' equity:
Current liabilities:
Accrued liabilities	$25,484	$(15,890)	$9,594			$9,594
Accounts payable	3,938	(1,538)	2,400			2,400
Due to Provident	1,860	(690)	1,170			1,170
Distributions payable	10,799	(3,044)	7,755			7,755
Non-hedging derivative instruments	12,820	(2,821)	9,999			9,999

Total current liabilities	54,901	(23,983)	30,918	—		30,918
Long-term debt	45,500	(9,000)	36,500	(36,500	)(e)	—
Deferred gain	1,721	(1,721)	—			—
Asset retirement obligation	9,962	(2,896)	7,066			7,066
Non-hedging derivative instruments	6,876	—	6,876			6,876
Other long-term liability	6,926	(2,853)	4,073			4,073

Total Liabilities	125,886	(40,453)	85,433	(36,500)		48,933
Commitments and contingencies
Minority interest	1,142	(1,142)	—			—
Partners' equity	226,564	(125,487)	101,077	(29,477 (71,600	)(f) )(d)
Common Unitholders:
Public Unitholders				120,000 (11,900	(b) )(c)	108,100
Predecessor and affiliates				28,887	(f)	28,887
General partner interest				590	(f)	590

Total liabilities and partners' equity	$353,592	$(167,082)	$186,510	$—		$186,510

See accompanying notes to unaudited pro forma consolidated financial statements.

BreitBurn Energy Partners LP

Unaudited Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2006

(in thousands, except per unit data)

	BEC LP Historical	BEC LP Retained Operations(a)	Partnership Pro Forma		Offering Related Adjustments		Partnership Pro Forma, As Adjusted
Revenues and other income items:
Oil, natural gas and NGL sales	$69,429	$(24,854)	$44,575		$—		$44,575
Realized loss on financial derivative instruments	(1,937)	1,937	—				—
Unrealized gain (loss) on financial derivative instruments	(17,720)	845	(16,875)				(16,875)
Other revenue, net	536	1	537				537

Total revenues and other income items	50,308	(22,071)	28,237		—		28,237
Operating costs and expenses:
Operating costs	20,642	(7,699)	12,943				12,943
Real estate due diligence expenses	1,570	(1,570)	—				—
Depletion, depreciation and amortization	6,795	(2,164)	4,631				4,631
Depreciation of non-oil and gas assets	212	(212)	—				—
General and administrative expenses	12,187	(4,534)	7,653	(g)	1,125	(h)	8,778

Total operating costs and expenses	41,406	(16,179)	25,227		1,125		26,352

Operating income (loss)	8,902	(5,892)	3,010		(1,125)		1,885

Other (income) expense:
Interest expense	1,696	(361)	1,335		(1,185	)(i)	150
Other (income) expense, net	96	(10)	86				86

Total other (income) expense, net	1,792	(371)	1,421		(1,185)		236

Net income (loss) before minority interest and change in accounting principle	7,110	(5,521)	1,589		60		1,649
Minority interest in subsidiary	1,258	(1,258)	—		—		—

Net income (loss) before change in accounting principle	8,368	(6,779)	1,589		60		1,649
Cumulative effect of change in accounting principle	577	(216)	361				361

Net income (loss)	$8,945	$(6,995)	$1,950		$60		$2,010

Computation of net income per limited partner unit:
Net income	$8,945						$2,010
Less—income allocable to general partner	36						40

Net income allocable to limited partners	8,909
Net income available to common unit holders							1,970
Basic net income per unit	$0.05

Net income per common unit							$0.09

Weighted average limited partner units outstanding	179,795				(179,795	)(j)

Weighted average common units outstanding					21,976	(k)	21,976

BreitBurn Energy Partners LP

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2005

(in thousands, except per unit data)

	BEC LP Historical	BEC LP Retained Operations(a)	Nautilus Historical (January 1, 2005 to March 1, 2005)(l)	Nautilus Pro Forma Adjustment	Partnership Pro Forma	Offering Related Adjustments		Partnership Pro Forma, As Adjusted
Revenues and other income items:
Oil, natural gas and NGL sales	$114,405	$(41,072)	$3,551		$76,884			$76,884
Realized loss on financial derivative instruments	(13,563)	4,970	(831)		(9,424)			(9,424)
Unrealized gain (loss) on financial derivative instruments	155	(57)	(1,576)		(1,478)			(1,478)
Other revenue, net	868	96	60		1,024			1,024

Total revenues and other income items	101,865	(36,063)	1,204	—	67,006	—		67,006
Operating costs and expenses:
Operating costs	32,960	(11,572)	1,326		22,714			22,714
Depletion, depreciation and amortization	11,556	(3,611)	499	147 (m)	8,591			8,591
Depreciation of non-oil and gas assets	306	(306)	—		—			—
General and administrative expenses	16,111	(5,707)	325		10,729 (g)	2,250	(h)	12,979

Total operating costs and expenses	60,933	(21,196)	2,150	147	42,034	2,250		44,284

Operating income (loss)	40,932	(14,867)	(946)	(147)	24,972	(2,250)		22,722

Other (income) expense:
Interest expense	1,631	—	200		1,831	(1,531	)(n)	300
Other (income) expense, net	294	(30)	17		281			281

Total other (income) expense, net	1,925	(30)	217	—	2,112	(1,531)		581

Net income (loss)	$39,007	$(14,837)	$(1,163)	$(147)	$22,860	$(719)		$22,141

Computation of net income per limited partner unit:
Net income	$39,007							$22,141
Less—income allocable to general partner	156							443

Net income allocable to limited partners	$38,851
Net income available to common unit holders								$21,698
Basic net income per unit	$0.22

Net income per common unit								$0.99

Weighted average limited partner units outstanding	179,795					(179,795	)(j)

Weighted average common units outstanding						21,976	(k)	21,976

See accompanying notes to unaudited pro forma consolidated financial statements.

BreitBurn Energy Partners LP

Notes to Unaudited Pro Forma Consolidated Financial Statements

(Unaudited)

Note 1. Basis of Presentation, the Offering and Other Transactions

        The historical financial information is derived from the historical consolidated financial statements of BEC LP. The pro forma consolidated balance sheet adjustments have been prepared as if the transactions effected had taken place on June 30, 2006, and in the case of the pro forma consolidated statement of operations, the pro forma adjustments have been prepared as if the transactions effected had taken place at the beginning of the periods presented.

        The pro forma consolidated financial statements give effect to the following transactions:

  •
  the retention of certain assets and liabilities by BEC LP;

  •
  the contribution of certain assets, liabilities, and oil and natural gas operations from BEC LP to the Partnership in exchange for the issuance of 15,975,758 common units and the 2% general partner interest;

  •
  the sale by the Partnership of 6,000,000 common units to the public in the initial public offering;

  •
  the payment of the estimated underwriting discount of $8.4 million and related offering expenses of $3.5 million;

  •
  the repayment of $36.5 million of long-term debt using net proceeds from this offering;

  •
  the Nautilus acquisition; and

  •
  the disbursement of $71.6 million to Provident and BreitBurn Corporation.

        Upon completion of this offering, BEC LP anticipates incurring incremental selling, general and administrative expenses related to becoming a separate public entity (e.g., cost of Schedule K-1 and tax return preparation, annual and quarterly reports to unitholders, stock exchange listing fees, and registrar and transfer agent fees) in an annual amount of approximately $2.3 million. The unaudited pro forma consolidated financial statements reflect these incremental selling, general and administrative expenses.

        In addition, subsequent to this offering the Partnership will reimburse BreitBurn Management Company for the provision of various general and adminstrative services. For purposes of this pro forma presentation, we have calculated the amount of such reimbursement based on a percentage of barrel of oil equivalent (Boe) production. The general and administrative expense allocated to the Partnership based on this allocation was approximately $7.7 million for the six months ended June 30, 2006. For the year ended December 31, 2005, allocated general and administrative expense was $10.7 million. As mentioned in Note 4, the general partner is entitled to determine in good faith expenses allocable to the Partnership.

Note 2. Pro Forma adjustments and assumptions

a)
Reflects BEC LP retained operations. Where possible, assets (i.e., property, plant and equipment, trade accounts receivable, etc) and liabilities (i.e., accounts payable, asset retirement obligation, etc) were divided based on specific identification. Also, where possible, specifically identified revenues (i.e., oil, gas, and NGL sales and 2006 realized and unrealized gains and losses on financial derivative instruments) and expenses (i.e., operating costs) were allocated to the Partnership Properties. The remaining operations that could not be specifically identified were allocated based on the following criteria: (1) allocation by percentage of Boe production (i.e., year ended 2005 realized and unrealized gains and losses on financial derivative instruments, general and administrative expenses, etc.), and (2) allocation by percentage of operating, approved, and obligatory expenses (i.e., accrued liabilities, other income and expense, etc). These methods of allocation are representative of our operations and provide a reasonable basis for allocating the relative costs associated with the Partnership and non-Partnership Properties based on industry practice.

b)
Reflects the gross proceeds to the Partnership of $120.0 million from the issuance and sale of 6,000,000 common units at an assumed initial public offering price of $20.00 per unit.

c)
Reflects the payment of the estimated underwriting discount of $8.4 million and other offering related expenses of $3.5 million.

d)
Reflects the payment to Provident and BreitBurn Corporation of $71.6 million with a portion of the net proceeds of this offering, net of repayment of long term debt of $36.5 million and $11.9 million of underwriting and offering related expenses, from the public offering of common units.

e)
Reflects the retirement of $36.5 million in qualified debt as determined under Treas. Reg. §1.707-5.

f)
Reflects the conversion of $29.5 million of BEC LP's adjusted equity as follows: $28.9 million for 15,975,758 common units and $0.6 million for 448,485 general partner unit equivalents representing the 2% general partner interest.

g)
Reflects Nautilus historical expenses and an allocation of general and administrative expenses based on Boe produced by the Partnership properties as a percentage of total BEC LP Boe production. Expenses were allocated by Boe production because it best represents the relative time spent by management on Partnership and non-Partnership Properties. As mentioned in Note 4, the general partner is entitled to determine in good faith the allocation method.

h)
Reflects estimated additional incremental expenses associated with ongoing administration of the Partnership as a publicly held entity.

i)
Reflects the removal of $1.3 million of long-term debt related interest expense as a result of the repayment of borrowings using the net proceeds from this offering offset by $150,000 reflecting six months of the monthly commitment fee related to the Partnership's new credit facility.

j)
Reflects the elimination of Predecessor limited partner units outstanding.

k)
Reflects the issuance of common units in connection with this offering.

l)
Reflects historical results of operations of Nautilus for the period prior to its acquisition on March 2, 2005.

m)
Reflects the adjustment of additional depletion, depreciation and amortization of oil and gas properties associated with the Nautilus purchase price allocation and the change in accounting for depletion, depreciation and amortization for Nautilus from the full cost method of accounting to the successful efforts method. There were no exploration expenses incurred by Nautilus.

n)
Reflects the removal of $1.8 million of long-term debt related interest expense as a result of the repayment of borrowings using the net proceeds from this offering offset by the $0.3 million commitment fee related to the Partnership's new credit facility.

Note 3. Pro Forma Net Income Per Unit

        Pro forma net income per unit is determined by dividing the pro forma net income available to the common unitholders, after deducting the general partner's interest in the pro forma net income, by the number of common units expected to be outstanding at the closing of the offering. For purposes of this calculation, we assumed that the number of common units outstanding was 21,975,758. All units were assumed to have been outstanding since January 1, 2005. Basic and diluted pro forma net income per unit are equivalent because there are no dilutive units at the date of closing of the initial public offering of the common units of the Partnership.

Note 4. Agreements with BreitBurn Energy Company LP

        Upon the closing of this offering, the Partnership will enter into an Administrative Services Agreement with BreitBurn Energy Management Company. The agreement will require us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us. As mentioned in Note 1, the pro forma general and administrative expense allocation to the Partnership based on 2006 production was approximately $7.7 million for the six months ended June 30, 2006. During the year ended December 31, 2005, the allocated administrative fee, based on 2005 production, was $10.7 million. The allocation method for reimbursement is subject to change.

Note 5. Oil and Natural Gas Activities

Supplemental reserve information (unaudited)

        The following information summarizes the net proved reserves of oil (including condensate and natural gas liquids) and gas and the present values thereof as of December 31, 2005 for the properties to be contributed to the Partnership. The following reserve information is based upon reports of the independent petroleum consulting firm of Netherland, Sewell & Associates, Inc. The estimates are prepared in accordance with SEC regulations.

        Management believes the reserve estimates presented herein, prepared in accordance with generally accepted engineering and evaluation principles consistently applied, are reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the Standardized Measure shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties.

        Decreases in the prices of oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our estimated proved reserves and our revenues, profitability and cash flow. A significant portion of our estimated proved reserve base (approximately 98% of year-end 2005 reserve volumes) is comprised of oil properties that are sensitive to crude oil price volatility.

Estimated quantities of oil and natural gas reserves (unaudited)

        The following table sets forth certain data pertaining to our estimated proved and proved developed reserves for the year ended December 31, 2005.

	December 31, 2005
	BEC LP Historical		BEC LP Retained Operations		Partnership Pro Forma
Proved Reserves	Oil (MBbl)	Gas (MMcf)	Oil (MBbl)	Gas (MMcf)	Oil (MBbl)	Gas (MMcf)
Beginning balance	47,472	18,063	28,968	15,526	18,504	2,537
Revision of previous estimates	(1,790)	(922)	(714)	(1,163)	(1,076)	241
Extensions, discoveries and additions	1,511	—	1,511	—	—	—
Improved recovery	—	—	—	—	—	—
Purchase of reserves in-place	13,278	549	—	—	13,278	549
Sale of reserves in-place	—	—	—	—	—	—
Production	(2,286)	(668)	(763)	(455)	(1,523)	(213)

Ending balance	58,185	17,022	29,002	13,908	29,183	3,114

Proved Developed Reserves
Beginning balance	37,497	8,937	19,695	6,400	17,802	2,537

Ending balance	45,195	8,359	18,714	5,245	26,481	3,114

Standardized measure of discounted future net cash flows (unaudited)

        The Standardized Measure of discounted future net cash flows relating to estimated proved crude oil and natural gas reserves is presented below (in thousands):

	December 31, 2005
	BEC LP Historical	BEC LP Retained Operations	Partnership Pro Forma
Future cash inflows	$3,093,627	$1,687,417	$1,406,210
Future development costs	(240,486)	(132,390)	(108,096)
Future production expense	(1,231,777)	(584,038)	(647,739)
Future income tax expense	—	—	—

Future net cash flows	1,621,364	970,989	650,375
Discounted at 10% per year	(919,339)	(589,437)	(329,902)

Standardized Measure of discounted future net cash flows	$702,025	$381,552	$320,473

        The Standardized Measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

          1.     An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

          2.     In accordance with SEC guidelines, the reserve engineers' estimates of future net revenues from our proved properties and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. Our estimated net proved reserves as of December 31, 2005 were determined using $57.75 per barrel of oil for California and $34.14 per barrel of oil for Wyoming and $10.08 per MMBtu of natural gas. As of December 31, 2005, our California and Wyoming properties' average realized oil prices represented a $3.74 per Bbl and a $17.48 per Bbl discount to NYMEX oil prices, respectively. As of December 31, 2005, our average overall realized oil prices represented a $9.24 per Bbl discount to NYMEX oil prices.

          3.     The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs.

          4.     The reports reflect the pre-tax present value of proved reserves to be $320.5 million at December 31, 2005. SFAS No. 69 requires us to further reduce these estimates by an amount equal to the present value of estimated income taxes that may be payable by us in future years to arrive at the Standardized Measure of discounted future net cash flows. The Partnership is not subject to income tax; rather, the income or loss of the Partnership is included in the income tax returns of the partners.

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of BreitBurn Energy Company LP:

        In our opinion, the accompanying consolidated statements of operations, comprehensive income, partners' equity and cash flows present fairly, in all material respects, the results of operations and cash flows of BreitBurn Energy Company LLC and subsidiaries (Predecessor Company) (the Company) for the year ended December 31, 2003 and for the period from January 1 to June 15, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for asset retirement obligations in connection with the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003. Also, as discussed in Note 4 to the consolidated financial statements, the Partnership adopted the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, as of July 1, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
May 11, 2006

To the Partners of BreitBurn Energy Company LP:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, partners' equity and cash flows present fairly, in all material respects, the financial position of BreitBurn Energy Company LP and subsidiaries (Successor Company) (Partnership) at December 31, 2005 and 2004, and the results of their operations and cash flows for the year ended December 31, 2005 and for the period from June 16 (date of inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the financial statements, the Partnership has restated its financial statements for the period from June 16 (date of inception) to December 31, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
May 11, 2006, except for the last paragraph of Note 8, as to which the date is August 15, 2006

BreitBurn Energy Company LP
and Subsidiaries

Consolidated Balance Sheet

(in thousands)

	June 30, 2006	December 31, 2005	December 31, 2004
	(Unaudited)		As Restated
ASSETS
Current assets:
Cash	$581	$2,740	$636
Trade accounts receivable, net	17,087	14,555	8,383
Other receivables	1,884	3,110	214
Prepaid expenses	1,836	1,027	981
Deposits	241	241	261
Cost of uncompleted contract in excess of related billing	2,200	—	—

Total current assets	23,829	21,673	10,475
Property, plant and equipment:
Oil and gas properties	338,834	315,812	191,441
Land	7,026	6,994	24,610
Buildings	2,062	2,062	173
Non-oil and gas assets	2,550	1,807	405

	350,472	326,675	216,629
Accumulated depletion and depreciation	(22,644)	(15,934)	(4,305)

Net property, plant and equipment	327,828	310,741	212,324
Other assets:
Abandonment bonds	—	75	150
Investment in affiliates	539	519	518
Other long-term assets	1,396	518	148

Total other assets	1,935	1,112	816

Total assets	$353,592	$333,526	$223,615

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accrued liabilities	$25,484	$21,911	$11,051
Accounts payable	3,938	4,564	3,179
Discontinued operations liability	—	—	1,500
Due to Provident	1,860	3,476	2,775
Distributions payable	10,799	9,053	4,389
Non-hedging derivative instruments	12,820	1,976	2,131

Total current liabilities	54,901	40,980	25,025
Long-term debt	45,500	36,500	10,500
Deferred gain	1,721	1,685	—
Asset retirement obligation	9,962	9,664	2,127
Non-hedging derivative instruments	6,876	—	—
Other long-term liability	6,926	4,672	1,949

Total liabilities	125,886	93,501	39,601
Commitments and contingencies (Note 13)
Minority interest	1,142	—	—
Partners' equity	226,564	240,025	184,014

Total liabilities and partners' equity	$353,592	$333,526	$223,615

The accompanying notes are an integral part of these consolidated financial statements.

BreitBurn Energy Company LP
and Subsidiaries

Consolidated Statement of Operations

(in thousands, except unit and per unit amounts)

	Successor				Predecessor
	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005	December 31, 2005	June 16 to December 31, 2004	January 1 to June 15, 2004	December 31, 2003
	(Unaudited)	(Unaudited)		As Restated
Revenues and other income items:
Oil, natural gas and NGL sales	$69,429	$48,382	$114,405	$31,626	$17,400	$37,751
Realized loss on financial derivative instruments	(1,937)	(4,590)	(13,563)	(528)	(5,721)	(7,290)
Unrealized gain (loss) on financial derivative instruments	(17,720)	(7,061)	155	(2,610)	—	—
Gain on sale of assets	—	—	—	—	—	10,824
Other revenue, net	536	475	868	545	534	896

Total revenues and other income items	50,308	37,206	101,865	29,033	12,213	42,181
Operating costs and expenses:
Operating costs	20,642	14,036	32,960	10,394	6,700	15,704
Real estate due diligence expenses	1,570	—	—	—	—	—
Depletion, depreciation and amortization	6,795	4,587	11,556	4,214	1,303	3,414
Depreciation of non-oil and gas assets	212	77	306	91	85	204
General and administrative expenses	12,187	6,102	16,111	4,310	5,309	4,171

Total operating costs and expenses	41,406	24,802	60,933	19,009	13,397	23,493

Operating income (loss)	8,902	12,404	40,932	10,024	(1,184)	18,688

Other (income) expense:
Amortization of debt issuance costs	—	—	—	—	508	268
Interest expense	1,696	521	1,631	143	4,203	5,235
Other (income) expense, net	96	162	294	203	501	268

	1,792	683	1,925	346	5,212	5,771
Net income (loss) before minority interest and change in accounting principle	7,110	11,721	39,007	9,678	(6,396)	12,917
Minority interest in subsidiary	1,258	—	—	—	—	—
Net income (loss) before change in accounting principle	8,368	11,721	39,007	9,678	(6,396)	12,917

Cumulative effect of change in accounting principle (Notes 3 & 4)	577	—	—	—	—	1,653

Net income (loss)	8,945	11,721	39,007	9,678	(6,396)	14,570

Redeemable preferred stock accretion and dividend	—	—	—	—	—	(2,140)

Net income available to common unit holders	8,945	11,721	$39,007	$9,678	$(6,396)	$12,430

Basic net income (loss) per unit	$0.05	$0.07	$0.22	$0.07	$(0.49)	$0.95

Weighted average number of units used to calculate basic net income per unit	179,795,294	166,033,422	179,795,294	138,509,666	13,096,068	13,088,068

The accompanying notes are an integral part of these consolidated financial statements.

BreitBurn Energy Company LP
and Subsidiaries

Consolidated Statement of Comprehensive Income

(in thousands)

	Successor				Predecessor
	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005	December 31, 2005	June 16 to December 31, 2004	January 1 to June 15, 2004	December 31, 2003
	(Unaudited)	(Unaudited)		As Restated
Net income (loss)	$8,945	$11,721	$39,007	$9,678	$(6,396)	$14,570
Change in fair value of derivative instruments	—	—	—	—	(7,148)	(4,655)

Comprehensive income (loss)	$8,945	$11,721	$39,007	$9,678	$(13,544)	$(9,915)

The accompanying notes are an integral part of these consolidated financial statements.

BreitBurn Energy Company LP
and Subsidiaries

Consolidated Statement of Partners' Equity

(in thousands)

	Predecessor
	For the period January 1, 2003 to June 15, 2004
	Common Units	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2002	$2,262	$(4,646)	$(2,384)
Cash dividend	(17)	—	(17)
Net income	14,570	—	14,570
Redeemable preferred stock accretion	(317)	—	(317)
Redeemable preferred stock cash dividend	(1,823)	—	(1,823)
Change in fair value of derivative instruments	—	(4,655)	(4,655)

Balance, December 31, 2003	$14,675	$(9,301)	$5,374

Net loss	(6,396)	—	(6,396)
Change in fair value of derivative instruments	—	(7,148)	(7,148)

Balance, June 15, 2004	$8,279	$(16,449)	$(8,170)

	Successor
	For the period June 16, 2004 to June 30, 2006
	Pro LP Corp	Pro GP Corp	BreitBurn Corp	Total
Capital contribution, June 16, 2004	$114,500	$500	$10,000	$125,000
Additional capital contribution	61,773	248	—	62,021
Distributions paid or accrued	(11,847)	(51)	(787)	(12,685)
Net income (As Restated)	8,991	39	648	9,678

Balance, December 31, 2004	173,417	736	9,861	184,014

Additional capital contribution	79,233	318	—	79,551
Distributions paid or accrued	(59,427)	(250)	(2,870)	(62,547)
Net income	37,129	156	1,722	39,007

Balance, December 31, 2005	$230,352	$960	$8,713	$240,025

Distributions paid or accrued (unaudited)	(21,319)	(90)	(997)	(22,406)
Net income (unaudited)	8,511	36	398	8,945

Balance, June 30, 2006	$217,544	$906	$8,114	$226,564

The accompanying notes are an integral part of these consolidated financial statements.

BreitBurn Energy Company LP
and Subsidiaries

Consolidated Statement of Cash Flows

(in thousands)

	Successor				Predecessor
	Six Months Ended
			Year Ended December 31, 2005	June 16 to December 31, 2004	January 1 to June 15, 2004	January 1 to December 31, 2003
	June 30, 2006	June 30, 2005
	(Unaudited)	(Unaudited)		As Restated
Cash flows from operating activities
Net income (loss) for the period	$8,945	$11,721	$39,007	$9,678	$(6,396)	$14,570
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	(577)	—	—	—	—	(1,653)
Accrued dividend on mandatorily redeemable preferred shares	—	—	—	—	2,951	2,222
Depletion, depreciation and accretion	7,007	4,664	11,861	4,346	1,387	3,618
Deferred stock based compensation	6,152	2,205	7,213	1,874	—	—
Stock based compensation paid	(3,343)	(1,975)	(1,970)	—	—	—
Forgiveness of notes receivable from related parties	—	—	—	—	500	—
Redeemable preferred stock accretion	—	—	—	—	—	318
Loss on extinguishment of long-term debt	—	—	133	—	249	—
Equity in earnings of affiliates, net of dividends	(21)	(71)	(1)	35	28	81
Gain on sale of assets	—	—	—	—	—	(10,824)
Minority interest	(1,258)	—	—	—	—	—
Other	302	245	193	151	871	268
(Increase) decrease in current assets	(2,232)	(2,215)	(4,523)	19	(3,061)	(141)
Increase (decrease) in current liabilities	10,429	(1,561)	(5,987)	(15,992)	5,168	(1,833)
Increase in long-term non-hedging derivative liability	6,876	774	—	—	—	—

Net cash provided by operating activities	32,280	13,787	45,926	111	1,697	6,626

Cash flows from investing activities
Capital expenditures (excluding property acquisitions)	(26,477)	(25,103)	(39,945)	(11,314)	(8,522)	(12,809)
Property acquisitions	—	—	—	(47,508)	—	—
Acquisition of Nautilus, net of cash	—	(72,700)	(72,700)	—	—	—
Proceeds from sale of assets, net	1,752		19,652	—	—	34,534
Payments of acquisition transaction costs	(79)	(631)	(446)	(1,567)	—	—
Other	—	—	—	(101)	(9)	(1,105)

Net cash provided (used) by investing activities	(24,804)	(98,434)	(93,439)	(60,490)	(8,531)	20,620

Cash flows from financing activities
Proceeds from the issuance of long-term debt(a)	55,000	48,600	118,200	30,250	36,190	56,500
Repayments of long-term debt(a)	(46,000)	(31,000)	(92,200)	(19,750)	(29,620)	(81,500)
Long-term debt issuance costs	—	—	(717)	(332)	(405)	—
Cash preferred stock dividends	—	—	—	—	—	(1,823)
Payment of acquisition transaction costs on behalf of Provident	—	(23)	(23)	(3,195)	—	—
Cash overdraft	2,156	—	2,661	—	1,637	—
Cash contributed by minority interest	1,199	—	—	—	—	—
Payment of offering costs	(1,331)	—	—	—	—	—
Capital contributions	—	79,551	79,551	62,021	—	—
Distributions paid	(20,659)	(10,693)	(57,855)	(8,296)	—	—
Other	—	—	—	—	(1,500)	(31)

Net cash provided (used) by financing activities	(9,635)	86,435	49,617	60,698	6,302	(26,854)

Increase (decrease) in cash, net	(2,159)	1,788	2,104	319	(532)	392
Cash beginning of period	2,740	636	636	317	715	323

Cash end of period	$581	$2,424	$2,740	$636	$183	$715

(a)
See Note 8 for a discussion of our debt and related presentation of our borrowing activity.

The accompanying notes are an integral part of these consolidated financial statements.

BreitBurn Energy Company LP
and Subsidiaries

Notes to Consolidated Financial Statements

1.    Organization and description of operations

        BreitBurn Energy Company LLC (the "Predecessor"), organized under the State of California Beverly-Killea Limited Liability Company Act, was formed on March 5, 1997. The Predecessor was engaged in the acquisition, exploration, development and production of oil and gas properties, in the States of California and Wyoming.

        BreitBurn Energy Company LP (the "Successor"), was formed on June 15, 2004. On June 15, 2004, Provident Energy Trust, ("Provident"), an open-end unincorporated investment trust created under the laws of Alberta, Canada, acquired the Predecessor for $125.0 million. BreitBurn Energy Company LLC was then converted into BreitBurn Energy Company LP, a Delaware limited partnership. Initial capital account balances and percentage interests in the Successor were held as follows: Pro GP, the general partner, a wholly owned subsidiary of Provident, $0.5 million or 0.4 percent; Pro LP, a limited partner, a wholly owned subsidiary of Provident, $114.5 million or 91.6 percent; and BreitBurn Energy Corporation, a limited partner, $10.0 million or 8.0 percent. In connection with the acquisition, the Provident affiliates paid cash and BreitBurn Energy Corporation retained an 8% interest valued at $10.0 million.

        During the period from June 16, 2004 to December 31, 2004 and for the year ended December 31, 2005, Pro LP Corp and Pro GP Corp made additional capital contributions to the Successor of $62.0 million and $79.6 million respectively. The impact of the additional contributions was to change the initial ownership interest as follows:

	December 31, 2005	December 31, 2004
Pro LP Corp	95.2%	93.8%
Pro GP Corp	0.4%	0.4%
BreitBurn Energy Corporation	4.4%	5.8%

	100%	100%

        Provident's purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Net assets acquired and liabilities assumed
Property, plant and equipment	$153,508
Working capital deficiency	(8,330)
Non-hedging derivative instruments	(18,394)
Other assets	750
Asset retirement obligation	(737)
Other liabilities	(1,797)

$125,000

Consideration
Cash (Pro LP Corp and Pro GP Corp)	$115,000
Membership interest (BreitBurn Energy Corporation)	10,000

$125,000

        The Successor is engaged in the acquisition, development and production of oil and natural gas properties in the States of California and Wyoming.

        Where appropriate, the activities of both the Predecessor and Successor are referred to as the "Company."

        The Company is the General Partner in BreitBurn Energy Partners I, L.P. ("BEP I"), a Texas limited Partnership. The Company has a 1% General Partner interest and a 4% direct working interest in the properties. BEP I is also engaged in the exploitation, development and production of oil and gas properties.

        On November 21, 2005, a wholly owned subsidiary of BEC LP (Subsidiary) together with an outside real estate development company (Partner) formed a limited liability company (LLC) to conduct a feasibility study for a residential and commercial real estate project on lands owned by BEC LP in California. Initial contributions in the amounts of $117,000 (20%) and $469,000 (80%) were made to the LLC by the Subsidiary and the Partner, respectively. If the real estate project is successfully completed, the Subsidiary will receive 80% or more of future cash distributions generated by the development, subject to certain conditions. Total costs of the feasibility study are estimated to be $1.6 million and will be expensed as incurred. Total capital contributed by the partner at June 30, 2006 amounted to $1.2 million. Total capital contributed by the subsidiary at June 30, 2006 amounted to $0.6 million. BEC LP accrued a receivable of $1.2 million for a partner capital contribution due to the LLC at June 30, 2006. The payment was subsequently received by the LLC on July 10. At July 30, 2006, the LLC had incurred expenses of approximately $1.5 million.

        Accounting Research Bulletin No. 51, Consolidated Financial Statements, requires that consolidated financial statements include subsidiaries in which the company has a controlling financial interest (i.e. a majority voting interest). A majority voting interest requirement does not always identify the party with the controlling financial interest as that interest can be achieved under other arrangements. Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities, requires that companies consolidate a variable interest entity if that company has a variable interest that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns or both. Because the subsidiary will receive 80% of the LLC's future cash distributions if the project is successful, BEC LP has consolidated the LLC in its financial statements.

2.    Restatement of Financial Information

        The Company has restated its financial statements at December 31, 2004 and for the period from June 16, 2004 (date of inception) to December 31, 2004 to properly account for the stock compensation expense relating to the Company's Stock Compensation Plans (Note 11). In addition the Company has restated the statement of cash flows for the period from June 16, 2004 (date of inception) to December 31, 2004 to properly reflect accrued partners' distributions, payment of acquisition related costs dividends received and payment of debt financing costs.

        During the period from June 16, 2004 (date of inception) to December 31, 2004 the Company incorrectly recorded $0.937 million of its stock compensation expense as a reduction of accrued direct acquisition costs relating to the acquisition of the Company by Provident Energy in June 2004. All internal costs associated with a business combination should properly be expensed as incurred. The restatement resulted in a decrease of previously reported net income of $0.937 million and an increase to accrued acquisition costs. After the correction of this error, the Company also determined that accrued acquisition costs were overstated by $1.061 million. This restatement resulted in a reduction to accrued liabilities and a corresponding decrease to Oil and Gas Properties.

        The Company incorrectly classified $3.195 million of acquisition transaction costs as a use of cash in operating activities in the Statement of Cash Flows. These costs were related to Provident's acquisition of the Company and were paid by the Company on behalf of Provident. However, such costs are analogous to distributions to Provident; therefore they have been included as cash used in financing activities on the Statement of Cash Flows. The Company has restated its Statement of Cash Flows to reflect these amounts in their proper captions.

        Additionally, the Company previously reported $4.387 million of distributions payable to its parent in the Statement of Cash Flows under cash flows from financing activities and also inadvertently recorded an equal offsetting entry in cash flows from operating activities. The Company has restated its Statement of Cash Flows to correct for these errors. In addition, the accrued distributions have been reported among other non-cash investing activity.

        The Company previously reported $0.332 million of long-term debt issuance costs as a component of cash flows used in operating activities. Debt issuance costs should, however, be reported as financing activities. As such, the Company has restated its Statement of Cash Flows to reflect this correction.

        The Company previously reported $0.111 million of dividends received from equity investments as investing activities. Dividends received from equity investments should be included as a source of cash from operating activities. The Company has restated its Statement of Cash Flows to reflect these amounts in their proper captions.

        The Partnership incorrectly classified $0.433 million of unpaid acquisition transaction costs as a use of cash in investing activities in the Statement of Cash Flows. These costs were related to the Company's acquisition of the Orcutt properties. The amount was also improperly included in the change in accrued liabilities resulting in an overstatement of cash provided by operating activities. The Company has restated its Statement of Cash Flows to remove the cash outflow from investing activities and the cash inflow from operating activities, and the related non-cash transaction was included among other non-cash transactions.

        The following tables set forth the effects of the aforementioned restatements to the Company's Balance Sheet at December 31, 2004 and its Consolidated Statement of Operations and its Consolidated Statement of Cash Flows for the period from June 16 (date of inception) to December 31, 2004:

CONDENSED CONSOLIDATED BALANCE SHEET

	At December 31, 2004
	As Previously Reported	Adjustments		As Restated
	(in thousands)
ASSETS
Oil & gas properties, net	$192,502	$(1,061)		$191,441
Other assets	32,174	—		32,174

Total assets	224,676	(1,061)		223,615
LIABILITIES AND PARTNERS' EQUITY
Accrued liabilities	11,175	(124	)(a)	11,051
Other liabilities	28,550			28,550

Total liabilities	39,725	(124)		39,601

Partners' equity	$184,951	$(937)		$184,014

Total liabilities and partners' equity	$224,676			$223,615

(a)
This adjustment is composed of an increase to accrued liabilities of $0.937 million due to incorrect characterization of stock compensation expense and the correction of the reduction of accrued liabilities due to the excess accrued acquisition costs of $1.061 million.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Period June 16 to December 31, 2004
	As Previously Reported	Adjustments	As Restated
	(in thousands)
Total revenues	$29,033	$—	$29,033
General and administrative expenses	3,373	937	4,310
Other expenses	15,045	—	15,045

Total expenses	18,418	937	19,355

Net income	$10,615	$(937)	$9,678

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Period June 16 to December 31, 2004
	As Previously Reported	Adjustments		As Restated
	(in thousands)
Net income for the period	$10,615	$(937)		$9,678
Deferred stock based compensation	937	937		1,874
Equity in earnings of affiliates net of dividends received	(76)	111		35
(Increase) decrease in current assets	(313)	332		19
Increase (decrease) in current liabilities	(14,367)	(1,625	)(a)	(15,992)
Other operating activities	4,497	—		4,497

Net cash provided by operating activities	1,293	(1,182)		111
Property acquisitions	(49,508)	2,000	(b)	(47,508)
Payment of acquisition transaction costs	—	(1,567	)(b)(c)	(1,567)
Dividends received from equity affiliates	111	(111)		—
Other investing activities	(11,415)	—		(11,415)

Net cash used in investing activities	(60,812)	322		(60,490)
Distributions paid	(12,683)	4,387		(8,296)
Acquisition costs paid on behalf of Provident	—	(3,195)		(3,195)
Long-term debt issuance costs	—	(332)		(332)
Other financing activities	72,521	—		72,521

Net cash provided by financing activities	59,838	860		60,698
Cash beginning of period	317	—		317

Cash end of period	$636	$—		$636

(a)
This adjustment is composed of the adjustment of distributions payable of a $4.387 million unpaid acquisition transaction costs of $0.433 million offset by Provident acquisition costs of $3.195 million.

(b)
To conform to current year presentation, the Partnership chose to report separately property acquisitions and payments of acquisition costs.

(c)
This adjustment is composed of an increase to payments of acquisitions of $2.0 million (Note (a)), offset by unpaid amounts of $0.433 million.

3.    Summary of Significant Accounting Policies

Principles of consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in affiliated companies with a 20% or greater ownership interest, and in which the Company does not have control, are accounted for on the equity basis. Investments in affiliated companies with less than a 20% ownership interest, and in which the Company does not have control, are accounted for at cost. Investments in which the Company owns less than a 50% interest but is deemed to have control, however, are consolidated. The effects of all intercompany transactions have been eliminated.

Interim financial statements

        The consolidated financial statements for the six months ended June 30, 2006 and 2005 included herein have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Management believes that the interim financial statements reflect all adjustments which are necessary for a fair presentation of the results of the interim periods. Such adjustments are considered to be of a normal recurring nature. Results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2006.

        The financial statements of the prior periods have been reclassified to conform to the 2006 presentation.

Cash and cash equivalents

        The Company considers all investments with original maturities of three months or less to be cash equivalents.

Revenue recognition

        Revenues associated with sales of crude oil and natural gas owned by the Company are recognized when title passes from the Company to its customer. Revenues from properties in which the Company has an interest with other partners are recognized on the basis of the Company's working interest ("entitlement" method of accounting). The Company generally markets 100% of natural gas production from its operated properties and pays its partners for their working interest shares of natural gas production sold. As a result, the Company has no natural gas producer imbalance positions.

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The financial statements are based on a number of significant estimates including oil and gas reserve quantities, which are the basis for the calculation of depletion, depreciation, amortization and impairment of oil and gas properties.

Property, plant and equipment

Oil and gas properties

        U.S. oil and gas exploration and production companies must employ either the successful efforts or full cost methods of accounting. The most significant difference between these two methods results from the treatment of exploration costs including drilling costs for unsuccessful exploration wells (dry holes). Under the successful efforts method, exploratory drilling costs for successful exploratory wells are capitalized while drilling costs related to dry holes are expensed. Unproved acreage costs are capitalized and periodically assessed for impairments. Other exploration costs (e.g., geological & geophysical costs, including seismic surveys for unproved properties, etc.) are recognized as expenses when incurred. Companies that employ the full cost method capitalize all exploration and drilling costs including dry hole costs into one pool of total oil and gas property costs.

        The computation of depletion, depreciation and amortization (DD&A) of capitalized costs under the successful efforts method differs from that computation under the full cost method in that the successful efforts method of accounting requires DD&A expense to be calculated for individual properties as opposed to a single cost pool. Properties are also assessed individually for impairment under the successful efforts method as compared to the assessment of one cost pool under the full cost method. This can result in significant differences in DD&A expense between the two methods.

        The Company follows the successful efforts method of accounting. Lease acquisition and development costs (tangible and intangible) incurred, including internal acquisition costs, relating to proved oil and gas properties are capitalized. Delay and surface rentals are charged to expense as incurred. Dry hole costs incurred on exploratory wells are expensed. Dry hole costs associated with developing proved fields are capitalized. Geological and geophysical costs related to exploratory operations are expensed as incurred.

        Upon sale or retirement of proved properties, the cost thereof and the accumulated depletion, depreciation and amortization are removed from the accounts and any gain or loss is recognized in the statement of operations. Maintenance and repairs are charged to operating expenses. Depletion, depreciation and amortization (DD&A) of proved oil and gas properties, including the estimated cost of future abandonment and restoration of well sites and associated facilities, are computed on a property-by-property basis and recognized using the units-of-production method net of any anticipated proceeds from equipment salvage and sale of surface rights.

Buildings and non-oil and natural gas assets

        Buildings and non-oil and gas assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from 3 to 30 years.

Impairment of assets

        Oil and gas properties are regularly assessed for possible impairment, generally on a field-by-field basis where applicable, using the estimated undiscounted future cash flows of each field. Impairment losses are recognized when the estimated undiscounted future cash flows are less than the current net book values of the properties in a field.

        Impairment charges are also made for other long-lived assets when it is determined that the carrying values of the assets may not be recoverable.

        The Company did not record an impairment charge for the six months ended June 30, 2006 or 2005 or the years ended December 31, 2005, 2004 or 2003.

Debt issuance costs

        The costs incurred to obtain financing have been capitalized. Debt issuance costs are amortized using the straight-line method over the term of the related debt.

Oil and natural gas reserve quantities

        Reserves and their relation to estimated future net cash flows impact the Company's depletion and impairment calculations. As a result, adjustments to depletion are made concurrently with changes to reserve estimates. The Company prepares its reserve estimates, and the projected cash flows derived from these reserve estimates, in accordance with Securities and Exchange Commission guidelines. The independent engineering firm adheres to the same guidelines when preparing their reserve reports.

Asset retirement obligation

        The Company has significant obligations to plug and abandon oil and natural gas wells and related equipment at the end of oil and natural gas production operations. The computation of the Company's asset retirement obligations (ARO) is prepared in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations. This accounting standard applies to the fair value of a liability for an asset retirement obligation that is recorded when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated.

Stock-based compensation

        At June 30, 2006 and December 31, 2005, we had various forms of stock compensation outstanding under employee compensation plans that are described more fully in Note 11. Prior to January 1, 2006, the Company applied the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. The Company used the method prescribed under FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans—and interpretation of APB Options No. 15 and 25, to calculate the expenses associated with our awards.

        Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123-R, Share-Based Payments, using the modified-prospective transition method. Accordingly, results for prior periods have not been restated. Under this transition method, stock-based compensation expense for the first six months of 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123 and for options granted subsequent to January 1, 2006 in accordance with the provisions of SFAS No. 123-R. Stock based compensation awards granted prior to but not yet vested as of January 1, 2006 that are classified as liabilities were charged to compensation expense based on the fair value provisions of SFAS No. 123-R. The Company recognizes these compensation costs on a graded-vesting method. Under the graded-vesting method a company recognizes compensation cost over the requisite service period for each separately vesting tranche of the award as though the award were, in substance, multiple awards.

Fair market value of financial instruments

        The carrying amount of the Company's cash, accounts receivable, accounts payable, and accrued expenses, approximate their respective fair value due to the relatively short term of the related instruments. The carrying amount of long-term debt approximates fair value due to the debt's variable interest rate terms.

Allowance for doubtful accounts

        The Company regularly reviews all aged accounts receivable for collectability and establishes an allowance as necessary for balances greater than 90 days outstanding.

Accounting for business combinations

        The Company has accounted for all of its business combinations using the purchase method, in accordance with SFAS No. 141, Accounting for Business Combinations. Under the purchase method of accounting, a business combination is accounted for at a purchase price based upon the fair value of the consideration given, whether in the form of cash, assets, stock or the assumption of liabilities. The assets and liabilities acquired are measured at their fair values, and the purchase price is allocated to the assets and liabilities based upon these fair values. The excess of the fair value of assets acquired and liabilities assumed over the cost of an acquired entity, if any, is allocated as a pro rata reduction of the amounts that otherwise would have been assigned to certain acquired assets. The Company has not recognized any goodwill from any business combinations.

Concentration of credit risk

        The Company maintains its cash accounts primarily with a single bank and invests cash in money market accounts, which the Company believes to have minimal risk. As operator of jointly owned oil and gas properties, the Company sells oil and gas production to U.S. oil and gas purchasers and pays vendors on behalf of joint owners for oil and gas services. Both purchasers and joint owners are located primarily in the western United States. The risk of nonpayment by the purchasers or joint owners is considered minimal and has been considered in the Company's allowance for doubtful accounts.

Derivatives

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income, to the extent the hedge is effective, until the hedged item is recognized in earnings. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS No.133, is recognized immediately in earnings. Gains and losses on derivative instruments not designated as hedges are included in earnings currently.

Income taxes

        The Company is not subject to income tax and the income or loss of the Company is included in the income tax returns of the individual partners.

Earnings per unit

        Weighted average units outstanding for computing basic earnings for the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003 were:

	Successor
			Year Ended December 31,		Predecessor
	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005			January 1, 2004 to June 15, 2004	January 1, 2003 to December 31, 2003
			2005	2004
	(Unaudited)	(Unaudited)
Units outstanding—basic	179,795,294	166,033,422	179,795,294	138,509,666	13,096,068	13,088,068

Business segment information

        SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Segment reporting is not applicable because the operating areas have similar economic characteristics and meet the criteria for aggregation as defined in SFAS No. 131. The Company acquires, exploits, develops and explores for and produces oil and natural gas and its operations are located primarily in the western United States. Corporate management administers all properties as a whole rather than as discrete operating segments. Operational data is tracked by area; however, financial performance is measured as a single enterprise and not on an area-by-area basis. Allocation of capital resources is employed on a project-by-project basis across our entire asset base to maximize profitability without regard to individual areas or segments.

Environmental expenditures

        The Company reviews, on an annual basis, its estimates of the cleanup costs of various sites. When it is probable that obligations have been incurred and where a reasonable estimate of the cost of compliance or remediation can be determined, the applicable amount is accrued. For other potential liabilities, the timing of accruals coincides with the related ongoing site assessments. The Company does not discount any of these liabilities.

4.    Adoption of New Accounting Policies

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143., Accounting for Asset Retirement Obligations. This statement requires that the Company recognize liabilities related to the legal obligations associated with the retirement of its tangible long-lived assets at fair values in the periods in which the obligations are incurred (typically when the assets are installed). These obligations include the plugging and abandonment of oil and gas wells and facilities and the closure and site restoration of certain facilities.

        Prior to January 1, 2003, the Predecessor was required, under SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, to accrue its abandonment and restoration costs ratably over the productive lives of its assets. The Predecessor previously used the units-of-production method to accrue these costs. SFAS No. 19 resulted in higher costs being accrued early in the fields' lives when production was at its highest levels and abandonment and restoration costs accruals were matched with the revenues as oil and gas were produced.

        In accordance with the provisions of SFAS No. 143, the Predecessor recorded a cumulative-effect adjustment of $1.7 million in 2003 as the cumulative effect of an accounting change related to the adoption of SFAS No. 143 (Note 7).

        In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 requires that an issuer classify certain financial instruments with characteristics of both liabilities and equity as liabilities. SFAS 150 was effective for public entities at the beginning of the first interim period beginning after June 15, 2003 and for nonpublic entities for the first fiscal period beginning after December 15, 2003. The Partnership has adopted SFAS 150 at July 1, 2003 as if it were a public entity at that time. For the period from January 1 to June 30, 2003, prior to the adoption of SFAS 150, the Company recorded $2.140 million of accretion and dividends on the mandatorily redeemable preferred shares directly to partners' equity.

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004) (SFAS No. 123-R), Share Based Payments. This Statement revises SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of grant (with limited exceptions), which must be recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period (usually the vesting period). The statement applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments or by incurring liabilities to an employee or other supplier (a) in amounts based, at least in part, on the price of the entity's shares or other equity instruments or (b) that require or may require settlement by issuing the entity's equity shares or other equity instruments.

        The statement requires the accounting for any excess tax benefits to be consistent with the existing guidance under SFAS No. 123, which provides a two-transaction model summarized as follows:

  •
  If settlement of an award creates a tax deduction that exceeds compensation cost, the additional tax benefit would be recorded as a contribution to paid-in-capital.

  •
  If the compensation cost exceeds the actual tax deduction, the write-off of the unrealized excess tax benefits would first reduce any available paid-in capital arising from prior excess tax benefits, and any remaining amount would be charged against the tax provision in the income statement.

        The statement also amends SFAS No. 95, Statement of Cash Flows, to require that excess tax benefits be reported as a financing cash inflow rather than as an operating cash inflow. However, the statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That Are Issued To Whom It May Concern: Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Further, this statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans.

        The statement applies to all awards granted, modified, repurchased or cancelled after January 1, 2006, and to the unvested portion of all awards granted prior to that date. Public entities that used the fair value method for either recognition or disclosure under SFAS No. 123 may adopt this Statement using a modified version of prospective application (modified prospective application). Under modified prospective application, compensation cost for the portion of awards for which the employee's requisite service has not been rendered that are outstanding as of January 1, 2006 must be recognized as the requisite service is rendered on or after that date.

        The compensation cost for that portion of awards is based on the original fair value of those awards on the date of grant as calculated for recognition under SFAS No. 123. The compensation cost for those earlier awards shall be attributed to periods beginning on or after January 1, 2006 using the attribution method that was used under SFAS No. 123. Furthermore, the method of recognizing forfeitures must now be based on an estimated forfeiture rate and can no longer be based on forfeitures as they occur.

        Effective January 1, 2006, we adopted the provisions of SFAS No. 123-R, Share Based Payments, and as a result, our net income for the six months ended June 30, 2006 was approximately $199,000 higher than if the share based compensation was still accounted for under APB 25 as for the accounting periods prior to December 31, 2005. The cumulative effect of adoption of SFAS 123-R was a benefit of approximately $0.6 million.

5.    Acquisitions

        On March 2, 2005 the Successor acquired Nautilus Resources, LLC ("Nautilus") for cash consideration of $73.0 million and acquisition costs of $1.0 million. Nautilus was a private oil and natural gas exploration and production company active in the state of Wyoming. The transaction has been accounted for using the purchase method in accordance with SFAS No. 141, Business Combinations. The purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Net assets acquired and liabilities assumed
Proved property, plant and equipment	$82,446
Cash	268
Working capital	733
Non-hedging derivative instruments	(6,584)
Asset retirement obligation	(2,896)

$73,967

Consideration
Cash	$72,967
Acquisition costs	1,000

$73,967

        On October 4, 2004, the Successor acquired the Orcutt field, located in Santa Barbara County, from a private corporation for cash consideration of $45.0 million plus acquisition costs of $1.7 million. The purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Net assets acquired and liabilities assumed
Proved property, plant and equipment	$48,813
Asset retirement obligation	(2,170)

$46,643

Consideration
Cash	44,968
Acquisition costs	$1,675

$46,643

        On September 10, 2004, the Successor acquired additional working interests at the Company's existing West Pico and Sawtelle fields from a private corporation for $2.5 million.

Pro Forma Information

        The following unaudited pro forma information shows the pro forma effect of the BEC LP and Orcutt acquisitions as if they occurred at January 1, 2003 and of the Nautilus acquisition as if it had occurred at January 1, 2004. The pro forma information assumes that the properties would have been operated by BEC LP as they were operated by the prior owners and is not necessarily indicative of future results of operations. The Company has prepared these pro forma financial results for comparative purposes only.

	For the year ended December 31, 2003(a)
	As Reported	Pro Forma Adjustment	Pro Forma
	(in thousands, except per share data)
Oil, natural gas and NGL sales	37,751	10,728	48,479
Net income	14,570	3,271	17,841
Net income per unit basic	1.11		1.05
Average units outstanding	13,088,068		16,999,618
	For the period from January 1, 2004 to June 15, 2004(b)
	As Reported	Pro Forma Adjustment	Pro Forma
	(in thousands, except per share data)
Oil, natural gas and NGL sales	17,400	15,869	33,269
Net income (loss)	(6,396)	(580)	(6,976)
Net income (loss) per unit basic	(0.49)		(0.41)
Average units outstanding	13,088,068		16,999,618

	For the period from June 16, 2004 to December 31, 2004(c)
	As Reported	Pro Forma Adjustment	Pro Forma
	(in thousands, except per share data)
Oil, natural gas and NGL sales	31,626	15,743	47,369
Net income	9,678	(1,201)	8,477
Net income per unit basic	0.07		0.05
Average units outstanding	138,509,666		179,795,294

(a)
Pro forma adjustments for the Orcutt and BEC LP acquisitions as if they had occurred as of January 1, 2003.

(b)
Pro forma adjustments for the Nautilus, Orcutt and BEC LP acquisitions as if they had occurred as of January 1, 2004.

(c)
Pro forma adjustments for the Nautilus and Orcutt acquisitions as if they had occurred as of June 16, 2004.

	For the year ended December 31, 2005(d)
	As Reported	Pro Forma Adjustment	Pro Forma
	(in thousands, except per share data)
Oil, natural gas and NGL sales	$114,405	$3,551	$117,956
Net income (loss)	$39,007	$(1,310)	$37,697
Net income per unit
Basic	$0.22		$0.21
Average units outstanding	179,795,294		179,795,294
	For the six months ended June 30, 2005(d)
	As Reported	Pro Forma Adjustment	Pro Forma
	(in thousands, except per share data)
Oil, natural gas and NGL sales	$48,382	$3,551	$51,933
Net income (loss)	$11,721	$(1,310)	$10,411
Net income per unit basic	0.07		0.06
Average units outstanding	166,033,422		166,033,422

(d)
Pro forma adjustments for the Nautilus acquisition as if it had occurred as of January 1, 2005.

6.    Financial Instruments

Fair Value of Financial Instruments

        The carrying amount of the Company's cash, accounts receivable, accounts payable and accrued expenses approximate their respective fair value due to the relatively short term of the related instruments. The carrying amount of long-term debt approximates fair value due to the debt's variable interest rate terms.

        The Company's commodity price risk management program is intended to reduce the Company's exposure to commodity prices and to assist with stabilizing cash flow and distributions. From time to time, the Company utilizes derivative financial instruments to reduce this volatility.

        With respect to derivative financial instruments, the Company could be exposed to losses if a counterparty fails to perform in accordance with the terms of the contract. This risk is managed by diversifying the derivative portfolio among counterparties meeting certain financial criteria.

        For the six months ended June 30, 2006 and 2005, the Company paid $1.9 million and $4.6 million, respectively, relating to various market based contracts. Unrealized losses of $17.7 million and $7.1 relating to the marking to market of outstanding derivative instruments were included in the results of operations for the six months ended June 30, 2006 and 2005, respectively.

        During 2005 and 2004, the Successor paid $13.6 million and $0.5 million, respectively, relating to various market based contracts. Included in the results of operations for the year ended December 31, 2005 and the period June 16 to December 31, 2004 are $0.2 million in unrealized gains and $2.6 million in unrealized losses relating to the marking to market of outstanding derivative instruments.

        The Predecessor paid $5.7 million and $7.3 million for the period and year ended June 15, 2004 and December 31, 2003, respectively, relating to various market based contracts. Unrealized losses were not included in the results of operations for the Predecessor as the contracts were designated as cash flow hedges. The Successor had financial instruments payable of $2.0 million and $2.1 million as of December 31, 2005 and December 31, 2004, respectively.

        The contracts in place at December 31, 2005 are as follows:

Year	Product	Volume	Terms	Effective Period
2006	Light oil	500 Bpd	Swap $40.00 at 66 percent	January 1 - December 31, 2006
2006	Light oil	250 Bpd	Put option $52.00 per bbl	January 1 - December 31, 2006
2006	Light oil	500 Bpd	Put option $52.00 per bbl	January 1 - December 31, 2006
2006	Light oil	250 Bpd	Swap $54.00 at 65 percent	January 1 - December 31, 2006
2006	Light oil	250 Bpd	Swap $55.00 at 60 percent	January 1 - December 31, 2006
2006	Light oil	250 Bpd	Put option $56.00 per bbl	January 1 - December 31, 2006

        Additional contracts entered into since year ended December 31, 2005 and in place at June 30, 2006 are as follows (Unaudited):

Year	Product	Volume	Terms	Effective Period
2006/2007	Light oil	500 Bpd	Swap $65.86 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	250 Bpd	Swap $66.50 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	250 Bpd	Swap $67.80 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	250 Bpd	Swap $69.55 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	250 Bpd	Swap $69.65 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	250 Bpd	Swap $70.35 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	250 Bpd	Swap $64.80 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	250 Bpd	Swap $65.88 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	250 Bpd	Swap $66.28 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	250 Bpd	Swap $67.12 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	250 Bpd	Swap $67.57 per bbl	July 1 2006 - June 30, 2007
2006/2007	Light oil	500 Bpd	Swap $71.28 per bbl	July 1 2006 - June 30, 2007
2007/2008	Light oil	250 Bpd	Swap $69.65 per bbl	July 1 2007 - June 30, 2008
2007/2008	Light oil	250 Bpd	Swap $65.05 per bbl	July 1 2007 - June 30, 2008
2007/2008	Light oil	250 Bpd	Swap $65.45 per bbl	July 1 2007 - June 30, 2008
2007/2008	Light oil	250 Bpd	Swap $67.37 per bbl	July 1 2007 - June 30, 2008
2007/2008	Light oil	250 Bpd	Swap $65.63 per bbl	July 1 2007 - June 30, 2008
2007/2008	Light oil	250 Bpd	Swap $66.17 per bbl	July 1 2007 - June 30, 2008
2007/2008	Light oil	250 Bpd	Collar $66.00 (floor)/ $69.25 (Ceiling)	July 1 2007 - June 30, 2008
2007/2008	Light oil	250 Bpd	Swap $70.35 per bbl	July 1, 2007 - June 30, 2008
2007/2008	Light oil	500 Bpd	Swap $71.10 per bbl	July 1, 2007 - June 30, 2008
2007/2008	Light oil	400 Bpd	Swap $71.00 per bbl	July 1, 2007 - June 30, 2008
2007/2008	Light oil	250 Bpd	Collar $66.00 (floor)/$71.50 (Ceiling)	July 1, 2007 - June 30, 2008

7.    Asset Retirement Obligation

       The Company's asset retirement obligation is based on the Company's net ownership in wells and facilities and management's estimate of the costs to abandon and reclaim those wells and facilities as well as an estimate of the future timing of the costs to be incurred.

        The total undiscounted amount of future cash flows required to settle asset retirement obligations is estimated to be $59.5 million, $59.5 million and $27.4 million at June 30, 2006, December 31, 2005 and 2004, respectively. Payments to settle asset retirement obligations occur over the operating lives of the assets, estimated to be from 12 to 51 years. Estimated cash flows have been discounted at the Successor's credit adjusted risk free rate of 7 percent and an inflation rate of 2 percent.

        Changes in the asset retirement obligation for the periods ended:

	Successor
		Year Ended December 31,		Predecessor
	Six Months Ended June 30, 2006			January 1, 2004 to June 15, 2004
		2005	2004
	(Unaudited)
	(in thousands)
Carrying amount, beginning of period	$9,644	$2,127	$737	$709
Acquisitions	—	2,896	386	—
Finalization of purchase price accounting relating to the Orcutt acquisition(1) (Note 5)	—	1,785	—	—
Revisions(2)	—	2,604	964	—
Accretion expense	318	252	40	28

Carrying amount, end of period	$9,962	$9,664	$2,127	$737

(1)
In 2005 the Successor completed the evaluation of the asset retirement obligation relating to the Orcutt field acquired on October 4, 2004.

(2)
Increased cost estimates and revisions to reserve life.

Adoption of SFAS No. 143

        In June 2001, the FASB issued SFAS No. 143. This statement requires that the Company recognize liabilities related to the legal obligations associated with the retirement of its tangible long-lived assets at fair values in the periods in which the obligations are incurred (typically when the assets are installed). These obligations include the plugging and abandonment of oil and gas wells and facilities and the closure and site restoration of certain facilities.

        Prior to January 1, 2003, the Predecessor was required, under SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," to accrue its abandonment and restoration costs ratably over the productive lives of its assets. The Predecessor previously used the units-of-production method to accrue these costs. SFAS No. 19 resulted in higher costs being accrued early in the fields' lives when production was at its highest levels and abandonment and restoration costs accruals were matched with the revenues as oil and gas were produced.

        In accordance with the provisions of SFAS No. 143, the Predecessor recorded a cumulative-effect adjustment of $1.7 million in 2003 as the cumulative effect of an accounting change related to the adoption of SFAS No. 143.

        The Successor had abandonment bonds of $75,000 and $150,000 at December 31, 2005 and 2004, respectively, with various governmental agencies to guarantee performance with respect to abandonment and environmental remediation. There were no abandonment bonds outstanding at June 30, 2006.

8.    Long-Term Debt

        Long-term debt balances are summarized as follows (in thousands):

	Six Months Ended June 30,	Year Ended December 31,
	2006	2005	2004
	(Unaudited)
Senior credit facility	$45,500	$36,500	$—
Provident credit facility	$—	$—	$10,500

        On July 11, 2005, the Company obtained a $400.0 million senior secured revolving credit facility (the "Senior Credit Facility") with Wells Fargo Bank, N.A. The availability under the Senior Credit Facility is subject to a borrowing base of $100.0 million as of June 30, 2006 and December 31, 2005. Interest rates under the term of the Senior Credit Facility are determined with reference to the Prime Rate, the Federal Funds Rate and LIBOR. At June 30, 2006 the interest rate was the Prime Rate of 8.75% on the Prime Debt portion ($6.5 million) of the Senior Credit Facility and LIBOR of 6.85% on the LIBOR portion ($39 million) of the Senior Credit Facility. At December 31, 2005 the interest rate was the Prime Rate of 7.75% on the Prime Debt portion ($5.5 million) of the Senior Credit Facility and LIBOR of 5.88% on the LIBOR portion ($31.0 million) of the Senior Credit Facility. During the first six months of 2006, we borrowed $55.0 million and repaid $46.0 million on our Senior Credit Facility. During 2005, we borrowed $67.6 million and repaid $31.1 million. Our borrowings under the facility are shown on a gross basis.

        The facility, among other things, places certain restrictions with respect to additional borrowings and the purchase or sale of assets, as well as requiring the Successor to comply with certain financial covenants. The covenants include maintaining a 1.0 to 1.0 ratio of consolidated current assets to consolidated current liabilities (as defined). Consolidated current assets are defined as current assets plus available borrowing capacity less unrealized gains on derivative instruments. Consolidated current liabilities are defined as current liabilities less unrealized losses on derivative instruments. The covenants also include a requirement to maintain a 3.0 to 1.0 ratio of EBITDAX (earnings before interest, taxes, depletion, depreciation, amortization and non-cash income or charges) to interest expense. The Company was not in compliance with its covenant to provide audited financial statements to the lender within 90 days of the end of the year ended December 31, 2005. The Company provided audited financial statements concurrently with the filing of the registration statement of which this prospectus forms a part on May 12, 2006.

        At June 30, 2006 and December 31, 2005, the Company had $4.4 million in letters of credit outstanding primarily relating to a property divestment (Note 12).

        The Senior Credit Facility has a term of 4 years expiring on July 11, 2009. The Senior Credit Facility replaced the Successor's participation in Provident's credit facility.

        Up to July 11, 2005, the Company participated in Provident's Canadian dollar $410 million (U.S. dollar $340.3 million on July 11, 2005) term credit facility with a syndicate of Canadian chartered banks. Interest rates under the terms of the credit facility were determined quarterly based on the ratio of quarter end debt divided by the previous quarter's cash flow annualized. At December 31, 2004, the rate was the Canadian bank prime rate of 4.75 percent plus 0.50 percent. Under the terms of the facility, $40 million Canadian dollars (U.S. dollar $33.2 million on July 22, 2005) were intended to provide for a US dollar base rate loan for Company operations.

        The Company retired the debt under the Provident line with proceeds from the Senior Credit Facility on July 22, 2005. During 2005, we borrowed $50.6 million under the Provident facility and repaid $61.1 million. Our borrowings under this facility are presented on a gross basis.

        The Company has revised its consolidated statement of cash flows for the year ended December 31, 2005 and for the period from June 16 to December 31, 2004 to properly present the cash flows related to borrowings and repayments pursuant to the Senior Credit Facility and the Provident Canadian dollar facility on a gross basis versus a net basis in the financing section of the consolidated statement of cash flows. As a result, previously reported proceeds from the issuance of long-term debt and repayment of long-term debt for the year ended December 31, 2005 have been revised from $36,500 and $(10,500) to $118,200 and $(92,200), respectively, and for the period from June 16 to December 31, 2004 have been revised from $10,500 and nil to $30,250 and $(19,750), respectively. These revisions had no impact on net cash provided (used) by financing activities, net cash provided by operating activities or net cash provided (used) by investing activities in either period.

9.    Redeemable Preferred Stock

        In 1998, the Predecessor issued 167,349 Class A common shares and 3,000,000 preferred shares for $29.2 million. The preferred shares did not have any voting rights. The preferred shareholders were entitled to receive distributions from the Predecessor at the annual rate of 10% of the redemption amount of $30 million plus any dividends previously paid in-kind. Distributions on the preferred shares were payable semi-annually on December 3 and June 3 of each year, commencing on December 3, 1998. The first four dividends were paid in-kind at the option of the Predecessor. Distributions were cumulative and were accrued whether or not declared and whether or not there would be funds legally available for the payment thereof.

        For the year ended December 31, 2003, the Predecessor paid cash dividends in the amount of $1.8 million and accrued cash dividends in the amount of $2.2 million. In addition, redeemable stock accretion was $0.6 million for year ended December 31, 2003.

        The Predecessor had a dividend due in December 2003 that the Predecessor contractually modified to come due March 31, 2004 in the form of an in-kind dividend payment. The Predecessor issued 192,430 shares in March 2004 to satisfy the in-kind dividend payment. The Predecessor issued an additional 224,472 shares in June 2004 to satisfy the dividend payment in-kind.

        The preferred shares were redeemed on June 15, 2004.

        The Company adopted SFAS 150 at July 1, 2003 (Note 4).

10.    Related Party Transactions

        At June 30, 2006 and at December 31, 2005 and 2004, the Successor had a payable to Provident of $1.9 million, $3.5 million and $2.8 million, respectively. The amount relates to certain expenditures made by Provident on the Successor's behalf. The payable bears interest at 8 percent.

        In addition, the Successor has made expenditures on behalf of a United States subsidiary of Provident. At June 30, 2006, the Successor had a receivable from the subsidiary of $0.2 million. There were no receivables due from the subsidiary in 2005 or 2004.

11.    Stock and Other Valuation-Based Compensation Plans

Stock Based Compensation

        Prior to January 1, 2006, we applied the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. We used the method prescribed under FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans—and interpretation of APB Opinions No. 15 and 25, to calculate the expenses associated with our awards.

        Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123-R, Share-Based Payments, using the modified-prospective transition method. Accordingly, results for prior periods have not been restated. Under this transition method, stock-based compensation expense for the first six months of 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123 and for options granted subsequent to January 1, 2006 in accordance with the provisions of SFAS No. 123-R. Stock based compensation awards granted prior to but not yet vested as of January 1, 2006 that are classified as liabilities were charged to compensation expense based on the fair value provisions of SFAS No. 123-R. The Company recognizes these compensation costs on a graded-vesting method. Under the graded-vesting method a company recognizes compensation cost over the requisite service period for each separately vesting tranche of the award as though the award were, in substance, multiple awards.

        The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of the Company's stock. The Company uses historical data to estimate option exercises and employee terminations within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is based on historical exercise behavior and represents the period of time that options granted are expected to be outstanding; the range given below results from certain groups of employees exhibiting different exercise behavior. The risk free rate for periods within the contractual life of the option is based on U.S. Treasury rates in effect at the time of grant.

        Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123-R, Share Based Payments, and as a result, our net income for the six months ended June 30, 2006 was approximately $199,000 higher than if the share based compensation was still accounted for under APB 25 for the accounting periods prior to December 31, 2005. The cumulative effect of adoption of SFAS 123-R was a benefit of approximately $0.6 million.

Unit Appreciation Right Plan

        During 2004, the Company adopted the Unit Appreciation Right Plan for Employees and Consultants (the "UAR Plan"). Under the UAR Plan, certain employees of the Successor are granted unit appreciation rights ("UARs"). The UARs entitle the employee to receive cash compensation in relation to the value of a specified number of underlying notional trust units ("Phantom Units"). The exercise price and the vesting terms of the UARs are determined at the sole discretion of the Plan Administrator at the time of the grant.

        UARs outstanding at June 30, 2006 and December 31, 2005 vest evenly over a period of three years commencing one year after grant and expire after four years. Upon vesting, the employee is entitled to receive a cash payment equal to the excess of the market price of Provident's units over the exercise price of the Phantom Units at the grant date, adjusted for an additional amount equal to any Excess Distributions, as defined in the plan. The Company settles rights earned under the plan in cash.

        For the six months ended June 30, 2006 and 2005, the Company recognized $1.2 million and $1.2 million, respectively, of expense under the UAR plan. For the year ended December 31, 2005 and the period June 16 to December 31, 2004, the Successor recognized expense of $1.9 million and $0.6 million, respectively, under the UAR Plan. The Successor paid $0.9 million in 2005.

        There was an aggregate value of $2.6 million at June 30, 2006 under the UAR Plan. The value of the vested and unvested units under the UAR plan was $1.3 million and $1.3 million, respectively, at June 30, 2006.

June 30, 2006
Expected Volatility	17-21%
Weighted Average Volatility	20%
Expected Term	2.05
Risk Free Rate	4.3 - 4.9%

        The following table summarizes the information about UARs:

	Six Months Ended June 30, 2006		Year Ended December 31, 2005		Period from June 16 to December 31, 2004
	Number of Appreciation Rights	Weighted Average Exercise Price	Number of Appreciation Rights	Weighted Average Exercise Price	Number of Appreciation Rights	Weighted Average Exercise Price
	(Unaudited)	(Unaudited)
Outstanding, beginning of period	768,692	$8.34	976,000	$7.98	—	$—
Granted	—	—	147,000	10.01	976,000	7.98
Exercised	30,002	8.00	(296,642)	7.91	—	—
Cancelled	—	—	(57,666)	8.79	—	—

Outstanding, end of period	738,690	$8.35	768,692	$8.34	976,000	$7.98

Exercisable at end of period	313,705	$9.26	21,578	$7.94	—	$—

Restricted/performance units

        In September 2005, certain employees of the Company were granted restricted units (RTU's) and/or performance units (PTU's), both of which entitle the employee to receive cash compensation in relation to the value of a specified number of underlying notional trust units. The grants are based on personal performance objectives. This plan replaces the UAR Plan for the period after September 2005 and subsequent years. RTU's vest evenly over a period of three years commencing one year after grant. Payments are made on the anniversary dates of the RTU to the employees entitled to receive them on the basis of a cash payment equal to the value of the underlying notional units. PTU's vest three years from the date of grant and can be increased to a maximum of double the PTU's granted or a minimum of zero PTU's depending on Provident's performance vis-à-vis other Canadian trusts performance based on total returns. PTU's entitle employees to receive cash payments equal to the market price of the underlying notional units. Underlying notional units are established at the grant date and are adjusted cumulatively thereafter for distribution payments through the use of an adjustment ratio.

        The estimated fair value associated with RTU's and PTU's is expensed in the statement of income over the vesting period. For the six months ended June 30, 2006 and the year ended December 31, 2005, the Company recorded compensation costs of $0.8 million and $0.7 million, respectively, in connection with the expected issue of RTU's and PTU's.

        There was an aggregate value of $5.1 million at June 30, 2006 under the restricted/performance unit plan. The value of the vested and unvested units under the restricted/performance plan was $0.3 million and $4.9 million, respectively, at June 30, 2006.

June 30, 2006
Expected Volatility	19%
Weighted Average Volatility	19%
Expected Term	2.25
Risk Free Rate	4.3 - 4.9%

        The following table summarizes information about the restricted/performance units.

	Six Months Ended June 30, 2006		Year Ended December 31, 2005
	Number of Units	Weighted Average Exercise Price	Number of Units	Weighted Average Exercise Price
Outstanding, beginning of period	245,817	$9.91	—	—
*Granted	144,713	12.34	245,817	$9.91
Exercised	(26,598)	12.20	—	—
Cancelled	—	—	—	—

Outstanding, ending of period	363,932	$12.37	245,817	$9.91

Exercisable at end of period	—	—	—	—

*
Includes 13,844 and 12,580 additional units awarded in 2006 and 2005, respectively, attributable to the adjustment ratio.

Employee stock ownership plan

        In 1997, the Predecessor implemented an Employee Stock Ownership Plan (the "Plan") that covered key employees and Predecessor board members. The purpose of the plan was to provide an incentive to improve the profitability of the Predecessor, and to assist the Predecessor in attracting and retaining key personnel through the grant of shares of the Predecessor's common stock. The Board of Directors of the Predecessor authorized 1 million Class B common shares for issuance under the Plan. The Class B common shares had no voting rights. The stock issued under the Plan represents a profits interest only, as defined in Revenue Procedure 93-27, 1993-2 C.B. 343 (1993), and was granted without payment of any cash consideration. The Plan was effective for ten years and termination of the Plan will not affect any stock previously granted. The Predecessor may repurchase the stock granted to such participant at a purchase price and under terms defined in the Plan agreement. At June 15, 2004, the Predecessor had 926,750 Class B common shares issued and outstanding under the Plan. Although Class B Common Shares were issued, the Plan represented a profits interest only. The Class B Common Shares did not embody characteristics of equity such as voting rights, distribution rights or rights to a residual interest in Company assets. Holders were paid only their profits interest under specific circumstances described in the Plan, and if the Company, at its sole discretion, chose to exercise their repurchase rights under the Plan. The Company had exercised the repurchase rights in such circumstances. Accordingly, the Company has treated the Class B Shares as a profit sharing plan rather than as equity. No charge was recorded because the amount was determined to be insignificant.

        In May 2004, the Company established a bonus plan that provided for a bonus to be paid to the Class B unitholders in the event of the sale of the Company. Compensation expense of $2.8 million relating to the Bonus Plan was accrued at June 15, 2004 and subsequently paid upon the sale of the Company to Provident.

Other Valuation-Based Compensation

Executive phantom option plan

        Pursuant to the employment agreements between the Company and the Co-Chief Executive Officers, the Co-Chief Executive Officers are eligible to participate in the executive phantom option plan. Under the executive phantom option plan the Co-Chief Executive officers are eligible to receive cash compensation in relation to the value of a specified number of underlying notional phantom units. The value of the phantom unit is determined on the basis of a valuation of the Company as of the end of the fiscal period. The options vest immediately and payment is due within 90 days of the end of the fiscal period. At June 30, 2006, December 31, 2005 and 2004, there were 5,398,223, 4,155,290 and 3,000,000 options, respectively, granted under the executive phantom option plan. For the six months ended June 30, 2006, for the year ended December 31, 2005 and for the period from June 16 to December 31, 2004, compensation expense of $2.7 million, $3.2 million and $1.1 million, respectively, was recorded under the executive phantom option plan. The Company paid $3.2 million and $1.1 million in the six months ended June 30, 2006 and year ended December 31, 2005, respectively.

Unit appreciation plan for officers and key individuals ("key employee option plan")

        Under the key employee option plan, participants are eligible to receive cash compensation in relation to the value of a specified number of underlying notional phantom units. The value of the key employee unit is determined on the basis of a valuation of the Company as at the end of the fiscal period. The base price and vesting terms are determined by the plan administrator at the time of the grant. Vesting may be based on the attainment of designated performance goals or the satisfaction of specified service requirements. Options outstanding at June 30, 2006 and December 31, 2005 vest in the following manner: one-third vest three years after the grant date, one-third vest four years after the grant date and one-third vest five years after the grant date. At June 30, 2006, and December 31, 2005 and 2004, there were 2.2 million, 2.2 million and 2.2 million options, respectively, granted under the key employee option plan. There were $1.6 million, $1.5 million and $241,000, respectively, of compensation expense recorded under the key employee option plan for the six months ended June 30, 2006, the year ended December 31, 2005 and the period June 16 to December 31, 2004.

Key Employee Options	Shares (000)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Outstanding at June 30, 2006	2,200	$1.77	2.2	$3,894

12.    Property Divestments

        On December 29, 2005, a subsidiary of the Successor sold land and surface rights in Southern California. In conjunction with the sale, the Successor agreed to relocate certain oil field infrastructure and complete certain environmental remediation on the land and adjacent parcels. The total purchase price of $45.6 million was composed of $22.1 million for the sale of land and $23.5 million to be set aside by the purchaser for the payment of costs associated with the Successor's relocation of infrastructure and remediation of the land and adjacent parcels.

        In accordance with SFAS No. 66, Accounting for Sales of Real Estate, and SOP 81-1, Accounting for Performance of Certain Construction-Type and Certain Production-Type Contracts, the completed contract method of accounting was used to account for this transaction. No gain will be recognized until the remediation and infrastructure relocation is complete because future costs related to these activities cannot be reasonably estimated. Through the first six months of 2006, the Successor had incurred total project remediation costs of approximately $14.9 million. At June 30, 2006, approximately $12.7 million of these costs had been paid by the purchaser. The Successor purchased a pollution legal liability insurance policy for $0.9 million to further mitigate its environmental risk. In accordance with ARB 45, Long-Term Construction-Type Contracts, the remaining unpaid amount of $2.2 million was recorded as cost of uncompleted contract in excess of related billing. At June 30, 2006 and December 31, 2005, a gain of approximately $1.7 million relating to the land sale was deferred.

        On May 5, 2003, the Predecessor sold two oil and gas properties to BEP I for approximately $35.0 million, which resulted in a gain of $10.8 million for the Predecessor. The Company retains a general partner equity interest in the properties and continues to be the operator of both properties through BEP I. The Company earns a management fee of 4% of operating income annually for providing this service to BEP I.

        In January 2002, the Predecessor adopted a formal plan to dispose of the its non-operating interest in the Beta field located in offshore California waters. The non-operating interest was accounted for as a discontinued operation beginning with the 2002 consolidated financial statements. To effect the disposal, the Predecessor paid $5.0 million in cash to the operator and recorded a $4.0 million non-interest bearing contractual obligation. The final payment of $1.5 million was made in January of 2005.

13.    Commitments and Contingencies

        The Company is involved in various lawsuits, claims and inquiries, most of which are routine to the nature of its business. In the opinion of Management, the resolution of these matters will not have a material effect on the Company's financial position, results of operations or liquidity.

        The Company has surety bonds to provide $4.9 million of coverage to Occidental Petroleum Corporation related to a purchase of oil and gas producing properties.

        Contractual obligations at December 31, 2005 are summarized as follows (in thousands):

	Payments Due by Year
	2006	2007	2008	2009	2010	after 2010	Total
Credit facility	$—	—	—	36,500	—	—	36,500
Office, vehicle, and equipment leases	457	534	501	501	554	3,237	5,784
Asset retirement obligation	—	—	—	—	—	9,664	9,664

Total	$457	534	501	37,001	554	12,901	51,948

        As of June 30, 2006, the Company had increased its outstanding borrowings under its Senior Credit Facility to $45.5 million (Note 8).

14.    Supplemental Property Taxes

Supplemental property tax billings

        In May 2006, the Successor received supplemental property tax billings from Los Angeles County amounting to approximately $307,000 related to a reassessment of mineral values associated with its oil and gas properties located in Los Angeles County. This reassessment was performed by Los Angeles County as a result of Provident Energy Trust's purchase of BreitBurn Energy Company, LLC on June 15, 2004 (see note 1). The supplemental billings covered the period from July 1, 2005 to June 30, 2006. After projecting recoveries from outside working interest and mineral interest owners, the Successor's net property tax liability for the July 1, 2005 to June 30, 2006 supplemental billing was approximately $289,000.

        In June 2006, the Successor received supplemental property tax billings from Los Angeles County amounting to approximately $1.3 million related to a reassessment of mineral values associated with those properties as a result of Provident Energy Trust's purchase of BreitBurn Energy Company, LLC. After projecting recoveries from outside working interest and mineral interest owners, the Successor's net property tax liability was approximately $1.1 million for the period July 1, 2004 to June 30, 2005.

Prior facts and circumstances

        At year end 2004, a review of California counties' recent practices of oil and gas property value assessments indicated that a value reassessment of the Successor's California oil and gas properties would likely not occur until the annual lien date of January 1, 2005 (the Successor employed third party property tax experts to assist with this review). As a result, the Successor concluded that its property tax liabilities accrued at year end 2004 were proper.

        In 2005, the Successor received property tax billings from Los Angeles County that reflected substantially increased assessed values over the 2004 Los Angeles County oil and gas properties' assessed values. Due to this increase in assessed values and earlier discussions with the Successor's third party property tax experts, the Successor concluded that the Los Angeles County property tax billings it received in 2005 included amounts due for any reassessment Los Angeles County would have performed. As a result, the Successor concluded that its property tax liabilities accrued at year end 2005 were proper.

Accounting effect of supplemental property tax billings on 2006

        In accordance with paragraph 8 of SFAS No. 5, Accounting for Contingencies, the Successor has accrued the full amount of the supplemental property tax billings in its 2006 financial statements. This accrual increased property tax expense by $1.6 million (net of expected recoveries from working interest and mineral interest owners) and increased current liabilities by $1.5 million (net of payments made) at June 30, 2006.

        In July 2006, the Successor filed an appeal with Los Angeles County challenging the reassessed values used in the supplemental property tax billings.

15.    Distributions to Partners

        The Successor's partnership agreement provides for distributions of "available cash" to be made no later than 45 days after each month end. Available cash is defined as a percentage of EBITDA less certain capital expenditures.

16.    Retirement Plan

        The Company's defined contribution retirement plan, which covers substantially all of its employees who have completed at least three months of service, provides for the Company to make regular contributions based on employee contributions as provided for in the plan agreement. Employees fully vest in the Company's contributions after 5 years of service. For the six months ended June 30, 2006 and 2005, and the year ended December 31, 2005, and the period June 16 to December 31, 2004, the matching contributions were $84,000, $67,000, $111,000 and $34,000, respectively. For the period from January 1 to June 15, 2004 and the year ended December 31, 2003, the matching contributions were $49,900 and $81,600, respectively.

17.    Supplemental Cash Flow Data

        The Successor paid $1.6 million, $0.4 million, $1.4 million and $0.3 million, in interest during the six months ended June 30, 2006 and 2005, and the years ended December 31, 2005 and 2004, respectively. The Predecessor paid $1.3 million and $2.8 million, in interest during the periods ended June 15, 2004 and December 31, 2003, respectively. The Successor had distributions payable of $10.8 million, $9.1 million and $4.4 million at June 30, 2006, December 31, 2005 and

December 31, 2004, respectively. Included in accrued liabilities at December 31, 2004, the Successor had $0.4 million of unpaid direct acquisition costs related to the Orcutt acquisition.

        In conjunction with the sale of surface rights described in Note 12, the Company is obligated to relocate the infrastructure that supports its ongoing oil and gas activities and perform certain remediation activities. Payment for the majority of these relocation and remediation activities will come directly from an escrow account controlled by the purchaser, and therefore are characterized as non-cash investing activities. During the six months ended June 30, 2006 $12.7 million was paid directly from the escrow account.

18.    Significant Customers

        The Company sells oil, natural gas and natural gas liquids primarily to large domestic refiners of crude oil. For the six months ended June 30, 2006 and 2005, ConocoPhillips purchased approximately 48% and 74% of net production, respectively. For the six months ended June 30, 2006 and 2005, Marathon Oil Company purchased approximately 28% and 21% of net production, respectively. For the year ended December 31, 2005, ConocoPhillips purchased approximately 47 percent of 2005 net production while Marathon Oil Company purchased approximately 38% of 2005 net production. For the periods from June 16 to December 31, 2004 and January 1 to June 15, 2004 and for the year ended December 31, 2003, ConocoPhillips purchased approximately 79%, 82% and 66% of net production, respectively.

19.    Oil and Natural Gas Activities

Costs incurred

        The Company's oil and natural gas acquisition, exploration, exploitation and development activities are conducted in the United States. The following table summarizes the costs incurred during the last three years (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2005	June 16 to December 31, 2004	January 1 to June 15, 2004	Year Ended December 31, 2003
		As Restated
Acquisitions of property(1)	$82,446	$48,813	—	—
Exploitation and development costs	39,945	11,314	8,522	12,809

Total	$122,391	$60,127	$8,522	$12,809

(1)
Please see Note 5 for additional information.

Capitalized costs

        The following table presents the aggregate capitalized costs subject to amortization relating to our oil and gas acquisition, exploration, exploitation and development activities, and the aggregate related accumulated DD&A (Depletion, Depreciation and Amortization) (in thousands).

	Year Ended December 31,
	2005	2004
Proved properties	$315,812	$192,502
Accumulated DD&A	(15,357)	(4,214)

Total	$300,455	$188,288

        The average DD&A rate per equivalent unit of production for the year ended December 31, 2005, the period from June 16, 2004 to December 31, 2004 and the period from January 1, 2004 to June 15, 2004 were $4.82, $5.51 and $2.51 respectively.

Results of operations for oil and gas producing activities

        The results of operations from oil and gas producing activities below exclude non-oil and gas revenues and expenses, general and administrative expenses, interest charges, interest income and interest capitalized (in thousands).

	Successor		Predecessor
	Year Ended December 31, 2005	June 16 to December 31, 2004	January 1 to June 15, 2004	Year Ended December 31, 2003
		As Restated
Revenues from oil and gas producing activities(1)	$100,997	$28,488	$11,679	$30,461
Production costs and other	(32,960)	(10,394)	(6,700)	(15,704)
Depreciation, depletion, amortization and accretion	(11,556)	(4,214)	(1,303)	(3,414)

Results of operations from producing activities(2)	$56,481	$13,880	$3,676	$11,343

(1)
Revenues include realized losses from derivative activity of $13.5 million, $0.5 million, $5.7 million and $7.3 million for the periods ended December 31, 2005, December 31, 2004, June 15, 2004 and December 31, 2003, respectively. Revenues also include unrealized gains from derivative activity of $0.2 million for the period ended December 31, 2005 and unrealized losses of $2.6 million for the period ended December 31, 2004.

(2)
Excluding corporate overhead and interest costs

Supplemental reserve information (unaudited)

        The following information summarizes the Company's estimated proved reserves of oil (including condensate and natural gas liquids) and gas and the present values thereof for the three years ended December 31, 2005. The following reserve information is based upon reports by Netherland, Sewell & Associates, Inc. and another independent petroleum consulting firm. The estimates are prepared in accordance with SEC regulations.

        Management believes the reserve estimates presented herein, in accordance with generally accepted engineering and evaluation principles consistently applied, are reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of the Company's estimated proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Company's control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the standardized measure of discounted net future cash flows shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent exploitation and development activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices.

        Decreases in the prices of oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. A significant portion of our reserve base (approximately 98.4% of year-end 2005 reserve volumes) is comprised of oil properties that are sensitive to crude oil price volatility.

Estimated quantities of oil and natural gas reserves (unaudited)

        The following table sets forth certain data pertaining to the Company's estimated proved and proved developed reserves for the years ended December 31, 2005, 2004 and 2003 (in thousands).

	2005		2004		2003
			Combined(a)
Proved Reserves	Oil (MBbl)	Gas (MMcf)	Oil (MBbl)	Gas (MMcf)	Oil (MBbl)	Gas (MMcf)
Beginning balance	47,472	18,063	36,433	19,221	48,378	32,831
Revision of previous estimates	(1,790)	(922)	(1,923)	(3,726)	1,251	(12,971)
Extensions, discoveries and additions	1,511	—	—	—	—	—
Improved recovery	—	—	—	—	—	—
Purchase of reserves in-place	13,278	549	14,168	3,038	—	—
Sale of reserves in-place	—	—	—	—	(11,909)	(166)
Production	(2,286)	(668)	(1,206)	(471)	(1,287)	(473)

Ending balance	58,185	17,022	47,472	18,063	36,433	19,221

Proved Developed Reserves
Beginning balance	37,497	8,937	26,377	8,001	35,051	9,958

Ending balance	45,195	8,359	37,497	8,937	26,377	8,001

(a)
Data not available as of June 15, 2004

Standardized measure of discounted future net cash flows (unaudited)

        The Standardized Measure of discounted future net cash flows relating to the Company's estimated proved crude oil and natural gas reserves for the years ended December 31, 2005, 2004 and 2003 is presented below (in thousands):

	2005	2004(a)	2003
Future cash inflows	$3,093,627	$1,970,648	$1,183,181
Future development costs	(240,486)	(171,295)	(114,621)
Future production expense	(1,231,777)	(830,953)	(487,434)
Future income tax expense	—	—	—

Future net cash flows	1,621,364	968,401	581,126
Discounted at 10% per year	(919,339)	(544,542)	(296,276)

Standardized Measure of discounted future net cash flows	$702,025	$423,859	$284,850

(a)
Data not available as of June 15, 2004

        The standardized measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

          1.     An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

          2.     In accordance with SEC guidelines, the reserve engineers' estimates of future net revenues from the Company's estimated proved properties and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. We have entered into various arrangements to fix or limit the prices for a portion of our oil and gas production. Arrangements in effect at December 31, 2005 are discussed in Note 6. Such arrangements are not reflected in the reserve reports. Representative market prices at the as-of date for the reserve reports as of December 31, 2005, 2004 and 2003 were $61.04, $43.45 and $32.52 per barrel of oil, respectively, and $11.23, $6.15 and $6.19 per MMBTU of gas, respectively.

          3.     The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs.

          4.     The reports reflect the pre-tax present value of proved reserves to be $702.0 million, $423.9 million and $284.9 million at December 31, 2005, 2004 and 2003, respectively. SFAS No. 69 requires us to further reduce these estimates by an amount equal to the present value of estimated income taxes which might be payable by us in future years to arrive at the Standardized measure. The Company is not subject to income tax and the income or loss of the Company is included in the income tax returns of the partners.

        The principal sources of changes in the Standardized Measure of the future net cash flows for the years ended December 31, 2005, 2004, and 2003 are as follows (in thousands):

	2005	2004	2003
		Combined(a)
Beginning balance	$423,859	$284,850	$285,247
Sales, net of production expense	(81,444)	(31,932)	(22,065)
Net change in sales and transfer prices, net of production expense(b)	292,586	—	—
Changes in estimated future development costs	(69,191)	(56,673)	15,943
Extensions, discoveries and improved recovery, net of costs	13,849	—	—
Previously estimated development costs incurred during year	(17,504)	(8,672)	(1,132)
Purchase of reserves in-place	92,856	81,131	—
Sale of reserves in-place	—	—	(34,534)
Revision of quantity estimates and timing of estimated production(c)	7,914	129,160	15,981
Accretion of discount	39,100	25,996	25,409
Net change in income taxes	—	—	—

Ending balance	$702,025	$423,859	$284,850

(a)
Data not available as of June 15, 2004

(b)
The calculation of the net change in sales and transfer prices, net of production expense, requires data from two reserve-calculation scenarios. One scenario is a prior year-end evaluation with its corresponding oil and gas pricing. The other scenario needed is the prior year-end calculation, but run with the current year-end pricing; this second case was not calculated for 2002, 2003 and 2004 because this level of detail was not an internal requirement at that time. The lack of this data for the years 2004 and 2003 accounts for the blank entries in the table. Reconstruction of these cases is not possible at this time. This calculation is now being made.

(c)
The revisions for 2003 and 2004 include the effect of net change in prices because these quantities cannot be calculated explicitly (as discussed above). The revisions are determined to be the net of reconciliation between the opening and closing balances, taking all other known quantities into consideration. Without an entry in the table for Net Changes in Sales and Transfer Prices in 2003 and 2004, the revisions can, at best, be those quantities that provide an arithmetic closure to the opening-closing balance reconciliation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
BreitBurn Energy Partners L.P.:

        In our opinion, the accompanying statement of financial position presents fairly, in all material respects, the financial position of BreitBurn Energy Partners L.P. at June 30, 2006 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Partnership's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial position is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial position presentation. We believe that our audit of the financial statement provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
August 15, 2006

BREITBURN ENERGY PARTNERS L.P.

STATEMENT OF FINANCIAL POSITION

AS OF JUNE 30, 2006

June 30, 2006
Assets
Cash	$—

Total assets	$—
Liabilities and partners' equity
Limited partners' equity	980
General partner's equity	20
Receivable from partners	(1,000)

Total liabilities and partners' equity	$—

BREITBURN ENERGY PARTNERS L.P.

NOTE TO THE STATEMENT OF FINANCIAL POSITION

1.     Organization and Operations

        BreitBurn Energy Partners L.P. (the "Partnership") is a Delaware limited partnership formed on March 23, 2006, to acquire certain of the assets of BreitBurn Energy Company LP, the predecessor entity. The Partnership intends to operate the acquired assets through a wholly owned operating company.

        The Partnership intends to offer 6,000,000 common units, representing limited partner interests, pursuant to a public offering. Separately, the Partnership will issue 15,975,758 common units, representing additional limited partner interests, and an aggregate 2% general partner interest to Provident Energy Trust and BreitBurn Corporation. BreitBurn GP LLC will serve as the general partner of the Partnership.

        BreitBurn GP LLC, as general partner, has committed to contribute $20 and BreitBurn Energy Corporation, Pro GP Corporation and Pro LP Corporation, as the initial limited partners, have committed to contribute $980 in the aggregate to the Partnership as of June 30, 2006. These contributions receivable are reflected as a reduction to equity in accordance with generally accepted accounting principles. The accompanying financial statement reflects the financial position of the Partnership immediately subsequent to this initial capitalization. There have been no other transactions involving the Partnership as of June 30, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
BreitBurn GP LLC:

        In our opinion, the accompanying statement of financial position presents fairly, in all material respects, the financial position of BreitBurn GP LLC, at June 30, 2006 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial position is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial position presentation. We believe that our audit of the financial statement provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
August 15, 2006

BREITBURN GP, LLC

STATEMENT OF FINANCIAL POSITION

AS OF JUNE 30, 2006

June 30, 2006
Assets
Cash	$—
Investment in BreitBurn Energy Partners L.P.	20

Total assets	$20

Liabilities and Members' equity
Liabilities
Payable to BreitBurn Energy Partners L.P.	$20
Members' equity	1,000
Receivable from members	(1,000)

Total members' equity	$—

Total liabilities and members' equity	$20

BREITBURN GP LLC

NOTE TO THE STATEMENT OF FINANCIAL POSITION

1.    Organization and Operations

        BreitBurn GP, LLC is a Delaware limited liability company formed on March 23, 2006, for the purpose of becoming the general partner of BreitBurn Energy Partners L.P. BreitBurn GP, LLC has committed to contribute $20 of capital to BreitBurn Energy Partners L.P. for its 2% general partner interest. There have been no other transactions involving BreitBurn GP, LLC as of June 30, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Nautilus Resources, LLC
Denver, Colorado

        We have audited the accompanying consolidated balance sheet of Nautilus Resources, LLC (the "Company") and subsidiaries as of December 31, 2004 and the related consolidated statements of operations and changes in members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nautilus Resources, LLC and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 9 to the consolidated financial statements, the Company has restated its consolidated financial statements for the year ended December 31, 2004, to reflect a change in the presentation of outstanding derivative contracts, and change in depletion of the full cost pool.

/s/  HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP
Denver, Colorado
January 27, 2006, except for the information in Note 9, as to which the date is September 15, 2006.

NAUTILUS RESOURCES, LLC

BALANCE SHEET

DECEMBER 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$1,127,921
Oil and gas sales receivables	1,538,225
Other assets	365,566

Total current assets	3,031,712
Oil and Gas Properties (full cost method):
Unproved oil and gas properties	18,163,697
Proved oil and gas properties	38,531,998

Total oil and gas properties	56,695,695
Less accumulated amortization	(3,058,879)

Net oil and gas properties	53,636,816

Other Assets:
Other property and equipment, net	785,925
Debt issuance costs, net	179,754

Total other assets	965,679

Total Assets	$57,634,207

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Notes payable	$25,000,000
Accounts payable	2,155,186
Accrued liabilities	1,296,017
Unrealized loss on energy derivatives	4,720,913

Total current liabilities	33,172,116
Long-Term Asset Retirement Obligation	1,298,726
Commitments and Contingencies (Notes 6 and 8)
Members' Equity	23,163,365

Total Liabilities and Members' Equity	$57,634,207

See accompanying notes to these financial statements.

NAUTILUS RESOURCES, LLC

STATEMENT OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2004 (restated)

Operating Revenues:
Oil sales	$20,471,873
Realized loss on energy derivatives	(6,656,617)
Unrealized loss on oil derivatives	(2,601,244)
Gas sales	203,724
Other	362,710

Total operating revenues	11,780,446

Operating Expenses:
Lease operations	9,010,721
Production taxes	2,305,998
Depletion and depreciation	2,454,332
General and administrative	3,510,309

Total operating expenses	17,281,360

Loss from Operations	(5,500,914)
Other Income (Expense):
Interest expense, net	(743,368)
Amortization of debt issuance costs	(100,000)

Total other income (expense)	(843,368)

Net Loss	(6,344,282)

Members' Equity, beginning of period	30,057,647
Member buyout	(550,000)

Members' Equity, end of period	$23,163,365

See accompanying notes to these financial statements.

NAUTILUS RESOURCES, LLC

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

Cash Flows from Operating Activities:
Net loss	$(6,344,282)
Adjustments to reconcile net loss to net cash provided by operating activities:
Unrealized loss from energy derivatives	2,601,244
Depletion and depreciation	2,454,332
Amortization of debt issuance costs	100,000
Accretion of asset retirement obligation	71,906
Changes in assets and liabilities:
Receivables	(105,428)
Other assets	(89,148)
Payables and accrued liabilities	2,043,756

Net cash provided by operating activities	732,380

Cash Flows from Investing Activities:
Acquisition of oil and gas properties	—
Capital expenditures for intangibles and well equipment	(7,607,202)
Capital expenditures for other property and equipment	(420,676)

Net cash used in investing activities	(8,027,878)

Cash Flows from Financing Activities:
Proceeds from senior debt	4,680,548
Buyout of member	(550,000)

Net cash provided by financing activities	4,130,548

Net Decrease in Cash and Cash Equivalents	(3,164,950)
Cash and Cash Equivalents, beginning of period	4,292,871

Cash and Cash Equivalents, end of period	$1,127,921

Cash Paid for Interest	$624,208

See accompanying notes to these financial statements.

NAUTILUS RESOURCES LLC

NOTES TO THE FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies:

        Organization and Business—Nautilus Resources, LLC ("Nautilus", "the Company"), is a limited liability Company under the State Statutes of Colorado and was organized on October 19, 1999, but had limited activity and no oil and gas operations until 2003. The LLC has a limited life to dissolve no later than May 29, 2028. Under the LLC rules in Colorado, the liability of the Company is limited to the members' equity. The Company is engaged in the acquisition of oil and gas properties and the production, development, and exploitation of oil and gas reserves in the United States through the application of leading edge technologies. The Partnership also explores for oil and gas reserves with the use of 3-D seismic technology.

        Principles of Consolidation—The consolidated financial statements include the accounts of Nautilus and its wholly owned subsidiaries: Phoenix Production Company (Phoenix), a C-Corporation whose operations consist of oil and gas operations in Wyoming, and Preventative Maintenance Services (PMS), whose operations consist of oil and gas field work (collectively referred to as the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

        Cash and Cash Equivalents—The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates.

        The Company's financial statements are based on a number of significant estimates, including realizability of receivables, selection of the useful lives for property and equipment, asset retirement obligation, and oil reserve quantities which are the basis for the calculation of depreciation, depletion and impairment of oil properties. The Company's reserve estimates were determined by an independent petroleum engineering firm. Management emphasizes that reserve estimates are inherently imprecise and that estimates of more recent discoveries are more imprecise than those for properties with long production histories. Accordingly, the Company's estimates are expected to change as future information becomes available.

        Revenue Recognition—The Company recognizes oil and gas revenues for only its ownership percentage of total production under the entitlement method.

        Accounts Receivable—The Company generates billings each month to its working interest partners in the properties the Company operates. The resulting receivables, net of royalty payments due to the working interest partners, are due within 30 days of receipt. Interest and other costs are provided for payments not timely received. The receivables are reviewed periodically and appropriate actions are taken on past due amounts, if any.

        Oil And Gas Producing Activities—The Company follows the full cost method of accounting for its oil and gas activities. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties are capitalized. The Company's oil and gas properties are all located within the United States, which represents the full cost center. Should net oil and gas property cost exceed an amount equal to the present value (using a 10% discount factor) of estimated future net revenue from proved reserves (the ceiling), an impairment on the carrying value of the oil and gas properties will be incurred. The Company did not incur a ceiling limitation charge in the year ended December 31, 2004.

        Depreciation and depletion are calculated on the units-of-production method based on proved reserves for the full cost pool. Amortizable costs include estimates of future development costs of proved reserves. As of December 31, 2004, $15.2 million of future development costs were included in the amortizable base and no costs were excluded. All of the Company's unproved properties are in the same area as the proved property and the leases expire between 3-10 years. Depreciation and depletion recorded for the year ended December 31, 2004 was $2,264,439.

        If a significant portion of the Company's oil and gas reserves are sold, a gain or loss would be recognized; otherwise, proceeds from sales are applied as a reduction of oil and gas properties.

        Oil and Gas Properties—Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until they are evaluated. The following table shows, by category of cost and date incurred, the unproved oil and gas property costs (net of transfers to the full cost pool and sales proceeds) excluded from the amortization computation:

Net Costs Incurred Unproved Properties During Periods Ended:
December 31, 2004	$(3,027,283)
December 31, 2003	$21,190,980
Prior	—

18,163,697

        During 2004, $3,027,283 was transferred from unproved properties to proved properties.

        Acquisition, Exploration and Development Costs Incurred

        Property acquisition costs net of divestiture proceeds:

	December 31, 2004	December 31, 2003
Proved	$1,154,000	$27,620,000
Unproved	—	21,191,000
Exploration costs	325,000	124,000
Development costs	6,119,000	163,000

Total costs incurred	$7,598,000	$49,098,000

        Oil and Gas Reserves (unaudited)—The Company's estimated oil and gas reserves were prepared by an independent petroleum engineer. These reserve estimates were prepared based on constant prices and costs at December 31, 2004. As of December 31, 2004, Total Net Proved Reserves, as assessed by the independent petroleum engineer, were approximately 12,700,000 net barrels of crude oil and approximately 1,120,000 net MCF of gas. The estimated Future Net Revenue, based on the standardized measure, was approximately $52,000,000.

        In addition to the uncertainties inherent in the reserve estimation process, the above amounts are affected by prices for oil and gas, which have typically been volatile. It is reasonably possible that the Company's oil and gas reserve estimates will change in the forthcoming year.

        Other Property and Equipment—Other property and equipment are recorded at cost and are depreciated using the straight-line method based on the useful lives of the related assets varying from 3-7 years. Renewals and betterments which extend the useful life of assets are capitalized. Routine maintenance and repairs are expensed as incurred.

        Other Assets—The Company has capitalized legal and other fees related to establishment of long-term debt during 2003. These costs are amortized over the life of the loan (36 months).

December 31, 2004
Debt issuance costs	$300,000
Accumulated amortization	(150,000)

Net carrying amount	$150,000

        For the year ended December 31, 2004, amortization of $100,000 was recorded.

        Energy Derivative Contracts—SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income; to the extent the hedge is effective, until the hedged item is recognized in earnings. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS No. 133, is recognized immediately in earnings. Gains and losses on derivative instruments not designated as hedges are included in earnings currently.

        Income Taxes—As a limited liability company, Nautilus Resources, LLC does not pay Federal or state income taxes. The taxable income or loss of the Company, which may vary substantially from income or loss reported for financial reporting purposes, is included in the state and Federal tax returns of the members. However, the Company's wholly owned subsidiary, Phoenix, is subject to Federal income taxes. Income taxes related to the subsidiary's operations were immaterial.

2.    Sale of Assets:

        On March 2, 2005, the Company was acquired by BreitBurn Energy for cash consideration of $73.0 million. BreitBurn acquired all equity shares in this transaction. In connection with this sale, all debt as of December 31, 2004 was paid off from the proceeds of this sale.

3.    Property and Equipment:

        Property, plant and equipment consist of the following at December 31, 2004:

Vehicles	$553,204
Computer software and hardware	352,372
Furniture and equipment	73,247
Machinery, equipment and field equipment	67,266

Total	1,046,089
Less accumulated depreciation	(260,164)

Property and equipment, net	$785,925

        Total depreciation expense related to property and equipment was $189,893 for the year ended December 31, 2004.

4.    Asset Retirement Obligations:

        In June 2001, the FASB issued SFAS No. 143,"Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. The Company's asset retirement obligations relate primarily to the retirement of oil and gas properties and related batteries, lines and other equipment used at the wellsite.

        SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled.

        SFAS No. 143 was effective for fiscal years beginning after June 15, 2002. Because the Company's oil and gas operations did not commence until 2003, there is no cumulative effect for the adoption of SFAS No. 143. The effect of this new rule was an increase to the full cost pool and long-term liability of $1,196,230, which represents the establishment of an asset retirement obligation liability. The Company had the following activity for the year ended December 31, 2004:

Asset retirement obligation—January 1, 2004	$1,226,820
Accretion expense	71,906

Asset retirement obligation—December 31, 2004	$1,298,726

5.    Long-Term Debt:

        In 2003, the Company entered into a credit agreement "Senior Credit Facility" with Fleet Bank. The Senior Credit Facility provides for borrowing up to $75 million and terminates on May 30, 2006. The initial borrowing base was set at $30 million and is subject to semi-annual borrowing base determinations commencing on November 1, 2003. The Senior Credit Facility is collateralized by mortgages on the Company's producing properties in Wyoming. Total debt outstanding on the Senior Credit Facility at December 31, 2004 was $25 million.

        The interest rate applicable to borrowings under the Senior Credit Facility was dependent on the type of borrowing elected by the Company. At December 31, 2004, the rates ranged from 3.09% to 4.75%.

        The debt is subject to certain covenants and as of December 31, 2004, the Company is not in compliance with a covenant which has resulted in the balance of the debt shown as a current liability. The debt was paid in full from the proceeds of the sale of the Company (Note 2).

6.    Significant Concentrations and Off-Balance-Sheet Risk:

        The Company enters into various futures commitments to minimize the effect of oil price fluctuations included in the table below.

        As of December 31, 2004, the Company had the following outstanding financial crude oil positions:

Date of Contract	Bbls Per Month	Average Fixed Price	Contract Term
10/03	18,000	$26.50	07/04 - 06/05
10/03	18,000	$24.22	07/04 - 06/05
05/04	16,800 - 18,800	$35.00	01/05 - 05/05
05/04	9,145	$30.00	07/05 - 05/06
05/04	9,145	$36.00	07/05 - 05/06

        These contracts are settled monthly based upon the monthly average NYMEX price. For the year ended December 31, 2004 the Company recorded realized losses of $6,656,617 and unrealized losses of $2,601,244 related to derivative contracts. These losses have been recorded in the statement of operations. The fair value of open contracts at December 31, 2004 was a negative $4,720,913.

        Substantially all of the Company's accounts receivable at December 31, 2004 resulted from oil and gas sales to other companies in the oil and gas industry. This concentration of customers may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. Such receivables are generally not collateralized.

        Oil and gas sales for the year ended December 31, 2004 included sales to one purchaser, representing 100% of total oil and gas revenues. The Company does not consider this a risk as there are a readily available supply of purchasers.

7.    Members' Equity:

        During 2003, contributions from members totaled $31,000,000, representing $30,650,000 of cash and a $350,000 member note in order to raise funds for oil and gas acquisitions. The Company also paid a 1.25% placement fee of $387,500. This cost of capital has been recorded as a reduction to equity. The member note of $350,000 was also recorded as a reduction to equity as of December 31, 2003. During the year ended December 31, 2004, one member was bought out at a cost of $550,000.

8.    Commitments and Contingencies:

        Lease Agreement—The Company has a noncancellable lease agreement in effect through July 31, 2006. The minimum rent payment due under the agreement is $13,656 in 2004. During the year ended December 31, 2004, the Company's rent expenses were $81,082.

        Minimum lease payments under the office leases described above are approximately as follows:

Year
2005	$13,656
2006	13,656

Total	$27,312

        Letter of Credit—The Senior Credit Facility also allows the issuance of Letters of Credit up to $2 million on behalf of the Company. At December 31, 2004, the Company had $449,000 of Letters of Credit outstanding.

        Environmental—Oil and gas producing activities are subject to extensive Federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

        Retirement Plan—The Company has a 401(k) plan (the "Plan") which became effective in fiscal 2004. Eligible employees may make voluntary contributions to the Plan. Company contributions to the Plan totaled $72,183 in 2004.

        Employment Agreements—The Company has entered into employment agreements with three employees. In the event of the termination of employee's employment with the Company for any reason, the Company shall pay employee, within 30 days of the effective date of termination, his base salary through May 31, 2005 (or any fiscal year ending May 31 thereafter). In the event of employee's voluntary resignation prior to May 31, 2005, the Company shall pay employee only the compensation and benefits earned through the effective date of termination. The aggregate commitment as of December 31, 2004 for future salaries, excluding bonuses, is approximately $354,000 through May 31, 2005. If employee is terminated under other circumstances, other amounts may be owed.

        Contingencies—The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract incidental to the operations of its business. The Company is not currently involved in any such incidental litigation which it believes could have a materially adverse effect on its financial condition or results of operations.

9.    Restatement of Financial Statements:

        The Company has restated its previously reported financial statements for the year ended December 31, 2004. Unrealized gains and losses related to oil and gas derivative contracts not qualifying for hedge accounting under SFAS No. 133 were previously classified as "other income (expense)." These amounts have been reclassified and are now included in "operating revenues." The effect is a reduction of total operating revenues by $2,601,244 from $14,381,690 to $11,780,446 for the year ended December 31, 2004. The restatement had no effect on net income for the year ended December 31, 2004.

        Amortization of the full cost pool has been restated to include future development costs of proved reserves. The effect is an increase to depletion and depreciation expense and a decrease to net income of $903,208. The restatement increased net loss from $(5,441,074) to $(6,344,282), increased accumulated amortization by $903,208 and decreased members' equity by $903,208.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Nautilus Resources, LLC
Denver, Colorado

        We have audited the accompanying consolidated balance sheet of Nautilus Resources, LLC (the "Company") and subsidiaries as of March 1, 2005 and the related consolidated statements of operations and changes in members' equity, and cash flows for the period from January 1, 2005 to March 1, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nautilus Resources, LLC and subsidiaries as of March 1, 2005, and the results of their operations and their cash flows for the period from January 1, 2005 to March 1, 2005 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 9 to the consolidated financial statements, the Company has restated its consolidated financial statements for the period from January 1, 2005 to March 1, 2005, to reflect a change in the presentation of outstanding derivative contracts and change in depletion of the full cost pool.

/s/  HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP
Denver, Colorado
January 27, 2006, except for the information in Note 9, as to which the date is September 15, 2006.

NAUTILUS RESOURCES, LLC

BALANCE SHEET

MARCH 1, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$1,002,642
Oil and gas sales receivables	1,908,936
Other assets	299,900

Total current assets	3,211,478
Oil and Gas Properties (full cost method):
Unproved oil and gas properties	18,163,697
Proved oil and gas properties	38,565,937

Total oil and gas properties	56,729,634
Less accumulated amortization	(3,518,526)

Net oil and gas properties	53,211,108

Other Assets:
Other property and equipment, net	746,718
Debt issuance costs, net	133,333
Other	20,055

Total other assets	900,106

Total Assets	$57,322,692

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Notes payable	$25,850,000
Accounts payable	800,708
Accrued liabilities	1,065,138
Unrealized loss on energy derivatives	6,297,265

Total current liabilities	34,013,111
Long-Term Asset Retirement Obligation	1,308,726
Commitments and Contingencies (Notes 6 and 8)
Members' Equity	22,000,855

Total Liabilities and Members' Equity	$57,322,692

See accompanying notes to these financial statements.

NAUTILUS RESOURCES, LLC

STATEMENT OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY

FOR THE PERIOD FROM JANUARY 1, 2005 TO MARCH 1, 2005 (restated)

Operating Revenues:
Oil sales	$3,502,720
Realized loss on energy derivatives	(830,978)
Unrealized loss on oil derivatives	(1,576,352)
Gas sales	48,117
Other	60,053

Total operating revenues	1,203,560

Operating Expenses:
Lease operations	967,216
Production taxes	359,003
Depletion and depreciation	498,855
General and administrative	324,650

Total operating expenses	2,149,724

Loss from Operations	(946,164)
Other Income (Expense):
Interest expense, net	(199,679)
Amortization of debt issuance costs	(16,667)

Total other income (expense)	(216,346)

Net Loss	(1,162,510)
Members' Equity, beginning of period	23,163,365

Members' Equity, end of period	$22,000,855

See accompanying notes to these financial statements.

NAUTILUS RESOURCES, LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2005 TO MARCH 1, 2005

Cash Flows from Operating Activities:
Net loss	$(1,162,510)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized loss from energy derivatives	1,576,352
Depletion and depreciation	498,855
Amortization of debt issuance costs	16,667
Accretion of asset retirement obligation	10,000
Changes in assets and liabilities:
Receivables	(370,711)
Other assets	75,364
Payables and accrued liabilities	(1,585,357)

Net cash used in operating activities	(941,340)

Cash Flows from Investing Activities:
Capital expenditures for intangibles and well equipment	(33,939)

Net cash used in investing activities	(33,939)

Cash Flows from Financing Activities:
Proceeds from senior debt	850,000

Net cash provided by financing activities	850,000

Net Decrease in Cash and Cash Equivalents	(125,279)
Cash and Cash Equivalents, beginning of period	1,127,921

Cash and Cash Equivalents, end of period	$1,002,642

Cash Paid for Interest	$123,449

See accompanying notes to these financial statements.

NAUTILUS RESOURCES LLC

NOTES TO THE FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies:

        Organization and Business—Nautilus Resources, LLC ("Nautilus", "the Company"), is a limited liability Company under the State Statutes of Colorado and was organized on October 19, 1999, but had limited activity and no oil and gas operations until 2003. The LLC has a limited life to dissolve no later than May 29, 2028. Under the LLC rules in Colorado, the liability of the Company is limited to the members' equity. The Company is engaged in the acquisition of oil and gas properties and the production, development, and exploitation of oil and gas reserves in the United States through the application of leading edge technologies. The Partnership also explores for oil and gas reserves with the use of 3-D seismic technology.

        Principles of Consolidation—The consolidated financial statements include the accounts of Nautilus and its wholly owned subsidiaries: Phoenix Production Company (Phoenix), a C-Corporation whose operations consist of oil and gas operations in Wyoming, and Preventative Maintenance Services (PMS), whose operations consist of oil and gas field work (collectively referred to as the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

        Cash and Cash Equivalents—The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates.

        The Company's financial statements are based on a number of significant estimates, including realizability of receivables, selection of the useful lives for property and equipment, asset retirement obligation, and oil reserve quantities which are the basis for the calculation of depreciation, depletion and impairment of oil properties. The Company's reserve estimates were determined by an independent petroleum engineering firm. Management emphasizes that reserve estimates are inherently imprecise and that estimates of more recent discoveries are more imprecise than those for properties with long production histories. Accordingly, the Company's estimates are expected to change as future information becomes available.

        Revenue Recognition—The Company recognizes oil and gas revenues for only its ownership percentage of total production under the entitlement method.

        Accounts Receivable—The Company generates billings each month to its working interest partners in the properties the Company operates. The resulting receivables, net of royalty payments due to the working interest partners, are due within 30 days of receipt. Interest and other costs are provided for payments not timely received. The receivables are reviewed periodically and appropriate actions are taken on past due amounts, if any.

        Oil And Gas Producing Activities—The Company follows the full cost method of accounting for its oil and gas activities. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties are capitalized. The Company's oil and gas properties are all located within the United States, which represents the full cost center. Should net oil and gas property cost exceed an amount equal to the present value (using a 10% discount factor) of estimated future net revenue from proved reserves (the ceiling), an impairment on the carrying value of the oil and gas properties will be incurred. The Company did not incur a ceiling limitation charge in the period ended March 1, 2005.

        Depreciation and depletion are calculated on the units-of-production method based on proved reserves for the full cost pool. Amortizable costs include estimates of future development costs of proved reserves. At March 1, 2005, $15.2 million of future development costs was included in the amortizable base and no costs were excluded. All of the Company's unproved properties are in the same areas as the proved property and the leases expire between 3-10 years. Depreciation and depletion recorded for the period ended March 1, 2005 was $459,647.

        If a significant portion of the Company's oil and gas reserves are sold, a gain or loss would be recognized; otherwise, proceeds from sales are applied as a reduction of oil and gas properties.

        Oil and Gas Properties—Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until they are evaluated. The following table shows, by category of cost and date incurred, the unproved oil and gas property costs (net of transfers to the full cost pool and sales proceeds) excluded from the amortization computation:

Net Costs Incurred Unproved Properties During Periods Ended:
March 1, 2005	$—
December 31, 2004	(3,027,283)
December 31, 2003	$21,190,980
Prior	—

18,163,697

        During 2004, $3,027,283 was transferred from unproved properties to proved properties. No transfers were made for the period ended March 1, 2005.

        Acquisition, Exploration and Development Costs Incurred

        Property acquisition costs net of divestiture proceeds:

	March 1, 2005	December 31, 2004	December 31, 2003
Proved	$34,000	$1,154,000	$27,620,000
Unproved	—	—	21,191,000
Exploration costs	—	325,000	124,000
Development costs	—	6,119,000	163,000

Total costs incurred	$34,000	$7,598,000	$49,098,000

        Oil and Gas Reserves (unaudited)—The Company's estimated oil and gas reserves were prepared by an independent petroleum engineer. These reserve estimates were prepared based on constant prices and costs at December 31, 2004. As of December 31, 2004, Total Net Proved Reserves, as assessed by the independent petroleum engineer, were approximately 12,700,000 net barrels of crude oil and approximately 1,120,000 net MCF of gas. The estimated Future Net Revenue, based on the standardized measure, was approximately $52,000,000.

        In addition to the uncertainties inherent in the reserve estimation process, the above amounts are affected by prices for oil and gas, which have typically been volatile. It is reasonably possible that the Company's oil and gas reserve estimates will change in the forthcoming year.

        Other Property and Equipment—Other property and equipment are recorded at cost and are depreciated using the straight-line method based on the useful lives of the related assets varying from 3 - 7 years. Renewals and betterments which extend the useful life of assets are capitalized. Routine maintenance and repairs are expensed as incurred.

        Other Assets—The Company has capitalized legal and other fees related to establishment of long-term debt during 2003. These costs are amortized over the life of the loan (36 months).

March 1, 2005
Debt issuance costs	$300,000
Accumulated amortization	(166,667)

Net carrying amount	$133,333

        For the period ended March 1, 2005, amortization of $16,667 was recorded.

        Energy Derivative Contracts—SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income; to the extent the hedge is effective, until the hedged item is recognized in earnings. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS No. 133, is recognized immediately in earnings. Gains and losses on derivative instruments not designated as hedges are included in earnings currently.

        Income Taxes—As a limited liability company, Nautilus Resources, LLC does not pay Federal or state income taxes. The taxable income or loss of the Company, which may vary substantially from income or loss reported for financial reporting purposes, is included in the state and Federal tax returns of the members. However, the Company's wholly owned subsidiary, Phoenix, is subject to Federal income taxes. Income taxes related to the subsidiary's operations were immaterial.

2.    Sale of Assets:

        On March 2, 2005, the Company was acquired by BreitBurn Energy for cash consideration of $73.0 million. BreitBurn purchased all equity shares in the agreement. The Company paid off all debt with the proceeds from this sale.

3.    Property and Equipment:

        Property, plant and equipment consist of the following at March 1, 2005:

Vehicles	$553,204
Computer software and hardware	352,372
Furniture and equipment	73,246
Machinery, equipment and field equipment	67,267

Total	1,046,089
Less accumulated depreciation	(299,371)

Property and equipment, net	$746,718

        Total depreciation expense related to property and equipment was $39,208 for the period ended March 1, 2005.

4.    Asset Retirement Obligations:

        In June 2001, the FASB issued SFAS No. 143,"Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. The Company's asset retirement obligations relate primarily to the retirement of oil and gas properties and related batteries, lines and other equipment used at the wellsite.

        SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled.

        SFAS No. 143 was effective for fiscal years beginning after June 15, 2002, and was adopted by the Company in 2003. Because the Company's oil and gas operations did not commence until 2003, there was no cumulative effect upon adoption. The effect of this new rule was an increase to the full cost pool and long-term liability of $1,196,230, which represents the establishment of an asset retirement obligation liability. For the period ended March 1, 2005, the following activity was recorded:

Asset retirement obligation—January 1, 2005	$1,298,726
Accretion expense	10,000

Asset retirement obligation—March 1, 2005	$1,308,726

5.    Long-Term Debt:

        On May 1, the Company entered into a credit agreement "Senior Credit Facility" with Fleet Bank. The Senior Credit Facility provides for borrowing up to $75 million and terminates on May 30, 2006. The initial borrowing base was set at $30 million and is subject to semi-annual borrowing base determinations commencing on November 1, 2003. The Senior Credit Facility is collateralized by mortgages on the Company's producing properties in Wyoming. Total debt outstanding on the Senior Credit Facility at March 1, 2005 was $25.850 million.

        The interest rate applicable to borrowings under the Senior Credit Facility was dependent on the type of borrowing elected by the Company. At February 28, 2005, the interest rates ranged from 3.09% to 4.75% depending on LIBOR and other borrowing factors.

        The debt is subject to certain covenants and as of March 1, 2005, the Company is not in compliance with a covenant which has resulted in the balance of the debt shown as a current liability. The debt was paid in full from proceeds of the sale of the Company (Note 2).

6.    Significant Concentrations and Off-Balance-Sheet Risk:

        The Company enters into various futures commitments to minimize the effect of oil price fluctuations included in the table below.

        As of March 1, 2005, the Company had the following outstanding financial crude oil positions:

Date of Contract	Bbls Per Month	Average Fixed Price	Contract Term
10/03	18,000	$26.50	07/04 - 06/05
10/03	18,000	$24.22	07/04 - 06/05
05/04	16,800 - 18,800	$35.00	01/05 - 05/05
05/04	9,145	$30.00	07/05 - 05/06
05/04	9,145	$36.00	07/05 - 05/06

        These contracts are settled monthly based upon the monthly average NYMEX price. For the period ended March 1, 2005 the Company recorded realized losses of $830,978 and unrealized losses of $1,576,352 related to derivative contracts. These losses have been recorded in the statement of operations. The fair value of open contracts at March 1, 2005 was a negative $6,297,265.

        Substantially all of the Company's accounts receivable at March 1, 2005 resulted from oil and gas sales to other companies in the oil and gas industry. This concentration of customers may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. Such receivables are generally not collateralized.

        Oil and gas sales for the period ended March 1, 2005 included sales to one purchaser, representing 100% of total oil and gas revenues. The Company does not consider this a risk as there are a readily available supply of purchasers.

7.    Members' Equity:

        During 2003, contributions from members totaled $31,000,000, representing $30,650,000 of cash and a $350,000 member note in order to raise funds for oil and gas acquisitions. The Company also paid a 1.25% placement fee of $387,500. This cost of capital has been recorded as a reduction to equity. The member note of $350,000 was also recorded as a reduction to equity as of December 31, 2003 and is still outstanding as of March 1, 2005. During the year ended December 31, 2004, one member was bought out at a cost of $550,000.

8.    Commitments and Contingencies:

        Lease Agreement—The Company has a noncancellable lease agreement in effect through July 31, 2006. The minimum rent payment due under the agreement is $13,656 in 2004. During the period ended March 1, 2005, the Company's rent expenses were $15,001.

        Minimum lease payments under the office leases described above are approximately as follows:

Year
2005	$11,380
2006	13,656

Total	$25,036

        Letter of Credit—The Senior Credit Facility also allows the issuance of Letters of Credit up to $2 million on behalf of the Company. At March 1, 2005, the Company had $449,000 of Letters of Credit outstanding.

        Environmental—Oil and gas producing activities are subject to extensive Federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

        Retirement Plan—The Company has a 401(k) plan (the "Plan") which became effective in fiscal 2004. Eligible employees may make voluntary contributions to the Plan. Company contributions to the Plan totaled $12,901 in 2005.

        Employment Agreements—The Company has entered into employment agreements with three officers. In the event of the termination of employee's employment with the Company for any reason, the Company shall pay employee, within 30 days of the effective date of termination, his base salary through May 31, 2005 (or any fiscal year ending May 31 thereafter). In the event of employee's voluntary resignation prior to May 31, 2005, the Company shall pay employee only the compensation and benefits earned through the effective date of termination. The aggregate commitment as of February 28, 2005 for future salaries, excluding bonuses, is approximately $354,000 through May 31, 2005. If employee is terminated under other circumstances, other amounts may be owed.

        Contingencies—The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract incidental to the operations of its business. The Company is not currently involved in any such incidental litigation which it believes could have a materially adverse effect on its financial condition or results of operations.

9.    Restatement of Financial Statements:

        The Company has restated its previously reported financial statements for the period from January 1, 2005 through March 1, 2005. Unrealized gains and losses related to oil and gas derivative contracts not qualifying for hedge accounting under SFAS No. 133 were previously classified as "other income (expense)." These amounts have been reclassified and are now included in "operating revenues." The effect is a reduction of total operating revenues by $1,576,352 from $2,779,912 to $1,203,560 for the period from January 1, 2005 to March 1, 2005. The restatement had no effect on net income for the period from January 1, 2005 to March 1, 2005.

        Amortization of the full cost pool has also been restated to include future development costs of proved reserves. The effect is an increase to depletion and depreciation expense and an increase to net loss of $185,084. The restatement of financial statements for the year ended December 31, 2004 and the period ended March 1, 2005 increased accumulated amortization by $1,088,292 and decreased members' equity by 1,088,292.

APPENDIX A

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

BREITBURN ENERGY PARTNERS L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF BREITBURN ENERGY PARTNERS L.P.

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BREITBURN ENERGY PARTNERS L.P. dated as of                        , 2006, is entered into by and between BreitBurn GP, LLC, a Delaware limited liability company, as the General Partner, and BreitBurn Energy Corporation, Pro GP Corporation and Pro LP Corporation, each a Delaware corporation, as the Organizational Limited Partners, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Definitions.

        The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

        (a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

        (b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

        "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all deductions in respect of depletion that, as of the end of such fiscal year, are reasonably expected to be made to such Partner's Capital Account in respect of the oil and gas properties of the Partnership, (ii) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (iii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of the General Partner Interest, a Common Unit or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.

        "Administrative Services Agreement" means the Administrative Services Agreement, dated as of                        , 2006, among the General Partner, the Partnership, BreitBurn Operating L.P. and BreitBurn Management Company LLC.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P., as it may be amended, supplemented or restated from time to time.

        "Assignee" means a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application, including a Eligible Holder Certification, as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

        (a)   all cash and cash equivalents of the Partnership Group on the date of determination of Available Cash with respect to such Quarter, less

        (b)   the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

        Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner.

        "Book Basis Derivative Items" means any item of income, deduction, gain, loss, Simulated Depletion, Simulated Gain or Simulated Loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, Simulated Depletion, or gain, loss, Simulated Gain or Simulated Loss, with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of California or New York shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

        "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, depletion (including Simulated Depletion), amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "claim" (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the NASDAQ Global Select Market) on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange (other than the NASDAQ Global Select Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the NASDAQ Global Select Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement.

        "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution and Conveyance Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(ix).

        "Current Market Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligible Holder" means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.

        "Eligible Holder Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "General Partner" means BreitBurn Energy GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

        "General Partner Unit" means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

        "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Holder" as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

        "Indemnified Persons" has the meaning assigned to such term in Section 7.12(d).

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement.

        "Initial Common Units" means the Common Units sold in the Initial Offering.

        "Initial Limited Partners" means BreitBurn Energy Corporation, Pro GP Corporation and Pro LP Corporation, each a Delaware corporation, and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

        "Initial Unit Price" means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

        "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partners, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership or (b) solely for purposes of Articles V, VI, VII, IX and XII, each Assignee.

        "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

        "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall include Simulated Gains, Simulated Losses and Simulated Depletion, but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(x) were not in this Agreement.

        "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall include Simulated Gains, Simulated Losses and Simulated Depletion, but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(x) were not in this Agreement.

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall include Simulated Gains, Simulated Losses and Simulated Depletion, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall include Simulated Gains, Simulated Losses and Simulated Depletion, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Non-Eligible Holder" means a Person whom the General Partner has determined does not constitute an Eligible Holder and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.8.

        "Non-Recourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Non-Recourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(d)(i)(A), 6.2(d)(ii)(A) and 6.2(d)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Non-Recourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Non-Recourse Liability.

        "Non-Recourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Omnibus Agreement" means the Omnibus Agreement, dated as of            , 2006, among the General Partner, the Partnership, BreitBurn Energy Company, LP and Provident Energy Trust.

        "Operating Partnership" means BreitBurn Operating L.P., a Delaware limited partnership, and any successors thereto.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partners" means BreitBurn Energy Corporation, Pro GP Corporation and Pro LP Corporation, each a Delaware corporation, in their capacity as the organizational limited partners of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partner Non-Recourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Non-Recourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Non-Recourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Non-Recourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means BreitBurn Energy Partners L.P., a Delaware limited partnership.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity.

        "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units and General Partner Units.

        "Percentage Interest" means as of any date of determination (a) as to the General Partner (in its capacity as General Partner without reference to any Limited Partner Interests held by it) with respect to General Partner Units and as to any Unitholder or Assignee with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder or Assignee, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Plan of Conversion" has the meaning assigned to such term in Section 14.1.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when used with respect to Partners and Assignees or Record Holders, apportioned among all Partners and Assignees or Record Holders in accordance with their relative Percentage Interests.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the first fiscal quarter of the Partnership after the Closing Date, the portion of such fiscal quarter after the Closing Date.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or

(b) with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

        "Registration Statement" means the Registration Statement on Form S-1 (File No. 333-134049) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, (a) with respect to the Unitholders, the excess of (i) the Net Positive Adjustments of the Unitholders as of the end of such period over (ii) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (b) with respect to the General Partner (as holder of the General Partner Interest), the excess of (i) the Net Positive Adjustments of the General Partner as of the end of such period over (ii) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period.

        "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss, deduction, Simulated Depletion or Simulated Loss pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iii), 6.1(d)(vi) or 6.1(d)(viii).

        "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss or Simulated Depletion or Simulated Loss is not allocated pursuant to Section 6.2(d)(i)(A) or 6.2(d)(ii)(A), respectively, to eliminate Book-Tax Disparities.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (a) with respect to the Unitholders holding Limited Partner Interests, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (b) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time.

        "Simulated Basis" means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

        "Simulated Depletion" means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property was its adjusted tax basis) and in the manner specified in Treasury Regulation § 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

        "Simulated Gain" means the excess of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property.

        "Simulated Loss" means the excess of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee acting in good faith.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership or member of such limited liability company, but only if more than 50% of the partnership interests of such partnership or membership interests of such limited liability company (considering all of the partnership interests or membership interests as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation, a partnership or a limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b)(ii).

        "Trading Day" means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed is open for the transaction of business or, if Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

        "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means that certain Underwriting Agreement dated as of [            ], 2006, among the Underwriters, the Partnership and the General Partner, providing for the purchase of Common Units by the Underwriters.

        "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units but shall not include the General Partner Interest.

        "Unitholders" means the holders of Units.

        "Unit Majority" means at least a majority of the Outstanding Common Units.

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "U.S. GAAP" means United States generally accepted accounting principles consistently applied.

        "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

Section 1.2    Construction.

        Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include", "includes", "including" and words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof", "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

Section 2.1    Formation.

        The General Partner and the Organizational Limited Partners have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of BreitBurn Energy Partners

L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2    Name.

        The name of the Partnership shall be "BreitBurn Energy Partners L.P." The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices

        Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1645, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 515 South Flower Street, Suite 4800, Los Angeles, California 90071 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 515 South Flower Street, Suite 4800, Los Angeles, California 90071 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4    Purpose and Business.

        The purpose and nature of the business to be conducted by the Partnership shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5    Powers.

        The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6    Power of Attorney.

        (a)   Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

          (ii)   execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7    Term.

        The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8    Title to Partnership Assets.

        Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

Section 2.9    Certain Undertakings Relating to the Separateness of the Partnership.

        (a)    Separateness Generally.    The Partnership shall conduct its business and operations separate and apart from those of any other Person (other than the General Partner) in accordance with this Section 2.9.

        (b)    Separate Records.    The Partnership shall maintain (i) its books and records, (ii) its accounts, and (iii) its financial statements, separate from those of any other Person, except its consolidated Subsidiaries.

        (c)    Separate Assets.    The Partnership shall not commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

        (d)    Separate Name.    The Partnership shall (i) conduct its business in its own name, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding its separate identity, and (iv) generally hold itself out as a separate entity.

        (e)    Separate Credit.    The Partnership shall not (i) pay its own liabilities from a source other than its own funds, (ii) guarantee or become obligated for the debts of any other Person, except its Subsidiaries, (iii) hold out its credit as being available to satisfy the obligations of any other Person, except its Subsidiaries, (iv) acquire obligations or debt securities of the General Partner or its Affiliates (other than the Partnership or its Subsidiaries), or (v) pledge its assets for the benefit of any Person or make loans or advances to any Person, except its Subsidiaries; provided that the Partnership may engage in any transaction described in clauses (ii)-(v) of this Section 2.9(e) if prior Special Approval has been obtained for such transaction and either (A) the Conflicts Committee has determined, or has obtained reasonable written assurance from a nationally recognized firm of independent public accountants or a nationally recognized investment banking or valuation firm, that the borrower or recipient of the credit extension is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (iv), such transaction is completed through a public auction or a National Securities Exchange.

        (f)    Separate Formalities.    The Partnership shall (i) observe all partnership formalities and other formalities required by its organizational documents, the laws of the jurisdiction of its formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) engage in transactions with the General Partner and its Affiliates (other than another Group Member) in conformity with the requirements of Section 7.9, and (iii) promptly pay, from its own funds, and on a current basis, its allocable share of general and administrative expenses, capital expenditures, and costs for shared services performed by Affiliates of the General Partner (other than another Group Member). Each material contract between the Partnership or another Group Member, on the one hand, and the Affiliates of the General Partner (other than a Group Member), on the other hand, shall be in writing.

        (g)    No Effect.    Failure by the General Partner or the Partnership to comply with any of the obligations set forth above shall not affect the status of the Partnership as a separate legal entity, with its separate assets and separate liabilities. The General Partner and the Partnership may be consolidated for financial reporting purposes with Provident Energy Trust and its subsidiaries provided, however, that such consolidation shall not affect the status of the Partnership as a separate legal entity with its separate assets and separate liabilities.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1    Limitation of Liability.

        The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2    Management of Business.

        No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3    Outside Activities of the Limited Partners.

        Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:

          (i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership;

          (ii)   promptly after its becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner;

          (iv)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

          (v)   to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

        (b)   The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1    Certificates.

        Upon the Partnership's issuance of Common Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Interest and (b) upon the request of any Person owning any other Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such other Partnership Securities other than Common Units. Certificates shall be executed on behalf of the Partnership by the President or any Executive Vice President, Senior Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

          (i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii)   requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        If a Limited Partner or Assignee fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3    Record Holders.

        The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General

Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b)   Except as otherwise provided in Section 4.8, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application properly completed and duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. No distributions or allocations will be made in respect of the Limited Partner Interests until a properly completed Transfer Application has been delivered.

        (c)   Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner

Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

        (e)   A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

        (f)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6    Transfer of the General Partner's General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to December 31, 2016, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

        (b)   Subject to Section 4.6(c) below, on or after December 31, 2016, the General Partner may at its option transfer all or any of its General Partner Interest without Unitholder approval.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7    Restrictions on Transfers.

        (a)   Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

        (d)   Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

    THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF BREITBURN ENERGY PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF BREITBURN ENERGY PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE BREITBURN ENERGY PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). BREITBURN GP, LLC, THE GENERAL PARTNER OF BREITBURN ENERGY PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF BREITBURN ENERGY PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.8    Eligible Holder Certifications; Non-Eligible Holders.

        (a)   If a transferee of a Limited Partner Interest fails to furnish a properly completed Eligible Holder Certification in a Transfer Application or if, upon receipt of such Eligible Holder Certification or otherwise, the General Partner determines that such transferee is not an Eligible Holder, the Limited Partner Interests owned by such transferee shall be subject to redemption in accordance with the provisions of Section 4.9.

        (b)   The General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Eligible Holder Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Eligible Holder Certification or other requested information or if upon receipt of such Eligible Holder Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Holder, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-Eligible Holder and, thereupon, the General Partner shall be substituted for such Non-Eligible Holder as the Limited Partner in respect of the Non-Eligible Holder's Limited Partner Interests.

        (c)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-Eligible Holders, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-Eligible Holders are cast, either for, against or abstaining as to the matter.

        (d)   Upon dissolution of the Partnership, a Non-Eligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-Eligible Holder's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-Eligible Holder of its Limited Partner Interest (representing its right to receive its share of such distribution in kind).

        (e)   At any time after a Non-Eligible Holder can and does certify that it has become an Eligible Holder, a Non-Eligible Holder may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-Eligible Holder not redeemed pursuant to Section 4.9, and upon admission of such Non-Eligible Holder pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-Eligible Holder's Limited Partner Interests.

Section 4.9    Redemption of Partnership Interests of Non-Eligible Holders.

        (a)   If at any time a Limited Partner or Assignee fails to furnish an Eligible Holder Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Eligible Holder Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Holder, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Holder or has

transferred his Partnership Interests to a Person who is an Eligible Holder and who furnishes an Eligible Holder Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner or Assignee as follows:

          (i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii)   The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Holder.

        (c)   Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Transfer Application that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1    Organizational Contributions.

        In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00 and agreed to render all services necessary for the management of the Partnership Group in exchange for the 2% General Partner Interest and has been admitted as the General Partner of the Partnership. The Organizational Limited Partners made initial Capital Contributions to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and have been admitted as Limited Partners of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partners shall be redeemed as provided in the Contribution Agreement; and the initial Capital Contributions of the Organizational Limited Partners shall thereupon be refunded. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partners, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2    Contributions by the General Partner and its Affiliates.

        (a)   On the Closing Date and pursuant to the Contribution Agreement, BreitBurn Energy Corporation, Pro GP Corporation and Pro LP Corporation shall contribute to the General Partner, as a Capital Contribution, 2% of their respective ownership interests in BreitBurn Operating L.P., and the General Partner shall convey such interests to the Partnership in exchange for a continuation of the 2% General Partner Interest.

        (b)   On the Closing Date and pursuant to the Contribution Agreement, BreitBurn Energy Corporation, Pro GP Corporation and Pro LP Corporation shall contribute to the Partnership, as a Capital Contribution, all of their remaining respective ownership interests in BreitBurn Operating L.P. and BreitBurn Operating GP LLC in exchange for                        Common Units.

        (c)   Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued in the Initial Offering, the Common Units issued pursuant to the Over-Allotment Option, and the Common Units issued pursuant to Sections 5.2(a) and 5.2(b)), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner's Percentage Interest by (B) 100 less the General Partner's Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3    Contributions by Initial Limited Partners.

        (a)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

        (b)   Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. The proceeds from such Capital Contributions after exercise of the Over-Allotment Option shall be used to redeem pro rata from the Initial Limited Partners the number of Common Units sold to the Underwriters in connection with the exercise of the Over-Allotment Option.

        (c)   No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 6,000,000, (ii) the "Option Units" as such term is used in the Underwriting Agreement in an aggregate number up to 900,000 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof and (iii) the Common Units issuable pursuant to Section 5.2(b) hereof.

Section 5.4    Interest and Withdrawal.

        No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5    Capital Accounts.

        (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

          (i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.

          (ii)   All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

          (v)   In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery, amortization or Simulated Depletion attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery, amortization or Simulated Depletion, any further deductions for such depreciation, cost recovery, amortization or Simulated Depletion attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

          (vi)  If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

        (c)   A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

        (d)   (i)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

          (ii)   In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.6    Issuances of Additional Partnership Securities.

        (a)   The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in

Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

        (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

        (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.6(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.7    Limited Preemptive Right.

        Except as provided in this Section 5.7 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.8    Splits and Combinations.

        (a)   Subject to Section 5.6(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

Section 5.9    Fully Paid and Non-Assessable Nature of Limited Partner Interests.

        All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1    Allocations for Capital Account Purposes.

        For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

        (a)    Net Income.    After giving effect to the special allocations set forth in Section 6.1(d) and any allocations to other Partnership Securities, Net Income for each taxable year and all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in computing Net Income for such taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests.

        (b)    Net Losses.    After giving effect to the special allocations set forth in Section 6.1(d) and any allocations to other Partnership Securities, Net Losses for each taxable period and all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in computing Net Losses for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), instead any such Net Losses shall be allocated to the General Partner.

        (c)    Net Termination Gains and Losses.    After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

          (i)    If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

            (A)  First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

            (B)  Second, 100% to all Partners in accordance with their Percentage Interests.

          (ii)   If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

            (A)  First, 100% to all Partners in accordance with their Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

            (B)  Second, the balance, if any, 100% to the General Partner.

        (d)    Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

          (i)    Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii)    Chargeback of Partner Non-Recourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Non-Recourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of

  Partner Non-Recourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income, gain and Simulated Gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

          (iv)    Gross Income Allocations.    In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

          (v)    Non-Recourse Deductions.    Non-Recourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership's Non-Recourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vi)    Partner Non-Recourse Deductions.    Partner Non-Recourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Non-Recourse Debt to which such Partner Non-Recourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Non-Recourse Debt, such Partner Non-Recourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (vii)    Non-Recourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Non-Recourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Non-Recourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (viii)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis), and such item of gain, loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (ix)    Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Non-Recourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Non-Recourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Non-Recourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

            (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

          (x)    Corrective Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

            (A)  In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate

    Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

            (B)  In making the allocations required under this Section 6.1(d)(x), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(x).

Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Section 6.2(c)(iii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners in accordance with their respective Percentage Interests.

        Each Partner shall separately keep records of his share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership.

        (c)   Except as provided in Section 6.2(c)(iii), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership's allocable share of the "amount realized" (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Partners as follows:

          (i)    first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same proportion as the depletable basis of such property was allocated to the Partners pursuant to Section 6.2(b) (without regard to any special allocation of basis under Section 6.2(c)(iii));

          (ii)   second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the amount realized allocated to each Partner under this Section 6.2(c)(ii) will equal such Partner's share of the Simulated Gain recognized by the Partnership from such sale or disposition.

          (iii)  The Partners recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed

  Property and Adjusted Property shall be allocated among the Partners to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d).

          (iv)  Any elections or other decisions relating to such allocations shall be made by the Board of Directors in any manner that reasonably reflects the purpose and intention of the Agreement.

        (d)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, other than oil and gas properties pursuant to Section 6.2(c), items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

          (i)    (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (ii)   (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(d)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii)  The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except as otherwise determined by the General Partner with respect to goodwill, if any.

        (e)   For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(e) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

        (f)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with

Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (g)   Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (h)   All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (i)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the NASDAQ Global Select Market on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the NASDAQ Global Select Market on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the NASDAQ Global Select Market on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (j)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Except as described in Section 6.3(b), within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2006, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed to the Partners in accordance with this Article VI by the Partnership to the Partners in accordance with their respective Percentage Interests as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

        (b)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

        (c)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

          (i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

          (ii)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

          (v)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

          (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

          (x)   the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

          (xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

          (xiv) the undertaking of any action in connection with the Partnership's participation in any Group Member; and

          (xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

        (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2    Certificate of Limited Partnership.

        The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3    Restrictions on the General Partner's Authority.

        (a)   Except as otherwise provided in this Agreement, the General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement.

        (b)   Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership's Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

        (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner or its Affiliates, or any Group Member or its Affiliates, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

        (d)   The parties acknowledge that the General Partner and the Partnership intend to enter into the Administrative Services Agreement with BreitBurn Management Company LLC, the parent company of the General Partner, pursuant to which BreitBurn Management Company LLC will provide services to the General Partner and the Partnership Group and will be reimbursed for such services.

Section 7.5    Outside Activities.

        (a)   After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

        (b)   Subject to the terms of Section 7.5(a) and the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner or Assignee. Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 and the Omnibus Agreement is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

        (c)   Subject to the terms of Sections 7.5(a) and 7.5(b) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the General Partner) and no Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership.

        (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other

Partnership Securities acquired by them. The term "Affiliates" when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

        (e)   Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Section 7.5 purports or is interpreted to have the effect of restricting, eliminating or otherwise modifying the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such fiduciary duty, such provisions in this Section 7.5 shall be deemed to have been approved by the Partners.

Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

        (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

Section 7.7    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the

General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

        (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership or the holders of the Common Units (other than the General Partner and its Affiliates) as the case may be.

        (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units or General Partner Interest, to the extent permitted under this Agreement, or refrains from voting or transferring its Units or General Partner Interest, as appropriate, it shall be acting in its individual capacity. The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a limited partnership.

        (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

        (e)   Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

        (f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10    Other Matters Concerning the General Partner.

        (a)   The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11    Purchase or Sale of Partnership Securities.

        The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12    Registration Rights of the General Partner and its Affiliates.

        (a)   If (i) any holder of Partnership Securities (the "Holder"), including without limitation the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable the Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12; and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder's request, such right pursuant to this Section 7.12(a) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (b)   If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of securities held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (c)   If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

        (d)   The provisions of Sections 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

        (e)   The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

        (f)    Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13    Reliance by Third Parties.

        Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting.

        The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2    Fiscal Year.

        The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

Section 9.1    Tax Returns and Information.

        The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined in good faith by the General Partner. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within

90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(i) without regard to the actual price paid by such transferee.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3    Tax Controversies.

        Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4    Withholding.

        Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1    Admission of Initial Limited Partners.

        Upon the issuance by the Partnership of Common Units to BreitBurn Energy Corporation, Pro GP Corporation and Pro LP Corporation and the Underwriters as described in Sections 5.2 and 5.3 in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units issued to them.

Section 10.2    Admission of Substituted Limited Partners.

        By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. No transferor of a Limited Partner Interest or other Person shall have any obligation or responsibility to provide a Transfer Application to a transferee or assist or participate in any way with respect to the completion or delivery thereof. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a properly completed Transfer Application shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each calendar quarter, cause any unrecorded transfers of Limited Partner Interests with respect to which a properly completed, duly executed Transfer Application has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3    Admission of Successor General Partner.

        A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4    Admission of Additional Limited Partners.

        (a)   A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:

          (i)    evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

          (ii)   such other documents or instruments as may be required by the General Partner to effect such Person's admission as an Additional Limited Partner.

        (b)   Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.5    Amendment of Agreement and Certificate of Limited Partnership.

        To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

          (i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

          (ii)   The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

          (iii)  The General Partner is removed pursuant to Section 11.2;

          (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

          (v)   A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, prevailing Eastern Time, on December 31, 2016, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, prevailing Eastern Time, on December 31, 2016, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2    Removal of the General Partner.

        The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders of a Unit Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of the Departing General Partner's Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

        (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4    Withdrawal of Limited Partners.

        No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1    Dissolution.

        The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2    Continuation of the Business of the Partnership After Dissolution.

        Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

          (ii)   if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3    Liquidator.

        Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4    Liquidation.

        The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5    Cancellation of Certificate of Limited Partnership.

        Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6    Return of Contributions.

        The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7    Waiver of Partition.

        To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8    Capital Account Restoration.

        No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1    Amendments to be Adopted Solely by the General Partner.

        Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group

Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

        (d)   a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k)   a merger or conveyance or conversion pursuant to Section 14.3(d); or

        (l)    any other amendments substantially similar to the foregoing.

Section 13.2    Amendment Procedures.

        Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

        (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4    Special Meetings.

        All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5    Notice of a Meeting.

        Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6    Record Date.

        For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7    Adjournment.

        When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.

        The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9    Quorum and Voting.

        The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10    Conduct of a Meeting.

        The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11    Action Without a Meeting.

        If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12    Right to Vote and Related Matters.

        (a)   Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

        (b)   With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER OR CONVERSION

Section 14.1    Authority.

        The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)), or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement"), or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

Section 14.2    Procedure for Merger, Consolidation or Conversion.

        (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

        (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

          (i)    the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

          (ii)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (iii)  the terms and conditions of the proposed merger or consolidation;

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

          (v)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

          (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        (c)   If the General Partner shall determine to consent to the conversion, the General Partner may approve and adopt a Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate.

Section 14.3    Approval by Limited Partners.

        (a)   Except as provided in Sections 14.3(d) and 14.3(e), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

        (c)   Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4    Certificate of Merger or Conversion.

        Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5    Amendment of Partnership Agreement.

        Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6    Effect of Merger or Conversion.

        (a)   At the effective time of the certificate of merger:

          (i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

          (ii)   the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   At the effective time of the certificate of conversion:

          (i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

          (ii)   all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

          (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

          (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

          (v)   a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

          (vi)  the Partnership Securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

        (c)   A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General

Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

        (c)   At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

Section 16.1    Addresses and Notices.

        Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2    Further Action.

        The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3    Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4    Integration.

        This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5    Creditors.

        None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6    Waiver.

        No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7    Counterparts.

        This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8    Applicable Law.

        This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9    Invalidity of Provisions.

        If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10    Consent of Partners.

        Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.11    Facsimile Signatures.

        The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

Section 16.12    Third-Party Beneficiaries.

        Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNERS:
BreitBurn GP, LLC
By:	[Name] [Title]
ORGANIZATIONAL LIMITED PARTNERS:
BreitBurn Energy Corporation
By:	[Name] [Title]
Pro GP Corporation
By:	[Name] [Title]
Pro LP Corporation
By:	[Name] [Title]
LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.
BreitBurn GP, LLC
By:	[Name] [Title]

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
BreitBurn Energy Partners L.P.
Certificate Evidencing Common Units
Representing Limited Partner Interests in
BreitBurn Energy Partners L.P.

No.	Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), BreitBurn Energy Partners L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that                        (the "Holder") is the registered owner of                         Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 515 South Flower Street, Suite 4800, Los Angeles, California 90071. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and is an Eligible Holder, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF BREITBURN ENERGY PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF BREITBURN ENERGY PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE BREITBURN ENERGY PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). BREITBURN GP, LLC, THE GENERAL PARTNER OF BREITBURN ENERGY

PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF BREITBURN ENERGY PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:		BreitBurn Energy Partners L.P.
Countersigned and Registered by:		By:	BreitBurn GP, LLC, its General Partner
as Transfer Agent and Registrar		By:
Name:
By:	Authorized Signature	By:	Secretary

[Reverse of Certificate]
ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM —	as tenants in common	UNIF GIFT MIN ACT
TEN ENT —	as tenants by the entireties		Custodian
		(Cust)		(Minor)
JT TEN —	as joint tenants with right of	under Uniform Gifts to
	survivorship and not as tenants in common	Minors Act		(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
IN
BREITBURN ENERGY PARTNERS L.P.

        FOR VALUE RECEIVED,                        hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                                 Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                          as its attorney-in-fact with full power of substitution to transfer the same on the books of BreitBurn Energy Partners L.P.

Date:	NOTE	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17A-15	(Signature) (Signature)

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

        Transferees of Common Units must execute and deliver this application to BreitBurn Energy Partners L.P., c/o BreitBurn GP, LLC, 515 South Flower Street, Suite 4800, Los Angeles, California 90071; Attn: Chief Financial Officer, to be admitted as limited partners to BreitBurn Energy Partners L.P.

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby and hereby certifies to BreitBurn Energy Partners L.P. (the "Partnership") that the Assignee (including to the best of Assignee's knowledge, any person for whom the Assignee will hold the Common Units) is an Eligible Holder.1

1
The term Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P., as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:
Social Security or other identifying number of Assignee	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity
☐ Foreign Corporation	☐ Non-resident Alien

        If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

        Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.
Individual Interestholder

1.
I am not a non-resident alien for purposes of U.S. income taxation.

2.
My U.S. taxpayer identification number (Social Security Number) is                         .

3.
My home address is                                                                       .

B.
Partnership, Corporation or Other Interestholder

1.
                         is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.
The interestholder's U.S. employer identification number is                         .

3.
The interestholder's office address and place of incorporation (if applicable) is                         .

        The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

        Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

APPENDIX B

GLOSSARY OF OIL AND GAS TERMS

        The following is a description of the meanings of some of the oil and gas industry terms used in this prospectus. The definitions of proved developed reserves, proved reserves and proved undeveloped reserves have been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definitions of those terms can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.

        Bbl:    One stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or other liquid hydrocarbons.

        Bcf:    One billion cubic feet.

        Bcfe:    One billion cubic feet equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        Boe:    One barrel of oil equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil.

        Boe/d:    Boe per day.

        btu:    British thermal unit, which is the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

        development well:    A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

        dry hole or well:    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production would exceed production expenses and taxes.

        exploitation:    A drilling or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects.

        field:    An area consisting of a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

        gross acres or gross wells:    The total acres or wells, as the case may be, in which a working interest is owned.

        MBbls:    One thousand barrels of crude oil or other liquid hydrocarbons.

        MBoe:    One thousand barrels of oil equivalent.

        Mcf:    One thousand cubic feet.

        Mcfe:    One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        MMBbls:    One million barrels of crude oil or other liquid hydrocarbons.

        MMBoe:    One million barrels of oil equivalent.

        MMBtu:    One million British thermal units.

        MMcf:    One million cubic feet.

        MMcfe:    One million cubic feet equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        MMcfe/d:    MMcfe per day.

        MMMBtu:    One billion British thermal units.

        net acres or net wells:    The sum of the fractional working interests owned in gross acres or gross wells, as the case may be.

        NGLs:    The combination of ethane, propane, butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

        NYMEX:    New York Mercantile Exchange.

        oil:    Crude oil, condensate and natural gas liquids.

        productive well:    A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceeds production expenses and taxes.

        proved developed reserves:    Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. This definition of proved developed reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.

        proved reserves:    The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. This definition of proved reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.

        proved undeveloped reserves or PUDs.    Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. This definition of proved undeveloped reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.

        recompletion:    The completion for production of an existing wellbore in another formation from that which the well has been previously completed.

        reserve:    That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

        reservoir:    A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reserves.

        standardized measure:    The present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to income taxes. Standardized measure does not give effect to derivative transactions.

        successful well:    A well capable of producing natural gas and/or oil in commercial quantities.

        undeveloped acreage:    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

        working capital borrowings:    Borrowings used exclusively for working capital purposes or to pay distributions to partners, made pursuant to a credit agreement or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

        working interest:    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

        workover:    Operations on a producing well to restore or increase production.

APPENDIX C

APPLICATION FOR TRANSFER OF COMMON UNITS

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby and hereby certifies to BreitBurn Energy Partners L.P. (the "Partnership") that the Assignee (including to the best of Assignee's knowledge, any person for whom the Assignee will hold the Common Units) is an Eligible Holder.*

*
The term "Eligible Holder" means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number of Assignee	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐	Individual	☐	Partnership	☐	Corporation
☐	Trust	☐	Other (specify)

Nationality (check one):

☐	U.S. citizen, Resident or Domestic Entity	☐	Non-resident Alien
☐	Foreign Corporation

        If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

        Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.
Individual Interestholder

1.
I am not a non-resident alien for purposes of U.S. income taxation.

2.
My U.S. taxpayer identification number (Social Security Number) is                         .

3.
My home address is                         .

B.
Partnership, Corporation or Other Interestholder

1.
                         is not a foreign corporation, foreign partnership, foreign trust or
(Name of Interestholder)
foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.
The interestholder's U.S. employer identification number is                         .

3.
The interestholder's office address and place of incorporation (if applicable) is                         .

        The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder
Signature and Date
Title (if applicable)

        Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

BreitBurn Energy Partners L.P.

6,000,000 Common Units
Representing Limited Partner Interests

RBC CAPITAL MARKETS

CITIGROUP

CREDIT SUISSE

A.G. EDWARDS

WACHOVIA SECURITIES

DEUTSCHE BANK SECURITIES

CANACCORD ADAMS

P R O S P E C T U S

                        , 2006

Until            , 2006 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NASDAQ Global Select Market listing fee, the amounts set forth below are estimates.

SEC registration fee	$15,504
NASD filing fee	14,990
NASDAQ Global Select Market listing fee	150,000
Printing expenses	400,000
Accounting fees and expenses	750,000
Legal fees and expenses	1,500,000
Transfer agent and registrar fees	5,000
Structuring Fee	400,000
Miscellaneous	264,506

Total	3,500,000

Item 14. Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" is incorporated herein by this reference. Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15. Recent Sales of Unregistered Securities.

        On March 23, 2006, in connection with the formation of the partnership, BreitBurn Energy Partners L.P. issued (1) to BreitBurn GP, LLC the 2% general partner interest in the Partnership for $20 and (2) to BreitBurn Energy Corporation, Pro GP Corporation, a wholly owned subsidiary of Provident, and Pro LP Corporation, a wholly owned subsidiary of Provident, an aggregate 98% limited partner interest in the partnership for $980 (contributed by each such limited partner in proportion to its respective limited partner interest) in an offering exempt from registration under Section 4(2) of the Securities Act of 1933. There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibits and Financial Statement Schedules.

(a)
The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description

1.1†	Form of Underwriting Agreement
3.1†	Certificate of Limited Partnership of BreitBurn Energy Partners L.P.
3.2**	Form of Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P. (included as Appendix A to the Prospectus)
5.1†	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1†	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1†	Form of Credit Agreement
10.2†	Form of Contribution, Conveyance and Assumption Agreement
10.3†	Form of Omnibus Agreement
10.4†	Form of Administrative Services Agreement
10.5†	Form of the 2006 Long Term Incentive Plan of BreitBurn Energy Partners L.P.
10.6†	BreitBurn Energy Company L.P. Unit Appreciation Plan for Officers and Key Individuals
10.7†	BreitBurn Energy Company L.P. Unit Appreciation Plan for Employees and Consultants
10.8†	BreitBurn Energy Company L.P. Long Term Incentive Plan
10.9†	BreitBurn Management Company, LLC Adoption Plan
10.10†	Form of Amended and Restated Employment Agreement of Halbert S. Washburn
10.11†	Form of Amended and Restated Employment Agreement of Randall H. Breitenbach
10.12†	Employment Agreement of James G. Jackson
10.13†	Form of Amendment to Employment Agreement of James G. Jackson
21.1†	List of subsidiaries of BreitBurn Energy Partners L.P.
23.1**	Consent of PricewaterhouseCoopers LLP
23.2**	Consent of Hein & Associates LLP
23.3**	Consent of Netherland, Sewell & Associates, Inc.
23.4†	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.5†	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.6†	Consent of Greg L. Armstrong
23.7†	Consent of Grant D. Billing
23.8†	Consent of John R. Butler, Jr.
23.9†	Consent of Gregory J. Moroney
23.10†	Consent of Charles S. Weiss
24.1†	Powers of Attorney (included on the signature page)

*
To be filed by amendment.

**
Filed herewith.

†
Previously filed.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Provident or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Provident or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 21, 2006.

BREITBURN ENERGY PARTNERS L.P.
By:	BREITBURN GP, LLC its General Partner
	By:	/s/ HALBERT S. WASHBURN Halbert S. Washburn Co-Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 21, 2006.

Signature	Title

* Randall H. Breitenbach	Co-Chief Executive Officer and Director (Principal Executive Officer)
/s/ HALBERT S. WASHBURN Halbert S. Washburn	Co-Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES G. JACKSON James G. Jackson	Chief Financial Officer (Principal Financial Officer)
/s/ LAWRENCE C. SMITH Lawrence C. Smith	Controller (Principal Accounting Officer)
* Thomas W. Buchanan	Director
* Randall J. Findlay	Chairman of the Board
*By:	/s/ HALBERT S. WASHBURN Halbert S. Washburn Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1†	Form of Underwriting Agreement
3.1†	Certificate of Limited Partnership of BreitBurn Energy Partners L.P.
3.2**	Form of Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P. (included as Appendix A to the Prospectus)
5.1†	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1†	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1†	Form of Credit Agreement
10.2†	Form of Contribution, Conveyance and Assumption Agreement
10.3†	Form of Omnibus Agreement
10.4†	Form of Administrative Services Agreement
10.5†	Form of the 2006 Long Term Incentive Plan of BreitBurn Energy Partners L.P.
10.6†	BreitBurn Energy Company L.P. Unit Appreciation Plan for Officers and Key Individuals
10.7†	BreitBurn Energy Company L.P. Unit Appreciation Plan for Employees and Consultants
10.8†	BreitBurn Energy Company L.P. Long Term Incentive Plan
10.9†	BreitBurn Management Company, LLC Adoption Plan
10.10†	Form of Amended and Restated Employment Agreement of Halbert S. Washburn
10.11†	Form of Amended and Restated Employment Agreement of Randall H. Breitenbach
10.12†	Employment Agreement of James G. Jackson
10.13†	Form of Amendment to Employment Agreement of James G. Jackson
21.1†	List of subsidiaries of BreitBurn Energy Partners L.P.
23.1**	Consent of PricewaterhouseCoopers LLP
23.2**	Consent of Hein & Associates LLP
23.3**	Consent of Netherland, Sewell & Associates, Inc.
23.4†	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.5†	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.6†	Consent of Greg L. Armstrong
23.7†	Consent of Grant D. Billing
23.8†	Consent of John R. Butler, Jr.
23.9†	Consent of Gregory J. Moroney
23.10†	Consent of Charles S. Weiss
24.1†	Powers of Attorney (included on the signature page)

*
To be filed by amendment.

**
Filed herewith.

†
Previously filed.